                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           GRIFFIN GAMING & ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------
/X/ Fee paid previously with preliminary materials. (Fee paid by Sun International Hotels Limited)
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     (3) Filing Party:
        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                      GRIFFIN GAMING & ENTERTAINMENT, INC.
                                 1133 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401


                                                                November 1, 1996

Dear Stockholder:


    You are cordially invited to attend a Special Meeting (the "Special Meeting") of holders of common stock, par value $.01 per share (the "GGE Common Stock"), of Griffin Gaming & Entertainment, Inc. ("GGE"). The Special Meeting will be held at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, NJ 08401, on December 10, 1996, beginning at 9:30 a.m., local time. The purpose of the Special Meeting is set forth below and in the accompanying Notice of Special Meeting of Holders of GGE Common Stock and described in detail in the accompanying Joint Proxy Statement/Prospectus.



    On August 19, 1996, GGE entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"), with Sun International Hotels Limited ("Sun") and Sun Merger Corp., a wholly owned subsidiary of Sun ("Sub"), pursuant to which Sub will be merged with and into GGE (the "Merger"), with GGE surviving as a wholly owned subsidiary of Sun. Subject to the terms and conditions of the Merger Agreement, each share of GGE Common Stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger will be converted into the right to receive the Conversion Number (as defined in the accompanying Joint Proxy Statement/ Prospectus) of a fully paid and nonassessable ordinary share, $.001 par value per share of Sun ("Ordinary Shares"). Cash will be paid in lieu of any fractional Ordinary Shares. Also subject to the terms of the Merger Agreement, each issued and outstanding share of Class B common stock, par value $.01 per share, of GGE ("GGE Class B Stock") will be converted into the right to receive .1928 of a fully paid and nonassessable Ordinary Share. As of the Effective Time, the fraction of an Ordinary Share into which a share of GGE Class B Stock is converted will trade as part of a unit with $1,000 principal amount of Resorts International Hotel Financing, Inc. 11.375% Junior Mortgage Notes due 2004.


    In order to accomplish the Merger, holders of GGE Common Stock are being asked to adopt the Merger Agreement.


    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF GGE AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT. YOU SHOULD READ THE "RISK FACTORS" SECTION IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS FOR A DESCRIPTION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE VOTING.



    Morgan Stanley & Co. Incorporated acted as financial advisor to GGE in connection with the Merger and rendered an opinion to the Board of Directors of GGE that, as of August 19, 1996 and based upon and subject to the various considerations set forth therein, the consideration to be received by holders of GGE Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.



    Consummation of the Merger is subject to certain conditions, including the adoption of the Merger Agreement by the holders of GGE Common Stock, approval of an amendment to the Restated Articles of Association of Sun by the shareholders of Sun, and the review by, and receipt of certain approvals from, regulatory authorities including the New Jersey Casino Control Commission.


    You are urged to read the accompanying Joint Proxy Statement/Prospectus, which provides you with a description of the terms of the proposed transaction. A copy of the Merger Agreement is included as Annex I to the Joint Proxy Statement/Prospectus.

    It is important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting in person, you are requested to complete, date and sign the enclosed proxy card and return it in the enclosed postage-paid envelope as promptly as possible.

    Thank you for your time and attention to the accompanying Notice of Special Meeting and Joint Proxy Statement/Prospectus.

                               Very truly yours,


                    Merv Griffin                                   Thomas E. Gallagher
              CHAIRMAN OF THE BOARD                                PRESIDENT AND CHIEF
                                                                    EXECUTIVE OFFICER

                      GRIFFIN GAMING & ENTERTAINMENT, INC.
                                 1133 BOARDWALK
                        ATLANTIC CITY, NEW JERSEY 08401



            NOTICE OF SPECIAL MEETING OF HOLDERS OF GGE COMMON STOCK
                        TO BE HELD ON DECEMBER 10, 1996



    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of holders of common stock, par value $.01 per share (the "GGE Common Stock"), of Griffin Gaming & Entertainment, Inc. ("GGE"), will be held at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, NJ 08401, on December 10, 1996, beginning at 9:30 a.m., local time, for the following purposes:



    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 19, 1996, as amended (the "Merger Agreement"), among GGE, Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Sun"), and Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sun ("Sub"), providing for the merger (the "Merger") of Sub with and into GGE, and the conversion of each share of GGE Common Stock into the right to receive the Conversion Number (as defined in the accompanying Joint Proxy Statement/Prospectus) of a fully paid and nonassessable ordinary share, $.001 par value per share, of Sun ("Ordinary Shares"). Cash will be paid in lieu of any fractional Ordinary Shares. Also subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of Class B common stock, par value $.01 per share, of GGE ("GGE Class B Stock") shall be converted into the right to receive .1928 of a fully paid and nonassessable Ordinary Share (the "Class B Consideration"). As of the Effective Time, all such shares of GGE Common Stock and GGE Class B Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GGE Common Stock or GGE Class B Stock shall cease to have any rights with respect thereto, except the right to receive the Conversion Number of an Ordinary Share plus cash in lieu of fractional Ordinary Shares or the Class B Consideration, as the case may be, to be issued in consideration therefor upon surrender of such certificate in accordance with the terms of the Merger Agreement, without interest.


    2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.


    As a result of the Merger, GGE will become a wholly owned subsidiary of Sun. The Merger and related matters are described in greater detail in, and a copy of the Merger Agreement is attached as Annex I to, the accompanying Joint Proxy Statement/ Prospectus.



    Holders of record of GGE Common Stock at the close of business on November 1, 1996, (the "GGE Record Date"), are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Holders of shares of GGE Class B Stock are not entitled to vote on the proposal to adopt the Merger Agreement.


    Approval of the proposal described in item 1 above requires the affirmative vote of the holders of a majority of the outstanding shares of GGE Common Stock.


    The holders of 2,125,108 shares of GGE Common Stock (representing approximately 27% of the outstanding shares as of the close of business on the GGE Record Date) have entered into a Stockholder Agreement, dated as of August 19, 1996, as amended, with Sun (the "GGE Stockholder Agreement"), pursuant to which such holders have agreed to vote their shares of GGE Common Stock in favor of adoption of the Merger Agreement and the transactions contemplated thereby (subject to certain conditions set forth in the GGE Stockholder Agreement) and to refrain from exercising their warrants until after the effective time of the Merger. The GGE Stockholder Agreement is described in greater detail in, and a copy is attached as Annex II to, the accompanying Joint Proxy Statement/Prospectus.

    IT IS IMPORTANT THAT ALL SHARES OF GGE COMMON STOCK BE REPRESENTED AT THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. Any stockholder who signs and mails a proxy may revoke such proxy by delivering written notice of such revocation to the Secretary of GGE prior to the time voting is declared closed or by attending the Special Meeting and voting in person. Please see the accompanying Joint Proxy Statement/Prospectus for further details regarding the treatment of proxies at the Special Meeting.


    In the event that there are not sufficient votes to approve and adopt the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by or on behalf of GGE.

    Please do not mail any stock certificates at this time.


                                          By Order of the Board of Directors,
                                          David G. Bowden
                                          SECRETARY



November 1, 1996

                        SUN INTERNATIONAL HOTELS LIMITED
                                      AND
                      GRIFFIN GAMING & ENTERTAINMENT, INC.
                             JOINT PROXY STATEMENT

                            ------------------------

                        SUN INTERNATIONAL HOTELS LIMITED
                                   PROSPECTUS

                            ------------------------


    This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to (i) the holders of ordinary shares, $.001 par value per share ("Ordinary Shares"), of Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Sun"), in connection with the solicitation of proxies by the Board of Directors of Sun (the "Sun Board") for use at an extraordinary general meeting of shareholders of Sun to be held on December 10, 1996, and at any and all adjournments or postponements thereof (the "Sun Extraordinary General Meeting"), and (ii) the holders of common stock, par value $.01 per share ("GGE Common Stock"), of Griffin Gaming & Entertainment, Inc., a Delaware corporation ("GGE"), in connection with the solicitation of proxies by the Board of Directors of GGE (the "GGE Board") for use at a Special Meeting of holders of GGE Common Stock to be held on December 10, 1996, and at any and all adjournments or postponements thereof (the "GGE Special Meeting" and, together with the Sun Extraordinary General Meeting, the "Special Meetings"). The holders of Class B common stock, par value $.01 per share, of GGE ("GGE Class B Stock") are entitled to notice of, but are not entitled to vote at, the GGE Special Meeting.



    This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of August 19, 1996, as amended (the "Merger Agreement") among Sun, Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Sun ("Sub"), and GGE, which provides for the merger (the "Merger") of Sub with and into GGE, with GGE surviving as a wholly owned subsidiary of Sun. Subject to the terms and conditions of the Merger Agreement, each share of GGE Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than shares owned directly or indirectly by Sun or GGE, which will be canceled) will be converted into the right to receive the Conversion Number (as defined under "SUMMARY--The Merger and the Merger Agreement") of a fully paid and nonassessable Ordinary Share. Cash will be paid to holders of GGE Common Stock in lieu of any fractional Ordinary Shares. Also subject to the terms and conditions of the Merger Agreement, each share of GGE Class B Stock outstanding immediately prior to the Effective Time will be converted into the right to receive .1928 of a fully paid and nonassessable Ordinary Share (the "Class B Consideration"). As of the Effective Time, the fraction of an Ordinary Share into which a share of GGE Class B Stock is converted shall trade as part of a unit (a "Unit") with $1,000 principal amount of Resorts International Hotel Financing, Inc. 11.375% Junior Mortgage Notes due 2004 (the "Junior Mortgage Notes").



    At the Sun Extraordinary General Meeting, holders of Ordinary Shares are being asked to approve an amendment to the Restated Articles of Association of Sun (the "Sun Charter") to add certain provisions relating to the New Jersey Casino Control Act and regulations promulgated thereunder (the "NJCCA") required in connection with the Merger (the "Charter Amendment"). Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the Ordinary Shares outstanding as of the close of business on October 28, 1996 (the "Sun Record Date"). As used herein, approval of the Charter Amendment is referred to as the "Sun Shareholder Approval."



    Sun International Investments Limited ("SIIL") controlled approximately 55% of the Ordinary Shares outstanding on the Sun Record Date and has entered into a Stockholder Agreement dated as of August 19, 1996, as amended (the "Sun Stockholder Agreement"), with GGE, pursuant to which SIIL has agreed, subject to certain conditions, to vote all Ordinary Shares owned by it in favor of the Charter Amendment. The effect of the Sun Stockholder Agreement is that SIIL, because of its ownership of a majority of the outstanding Ordinary Shares, has agreed to cast enough votes in favor of the Charter Amendment to ensure its approval. The Sun Stockholder Agreement is described in greater detail in, and a copy is attached as Annex III to, this Proxy Statement/Prospectus.



    At the GGE Special Meeting, holders of GGE Common Stock are being asked to adopt the Merger Agreement (the "GGE Stockholder Approval", and together with the Sun Shareholder Approval, the "Stockholder Approvals"). Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of GGE Common Stock as of the close of business on November 1, 1996 (the "GGE Record Date"), with each share of GGE Common Stock entitling the holder thereof to one vote at the GGE Special Meeting.



    The holders of 2,125,108 shares of GGE Common Stock (representing approximately 27% of the outstanding shares as of the close of business on the GGE Record Date) have entered into a Stockholder Agreement, dated as of August 19, 1996, as amended, with Sun (the "GGE Stockholder Agreement" and together with the Sun Stockholder Agreement, the "Stockholder Agreements"), pursuant to which such holders have agreed to vote their shares of GGE Common Stock in favor of the adoption of the Merger Agreement (subject to certain conditions set forth in the GGE Stockholder Agreement) and to refrain from exercising their warrants until after the Effective Time. The GGE Stockholder Agreement is described in greater detail in, and a copy is attached as Annex II to, this Proxy Statement/Prospectus. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."



    The consummation of the Merger is subject, among other things, to the Stockholder Approvals and the receipt of certain regulatory approvals including approval of the New Jersey Casino Control Commission (the "NJCC"). SEE "RISK FACTORS" COMMENCING ON PAGE 25 FOR A DESCRIPTION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING. A COPY OF THE MERGER AGREEMENT IS ATTACHED HERETO AS ANNEX I.



    This Proxy Statement/Prospectus also constitutes the Prospectus of Sun filed as part of a Registration Statement on Form F-4 (the "Form F-4") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of Ordinary Shares issuable upon consummation of the Merger (including Ordinary Shares issuable upon the exercise of options and warrants for GGE Common Stock to the extent exercised prior to the Effective Time).



    The Ordinary Shares are listed for trading under the symbol "SIH" on the New York Stock Exchange (the "NYSE"). The GGE Common Stock is listed for trading under the symbol "GGE" on the American Stock Exchange (the "ASE"). On August 16, 1996, the last full trading day prior to the execution of the Merger Agreement, the last reported sale prices of Ordinary Shares and GGE Common Stock, on the NYSE Composite Transactions Tape and ASE Transactions List, respectively, were $51.875 per share and $11.875 per share, respectively. On October 31, 1996, the last full trading day prior to the date of this Proxy Statement/Prospectus, the last reported sale prices of Ordinary Shares and GGE Common Stock, as reported on the NYSE Composite Transactions Tape and the ASE Transactions List, respectively, were $47.25 per share and $20.75 per share, respectively.



    This Proxy Statement/Prospectus and the enclosed forms of proxy are first being mailed to shareholders of Sun and stockholders of GGE on or about November 4, 1996.


                            ------------------------

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
       OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE
                             CONTRARY IS UNLAWFUL.
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NO GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



          The date of this Proxy Statement/Prospectus is November 1, 1996.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
AVAILABLE INFORMATION..........................          5
ENFORCEABILITY OF CIVIL LIABILITIES............          5
INCORPORATION OF DOCUMENTS BY REFERENCE........          6
SUMMARY........................................          7
RISK FACTORS...................................         25
    Cautionary Statement.......................         25
    Risk Factors Related to the Merger.........         25
        Fixed Range of Exchange Ratios Despite
          Possible Change in Stock Prices......         25
        Necessity of Receiving Governmental
          Approvals Prior to the Merger........         25
        Consummation of the Merger Prior to
          Receipt of Plenary License...........         26
        Interests of Certain Persons in the
          Merger...............................         26
        Divestiture Risk of Proposed Charter
          Amendment............................         26
    Risk Factors Related to Sun................         27
        Risks Associated with New Projects and
          Expansion of Sun.....................         27
         GENERAL...............................         27
         DEVELOPMENT, CONSTRUCTION AND RELATED
           RISKS...............................         27
         ABILITY TO COMPLETE PROJECTS ON TIME
           AND WITHIN BUDGET...................         27
         NEED FOR ADDITIONAL FINANCING.........         28
         MOHEGAN SUN PROJECT COSTS.............         28
        Competition............................         28
         GENERAL...............................         28
         PARADISE ISLAND.......................         29
         THE MOHEGAN SUN CASINO................         29
         OTHER EXISTING OPERATIONS.............         29
        Control by Principal Shareholder.......         30
        Regulatory and Political Factors.......         30
        Certain Matters Pertaining to
          Chairman.............................         31
        TCA Management Agreement...............         31
        Limited Recourse against Tribal
          Assets...............................         32
        Possible Environmental Liabilities.....         32
        Shares Eligible for Future Sale........         33
        Dividends and Dividend Policy..........         33
        Volatility of Price of Securities......         33
        Dependence on Key Personnel............         33
        Dependence on Air Service..............         34
        Seasonality and Weather................         34
    Risk Factors Related to GGE................         34
        Recent Operating Results...............         34
        Competition............................         34
        Possible Environmental Liabilities.....         35

                                                   PAGE
                                                 ---------
SUN EXTRAORDINARY GENERAL MEETING..............         36
        Purpose................................         36
        Record Date; Voting Rights.............         36
        Share Ownership of Management and
          SIIL.................................         36
        Quorum.................................         36
        Proxies................................         36
        Solicitation of Proxies................         37
        Required Vote..........................         37
PROPOSED SUN CHARTER AMENDMENT.................         37
GGE SPECIAL MEETING............................         39
        Purpose................................         39
        Record Date; Voting Rights.............         39
        Share Ownership of Management and
          Significant Stockholders.............         39
        Quorum.................................         39
        Proxies................................         40
        Solicitation of Proxies................         40
        Required Vote..........................         40
THE STOCKHOLDER AGREEMENTS.....................         41
        GGE Stockholder Agreement..............         41
        Sun Stockholder Agreement..............         42
THE MERGER.....................................         43
        General................................         43
        Background of the Merger...............         43
        Sun's Reasons for the Merger;
          Recommendation of its Board of
          Directors............................         45
        Opinion of Sun's Financial Advisor.....         45
        GGE's Reasons for the Merger;
          Recommendation of its Board of
          Directors............................         49
        Opinion of GGE's Financial Advisor.....         50
        Interests of Certain Persons in the
          Merger...............................         54
        Resale of Ordinary Shares Issued in the
          Merger; Affiliates...................         57
        Certain Federal Income Tax
          Consequences.........................         57
        Anticipated Accounting Treatment.......         58
        Regulatory Approvals...................         58
         NEW JERSEY CASINO CONTROL COMMISSION
           APPROVAL............................         58
         ANTITRUST.............................         59
        Appraisal and Dissenters' Rights.......         59
        Stock Exchange Listing.................         60
        Delisting and Deregistration of GGE
          Common Stock.........................         60
THE MERGER AGREEMENT...........................         61
COMPARATIVE PER SHARE MARKET INFORMATION.......         73
UNAUDITED PRO FORMA FINANCIAL INFORMATION......         75
DESCRIPTION OF GGE CAPITAL STOCK...............         81

                                                   PAGE
                                                 ---------
        GGE Common Stock.......................         81
        GGE Class B Stock......................         81
        GGE Preferred Stock....................         81
DESCRIPTION OF SUN CAPITAL STOCK...............         82
        Ordinary Shares........................         82
        Preference Shares......................         82
COMPARISON OF THE RIGHTS OF SUN SHAREHOLDERS
 AND GGE STOCKHOLDERS..........................         83
        Dividend Rights........................         83
        Voting Rights..........................         83
        Directors..............................         84
        Call of Extraordinary General
          Meetings/Special Meetings............         85
        Action by Stockholders or Shareholders
          Without a Meeting....................         85
        Amendment to Sun Memorandum/ GGE
          Charter..............................         86
        Amendment to Sun Charter/GGE By-Laws...         86
        Approval of Mergers and Asset Sales....         86
        Restricted Transactions................         87
        Amendment to Terms of Ordinary
          Shares...............................         87
        Rights of Appraisal....................         87
        Indemnification of Directors and
          Officers.............................         88
        Anti-Takeover Provisions...............         88
        Rights of Inspection...................         89
        Liquidation Rights.....................         89
        Case Law and Court Systems.............         89
BUSINESS OF SUN................................         90
        General................................         90
        The Properties and Current Expansion
          Projects.............................         90
         THE BAHAMAS...........................         90
         CONNECTICUT...........................         92
         INDIAN OCEAN..........................         94
         FRANCE................................         95
        Competition............................         95
         PARADISE ISLAND.......................         95
         THE MOHEGAN SUN CASINO................         96
         OTHER EXISTING OPERATIONS.............         96
        Certain Matters Affecting Sun's
          Paradise Island Operations...........         96
                                                   PAGE
                                                 ---------
         AIRLINE ARRANGEMENTS..................         96
         UNION CONTRACT ARRANGEMENTS...........         97
         CASINO LICENSE........................         97
         GAMING TAXES AND FEES.................         97
         ATLANTIS CASINO LEASE.................         97
         MANAGEMENT AGREEMENT..................         97
         CERTAIN ARRANGEMENTS WITH THE BAHAMIAN
           GOVERNMENT..........................         98
        New Agreement with the Bahamian
          Government...........................         98
         CASINO LICENSE FEES AND WIN TAXES.....         98
         STAMP TAX AND IMPORT DUTY.............         99
         JOINT MARKETING ARRANGEMENTS..........         99
         INFRASTRUCTURE........................         99
        Certain Matters Affecting the Mohegan
          Sun Casino...........................         99
         THE MOHEGAN TRIBE.....................         99
         TCA MANAGEMENT AGREEMENT..............         99
        Revolving Credit Facility..............        101
MANAGEMENT OF SUN..............................        104
PRINCIPAL SHAREHOLDER OF SUN...................        107
BUSINESS OF GGE................................        108
        General................................        108
        The Properties and Current Expansion
          Project..............................        108
         RESORTS CASINO HOTEL..................        108
         SHOWBOAT LEASE........................        109
         OTHER PROPERTIES......................        109
        Competition............................        109
        Certain Matters Affecting GGE's
          Operations...........................        109
         NEW CONVENTION CENTER AND CASINO/HOTEL
           EXPANSION...........................        109
         MARKETING.............................        110
         SEASONAL FACTORS......................        111
         REGULATION AND GAMING TAXES AND
           FEES................................        111
LEGAL MATTERS..................................        113
EXPERTS........................................        113



Annex I      Merger Agreement, as amended
Annex II     GGE Stockholder Agreement, as amended
Annex III    Sun Stockholder Agreement, as amended
Annex IV     Opinion of Bear, Stearns & Co. Inc.
Annex V      Opinion of Morgan Stanley & Co.
             Incorporated
Annex VI     Form of License and Services Agreement

                             AVAILABLE INFORMATION


    Sun is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to foreign issuers, and in accordance therewith files reports, including annual reports on Form 20-F, and other information with the SEC. Sun makes available to its shareholders annual reports containing audited financial statements within 105 days of the end of each fiscal year and publishes quarterly reports containing selected financial data for the first three quarters of the fiscal year within 60 days of the end of such fiscal quarter (in each case prepared in accordance with generally accepted accounting principals in the United States ("U.S. GAAP")). Sun is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. However, Sun furnishes shareholders with statements with respect to annual or extraordinary meetings of shareholders, as well as such other reports as may from time to time be authorized by the Sun Board or be required under law. GGE is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such reports, proxy statements and other information may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site at http://www.sec.gov that contains such reports, proxy statements and other information. Copies of such materials filed by Sun can be inspected at the NYSE, 20 Broad Street, New York, New York 10005. Copies of such materials filed by GGE can be inspected at the offices of the ASE at 86 Trinity Place, New York, New York 10006.


    This Proxy Statement/Prospectus does not contain all of the information set forth in the Form F-4, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Form F-4 and the exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Form F-4 or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN) ARE AVAILABLE UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO SUN, SUN INTERNATIONAL HOTELS LIMITED, CORAL TOWERS, PARADISE ISLAND, THE BAHAMAS (TELEPHONE: (809) 363-2516), AND, IN THE CASE OF DOCUMENTS RELATING TO GGE, GRIFFIN GAMING & ENTERTAINMENT, INC., 1133 BOARDWALK, ATLANTIC CITY, NEW JERSEY 08401, ATTENTION: SECRETARY (TELEPHONE:
(609) 344-6000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 3, 1996.


                      ENFORCEABILITY OF CIVIL LIABILITIES

    Sun is a Bahamian international business company incorporated under the International Business Companies Act, 1989 of the Commonwealth of The Bahamas (the "IBCA"). Certain of the directors and executive officers of Sun reside outside the United States. A substantial portion of the assets of such persons and of Sun are located outside the United States. As a result, in the opinion of Harry B. Sands & Company, Bahamian counsel to Sun, it may be difficult or impossible to effect service of process within the United States upon such persons, to bring suit in the United States or to enforce, in the United States courts, any judgment obtained there against such persons predicated upon any civil liability provisions of the United States federal securities laws. It is unlikely that Bahamian courts would entertain original actions against Bahamian companies, their directors or officers predicated solely upon United States federal securities laws. Furthermore, judgments predicated upon any civil liability provisions of the United States federal securities laws are not directly enforceable in The Bahamas. Rather, a lawsuit must be brought in The Bahamas on any such judgment. Subject to consideration of private international law, in general, a judgment obtained after due trial by a court of competent jurisdiction, which is final and conclusive as to the issues in contention, is actionable in Bahamian courts and is impeachable only upon the grounds of (i) fraud, (ii) public policy and (iii) natural justice.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:


    1. Sun's Annual Report on Form 20-F for the fiscal year ended December 31, 1995 (the "1995 Sun 20-F");



    2. Sun's Reports on Form 6-K dated January 30, 1996, February 2, 1996, March 21, 1996, May 2, 1996, June 4, 1996, July 25, 1996, August 19, 1996, August 22,
1996, September 6, 1996, and October 1, 1996.



    3. The description of Ordinary Shares set forth in Sun's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.



    4. GGE's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 GGE 10-K");



    5. The portions of GGE's Proxy Statement dated April 5, 1996 that have been incorporated by reference in the 1995 GGE 10-K;



    6. GGE's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996 and June 30, 1996; and



    7. GGE's Current Report on Form 8-K reporting an event on August 19, 1996.


    All reports and other documents filed by either Sun or GGE pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of its respective Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.
                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER SUN OR GGE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUN OR GGE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

    AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE CLEARLY REQUIRES: "SUN" REFERS TO SUN INTERNATIONAL HOTELS LIMITED AND ITS CONSOLIDATED SUBSIDIARIES AND "GGE" REFERS TO GRIFFIN GAMING & ENTERTAINMENT, INC. AND ITS CONSOLIDATED SUBSIDIARIES. CAPITALIZED TERMS NOT DEFINED IN THIS PROXY STATEMENT/PROSPECTUS HAVE THE RESPECTIVE MEANINGS SPECIFIED IN THE MERGER AGREEMENT.
                            ------------------------

    ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO SUN AND SUB HAS BEEN PROVIDED BY SUN. ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO GGE HAS BEEN PROVIDED BY GGE.

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO. THIS PROXY STATEMENT/PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SUCH STATEMENTS ARE SUBJECT TO THE SAFE-HARBOR CREATED BY SUCH SECTION.

                            ------------------------

    SHAREHOLDERS OF SUN AND STOCKHOLDERS OF GGE ARE URGED TO READ THIS PROXY STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY AND SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."

                            ------------------------

                        SUN INTERNATIONAL HOTELS LIMITED

GENERAL


    Sun is an international resort and gaming company which develops and manages premier resort and casino properties. Sun currently operates resort hotels and casinos in Connecticut, The Bahamas, the Indian Ocean and France and has several properties under development. Sun's largest property is the Atlantis Resort & Casino ("Atlantis"), a 1,147-room resort and casino located on Paradise Island, The Bahamas. Following its acquisition by Sun, Atlantis was redeveloped into an ocean-themed destination resort through a $140 million capital expenditure program (the "Initial Development Program"). Seeking to capitalize on the success of Atlantis, Sun expects to commence construction of an approximately $375 million expansion project (the "Paradise Island Expansion") in the fourth quarter of 1996. The Paradise Island Expansion will substantially increase Sun's room base on Paradise Island with the construction of a new 1,200-room deluxe hotel, significantly increase its casino capacity and convention space and expand Atlantis' ocean-themed adventure attractions. As part of its continued development of Paradise Island, Sun recently acquired the 562-room Holiday Inn Pirate's Cove Resort (the "Pirate's Cove Hotel") adjacent to Atlantis for approximately $12 million in cash plus the assumption of approximately $22.6 million of indebtedness. In addition to the Paradise Island Expansion, Sun is planning an approximately $16 million renovation of Pirate's Cove Hotel to create a moderately-priced hotel within the Atlantis complex (the "Pirate's Cove Renovation"). Sun expects to complete the Paradise Island Expansion by the second quarter of 1998, and the Pirate's Cove Renovation by the fourth quarter of 1998, thus creating an integrated 3,000-room resort complex appealing to all market segments which will include approximately 1,200 deluxe rooms, 1,100 mid-market rooms and 700 moderately priced rooms. After completion of these projects, Sun will continue to own approximately 190 acres of undeveloped land on Paradise Island with extensive beach and golf course frontage.



    The Mohegan Sun Casino in Montville, Connecticut (the "Mohegan Sun Casino"), which was developed for the Mohegan Tribe of Indians of Connecticut (the "Mohegan Tribe") by a partnership in which Sun owns a 50% interest, was opened on October 12, 1996. The Mohegan Sun Casino consists of approximately 150,000 square feet of gaming space and features approximately 2,670 slot machines (with capacity for approximately 3,000 slot machines), 180 table games and parking for 7,500 cars.



    Sun currently manages 10 hotels containing approximately 3,200 rooms and six casinos with an aggregate of over 200,000 square feet of gaming space containing more than 4,000 slot machines and 300 table games. Sun anticipates that by the fourth quarter of 1998 it will manage 11 hotels containing in excess of 4,400 rooms and six casinos with an aggregate of approximately 220,000 square feet of gaming space containing approximately 5,000 slot machines and 350 table games.

PARADISE ISLAND REDEVELOPMENT


    Following the acquisition of its Paradise Island operations on May 3, 1994, Sun embarked upon the Initial Development Program, which included the refurbishment of all 1,147 guest rooms at Atlantis, the construction of new specialty food and beverage facilities, an upgrading of the 30,000-square foot casino (the "Atlantis Casino") and the creation of a 14-acre saltwater marine life habitat which runs through Atlantis. The marine life habitat features the world's largest open air aquarium, showcasing over 100 species of marine life, waterfalls, lagoons, adventure walks and clear tunnels submerged in a predator lagoon through which visitors can walk and be surrounded by sharks, sea turtles, stingrays and other marine life. The Initial Development Program was substantially completed by December 1994, after only seven months of construction. Results of Atlantis since completion of the Initial Development Program have exceeded management's expectations. For the year ended December 31, 1995, Atlantis achieved average occupancy and average daily room rates of 85% and $122, respectively, which Sun believes are the highest the property has achieved during the last ten years. For the six months ended June 30, 1996, Atlantis achieved average occupancy and average daily room rates of 92% and $162, respectively.


THE PROPERTIES AND CURRENT EXPANSION PROJECTS

    THE BAHAMAS PROPERTIES

    Sun, through its wholly owned Bahamian subsidiary, Sun International Bahamas Limited ("Sun Bahamas"), owns approximately 562 acres constituting almost 70% of Paradise Island. Approximately 220 acres are currently available for future development, of which 30 acres will be used for the Paradise Island Expansion. In addition to Atlantis, Sun's Paradise Island operations include the Ocean Club Golf & Tennis Resort (the "Ocean Club"), a luxury resort hotel with 59 guest rooms, the Paradise Paradise Beach Resort ("Paradise Paradise"), a 100-room beachfront resort hotel catering to value-conscious tourists and a championship 18-hole golf course (the "Paradise Island Golf Course"). The Atlantis Casino features approximately 830 slot machines and 70 table games in 30,000 square feet of gaming space. Paradise Island has extensive existing infrastructure and is easily accessible from the densely populated eastern United States. There are regularly scheduled airline flights from south Florida and New York City to either Paradise Island or neighboring Nassau, having flight times of approximately 50 minutes and three hours, respectively.

    THE PARADISE ISLAND EXPANSION, PIRATE'S COVE RENOVATION

    The further development of Paradise Island is the cornerstone of Sun's expansion plans, and its approximately 220 acres of undeveloped property provide Sun with an opportunity to expand Paradise Island into a master planned and highly themed destination resort centered around spectacular Bahamian beaches and the wonders of the ocean. Sun expects to begin construction of the Paradise Island Expansion during the fourth quarter of 1996 and to complete construction during the second quarter of 1998 at a cost of approximately $375 million. Sun does not expect the construction of the Paradise Island Expansion to interfere materially with its operations at Atlantis. The Paradise Island Expansion will include the construction of a 1,200-room deluxe hotel. It is also intended to significantly increase gaming space and convention and meeting facilities and to expand the ocean-themed attractions of Atlantis with the addition of numerous marine attractions. Upon completion of the Paradise Island Expansion, guests will be able to explore a significantly expanded ocean-themed adventure environment containing lagoons, waterfalls, watersports and exotic marine life exhibits.


    Consistent with Sun's strategy of offering accomodations that appeal to broad market segments within a single master planned destination resort, Sun has acquired the Pirate's Cove Hotel on Paradise Island located adjacent to Atlantis. Sun intends to use this property to house many of the construction laborers during the Paradise Island Expansion. In addition, Sun intends to implement the approximately $16 million Pirate's Cove Renovation, which is expected to be completed during the fourth quarter of 1998, to position the Pirate's Cove Hotel as Atlantis' moderately priced unit. Assuming completion of the Paradise Island Expansion and the Pirate's Cove Renovation, Sun will operate five hotels on Paradise Island with an aggregate of approximately 3,000 hotel rooms.



    Sun continues to explore additional development opportunities on Paradise Island. Following the completion of the Paradise Island Expansion and the Pirate's Cove Renovation, management's long-term growth plan includes the potential development of additional resort properties on Paradise Island, each appealing to a distinct target market. For example, management anticipates that additional expansion opportunities will exist to develop room capacity that caters to budget-oriented customers at lower price points than those currently offered at Atlantis. In addition, management believes that similar expansion opportunities exist in the luxury end of the market with a further build-out of the Ocean Club. Other potential development projects may include residential villas, timeshare developments, marinas and golf course communities. Any further development projects on Paradise Island will be constructed on the approximately 190 acres of undeveloped land remaining after the Paradise Island Expansion, which includes extensive beach and golf course frontage, or on additional tracts of land that may be acquired from time to time.


    ARRANGEMENTS WITH BAHAMIAN GOVERNMENT


    In connection with the Paradise Island Expansion and in order to stimulate Sun's further investment in The Bahamas, the Government of the Commonwealth of The Bahamas and Sun have reached an agreement granting Sun certain tax relief and investment credits. See "BUSINESS OF SUN -- New Agreement with the Bahamian Government."


    CONNECTICUT

    Sun has a 50% interest in, and is a managing partner of, Trading Cove Associates, a Connecticut general partnership ("TCA"), which developed and manages the Mohegan Sun Casino for the Mohegan Tribe in Montville, Connecticut. Under a seven-year management agreement between TCA and the Mohegan Tribe (the "TCA Management Agreement"), TCA manages the Mohegan Sun Casino in exchange for payments ranging from 30% to 40% of pretax income (as defined in the TCA Management Agreement), depending upon profitability thresholds.


    Sun estimates the total cost of developing, constructing, equiping and opening the Mohegan Sun Casino to be approximately $305 million, exclusive of $13 million in initial working capital. The source of funds consists of (i) $175 million from the sale by the Mohegan Tribal Gaming Authority (the "Mohegan Gaming Authority") of Senior Secured Notes due 2002 (the "Mohegan Senior Notes") to certain institutional investors in a private placement (the "Mohegan Offering"), (ii) $40 million from the sale by the Mohegan Gaming Authority of Subordinated Notes due 2003 (the "Subordinated Notes") in connection with the Mohegan Offering (specifically, $38.3 million to Sun and $1.7 million to TCA),
(iii) $50 million committed by Sun pursuant to a completion guarantee (the "Secured Completion Guarantee"), for which Sun received certain subordinated indebtedness (the "Secured Completion Guarantee Notes"), and (iv) $40 million of equipment financing. In addition, $13 million of initial working capital has been provided by a bank working capital facility.



    Construction of the Mohegan Sun Casino began in early October 1995, and the facility commenced operations on October 12, 1996. Sun believes that the demographics of the area surrounding the Mohegan Sun Casino are extremely favorable, with 10.2 million adults residing within 100 miles and 21.8 million adults residing within 150 miles of the Mohegan Sun Casino. The Mohegan Sun Casino is located approximately ten miles west of Foxwoods Resort & Casino ("Foxwoods"), which Sun believes to be one of the most profitable casinos in the world. Foxwoods, which is operated by the Mashantucket Pequot Tribe of Indians (the "Pequot Tribe"), reported approximately $595 million of revenues from slot machines for the 12 months ended June 30, 1996, an average of approximately $405 per slot machine per day.

    The Mohegan Sun Casino is readily accessable from the interstate highway systems through its own four-lane access road with a direct exit from Connecticut Route 2A (a four-lane expressway), which connects to I-395, approximately one mile from the Mohegan Sun Casino. I-395 connects to I-95, the main highway that connects Boston, Providence and New York City, approximately five miles further away. Sun believes that the location, ease of access and distinctive northeastern Indian theme of the Mohegan Sun Casino should enable it to capture a significant share of the gaming market in the northeastern United States.


    INDIAN OCEAN


    Sun owns 22.8% of Sun Resorts Limited, a Mauritian company which is publicly traded on the Mauritius Stock Exchange ("Sun Indian Ocean"). Sun manages each of Sun Indian Ocean's six resort hotels pursuant to management contracts for which it receives management fees calculated as a percentage of revenue, adjusted operating income and development expenditures. Sun Indian Ocean is regarded as one of the premier resort operators in the Indian Ocean and owns five beach resort hotels in Mauritius and one in the Comoros, with a total of approximately 1,400 rooms. Mauritius and the Comoros are tropical islands located in the Indian Ocean approximately 1,200 miles and 200 miles, respectively, from the east coast of mainland Africa. The resorts in Mauritius and the Comoros are marketed primarily to tourists from Europe and South Africa. Two of the five Mauritian resorts offer deluxe accommodations and are acknowledged by the European travel trade to be among the finest resorts in the world. The other three Mauritian resorts and the hotel in the Comoros cater to mid-market travellers. Sun Indian Ocean owns five of the 16 major hotels in Mauritius, representing approximately 36% of the room inventory among properties with more than 80 rooms.


    FRANCE


    Sun owns an effective 25% interest in Societe de Participation et d'Investissements dans les Casinos, a private French company ("Sun France"), which owns four locals-oriented casinos in France, located in Nice, Chamonix and in the Marseilles districts of Cassis and Carry-le-Rouet. Sun provides various services to Sun France's four casinos under a technical assistance agreement pursuant to which Sun receives a fixed fee equivalent to approximately $800,000 per year (at current exchange rates). Sun's principal partners in Sun France are Chargeurs, S.A., Accor S.A. and the Barriere Family, the latter two of which have broad experience in the French domestic gaming and international lodging industries. Sun France operates in excess of 20,000 square feet of gaming space containing approximately 530 slot machines and 60 table games.


HISTORY AND OWNERSHIP


    Sun was established in 1993 in order to acquire the Paradise Island Resort & Casino and related operations from Resorts International, Inc. (predecessor to GGE), which acquisition was completed in May 1994. In May 1995, Sun acquired from SIIL its equity interests in Sun Indian Ocean and Sun France and SIIL's project development and management businesses. SIIL, which controls approximately 55% of Sun's Ordinary Shares (approximately 48% assuming consummation of the Merger at a Conversion Number of .4324), is a private holding company in which each of Caledonia Investments plc, a United Kingdom company publicly traded on the London Stock Exchange ("Caledonia"), Safmarine & Rennies Holdings Limited, a South African company publicly traded on the Johannesburg Stock Exchange ("Safren"), and a trust for the family of Mr. Solomon Kerzner (Chairman of Sun) controls approximately a one-third equity interest.


    Additional information concerning Sun is included in the documents incorporated by reference in this Proxy Statement/ Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

    Sun's principal executive offices are located at Coral Towers, Paradise Island, The Bahamas and its telephone number is (809) 363-2516. See "BUSINESS OF SUN."

                      GRIFFIN GAMING & ENTERTAINMENT, INC.


    GGE is a holding company which, through its indirect wholly owned subsidiary Resorts International Hotel, Inc. ("RIH"), is principally engaged in the ownership and operation of Merv Griffin's Resorts Casino Hotel (the "Resorts Casino Hotel") in Atlantic City, New Jersey. The Resorts Casino Hotel has approximately 660 guest rooms, a 70,000 square foot casino, an 8,000 square foot simulcast parimutuel betting and poker area and related facilities and is located on the Boardwalk.



    In 1995 GGE purchased a 4.4 acre tract on the Boardwalk (the "Chalfonte Site") adjacent to the Resorts Casino Hotel on which it planned to construct up to 700 new hotel rooms, 70,000 square feet of casino space and a 2,000 space parking garage and transportation center (the "Chalfonte Project"). Subject to the receipt of regulatory approvals, GGE planned to break ground in the fall of 1996 on the infrastructure necessary to support the full expansion. The first phase of construction was expected to consist of 500 new hotel rooms, 50,000 square feet of casino space and the new garage. Construction costs for this phase were estimated at approximately $200 million. GGE also recently entered into a five year lease with an option to purchase approximately 3 acres to the north of the Resorts Casino Hotel, purchased an adjacent parcel of land and was successful in vacating the portion of North Carolina Avenue that lies between the Chalfonte Site and the Resorts Casino Hotel. These parcels together with the Chalfonte Site total more than 9 acres, all of which would play a role in GGE's expansion plans. Although the Merger Agreement limits the amount of capital expenditures that GGE can make on this project prior to consummation of the Merger or termination of the Merger Agreement, GGE is continuing with the process of obtaining permits and limited design activities. Sun has advised GGE that if and when the Merger is consummated, Sun expects to proceed with development of the Chalfonte Site, although it expects to reconsider the type of facility and significantly increase the amount to be invested (the "Revised Chalfont Project").


    Approximately 10 acres of Boardwalk property owned by GGE are leased to Atlantic City Showboat, Inc. ("ACS") under a 99-year net lease expiring in 2082 (the "Showboat Lease"). All lease payments due under the Showboat Lease directly service GGE's interest obligations under GGE's $105,333,000 principal amount of First Mortgage Non-Recourse Pass-Through Notes (the "Showboat Notes"). The leased acreage is the site of the Showboat Casino Hotel ("Showboat") which is operated by ACS.


    GGE also owns approximately 7.7 acres in the South Inlet area and other real estate in the Atlantic City area, most of which is vacant land.


    Additional information concerning GGE is included in the documents incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

    GGE's principal executive offices are located at 1133 Boardwalk, Atlantic City, New Jersey 08401 and its telephone number is (609) 344-6000. See "BUSINESS OF GGE."

                                SUN MERGER CORP.

    Sub was incorporated in Delaware on August 12, 1996, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no other business other than incident to its creation and the Merger Agreement and the transactions contemplated by the Merger Agreement. Its principal executive offices are located at Coral Towers, Paradise Island, The Bahamas and its telephone number is (809) 363-2516.

                              THE SPECIAL MEETINGS

SUN


    PURPOSE. The Sun Extraordinary General Meeting will be held in Room 501 of the Holiday Inn Crowne Plaza, 1605 Broadway, New York, NY 10019, on December 10, 1996, at 8:30 a.m., local time, to consider and vote upon a proposal to approve the Charter Amendment. See "SUN EXTRAORDINARY GENERAL MEETING--Purpose."



    RECORD DATE. Only holders of record of Ordinary Shares at the Sun Record Date are entitled to receive notice of and to vote at the Sun Extraordinary General Meeting. At the Sun Record Date, there were 29,245,184 Ordinary Shares outstanding, each of which entitles the registered holder thereof to one vote. See "SUN EXTRAORDINARY GENERAL MEETING--Record Date; Voting Rights."



    SHARE OWNERSHIP OF MANAGEMENT AND SIIL. At the close of business on the Sun Record Date, SIIL controlled approximately 55% of the Ordinary Shares then outstanding and directors and executive officers of Sun, as a group, were the owners of an aggregate of less than 1% of the Ordinary Shares then outstanding, excluding Ordinary Shares issuable upon exercise of options. See "SUN EXTRAORDINARY GENERAL MEETING--Share Ownership of Management and SIIL" and "PRINCIPAL SHAREHOLDER OF SUN."



    REQUIRED VOTE. Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the Ordinary Shares outstanding as of the Sun Record Date. SIIL has entered into the Sun Stockholder Agreement, the effect of which is to ensure approval of the Charter Amendment. See "THE STOCKHOLDER AGREEMENTS--Sun Stockholder Agreement."


    An abstention with respect to the Charter Amendment will have the effect of a vote cast against such proposal. The Ordinary Shares represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the Ordinary Shares represented by valid proxies received will be voted "FOR" approval of the Charter Amendment. Brokers who hold Ordinary Shares as nominees will not have discretionary authority to vote such Ordinary Shares on the Charter Amendment in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against the Charter Amendment. See "SUN EXTRAORDINARY GENERAL MEETING--Required Vote."

GGE


    PURPOSE. The GGE Special Meeting will be held at Merv Griffin's Resorts Casino Hotel, located at 1133 Boardwalk, Atlantic City, NJ 08401, on December 10, 1996, at 9:30 a.m., local time, to consider and vote upon a proposal to adopt the Merger Agreement, which provides for the Merger of Sub with and into GGE, with GGE surviving as a wholly owned subsidiary of Sun. See "GGE SPECIAL MEETING-- Purpose."



    RECORD DATE. Only holders of record of GGE Common Stock at the close of business on the GGE Record Date are entitled to receive notice of and to vote at the GGE Special Meeting. At the GGE Record Date, there were 7,942,785 shares of GGE Common Stock outstanding. Each share of GGE Common Stock entitles the registered holder thereof to one vote at the GGE Special Meeting. See "GGE SPECIAL MEETING--Record Date; Voting Rights."



    SHARE OWNERSHIP OF MANAGEMENT AND SIGNIFICIANT GGE STOCKHOLDERS. On the GGE Record Date, directors and executive officers of GGE, as a group, were the beneficial owners of an aggregate of 2,241,528 shares (approximately 28% of the GGE Common Stock then outstanding), excluding shares issuable upon exercise of their options and warrants. Of these shares, 2,125,108 were beneficially owned by Merv Griffin, Chairman of the Board of GGE, through Atlantic Resorts Holdings, Inc. ("Atlantic"), a corporation controlled by Mr. Griffin (each of Atlantic and Merv Griffin, a "Significant GGE Stockholder" and, together, the "Significant GGE Stockholders"). See "GGE SPECIAL MEETING--Share Ownership of Management and Significant Stockholders."

    REQUIRED VOTE. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of GGE Common Stock. The shares of GGE Common Stock represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the shares represented by valid proxies received will be voted "FOR" the adoption of the Merger Agreement. An abstention will have the effect of a vote cast against adoption of the Merger Agreement. Brokers who hold shares of GGE Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against adoption of the Merger Agreement. See "GGE SPECIAL MEETING--Required Vote."



    Pursuant to the terms of the GGE Stockholder Agreement, the Significant GGE Stockholders have agreed, among other things, subject to certain conditions set forth therein, to vote their shares of GGE Common Stock in favor of the adoption of the Merger Agreement at the GGE Special Meeting (or alternatively, upon Sun's request, to grant Sun a proxy to so vote such shares, provided Sun has obtained all necessary approvals in connection with such proxy). The general effect of the GGE Stockholder Agreement is to ensure the affirmative vote at the GGE Special Meeting of a significant number of shares of GGE Common Stock. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."


                         PROPOSED SUN CHARTER AMENDMENT


    The proposed Charter Amendment, if approved, will add provisions to the Sun Charter which would require any holder of debt or equity securities of Sun (including Ordinary Shares) who was determined by the NJCC to be a Disqualified Holder (as defined in the NJCCA) (the date on which such determination was made, the "Notice Date") to dispose of such securities within 120 days of the determination of such holder's disqualification. The provisions would also allow Sun to redeem any securities held by a Disqualified Holder beyond the 120 day time limit at the lesser of the lowest closing sale price of such securities between the Notice Date and 120 days after the Notice Date and the price paid for such securities when acquired. The effect of the Charter Amendment and Sun holding a New Jersey casino license would be to give the NJCC the ability to prevent certain people from owning Sun's debt or equity securities.


                      THE MERGER AND THE MERGER AGREEMENT

    GENERAL. At the Effective Time of the Merger, Sub will be merged with and into GGE, with GGE continuing as the surviving corporation and a wholly owned subsidiary of Sun. As a result of the Merger, the separate corporate existence of Sub will cease and GGE will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the Delaware General Corporation Law (the "DGCL"). Subject to the terms and conditions of the Merger Agreement, each share of GGE Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Sun or GGE, which will be canceled) will be converted into the right to receive the Conversion Number (as defined below) of a fully paid and nonassessable Ordinary Share. "Conversion Number" means .4324; PROVIDED, HOWEVER, that if the average of the closing sales prices of one Ordinary Share on the NYSE Composite Transactions List (as reported in the WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for each of the 15 consecutive trading days immediately preceding the fifth trading day prior to the Effective Time (the "Average Market Price") is less than $47.41, then the Conversion Number shall be the quotient, rounded to the fourth decimal place, obtained by dividing 20.5 by the Average Market Price. However, Sun may terminate the Merger Agreement and elect not to consummate the transactions contemplated thereby if the Average Market Price is less than $41.625; PROVIDED, HOWEVER, that Sun shall furnish GGE with written notice two NYSE trading days in advance of the date that it intends to terminate the Merger Agreement for this reason and, during such two trading day period, GGE shall be entitled to elect to go forward with the Merger and, if GGE shall timely make such election, Sun shall not terminate the Merger Agreement for this reason and the "Conversion Number" shall mean .4925. Cash will be paid to holders of GGE Common Stock in lieu of any fractional Ordinary Shares. Also, subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of GGE Class B Stock will be converted into the right to receive the Class B Consideration. As of the Effective Time, all such shares of GGE Common Stock and GGE Class B Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GGE Common Stock or GGE Class B Stock shall cease to have any rights with respect thereto, except the right to receive the Conversion Number of an Ordinary Share plus cash in lieu of fractional Ordinary Shares or the Class B Consideration, as the case may be, to be issued in consideration therefor upon surrender of the relevant certificates in accordance with the terms of the Merger Agreement, without interest. As of the Effective Time, the fraction of an Ordinary Share into which a share of GGE Class B Stock is converted shall trade as part of a Unit.



    HOLDERS OF GGE COMMON STOCK SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF GGE COMMON STOCK WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE MERGER TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF GGE COMMON STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. HOLDERS OF GGE COMMON STOCK SHOULD SEND CERTIFICATES REPRESENTING GGE COMMON STOCK TO THE EXCHANGE AGENT (AS DEFINED) ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL. SIMILARLY, IF THE MERGER IS CONSUMMATED, A LETTER OF TRANSMITTAL WILL BE MAILED AS SOON AS PRACTICABLE AFTER THE MERGER TO EACH PERSON WHO WAS A HOLDER OF OUTSTANDING SHARES OF GGE CLASS B STOCK IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE MERGER. HOLDERS OF GGE CLASS B STOCK SHOULD SEND CERTIFICATES REPRESENTING UNITS COMPRISING SHARES OF GGE CLASS B STOCK AND JUNIOR MORTGAGE NOTES TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED IN, THE LETTER OF TRANSMITTAL. See "THE MERGER AGREEMENT--Exchange of GGE Common Stock and GGE Class B Stock."


    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later time of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable on or after the Closing Date (as defined in the Merger Agreement). See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."


    ORDINARY SHARES TO BE ISSUED. Based on the number of shares of GGE Common Stock and GGE Class B Stock outstanding at the GGE Record Date and based on an assumed Conversion Number of .4324 and Class B Consideration of .1928 of an Ordinary Share per share of GGE Class B Stock, 4,113,545 Ordinary Shares would be issued upon consummation of the Merger, assuming exercise of all outstanding options and warrants for shares of GGE Common Stock prior to the Effective Time.


    RECOMMENDATION OF THE SUN BOARD. The Sun Board has unanimously approved the Merger Agreement and the Charter Amendment. THE SUN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SUN VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AT THE SUN EXTRAORDINARY GENERAL MEETING. See "THE MERGER--Sun's Reasons for the Merger; Recommendation of its Board of Directors" and "PROPOSED SUN CHARTER AMENDMENT."

    OPINION OF SUN'S FINANCIAL ADVISOR. Bear, Stearns & Co. Inc. ("Bear Stearns") has acted as financial advisor to Sun in connection with the Merger and has delivered its written opinion (the "Bear Stearns Opinion") dated August 18, 1996, to the Sun Board, to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the Merger is fair, from a financial point of view, to Sun. The full text of the Bear Stearns Opinion which sets forth a description of the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached hereto as Annex IV and should be read carefully in its entirety. See "THE MERGER-- Opinion of Sun's Financial Advisor."


    RECOMMENDATION OF THE GGE BOARD. The GGE Board has unanimously determined that the Merger is advisable and fair to and in the best interests of GGE and its stockholders and has unanimously approved the Merger Agreement. THE GGE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF GGE COMMON STOCK VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AT THE GGE SPECIAL MEETING. For a discussion of the interests that certain directors and executive officers of GGE have with respect to the Merger that are different from, or in addition to, the interests of stockholders of GGE generally, see "THE MERGER--Interests of Certain Persons in the Merger." Such interests, together with other relevant factors, were considered by the GGE Board in making its recommendation and approving the Merger Agreement. See "THE MERGER--GGE's Reasons for the Merger; Recommendation of its Board of Directors."


    OPINION OF GGE'S FINANCIAL ADVISOR. Morgan Stanley & Co. Incorporated ("Morgan Stanley") was retained by GGE to provide its written opinion (the "Morgan Stanley Opinion") dated August 19, 1996 to the GGE Board to the effect that, based upon and subject to the various considerations set forth therein, as of the date of such opinion, the consideration to be received by the holders of shares of GGE Common Stock (other than Sun and its affiliates) pursuant to the Merger Agreement is fair to such holders from a financial point of view. The full text of the Morgan Stanley Opinion which sets forth the assumptions made, general procedures followed, factors considered and limitations on the review undertaken by Morgan Stanley in rendering its opinion, is attached hereto as Annex V and should be read carefully in its entirety. See "THE MERGER--Opinion of GGE's Financial Advisor."


    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain directors and executive officers of GGE have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of GGE generally. Such interests include, among other things, potential payments under severance agreements and the assumption of outstanding options and warrants to purchase GGE Common Stock by Sun and the substitution of Ordinary Shares as the underlying stock in such options and warrants. It is expected that each of Thomas E. Gallagher (President and Chief Executive Officer of GGE) and Matthew B. Kearney (Executive Vice President--Finance and Chief Financial Officer of GGE) will enter into a severance agreement with GGE. Each severance agreement is expected to provide, among other things, for the payment of certain benefits to the executive officer in the event of termination. Also, contingent upon consummation of the Merger and pursuant to the Merger Agreement, GGE has granted to its executive officers performance bonuses in the aggregate amount of $2,725,000. See "THE MERGER--Interests of Certain Persons in the Merger." In addition, subject to certain conditions, for six years from the Effective Time, Sun has agreed to maintain (i) GGE's current directors' and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring at or prior to the Effective Time, for all persons who were directors and officers of GGE on the date of the Merger Agreement and (ii) all rights to indemnification for all acts or omissions occurring at or prior to the Effective Time for all current and former directors and officers of GGE. See "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Indemnification, Exculpation and Insurance."



    LICENSE AND SERVICES AGREEMENT. Upon the closing of the Merger, GGE, The Griffin Group, Inc., a corporation controlled by Mr. Griffin (the "Griffin Group"), and RIH will enter into a License and Services Agreement (the "License and Services Agreement") pursuant to which (a) the current license and services agreement between such parties will be terminated and (b) the Griffin Group will provide to GGE, RIH and Sun a non-exclusive license to use the name and likeness of Merv Griffin to advertise and promote Resorts Casino Hotel, Atlantis and the Mohegan Sun Casino. The License and Services

Agreement is to continue to September 16, 2001, unless terminated earlier by either GGE or the Griffin Group under certain circumstances. Also, in accordance with the terms of the License and Services Agreement, total aggregate compensation of $10,973,000 is to be paid to the Griffin Group upon execution of such agreement which amount may be retained by the Griffin Group in the event of any termination. A copy of the form of License and Services Agreement is attached hereto as Annex VI. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement" and "THE MERGER--Interests of Certain Persons in the Merger."


    APPRAISAL AND DISSENTERS' RIGHTS. Pursuant to the IBCA, holders of Ordinary Shares who abstain from voting or who vote against a transaction or modification of their rights as shareholders (such as the Charter Amendment) have two potential remedies under Bahamian law. Such holders could allege the transaction or modification was oppressive or unfairly disregarded their rights and could apply to a Bahamian court under the IBCA for an order to restrain such transaction or modification. The burden of proving to the court that the necessary oppression or prejudice exists is onerous and rests with the holders. If any holder were successful with such a claim, a Bahamian court would have the power to issue a wide variety of orders, including an order requiring liquidation of Sun. In addition, holders of 15% or more of the Ordinary Shares who did not vote in favor of a modification of their rights as shareholders could apply to a Bahamian court to have such modification cancelled. Such an application must be made within 21 days after the date upon which the consent was given or the resolution was passed authorizing the modification of class rights. To be successful, the applicants would have to satisfy the court that the modification would unfairly prejudice them. If such an application were made, the modification in rights would not take effect until confirmed by the court and the court would have the power to cancel the modification if satisfied that the applicants would be unfairly prejudiced.

    A Bahamian court has the discretion to award costs and expenses in accordance with established principles, which generally results in the successful party being awarded its costs and expenses against the unsuccessful party.


    Under the DGCL, the stockholders of GGE are not entitled to appraisal rights with respect to the adoption of the Merger Agreement. See "THE MERGER--Appraisal and Dissenters' Rights."



    CERTAIN FEDERAL INCOME TAX CONSEQUENCES. Cravath, Swaine & Moore, counsel to Sun, and Gibson, Dunn & Crutcher LLP, counsel to GGE, have delivered to Sun and GGE, respectively, opinions dated the date hereof (which will be confirmed as of the Closing Date), to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Sun, Sub and GGE will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Based upon such opinion, no gain or loss will be recognized by the stockholders of GGE upon the exchange of their GGE Common Stock or GGE Class B Stock solely for Ordinary Shares pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional Ordinary Shares. See "THE MERGER--Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."



    GOVERNMENTAL AND REGULATORY APPROVALS. The respective obligations of Sun, Sub and GGE to consummate the Merger are subject to certain conditions, including: (i) the required approvals of the NJCC having been obtained; (ii) the absence of any statute, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order of any court or other governmental entity preventing consummation of the Merger; (iii) the approval for listing on the NYSE of the Ordinary Shares issuable pursuant to the Merger and the approval for continued listing on the ASE of the Junior Mortgage Notes and the fractional Ordinary Shares which will trade with each Unit; and (iv) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). See "THE MERGER--Regulatory Approvals" and "THE MERGER

AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."


    INTERIM CASINO AUTHORIZATION. Sun's obligation to consummate the Merger is conditioned on approval by the NJCC of Sun's application for qualification (a "Plenary License") as a Holding Company (as defined in the NJCCA). On October 30, 1996, Sun received interim casino authorization from the NJCC (an "ICA"). Receipt of an ICA gives Sun the option to close the Merger before receipt of the Plenary License. Although Sun has the option to complete the acquisition based on an ICA, pursuant to the Merger Agreement, it is not obligated to do so until its receives a Plenary License. The Division of Gaming Enforcement has stated that it expects to complete its full investigation of Sun by the spring of 1997 and the NJCC would be expected to have a hearing on Sun's Plenary License promptly thereafter. See "THE MERGER--Regulatory Approvals--New Jersey Casino Control Commission Approval" and "RISK FACTORS--Risk Factors Related to the Merger--Consummation of the Merger Prior to Receipt of Plenary License."


    ACCOUNTING TREATMENT. The Merger is expected to be accounted for under the "purchase" method of accounting, in accordance with generally accepted accounting principles. See "THE MERGER--Anticipated Accounting Treatment."

    COMPARATIVE PER SHARE MARKET INFORMATION. Set forth below are the last reported sales prices of Ordinary Shares and GGE Common Stock on August 16, 1996, the last full trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions Tape and ASE Transactions List, respectively, and the equivalent pro forma sale price of GGE Common Stock on such date, as determined by multiplying such last reported sale price of Ordinary Shares by an assumed Conversion Number of .4324:


Ordinary Shares.....................................................  $   51.88
GGE Common Stock....................................................  $   11.88
GGE equivalent......................................................  $   22.43



    On October 31, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sales prices of Ordinary Shares and GGE Common Stock, as reported on the NYSE Composite Transactions Tape, and the ASE Transactions List, respectively, were $47.25 per share and $20.75 per share, respectively. As described under "--General", the Conversion Number is subject to adjustment if the Average Market Price of Ordinary Shares is less than $47.41.



    TERMINATION OF THE MERGER AGREEMENT; FEES AND EXPENSES. The Merger Agreement may be terminated prior to the Effective Time by mutual agreement of Sun, Sub and GGE. The Merger Agreement may also be terminated prior to the Effective Time by either Sun or GGE (i) if (a) the GGE Stockholder Approval is not obtained by reason of the failure to obtain the required vote at the GGE Special Meeting or any adjournment or postponement thereof; (b) the Merger is not consummated on or before June 30, 1997, subject to certain exceptions; or
(c) any governmental entity has issued an order enjoining or otherwise prohibiting the Merger and such order becomes final and nonappealable; or (ii) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party breaches any of the representations, warranties, covenants or other agreements made by such party and such breach has not been or cannot be cured within 30 days following written notice to the breaching party and such breach would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement. If, in the opinion of the GGE Board, after consultation with outside counsel, failure to do so would be inconsistent with its fiduciary duties to GGE's stockholders under applicable law, the GGE Board may terminate the Merger Agreement and enter into an agreement with respect to or consummate a transaction constituting a "competitive proposal" (as defined in the Merger Agreement) at any time after the second business day following Sun's receipt of written notice advising Sun that the GGE Board has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; PROVIDED that GGE may not enter into an agreement with respect to a competitive proposal unless
(a) GGE shall have furnished Sun with written notice no later than 12:00 noon two business days in advance of any date that it intends to enter into such agreement and (b) GGE, at the time of such termination, pays certain expenses and a termination fee to Sun, as provided in the Merger Agreement. The Merger Agreement is terminable by either Sun or GGE if the NJCC denies Sun a permanent license under the NJCCA and such denial becomes final and nonappealable. Finally, the Merger Agreement may be terminated by Sun (i) if (a) the GGE Board or any committee thereof shall have withdrawn or modified in a manner adverse to Sun or Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any takeover proposal, (b) GGE shall have entered into any agreement with respect to any competitive proposal in accordance with the terms of the Merger Agreement or (c) the GGE Board or any committee thereof shall have resolved to take any of the actions described in (a) or (b); (ii) if upon a vote at a duly held Sun Shareholders Meeting (as defined in the Merger Agreement) or any adjournment thereof at which the Sun Shareholder Approval shall have been voted upon, the Sun Shareholder Approval shall not have been obtained; or (iii) if the Average Market Price is less than $41.625; provided, however, that Sun shall furnish GGE with written notice two NYSE trading days in advance of the date that it intends to terminate the Merger Agreement for this reason and, during such two trading day period, GGE shall be entitled to elect to go forward with the Merger and, if GGE shall timely make such election, Sun shall not terminate the Merger Agreement for this reason (and the Conversion Number will then be .4925). See "THE MERGER AGREEMENT--Termination." The Merger Agreement also provides for the payment of a termination fee under certain circumstances. See "THE MERGER AGREEMENT--Fees and Expenses."

                        SUN INTERNATIONAL HOTELS LIMITED
                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
              (in thousands, except per share and operating data)


    The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the Sun audited consolidated financial statements and unaudited interim consolidated financial statements in the 1995 Sun 20-F and in Sun's Report on Form 6-K dated September 6, 1996, which are incorporated by reference in this Proxy Statement/Prospectus. Unaudited interim data reflects, in the opinion of Sun management, all adjustments considered necessary for a fair presentation of results of such interim period. Results for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. As a result of Sun's acquisition of its Paradise Island operations in May 1994 and the Initial Development Program in 1994, the earnings and operating data of Sun for 1995 and subsequent periods are not comparable to such data for prior periods. Sun publishes its financial statements in U.S. dollars and in accordance with U.S. GAAP. In this Proxy Statement/Prospectus, references to U.S. dollars, US$ and $ are to U.S. currency.



                                                                          SIX MONTHS ENDED
                                                        YEAR ENDED    ------------------------
                                                       DECEMBER 31,    JUNE 30,     JUNE 30,
                                                           1995          1995         1996
                                                      --------------  -----------  -----------
                                                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Gaming............................................    $   79,605     $  42,206    $  40,826
  Rooms.............................................        50,412        25,551       36,001
  Food and beverage.................................        50,806        25,395       33,390
  Tour operations...................................        16,338         8,339        8,752
  Managmeent fee income.............................         4,858         2,382        2,338
  Other revenues....................................        21,195        10,861       12,710
  Promotional allowances............................        (9,274)       (5,745)      (7,136)
  Net revenues......................................       213,940       108,989      126,881
  Income from operations............................        22,990        15,768       19,157
  Equity in earnings of associated corporations.....         2,313           900          995
  Net income........................................        18,359        13,487       23,467
  Net income per share before accretion (a).........    $     0.87     $    0.69    $    0.86
  Weighted average number of shares outstanding.....        21,194        19,606       27,332

OTHER DATA:
  EBITDA (b)........................................    $   33,226     $  20,859    $  24,981
  Cash flows from operating activities..............        24,560        14,263       18,820
  Cash flows from investing activities..............       (45,843)      (32,988)      (5,485)
  Cash flows from financing activities..............         1,337         1,893      136,111

PARADISE ISLAND OPERATING DATA:
  Average number of rooms...........................         1,318         1,318        1,306
  Average occupancy.................................           83%           83%          91%
  Average daily room rate...........................    $      126     $     129    $     167
  Average number of slot machines...................           811           797          827
  Win per slot machine per day......................    $      115     $     121    $     128
  Average number of table games.....................            68            69           69
  Win per table game per day........................    $    1,851     $   1,978    $   1,729

                                                                            AT JUNE 30,
                                                          AT DECEMBER   --------------------
                                                           31, 1995       1995       1996
                                                         -------------  ---------  ---------
                                                                            (UNAUDITED)
BALANCE SHEET RELATED DATA:
  Cash and cash equivalents............................    $  14,890    $  18,073  $ 164,336(c)
  Total assets.........................................      370,427      322,096    517,467
  Total debt...........................................      121,153       81,452      1,122
  Shareholders' equity.................................      135,611      131,380    484,785


------------------------


 (a) Prior to the public offering of Ordinary Shares that was consummated on March 1, 1996 (the "Equity Offering"), the holders of Sun's Series A Ordinary Shares had a put right requiring Sun to purchase any such shares tendered at a price of $17.50 per share (subject to certain adjustments). Prior to the termination of such put right concurrently with the consummation of the Equity Offering, Sun accreted the difference between the original issue price and the put right price by charging amounts to equity based on the effective interest method.



 (b) EBITDA represents income from operations before interest expense, taxes and depreciation and amortization. EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. GAAP or as an indicator of Sun's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Sun has included the information concerning EBITDA as management understands it is used by certain investors as one measure of cash flow. This line enables comparison of Sun's performance with the performance of other companies that report EBITDA.



 (c) Includes $15 million used by Sun to cash collateralize a letter of credit issued in connection with the Mohegan Sun Casino and $6.1 million used by Sun to cash collateralize Sun France borrowings.

                      GRIFFIN GAMING & ENTERTAINMENT, INC.
                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     (in thousands, except per share data)



    The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the GGE audited consolidated financial statements and unaudited interim consolidated financial statements in the 1995 GGE 10-K and in GGE's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which are incorporated by reference in this Proxy Statement/ Prospectus. Unaudited interim data reflect, in the opinion of GGE management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation of results of such interim period. Results for unaudited interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the 1995 GGE 10-K and in Forms 10-Q filed by GGE subsequent thereto.



                                                                                                   SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                       JUNE 30,
                                          -----------------------------------------------------  --------------------
OPERATING INFORMATION (NOTE A)              1991       1992       1993       1994       1995       1995       1996
----------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating revenues......................  $ 418,243  $ 436,934  $ 439,564  $ 353,016  $ 301,740  $ 146,461  $ 142,973
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) from operations (Note
  B)....................................  $  16,036  $  21,502  $  12,898  $ (48,570) $  41,678  $  18,337  $  12,591
Recapitalization costs (Note C).........                (2,848)    (8,789)    (5,232)
Proceeds from litigation trust (Note
  D)....................................                                       2,542
Other income (deductions), net (Note
  E)....................................    (58,438)   (73,456)  (105,273)   (47,631)   (25,779)   (12,621)   (12,906)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before income taxes and
  extraordinary items...................    (42,402)   (54,802)  (101,164)   (98,891)    15,899      5,716       (315)
Income tax benefit (expense) (Note F)...        831      1,348     (1,000)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (loss) before extraordinary
  items.................................    (41,571)   (53,454)  (102,164)   (98,891)    15,899      5,716       (315)
Extraordinary items (Note G)............                                     190,008
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss).....................  $ (41,571) $ (53,454) $(102,164) $  91,117  $  15,899  $   5,716  $    (315)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Per share data--primary:
  Earnings (loss) before extraordinary
    items...............................  $  (10.35) $  (13.27) $  (25.34) $  (15.13) $    1.87  $     .68  $    (.04)
  Extraordinary items...................                                       29.07
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss)...................  $  (10.35) $  (13.27) $  (25.34) $   13.94  $    1.87  $     .68  $    (.04)
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
Per share data--fully diluted:
  Net earnings (loss)...................                                              $    1.83  $     .66  $    (.04)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------


--------------------------------------------------------------------------------


                                                                     AT DECEMBER 31,
                                                  -----------------------------------------------------  AT JUNE 30,
BALANCE SHEET INFORMATION (NOTE A)                  1991       1992       1993       1994       1995        1996
------------------------------------------------  ---------  ---------  ---------  ---------  ---------  -----------
Total assets....................................  $ 567,890  $ 568,950  $ 575,785  $ 317,248  $ 338,451   $ 342,594
Currrent maturities of long-term debt (Note
  H)............................................  $   1,571  $     828  $ 466,336  $       5  $     589   $     613
Long-term debt, excluding current maturities
  (Note H)......................................  $ 392,667  $ 460,712  $  85,029  $ 212,466  $ 217,356   $ 219,129
Shareholders' equity (deficit)..................  $  36,099  $ (17,262) $(113,744) $  10,031  $  25,947   $  25,632



NOTES TO SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA



NOTE A: As part of a prepackaged bankruptcy reorganization (the "GGE Restructuring") which was effective on May 3, 1994, GGE sold its Paradise Island subsidiaries as well as certain U.S. assets that supported the Paradise Island operations, and GGE's scheduled airline operation which serviced routes between south Florida and Paradise Island was effectively disposed of.



    Also as part of the GGE Restructuring, GGE exchanged $481,907,000 principal amount of publicly held debt securities (the "Series Notes") for $160,000,000 principal amount of publicly held debt securities and other consideration. See
Note 2 of Notes to Consolidated Financial Statements in the 1995 GGE 10-K.

NOTE B: The loss from operations in 1994 includes a $72,463,000 loss on the sale of the Paradise Island operations and properties and a charge of $20,525,000 for the write-down of certain non-operating properties to net realizable value.



NOTE C: Recapitalization costs incurred in 1992, 1993 and 1994 relate to the GGE Restructuring.



NOTE D: Proceeds from the litigation trust represents cash distributed to GGE from a litigation trust established under a previous plan of reorganization to pursue certain claims against a former affiliate.



NOTE E: This item includes interest income, interest expense and amortization of debt discounts.



NOTE F: For the years 1991 and 1992 GGE accounted for income taxes in accordance with Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes." Effective January 1, 1993, GGE adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." There was no effect on the accompanying financial data nor was there a cumulative effect of adopting this statement.



    The income tax benefits reported in 1991 and 1992 represent federal income tax refunds. In August 1993 tax law changes were enacted which resulted in an increase in GGE's federal income tax rate. This increase resulted in a $1,000,000 increase in GGE's deferred income tax liability and a deferred income tax provision of the same amount.



NOTE G: As described in Note A, as part of the GGE Restructuring, GGE exchanged its Series Notes for certain consideration. The difference between the carrying value of the Series Notes and the sum of the fair values of the items exchanged therefor resulted in a gain of $186,000,000 which is reported as an extraordinary item.



    In November 1994, a subsidiary of GGE purchased 12,899 Units comprising $12,899,000 principal amount of Junior Mortgage Notes and 12,899 shares of GGE Class B Stock at a price of $6,740,000. The resulting gain of $4,008,000 was recorded as an extraordinary item.



NOTE H: These items are presented net of unamortized discounts.

                        SUN INTERNATIONAL HOTELS LIMITED


            SELECTED UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA
                     (in thousands, except per share data)



    The selected unaudited consolidated pro forma statement of operations data provided below have been prepared assuming that the Merger had occurred on January 1, 1995. The selected unaudited consolidated pro forma balance sheet data presented below have been prepared assuming that the Merger had been consummated on June 30, 1996. The selected unaudited consolidated pro forma financial data is presented for informational purposes only and do not purport to present what the consolidated balance sheet would have been had the Merger, in fact, occurred on June 30, 1996 or what the consolidated results of operations for the year ended December 31, 1995 or for the six months ended June 30, 1996 would have been had the Merger, in fact, occurred on January 1, 1995 or to project the results of operations for any future period.



    The unaudited pro forma financial data set forth below should be read in conjunction with (i) the Financial Statements and related notes thereto and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the 1995 Sun 20-F and the Forms 6-K filed by Sun subsequent thereto, each of which is incorporated by reference in this Proxy Statement/ Prospectus, and (ii) the Unaudited Pro Forma Financial Statements and the notes thereto set forth in this Proxy Statement/Prospectus.


                                                                                 YEAR ENDED      SIX MONTHS ENDED
                                                                              DECEMBER 31, 1995    JUNE 30, 1996
                                                                              -----------------  -----------------
                                                                                          (UNAUDITED)
Statement of Operations Data:
  Gaming....................................................................     $   347,829       $     168,072
  Rooms.....................................................................          66,477              43,015
  Food and beverage.........................................................          78,574              46,229
  Tour operations...........................................................          16,338               8,752
  Management fee income.....................................................           4,858               2,338
  Other revenues............................................................          39,372              21,366
  Promotional allowances....................................................         (37,768)            (19,918)
  Net revenues..............................................................         515,680             269,854
  Depreciation and amortization.............................................          27,277              13,779
  Income from operations....................................................          61,079              29,998
  Interest expense, net.....................................................          29,120               7,545
  Equity in earnings of associated corporations.............................           2,313                 995
  Net income................................................................          31,119              23,485
  Net income per share before accretion (a).................................     $      1.24       $        0.75
  Weighted average number of shares outstanding.............................          25,088              31,226

Other Data:
  EBITDA (b)................................................................     $    88,356       $      43,777


                                                                                                 AT JUNE 30, 1996
                                                                                                 -----------------
                                                                                                    (UNAUDITED)

Balance Sheet Related Data:
  Cash and cash equivalents (c)................................................................    $     204,692
  Total assets.................................................................................        1,062,303
  Total debt...................................................................................          252,598
  Shareholders' equity.........................................................................          679,609

                        SUN INTERNATIONAL HOTELS LIMITED



            SELECTED UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL DATA


------------------------

 (a) Prior to the public offering of Ordinary Shares that was consummated on March 1, 1996 (the "Equity Offering"), the holders of Sun's Series A Ordinary Shares had a put right requiring Sun to purchase any such shares tendered at a price of $17.50 per share (subject to certain adjustments). Prior to the termination of such put right concurrently with the consummation of the Equity Offering, Sun accreted the difference between the original issue price and the put right price by charging amounts to equity based on the effective interest method.


 (b) EBITDA represents income from operations before interest expense, taxes and depreciation and amortization. EBITDA should not be construed as an alternative to operating income or any other measure of performance determined in accordance with U.S. GAAP or as an indicator of Sun's operating performance, liquidity or cash flows generated by operating, investing and financing activities. Sun has included the information concerning EBITDA as management understands it is used by certain investors as one measure of cash flow. This line enables comparison of Sun's performance with the performance of other companies that report EBITDA.



 (c) Includes $15 million used by Sun to cash collateralize a letter of credit issued in connection with the Mohegan Sun Casino and $6.1 million used by Sun to cash collateralize Sun France borrowings.

                                  RISK FACTORS

    In considering whether to approve the Charter Amendment or adopt the Merger Agreement, as the case may be, the shareholders of Sun and stockholders of GGE should consider the following matters.


                              CAUTIONARY STATEMENT


    Sun and GGE wish to caution readers that all of their forward-looking statements in this Proxy Statement/Prospectus, which include all statements which, at the time made, speak about the future, are based upon Sun and GGE's interpretation of what they believe are significant factors affecting their businesses. Sun and GGE believe the important factors contained in this "RISK FACTORS" section, among others, in some cases have affected, and, in the future, could affect, Sun and/or GGE's actual results and could cause Sun and/or GGE's actual results for 1996, and beyond, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, either Sun or GGE.


                       RISK FACTORS RELATED TO THE MERGER


FIXED RANGE OF EXCHANGE RATIOS DESPITE POSSIBLE CHANGE IN STOCK PRICES


    The Conversion Number is expressed in the Merger Agreement as a fixed ratio which is subject to adjustment in the event the Average Market Price is below $47.41 but which is not subject to adjustment in the event of any increase in the price of Ordinary Shares above $47.41. Furthermore, if the Average Market Price is below $41.625 and Sun seeks to terminate the Merger Agreement and GGE elects to go forward with the Merger, the Conversion Number will be fixed at
 .4925 and will not be subject to adjustment. The price of Ordinary Shares and the Average Market Price at the Effective Time may vary from the price of Ordinary Shares at the date of this Proxy Statement/Prospectus and at the dates of the Special Meetings, possibly by a material amount. Such variations may be the result of changes in the business, operations or prospects of Sun or GGE, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time will occur at a date later than the Special Meetings, there can be no assurance that the price of Ordinary Shares on the dates of the Special Meetings will be indicative of the price of Ordinary Shares or the Average Market Price at the Effective Time. The Effective Time will occur as soon as practicable following the Special Meetings and the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shareholders of Sun and stockholders of GGE are urged to obtain current market quotations for Ordinary Shares and GGE Common Stock. See "THE MERGER AGREEMENT--Exchange of GGE Common Stock and GGE Class B Stock" and "-- Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."


NECESSITY OF RECEIVING GOVERNMENTAL APPROVALS PRIOR TO THE MERGER


    Approval of the NJCC is required for the issuance, renewal or transfer of casino licenses for New Jersey casinos. Only entities holding a casino license or determined by the NJCC to be qualified to the standards set forth in the NJCCA may own or operate New Jersey casinos or own more than 5% of the stock of any corporation that owns or operates a New Jersey casino. The NJCCA also prohibits a sale by the corporate holder of a casino license of more than 5% of its stock to an unqualified person. Sun, Sub and GGE, therefore, would be legally prohibited from effecting the Merger if Sun was not appropriately qualified at the Effective Time. While the NJCC has granted Sun an ICA, there can be no assurance that the NJCC will approve Sun's application for a Plenary License. Receipt of an ICA gives Sun the option, but not the obligation, to consummate the Merger before receipt of a Plenary License. The Division of Gaming Enforcement has stated that it expects to complete its full investigation of Sun by the spring of 1997 and the NJCC would be expected to have a hearing on Sun's Plenary License promptly thereafter. In the event Sun elects to wait to receive a Plenary License before consummating the Merger, there would be a substantial amount of time between the date of the Special Meetings and the Effective Time. See "-- Fixed Range of Exchange Ratios Despite Possible Change in Stock Prices." In addition, the consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. Other filings with, notifications to and authorizations and approvals of, various governmental agencies with respect to the transactions contemplated by the Merger Agreement, relating to securities and other issues of law, must also be made and received prior to the consummation of the Merger. See "THE MERGER--Regulatory Approvals."


CONSUMMATION OF THE MERGER PRIOR TO RECEIPT OF PLENARY LICENSE



    Sun's obligation to consummate the Merger is conditioned on approval by the NJCC of Sun's application for a Plenary License. On October 30, 1996, Sun received an ICA, which gives Sun the option, but not the obligation, to consummate the Merger before receipt of the Plenary License. In granting an ICA to Sun, the NJCC found that Sun is qualified to act as a Holding Company on a preliminary basis, pending a final determination. In addition, as part of its ICA approval, the NJCC approved Sun's selection of former New Jersey Governor Thomas H. Kean as the ICA trustee to act in accordance with the NJCCA.



    In the event Sun elects to consummate the Merger pursuant to an ICA, the NJCCA would require Sun to place the GGE Securities (as defined in the NJCCA) into a "stand by" trust (the "ICA Trust") with Governor Kean as trustee (the "ICA Trustee"). If after the consummation of the Merger the NJCC subsequently determines that there is reasonable cause to believe that Sun should not be granted a Plenary License, the ICA Trust would become activated and the ICA Trustee would take control of GGE pending a final determination by the NJCC with respect to Sun's application for a Plenary License, with the exception that Sun could request that the NJCC direct the ICA Trustee to dispose of the GGE Securities prior to the final qualification determination. In the event Sun's application for a Plenary License was denied, the ICA Trustee would be obligated to dispose of all GGE Securities held in the ICA Trust. Sun would then only be entitled to receive the lesser of (i) the fair market value and (ii) the price paid by Sun for the GGE Securities. Transaction costs paid by Sun in respect of the Merger would not be recoverable by Sun regardless of the price at which the GGE Securities held in the ICA Trust were sold. There can be no assurance that if Sun elects to consummate the Merger pursuant to an ICA that Sun would not sustain substantial losses from the sale of GGE Securities from an ICA Trust in the event Sun's application for a Plenary License were denied.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


    In considering the recommendation of the Merger by the GGE Board, the holders of GGE Common Stock should be aware that certain directors and executive officers of GGE have certain interests in the Merger that are different from, or in addition to, the interests of holders of GGE Common Stock generally; such interests, together with other relevant factors, were considered by the GGE Board in making its recommendation and approving the Merger Agreement. See "THE MERGER--Interests of Certain Persons in the Merger."


DIVESTITURE RISK OF PROPOSED CHARTER AMENDMENT


    The NJCCA provides that the debt or equity securities of any corporation holding a New Jersey casino license may not be controlled by any person determined by the NJCC to be a Disqualified Holder. In order to ensure that a Disqualified Holder would be unable to control a licensed corporation's securities, the NJCCA requires the charter or by-laws of such corporation to provide that a person determined by the NJCC to be a Disqualified Holder (i) not be allowed to cast any vote in respect of any of such corporation's securities;
(ii) be required to dispose of any of such corporation's securities held by him within 120 days of the NJCC determination that such holder is a Disqualified Holder; and (iii) have any of such corporation's securities held by him beyond 120 days of the NJCC determination that he is a Disqualified Holder subject to redemption by such corporation at the lesser of fair market value and the price paid for such securities less any of such corporation's legal and other expenses incurred in effecting such redemption.

    The Charter Amendment, if approved, will add the provisions described in
(i), (ii) and (iii) above to the Sun Charter and all holders of Sun's debt or equity securities (including Ordinary Shares) will become subject to such provisions when the Charter Amendment is filed with the Registrar of Companies of The Bahamas. There can be no assurance that a holder of Ordinary Shares will not be determined to be a Disqualified Holder by the NJCC nor that such holder would not incur substantial financial loss in the disposition of his/her Ordinary Shares or in the redemption of such Ordinary Shares by Sun.



                          RISK FACTORS RELATED TO SUN


RISKS ASSOCIATED WITH NEW PROJECTS AND EXPANSION OF SUN

    GENERAL


    The ability of Sun to take advantage of business opportunities and further develop existing businesses will depend upon a number of factors, including the availability of financing, terms and covenants in its credit facilities, the ability of Sun, its key employees and, in certain cases, its partners to obtain governmental licenses, approvals and permits (including gaming and liquor licenses and permits and approvals relating to land use, construction and zoning) and, in some cases, the ability to find, and maintain relationships with, suitable development and business partners. The failure to obtain required licenses, permits or approvals in a timely manner or the loss or suspension of any such license, permit or approval may delay, restrict or prevent one or more projects, including the Paradise Island Expansion and the Pirate's Cove Renovation, from opening or from opening as scheduled or Sun from being the developer, manager or operator of one or more such projects.


    DEVELOPMENT, CONSTRUCTION AND RELATED RISKS

    The Paradise Island Expansion is expected to be completed by the second quarter of 1998 and the Pirate's Cove Renovation is expected to be completed during the fourth quarter of 1998. Development projects such as these, however, are inherently subject to significant development and construction risks, including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, unforeseen environmental problems, fire, natural disasters, geological problems, construction, demolition, excavation, regulatory and/or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Pre-existing environmental conditions, if any, on development sites can result in material liabilities and additional costs, as well as delays. See "--Possible Environmental Liabilities". The foregoing factors may delay or prohibit the construction or opening of one or more such projects or any future projects undertaken by Sun.

    ABILITY TO COMPLETE PROJECTS ON TIME AND WITHIN BUDGET


    The anticipated construction costs and completion dates for the Paradise Island Expansion and the Pirate's Cove Renovation are based on preliminary estimates and conceptual plans prepared by Sun. No assurances can be given that current budgets and estimates will prove to be accurate. In addition, no assurance can be given that the Paradise Island Expansion will commence construction during the fourth quarter of 1996 and will be completed during the second quarter of 1998, that the Pirate's Cove Renovation will be completed during the fourth quarter of 1998 or that construction costs for the Paradise Island Expansion or the Pirate's Cove Renovation will not exceed budgeted amounts. Failure to complete the Paradise Island Expansion or the Pirate's Cove Renovation may have a material adverse effect on the results of operations and financial condition of Sun. There can be no assurance that any development project, including the Paradise Island Expansion or the Pirate's Cove Renovation, will become operational as scheduled, or at all, or ultimately result in profitable operations. If any development project is not successful, Sun would be required to write off costs or investments associated with such project.

    NEED FOR ADDITIONAL FINANCING


    The development of resorts and casinos is capital-intensive. In connection with the Paradise Island Expansion, the Pirate's Cove Renovation and any other future development projects, including the Revised Chalfonte Project, it may be necessary for Sun and, in certain cases, its partners to raise additional financing, including by accessing the capital markets through the issuance of debt or equity securities. Although Sun has in place a $250 million revolving bank credit facility (the "Revolving Credit Facility"), such facility contains certain conditions precedent to funding. No assurances can be given that Sun will be able to satisfy such conditions precedent at the time that funding under the Revolving Credit Facility is needed or that Sun will be able to comply with the covenants and other terms of the credit agreement. Additionally, there can be no assurance that Sun and its partners, if applicable, will be able to raise any additional financing which may become necessary in connection with the Paradise Island Expansion, the Pirate's Cove Renovation or any future development projects, including the Revised Chalfonte Project. See "BUSINESS OF SUN--Revolving Credit Facility."


    MOHEGAN SUN PROJECT COSTS


    Although the Mohegan Sun Casino has commenced operations, the final development cost calculations have not been finalized. The anticipated project costs for developing, constructing, equipping and opening the Mohegan Sun Casino are based on budgets prepared by the Mohegan Gaming Authority with the assistance of Sun, TCA and the contractors. The Mohegan Gaming Authority has entered into a guaranteed maximum price contract with Morse Diesel International for the construction of the Mohegan Sun Casino. The final amount of such contract, however, is subject to modification based upon the occurrence of certain events, such as design change orders and costs associated with certain types of delays. The Mohegan Gaming Authority and Morse Diesel International have certain cost matters that have not been finalized as to whether such matters are covered under the guaranteed maximum price or whether such cost increases are the result of change orders or other events that could result in an increase in the contract price. The resolution of these issues in favor of Morse Diesel International may result in the final cost of the Mohegan Sun Casino exceeding its current budget. Based upon its review of the budget and the open cost items, the Mohegan Gaming Authority believes that the final construction cost will not exceed the construction budget by an amount greater than the available contingency. There is no assurance that the construction costs for the Mohegan Sun Casino will not exceed budgeted amounts. The Mohegan Gaming Authority may not obligate itself to pay development costs in excess of $325 million without the further consent of the National Indian Gaming Commission (the "NIGC"). In the event the resolution of the issues with Morse Diesel International result in total development costs being in excess of $325 million, the Mohegan Gaming Authority would require the consent of the NIGC, and there can be no assurances such consent would be given.


COMPETITION

    GENERAL

    The resort and casino industries are characterized by a high degree of competition among a large number of participants and are largely dependent on tourism. Sun competes with resorts both with and without gaming and with gaming facilities generally, including land-based casinos, riverboat, dockside and cruise ship on-board casinos and other forms of gaming, as well as other forms of entertainment. A number of Sun's competitors are larger and have greater financial and other resources than Sun. In addition, a number of jurisdictions have recently legalized gaming and other jurisdictions are considering the legalization of gaming. Sun cannot predict what effect a continued proliferation of gaming and the resulting increase in competition could have on Sun's ability to compete effectively in the future.

    Sun believes that the ability to compete effectively in the resort and gaming industries, particularly the destination resort and gaming industries, is based on several factors, including the scope, quality, location and accessibility of resort and gaming facilities and amenities, the effectiveness of marketing efforts, customer service, the relative convenience of available transportation, service and the quality and price of rooms, food and beverages, convention facilities and entertainment.

    PARADISE ISLAND

    Sun's Paradise Island operations compete with cruise ships and other hotels and resorts, particularly those on Paradise Island and New Providence Island in The Bahamas as well as those on Grand Bahama Island and other Caribbean islands. Future casino developments in other locations are also a potential source of competition for Sun's Paradise Island operations. The introduction of additional casino gaming, particularly land-based gaming in the United States and especially the eastern regions of the United States, could reduce the number of tourists visiting The Bahamas and could be a substantial source of competition for Atlantis.

    THE MOHEGAN SUN CASINO


    Because the Mohegan Sun Casino is marketed primarily to the day-trip customer, it competes primarily with other casinos within 150 miles and, to a lesser extent, with casinos in Atlantic City, New Jersey, some of which have greater resources and name recognition than Sun or the Mohegan Tribe. Currently, Foxwoods is the only casino in operation within 150 miles of the Mohegan Sun Casino site. Foxwoods is located approximately 10 miles from the Mohegan Sun Casino site and is currently the largest gaming facility in the United States in terms of the number of slot machines. In addition, Foxwoods offers a number of amenities that the Mohegan Sun Casino does not currently plan to offer, including hotels and extensive non-gaming entertainment facilities. Foxwoods has been in operation for more than four years and the Mohegan Gaming Authority believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than those of the Mohegan Gaming Authority or the Mohegan Tribe.


    Currently, outside Atlantic City, New Jersey, casino gaming in the northeastern United States may be conducted only by federally recognized Indian tribes operating under the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"). In addition to the Pequot Tribe, which operates Foxwoods, a federally recognized tribe in Rhode Island and a federally recognized tribe in Massachusetts are each seeking to establish gaming operations in their respective states. The Oneida Tribe, which operates a gaming facility in upstate New York, is seeking to expand its operations. In addition, a number of Indian tribes in New England are seeking federal recognition in order to establish gaming operations. Sun cannot predict whether any of these tribes will be successful in establishing gaming operations and, if established, whether such gaming operations will have a material adverse effect on the proposed operations of the Mohegan Sun Casino.

    In addition, a number of states, including Connecticut, have investigated legalizing casino gaming by non-Indians in one or more locations. In November 1995, the Connecticut state legislature rejected a proposal submitted by the Pequot Tribe to develop a casino in Bridgeport, Connecticut. The Pequot proposal had been submitted in response to a request for proposals made by the State of Connecticut. Under the tribal-state compact between the Mohegan Tribe and the State of Connecticut, if Connecticut were to legalize any gaming operations other than pursuant to IGRA (i.e., by an Indian tribe on Indian land) with slot machines or other commercial casino games, the Mohegan Tribe would no longer be required to make payments to the State of Connecticut related to slot machine revenues. Sun is unable to predict whether the Connecticut state legislature will accept any other casino proposal and, if such proposal results in a casino being constructed and opened, whether such casino will have a material adverse effect on the Mohegan Sun Casino.

    OTHER EXISTING OPERATIONS

    Sun Indian Ocean owns, and Sun manages, resort hotels in Mauritius and the Comoros. As vacation destinations, these resorts are in competition with other locations offering vacations to tourists from Europe, southern Africa and parts of Asia. In Mauritius, there is also competition from other resorts on the island. Sun France owns, and Sun provides technical assistance to, casinos located in Nice, Chamonix, Cassis and Carry-le-Rouet. Casino licenses in France may be issued only in resort towns or locations with natural spa facilities. Currently, Sun considers there to be approximately eight casinos that are in direct competition with the Sun France casinos. If additional casino licenses were granted in the resort locations in which Sun France operates and such casinos were built, Sun France's casinos would be faced with direct competition from those casinos.

CONTROL BY PRINCIPAL SHAREHOLDER


    SIIL controls approximately 55% of the Ordinary Shares of Sun (approximately 48% assuming the consummation of the Merger at a Conversion Number of .4324) and, accordingly, is able to control the outcome of substantially all matters requiring shareholder approval, including the election of Sun's directors, thereby controlling the management, policies and business operations of Sun.



    Pursuant to the terms of a new heads of agreement, dated December 13, 1995, as amended (the "New Heads of Agreement"), among Sun, SIIL and the Government of the Commonwealth of The Bahamas, SIIL has agreed, among other things, to maintain voting power in Sun of not less than 45% until six months after completion of the Paradise Island Expansion and thereafter to control a majority of the Sun Board for an additional five years. The requirement that SIIL maintains this level of voting power could have an adverse effect on Sun's ability in the future to obtain certain types of financing and could also have an adverse effect on Sun's ability to expand its business through acquisitions. In addition, this requirement could significantly restrict an entity's ability to acquire control of Sun.


REGULATORY AND POLITICAL FACTORS


    The operation of gaming facilities is generally subject to extensive governmental regulation. Regulatory authorities typically require various registrations, licenses, findings of suitability and approvals to be held by operators of gaming facilities. The regulatory authorities in these jurisdictions generally have broad discretion in the granting, renewal, suspension and revocation of licenses and require that such registrations, licenses, findings and approvals be renewed or updated periodically. In addition, gaming debts may not be legally enforced in certain foreign jurisdictions or in certain jurisdictions within the United States and, therefore, Sun may be unable to collect gaming debts from patrons of its casinos who reside in such jurisdictions. Sun and the necessary key personnel are currently qualified to operate in all the jurisdictions in which Sun operates. In connection with the Mohegan Sun Casino, each of the partners of TCA and certain employees of the Mohegan Sun Casino must be licensed by relevant tribal and state authorities. Each of the partners of TCA has received a gaming license from the Commissioner of Revenue Services of the State of Connecticut. No assurances can be given, however, that any new or permanent licenses, permits or approvals that may be required by Sun, its key employees and its partners, if applicable, in the future will be granted or that its existing licenses, permits and approvals will be renewed or will not be suspended or revoked in the future. In addition, gaming licenses or management agreements held or subsequently acquired by Sun or its subsidiaries pursuant to applicable law and regulations, including the IGRA and NIGC regulations, may require review, approval or licensing of any person or entity directly, or indirectly possessing or acquiring 10% or more of Sun's equity securities (a "Substantial Interest"). The NIGC is required to review, and approve any such person or entity and make a finding of suitability pursuant to the IGRA and NIGC regulations. If the NIGC were to determine that a person or entity holding a Substantial Interest in a gaming management agreement was unsuitable, prior approval of the management agreement could be revoked, subsequent approvals or renewals could be blocked, and certain required gaming licenses could be suspended, rescinded or denied. See "--TCA Management Agreement".


    Due to the extensive regulatory environments in which Sun operates, the various countries in which it operates and its dependence on tourism, Sun's operations may be materially and adversely affected by developments with respect to inflation, interest rates, government policies, price and wage controls, exchange control regulations, exchange rates, taxation, expropriation, political and social instability and other political or economic developments in or affecting the jurisdictions in which it operates and from which it draws tourists.

    Gaming operators generally are subject to significant taxation and fees. Such taxes and fees are subject to increase at any time. Sun pays substantial taxes and fees with respect to its gaming operations and will likely incur similar taxes and fees in any other jurisdictions in which it conducts gaming operations in the future. Any material increase or the adoption of additional taxes or fees could have a material adverse effect on Sun.


    As owner and manager of resort and gaming properties in a number of jurisdictions, Sun is subject to a wide range of laws and regulations with regard to such matters as taxation, exchange controls, labor relations, land use controls and environmental controls, and such laws and regulations, and governmental authorities responsible for such laws and regulations, can and do change.



CERTAIN MATTERS PERTAINING TO CHAIRMAN



    Certain media reports have questioned the suitability of Sun's Chairman, Mr. Solomon Kerzner, and Sun to hold gaming licenses as a result of events that occurred in 1986, in the Transkei, a former "tribal homeland" that was regarded by South Africa as an independent country but not recognized as such by the international community, relating to an alleged improper payment of $450,000 made to Chief George Matanzima, then Prime Minister of the Transkei who was overthrown by a military coup in 1988. The Transkei matter had been previously disclosed to the Mohegan Tribe, the NIGC and the Connecticut State Police and, following an investigation, the Mohegan Tribe approved Mr. Kerzner and Sun as partners in TCA, the developer and manager of the Mohegan Sun Casino. The NIGC subsequently approved the contract between the Mohegan Tribe and TCA. In addition, after investigation of the Transkei matter, the State of Connecticut recently issued Mr. Kerzner a permanent gaming license.



    In April 1994, as part of South Africa's new constitutional process, the Transkei was reincorporated into South Africa and the Attorney General of the Transkei is now an official of the South African judicial system. In October 1995, Mr. Kerzner, although not officially notified, learned that the Attorney General of the Transkei had requested that the South African police investigate the 1986 payment. The report of the investigating police officer, made available to the attorneys for the companies involved in accordance with South African law states that, by allowing the payment to be made, Mr. Kerzner acted without any personal benefit in an effort to protect what Mr. Kerzner believed to be legitimate rights of the companies involved, which were being threatened by Chief Matanzima. Such report also describes Chief Matanzima's action as being tantamount to commercial extortion and concludes that the State will have difficulty proving that the individuals or companies involved acted with the necessary intent to commit a crime. In an August 1996 report to a parliamentary committee, the Attorney General of the Transkei indicated that a decision considering the advisability to proceed with the case may not be made by him before next year. Until the case is officially closed, there can be no assurance that Mr. Kerzner will not be charged.



    The Transkei events, which occurred ten years ago, have not affected the ability of Sun or Mr. Kerzner to be licensed in the jurisdictions in which Sun operates. After disclosure to all applicable licensing authorities of the facts surrounding the Transkei matter, and following investigations, Sun and Mr. Kerzner hold gaming licenses in The Bahamas and Connecticut, Sun holds gaming licenses in France, and companies in southern Africa of which Mr. Kerzner has been chairman and chief executive officer hold gaming licenses in South Africa, including the Transkei region. Although the Transkei matter has not affected the licensing qualifications of Mr. Kerzner or Sun to date, no assurances can be given that Mr. Kerzner or Sun's licensing qualifications will not be so affected in the future.


TCA MANAGEMENT AGREEMENT

    Management fees payable to TCA pursuant to the TCA Management Agreement and payments with respect to the Subordinated Notes and Secured Completion Guarantee Notes purchased by Sun are subordinate in right to required payments on the Mohegan Senior Notes. The ability of the Mohegan

Gaming Authority to meet its payment obligations and its debt service requirements, including with respect to the Subordinated Notes, Secured Completion Guarantee Notes and payment of management fees to TCA will be entirely dependent upon the future performance of the Mohegan Sun Casino, which is subject to financial, economic, political, competitive, regulatory, environmental and other factors, many of which are beyond its control.

    The NIGC has the power to require modifications of management agreements with respect to casinos owned by Indian tribes if those agreements are at variance with applicable law, or regulations, or to void agreements if the management company fails to comply with the terms of the agreement or applicable laws or regulations. In addition, management agreements can be renewed or extended by the parties only with the approval of the NIGC. If the NIGC were to determine that a person or entity holding a Substantial Interest in a gaming management agreement was unsuitable, prior approval of the management agreement could be revoked, subsequent approvals or renewals could be blocked, and certain required gaming licenses could be suspended, rescinded or denied. The voiding or modification of the terms of the TCA Management Agreement could have a material adverse effect on the results of operations and financial condition of Sun. See "--Regulatory and Political Factors".

LIMITED RECOURSE AGAINST TRIBAL ASSETS

    Although the Mohegan Tribe and the Mohegan Gaming Authority have sovereign immunity and may not be sued without their consent, the Mohegan Tribe and the Mohegan Gaming Authority have granted a limited waiver of sovereign immunity and consent to suit in connection with the TCA Management Agreement, the Subordinated Notes and the Secured Completion Guarantee Notes. In addition, the Mohegan Gaming Authority has granted a limited waiver of sovereign immunity and consent to suit with respect to the enforcement of the obligation to repay the Mohegan Senior Notes. In the event that such waiver of sovereign immunity is held to be ineffective, TCA and Sun could be precluded from judicially enforcing their rights and remedies. Generally, however, waivers of sovereign immunity have been held to be enforceable against Indian tribes such as the Mohegan Tribe.

POSSIBLE ENVIRONMENTAL LIABILITIES

    The Mohegan Sun Casino site was formerly occupied by United Nuclear Corporation ("UNC"), a naval products manufacturer of, among other things, nuclear reactor fuel components. UNC's facility was officially decommissioned on June 8, 1994, when the Nuclear Regulatory Commission ("NRC") confirmed that all licensable quantities of special nuclear material ("SNM") had been removed from the Mohegan Sun Casino site and that any residual SNM contamination was remediated in accordance with the NRC approved decommissioning plan.


    From 1991 through 1993, UNC commissioned an environmental consultant to perform a series of environmental audits and reports on the Mohegan Sun Casino site, including an extensive Phase III Report. A Phase III Report typically includes additional soil investigations and/or groundwater monitoring based upon soil and groundwater samples gathered during the course of a previous environmental report. The environmental audits and soil sampling programs detected in the preparation of such Phase III Report, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. Extensive remediation of contaminated soils and additional investigations were then completed. Although the Mohegan Sun Casino site currently meets state remediation requirements, no assurance can be given that the various environmental reports or any other existing environmental studies with respect to the Mohegan Sun Casino site revealed all environmental liabilities, that any prior owners or tenants of the Mohegan Sun Casino site did not create any material environmental condition not known to the Mohegan Gaming Authority, that future laws, ordinances or regulations will not impose any material environmental liability or that a material environmental condition does not otherwise exist on the Mohegan Sun Casino site. Future remediation may be necessary if excavation and construction exposes contaminated soil which has otherwise been deemed isolated and not subject to cleanup requirements. Such remediation could adversely impact the results of operations of the Mohegan Sun Casino and the Mohegan Gaming Authority and therefore the results of operations and financial condition of Sun.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of Ordinary Shares in the public market could adversely affect the market price of the Ordinary Shares.


    SIIL controls approximately 55% of all the outstanding Ordinary Shares (approximately 48% assuming the consummation of the Merger at a Conversion Number of .4324). SIIL, by virtue of its control of Sun, could effectively cause Sun to file a registration statement and sell any and all the Ordinary Shares held by it.


    TCW Special Credits on behalf of certain funds and accounts ("TCW") and Fidelity Management & Research Company on behalf of certain funds and accounts managed by it and its affiliates ("Fidelity") together hold approximately 6% of the outstanding Ordinary Shares. TCW and Fidelity have certain registration rights granted to them by Sun in respect of such Ordinary Shares.


    At the annual general meeting held in 1995, the shareholders of Sun approved the Sun Stock Option Plan (the "Plan"). The Plan provides for options to be granted to acquire up to 2,000,000 Ordinary Shares. Currently there are options granted pursuant to the Plan to acquire 1,659,346 Ordinary Shares at option exercise prices ranging from $11.6875 to $50.00, 49,732 of which were exercisable as of the date of this Proxy Statement/Prospectus.



    Merv Griffin beneficially owns 2,125,108 shares (excluding shares issuable upon exercise of his warrants) of GGE Common Stock which will, assuming consummation of the Merger, be converted into the right to receive 918,896 Ordinary Shares (assuming a Conversion Number of .4324).


DIVIDENDS AND DIVIDEND POLICY


    The declaration, payment and amount of dividends on the Ordinary Shares are determined by the Sun Board. As a holding company, Sun's ability to pay dividends on the Ordinary Shares is subject to Sun's subsidiaries having sufficient earnings and cash flows to allow Sun to receive distributions from its subsidiaries. Moreover, the Revolving Credit Facility contains certain restrictions relating to distributions from Sun's subsidiaries. See "BUSINESS OF SUN--Revolving Credit Facility." There can be no assurance that Sun will pay dividends or as to the amount or timing thereof.


VOLATILITY OF PRICE OF SECURITIES

    The market prices of securities of companies whose future operating results are highly dependent on the passage, repeal or defeat of relevant legislation, actions of regulatory bodies and specific developments, such as the opening of new projects, are often highly volatile. Announcements concerning legislation approving, repealing or defeating gaming, regulatory actions concerning tax rates and enforcement of regulations, the granting of licenses, other governmental actions, developments in the gaming industry generally, announcements by Sun or by competitors, results of Sun's operations and financial market conditions generally may have a significant impact on the market price of the Ordinary Shares.

DEPENDENCE ON KEY PERSONNEL

    Sun depends upon the efforts and skills of Mr. Solomon Kerzner, its Chairman and Chief Executive Officer. See "MANAGEMENT OF SUN". Mr. Kerzner is also the Chairman of World Leisure Group Limited, a British Virgin Islands corporation ("WLG"), which indirectly owns through intermediate entities approximately one-third of the outstanding equity of SIIL, and is also a beneficiary of a Kerzner family trust which owns WLG. The loss of the services of Mr. Kerzner or his inability to devote sufficient attention to the operations of Sun could have a material adverse effect on Sun's ability to develop potential business opportunities. According to Mr. Kerzner's employment contract with Sun, he is obligated to devote at least two-thirds of his working time to the operations of Sun until July 1, 1998. In addition, Mr. Kerzner has agreed, subject to certain specified exceptions, that during the term of his employment he will not directly or indirectly engage in any business competitive with the business of Sun in any part of the world outside southern Africa and that he will bring all business opportunities relevant to the business of

Sun to the attention of Sun and permit Sun exclusively to exploit such opportunities. There is no assurance that two-thirds of Mr. Kerzner's working time will be sufficient to enable Sun to develop its business.

DEPENDENCE ON AIR SERVICE

    Most patrons of Sun's resorts on Paradise Island and virtually all the patrons of Sun Indian Ocean's hotels arrive by air. Although Sun considers the current level of air service to The Bahamas and Mauritius to be adequate, any interruption or reduction of air service to The Bahamas or Mauritius could have an adverse effect on Sun.

SEASONALITY AND WEATHER

    Sun's business has historically been seasonal, with the largest number of patrons visiting The Bahamas and Mauritius during late December and the first three months of the calendar year. Accordingly, revenues and operating profits for Sun have historically been higher during the first calendar quarter than in successive quarters. In addition, The Bahamas, Mauritius and the Comoros are subject to tropical weather and storms which, if severe, can interrupt the normal operations of Sun and affect tourism.


                          RISK FACTORS RELATED TO GGE


RECENT OPERATING RESULTS

    Two factors negatively affected GGE's operating results in the first half of 1996 -- heightened competition for patrons in the Atlantic City market and severe weather conditions during the first quarter of 1996.

    As competition for patrons has intensified, promotions -- complimentary services (rooms, food and beverage provided to patrons without charge), cash giveaways and events -- have increased. In recent quarters certain competitors have increased complimentaries and cash giveaways dramatically. Although GGE did increase its promotions somewhat during the first quarter of 1996 and more significantly during the second quarter of 1996, it still has elected not to keep pace with the industry's increased promotions due to the belief that the resulting increase in gaming win would not be sufficient to justify the incremental costs incurred. Consequently, GGE's market share of revenues has suffered. Also, expansions at two competing Atlantic City properties were completed in May 1996 which, together, added approximately 1,100 hotel rooms and approximately 60,000 square feet of gaming space to the Atlantic City market. Several other companies have announced plans to expand existing or construct new casino/hotels in Atlantic City. GGE can give no assurance that the increased cost of obtaining gaming revenues will not continue in future periods.

    Also, the severe weather experienced during the first quarter of 1996 adversely affected operations in that period as the principal means of transportation to Atlantic City is by automobile or bus. The impact of inclement weather is more severe on the Resorts Casino Hotel than on competing properties which are more accessible from main thoroughfares and which currently have more covered parking and covered terminals for bus patrons.

COMPETITION


    Competition in the Atlantic City casino/hotel industry is intense. Casino/hotels compete primarily on the basis of promotional allowances, entertainment, advertising, services provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities, and parking facilities. The Resorts Casino Hotel competes directly with 11 casino/hotels in Atlantic City which, in the aggregate, contain almost 1,000,000 square feet of gaming area, including simulcast betting and poker rooms, and almost 10,000 hotel rooms. Significant additional expansion is expected in the near future.


    The Resorts Casino Hotel is located at the eastern end of the Boardwalk adjacent to the Trump Taj Mahal Casino Resort (the "Taj Mahal"), which is next to the Showboat. These three properties have a total of approximately 2,700 hotel rooms and approximately 314,000 square feet of gaming space in close proximity to each other. In 1995, the three casino/hotels combined generated approximately 30% of the gross gaming revenue of Atlantic City. A 28-foot wide enclosed pedestrian bridge between the Resorts Casino Hotel and the Taj Mahal allows patrons of both hotels and guests for events being held at the Resorts Casino Hotel and the Taj Mahal to move between the facilities without exposure to the weather. A similar enclosed pedestrian bridge connects the Showboat to the Taj Mahal, allowing patrons to walk under cover among all three casino/hotels. The remaining nine Atlantic City casino/hotels are located approximately one-half mile to one and one-half miles to the west on the Boardwalk or in the Marina area of Atlantic City.


    In recent years, competition for the gaming patron outside of Atlantic City has become extremely intense. In 1988, only Nevada and New Jersey had legalized casino operations. Currently, twenty four states have legalized casinos on land, water or Indian reservations. Also, The Bahamas and other destination resorts in the Caribbean and Canada have increased the competition for gaming revenue. Thus, the competition for the destination resort patron has intensified. Directly competing with Atlantic City for the day-trip patron is Foxwoods. The Mohegan Sun Casino provides additional competition for the Resorts Casino Hotel. The Oneida Indians opened a casino near Syracuse, New York in 1993 which they are now seeking to expand. Other Indian tribes in the states of New York and Rhode Island are seeking federal recognition in order to establish gaming operations which would further increase the competition for day-trip patrons.


POSSIBLE ENVIRONMENTAL LIABILITIES

    The Environmental Protection Agency ("EPA") has named a predecessor to GGE as a potentially responsible party in the Bay Drum hazardous waste site (the "Site") in Tampa, Florida which the EPA has listed on the National Priorities List. No formal action has commenced against GGE and GGE intends to dispute any claims of this nature, if asserted. Although it may ultimately be determined that GGE is one of several hundred parties that are jointly and severally liable for the costs of Site remediation and for damages to natural resources at the Site caused by hazardous wastes, the extent of such liability, if any, cannot be determined at this time.

                       SUN EXTRAORDINARY GENERAL MEETING

PURPOSE

    At the Sun Extraordinary General Meeting, the shareholders of Sun will consider and vote upon a proposal to approve the Charter Amendment.

    The Sun Board has unanimously approved the Merger Agreement and the Charter Amendment. THE SUN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SUN VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT AT THE SUN EXTRAORDINARY GENERAL MEETING. See "THE MERGER--Sun's Reasons for the Merger; Recommendation of its Board of Directors" and "PROPOSED SUN CHARTER AMENDMENT."

RECORD DATE; VOTING RIGHTS


    Only holders of record of Ordinary Shares at the Sun Record Date, October 28, 1996, are entitled to receive notice of and to vote at the Sun Extraordinary General Meeting. At the Sun Record Date, there were 29,245,184 Ordinary Shares outstanding, each of which entitles the registered holder thereof to one vote.


SHARE OWNERSHIP OF MANAGEMENT AND SIIL


    At the Sun Record Date, directors and executive officers of Sun, as a group, were the owners of an aggregate of less than 1% of the Ordinary Shares then outstanding (excluding Ordinary Shares issuable pursuant to their Stock Options) and SIIL controlled approximately 55% of the Ordinary Shares then outstanding. See "THE STOCKHOLDER AGREEMENTS--Sun Stockholder Agreement" and "PRINCIPAL SHAREHOLDER OF SUN."


QUORUM

    Under the IBCA and the Sun Charter, the presence of a quorum is required to transact business at the Sun Extraordinary General Meeting. The presence in person or by proxy of the holders of a majority of outstanding Ordinary Shares shall constitute a quorum on all matters.


    Ordinary Shares represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will Ordinary Shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld from such broker, fiduciary or nominee on one or more matters. SIIL's agreement to vote its Ordinary Shares at the Sun Extraordinary General Meeting pursuant to the Sun Stockholder Agreement ensures a quorum at the Sun Extraordinary General Meeting. See "THE STOCKHOLDER AGREEMENTS--Sun Stockholder Agreement."


PROXIES

    All Ordinary Shares represented by properly executed proxies in the enclosed form which are received prior to or at the Sun Extraordinary General Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Charter Amendment. In addition, the persons designated in such proxy will have discretion to vote upon any other matter which properly comes before the Sun Extraordinary General Meeting such as a procedural matter relating to the Sun Extraordinary General Meeting, including the right to vote for any adjournment thereof proposed to solicit additional proxies. Any proxy may be revoked by the shareholder executing it by delivering written notice thereof to the Corporate Secretary of Sun prior to the time voting is declared closed or by attending the Sun Extraordinary General Meeting and voting in person. Attendance at the Sun Extraordinary General Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

    The solicitation of proxies for the Sun Extraordinary General Meeting is being made on behalf of the Sun Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Sun Extraordinary General Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation materials to beneficial owners, will be borne by Sun, except that Sun and GGE will share equally all printing and mailing expenses and filing fees. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers and employees of Sun. Sun may request persons, such as brokers, nominees and fiduciaries, holding Ordinary Shares in their names to forward proxy materials to the beneficial owners and it will reimburse such persons for their reasonable expenses incurred in doing so.

REQUIRED VOTE

    Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the Ordinary Shares outstanding as of the Sun Record Date.


    An abstention with respect to the Charter Amendment will have the effect of a vote cast against such proposal. The Ordinary Shares represented by valid proxies received will be voted in the manner specified on the proxies. Where a specific choice is not indicated, the Ordinary Shares represented by valid proxies received will be voted "FOR" approval of the Charter Amendment. Brokers who hold Ordinary Shares as nominees will not have discretionary authority to vote such shares on the Charter Amendment in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against the Charter Amendment. SIIL's agreement, pursuant to the Sun Stockholder Agreement, to vote its Ordinary Shares in favor of the Charter Amendment ensures a number of affirmative votes sufficient to approve the Charter Amendment. See "THE STOCKHOLDER AGREEMENTS--Sun Stockholder Agreement."


                         PROPOSED SUN CHARTER AMENDMENT

    At the Sun Extraordinary General Meeting, the shareholders of Sun will be asked to consider and vote upon a proposal to approve and adopt the Charter Amendment which would add the following provisions to the Sun Charter required by the NJCCA as a result of the Merger:

        "These Articles of Association shall be subject to the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq., and the rules and regulations of the New Jersey Casino Control Commission (the "Commission") as they currently exist or as they hereinafter may be amended (the "Act"), including without limitation the following:


        A. The securities (as defined in the Act) of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if, in the judgment of the Board of Directors, such action should be taken, pursuant to the International Business Companies Act of 1989 of the Commonwealth of The Bahamas or any other applicable provision of law, to the extent necessary to prevent the loss or secure the reinstatement of any government-issued license or franchise held by the Corporation or any Subsidiary (as defined in Paragraph E of this Article) to conduct any portion of the business of the Corporation or such Subsidiary, which license or franchise is conditioned upon some or all of the holders of the Corporation's securities possessing prescribed qualifications. In the event a holder of the Corporation's securities is found not to possess such prescribed qualifications by the Commission pursuant to the Act (a "Disqualified Holder"), such Disqualified Holder shall indemnify the Corporation for any and all direct or indirect costs, including attorneys' fees, incurred by the Corporation as a result of such holder's continuing ownership or failure to divest promptly.

        B. Except as is otherwise expressly provided in instruments containing the terms of the Corporation's securities, which instruments have been approved by the Commission, so long as the Corporation shall remain a publicly traded holding company as defined in the Act, in accordance with N.J.S.A. 5:12-82(d)(7) and (9), all securities of the Corporation shall be held subject to the condition that if a holder thereof is found to be a Disqualified Holder, such holder shall dispose of his interest in the Corporation within 120 days following the Corporation's receipt of notice (the "Notice Date") of the holder's disqualification. Promptly following its receipt of notice from the Commission that a holder of securities of the Corporation has been found disqualified, the Corporation shall either deliver such written notice personally to the Disqualified Holder, mail it to such Disqualified Holder at the address shown on the Corporation's books and records, or use any other reasonable means to provide notice. Failure of the Corporation to provide notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights.

        If any Disqualified Holder fails to dispose of his securities within 120 days of the Notice Date, the Corporation may redeem such securities at the lesser of (i) the lowest closing sale price of such securities between the Notice Date and the date 120 days after the Notice Date, or (ii) such holder's original purchase price.

        C. If the Corporation shall become a privately-held holding company as defined in the Act, in accordance with N.J.S.A. 5:12-82(d)(7), (8) and (10), the Commission shall have the right of prior approval with regard to transfers of securities, shares, and other interests in the Corporation and the Corporation shall have the absolute right to redeem at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Corporation in accordance with the Act.

        D. So long as the Corporation shall remain a holding company as defined in the Act, in accordance with N.J.S.A. 5:12-105(e), commencing on the date the Commission serves notice on the Corporation that a security holder has been found disqualified, it shall be unlawful for the Disqualified Holder to
    (i) receive any dividends or interest upon any such securities of the Corporation held by such holder; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form, for services rendered or otherwise, from any Subsidiary of the Corporation that holds a casino license.


        E. For purposes of this Article, the term "Subsidiary" shall have the meaning set forth in N.J.S.A. 5:12-47."


    The Sun Board by resolution dated August 18, 1996 has adopted the Charter Amendment.

    The Charter Amendment is a necessary prerequisite to the consummation of the Merger as the NJCC will not approve the Merger and Sun would not be permitted to own a New Jersey casino without the required language being added to the Sun Charter.

    Approval of the Charter Amendment will require the affirmative vote of the holders of a majority of the Ordinary Shares outstanding as of the Sun Record Date. SIIL's agreement, pursuant to the Sun Stockholder Agreement, subject to certain conditions, to vote its Ordinary Shares in favor of the Charter Amendment ensures a number of affirmative votes sufficient to approve the Charter Amendment. If so approved, the Charter Amendment will be effective upon the filing thereof with the Registrar of Companies in The Bahamas. Approval of the Charter Amendment will result in all holders of Ordinary Shares being subject to the redemption provisions of the amended Sun Charter.

    THE SUN BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SUN VOTE "FOR" THE APPROVAL OF THE CHARTER AMENDMENT.

                              GGE SPECIAL MEETING

PURPOSE


    At the GGE Special Meeting, the holders of GGE Common Stock will consider and vote upon a proposal to adopt the Merger Agreement.



    The GGE Board has unanimously determined that the Merger is advisable and fair to and in the best interests of GGE and its stockholders and has approved the Merger Agreement. THE GGE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF GGE COMMON STOCK VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AT THE GGE SPECIAL MEETING. See "THE MERGER--GGE's Reasons for the Merger; Recommendation of its Board of Directors."


    For a discussion of (i) the interests that certain directors and executive officers of GGE have with respect to the Merger that are different from, or in addition to, the interests of stockholders of GGE generally and (ii) information regarding the treatment of options and warrants to purchase GGE Common Stock and other rights of certain directors and executive officers of GGE, see "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement", "THE MERGER--Interests of Certain Persons in the Merger" and "THE MERGER AGREEMENT--Effect on GGE Benefit Plans, Stock Options and Warrants." Such interests, together with other relevant factors, were considered by the GGE Board in making its recommendation and approving the Merger Agreement.

RECORD DATE; VOTING RIGHTS


    Only holders of record of GGE Common Stock at the GGE Record Date, November 1, 1996, are entitled to receive notice of and to vote at the GGE Special Meeting. At the GGE Record Date, there were 7,942,785 shares of GGE Common Stock outstanding. Each registered holder of GGE Common Stock is entitled to one vote per share at the GGE Special Meeting. Holders of GGE Class B Stock are not entitled to vote at the GGE Special Meeting but are entitled to notice thereof.


SHARE OWNERSHIP OF MANAGEMENT AND SIGNIFICANT STOCKHOLDERS


    At the close of business on the GGE Record Date, directors and executive officers of GGE, as a group, were the beneficial owners of an aggregate of 2,241,528 shares (approximately 28% of the GGE Common Stock then outstanding) excluding shares issuable pursuant to their options and warrants. Of these shares, 2,125,108 were beneficially owned by Merv Griffin, one of the Significant GGE Stockholders. Pursuant to the terms of the GGE Stockholder Agreement, the Significant GGE Stockholders have agreed, subject to certain conditions set forth in the GGE Stockholder Agreement, to vote their shares of GGE Common Stock in favor of the adoption of the Merger Agreement at the GGE Special Meeting. The general effect of the GGE Stockholder Agreement, subject to certain conditions set forth therein, is to ensure the affirmative vote at the GGE Special Meeting of 2,125,108 shares of GGE Common Stock representing approximately 27% of the GGE Common Stock outstanding as of the GGE Record Date. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."


QUORUM

    Under the DGCL and GGE's Amended and Restated By-Laws (the "GGE By-Laws"), the presence of a quorum is required to transact business at the GGE Special Meeting. The presence in person or by proxy of stockholders entitled to cast a majority in number of votes upon a question to be considered constitutes a quorum. Pursuant to the terms of the GGE Stockholder Agreement, each Significant GGE Stockholder who is a party thereto has agreed to vote his or its shares in person or by proxy at the GGE Special Meeting. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."

    Shares of GGE Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters.

    In the event that a quorum is not present at the GGE Special Meeting, it is expected that such meeting will be adjourned or postponed to solicit additional proxies.

PROXIES

    All shares of GGE Common Stock represented by properly executed proxies in the enclosed form which are received prior to or at the GGE Special Meeting and have not been revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR the adoption of the Merger Agreement. In addition, the persons designated in such proxy will have discretion to vote upon any other matter which properly comes before the GGE Special Meeting such as a procedural matter relating to the GGE Special Meeting, including the right to vote for any adjournment thereof proposed to solicit additional proxies. Any proxy may be revoked by the stockholder executing it by delivering written notice thereof to the Secretary of GGE prior to the time voting is declared closed or by attending the GGE Special Meeting and voting in person. Attendance at the GGE Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

    The solicitation of proxies for the GGE Special Meeting is being made on behalf of the GGE Board. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the GGE Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation materials to beneficial owners, will be borne by GGE, except that Sun and GGE will share equally all printing and mailing expenses and filing fees. Solicitation will be by mail, except for any personal solicitation made orally or in writing by or under the direction of directors, officers and employees of GGE. GGE may request persons, such as brokers, nominees and fiduciaries, holding GGE Common Stock in their names to forward proxy materials to the beneficial owners and it will reimburse such persons for their reasonable expenses incurred in doing so.

REQUIRED VOTE

    Adoption of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of GGE Common Stock. An abstention will have the effect of a vote cast against such proposal. Brokers who hold GGE Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any shares which are not voted because the nominee-broker lacks such discretionary authority will have the effect of votes cast against such proposal. The terms of the GGE Stockholder Agreement are intended to ensure that the shares of certain holders of GGE Common Stock will be voted at the GGE Special Meeting in favor of the adoption of the Merger Agreement. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."

                           THE STOCKHOLDER AGREEMENTS


    THE DESCRIPTION OF THE STOCKHOLDER AGREEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE STOCKHOLDER AGREEMENTS, COPIES OF WHICH ARE ATTACHED HERETO AS ANNEX II AND ANNEX III, AND ARE INCORPORATED HEREIN BY REFERENCE.


GGE STOCKHOLDER AGREEMENT

    On August 19, 1996, Sun entered into the GGE Stockholder Agreement with the Significant GGE Stockholders.


    Together, the Significant GGE Stockholders held, on the GGE Record Date, approximately 27% of the outstanding GGE Common Stock and are therefore together able to control approximately 27% of the vote on all matters submitted to a vote of the holders of GGE Common Stock, including the adoption of the Merger Agreement.



    Pursuant to the terms of the GGE Stockholder Agreement, each Significant GGE Stockholder has agreed, until the GGE Stockholder Agreement is terminated by its terms, to vote (or cause to be voted) at the GGE Special Meeting or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement is sought, his or its shares of GGE Common Stock (together, the "Subject Shares") in favor of the adoption of the Merger Agreement (or alternatively upon Sun's request, to grant Sun a proxy to so vote the Subject Shares, provided Sun has obtained all necessary approvals in connection with such proxy).


    Further, each Significant GGE Stockholder has agreed: (a) to vote (or cause to be voted), at any meeting of the stockholders of GGE or in any other circumstances upon which his or its vote, consent or other approval is sought, the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by GGE or any other takeover proposal (as defined in the Merger Agreement) or (ii) any amendment of GGE's Restated Certificate of Incorporation (the "GGE Charter"), the GGE By-Laws or any other proposal or transaction involving GGE or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of GGE Common Stock; and (b) not to (i) sell, transfer, pledge, assign or otherwise encumber or dispose of (including by gift) any of the Subject Shares, any option ("Option") or warrant ("Warrant") in respect of any GGE Common Stock or any shares of GGE Common Stock subject to any option or warrant other than pursuant to the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any takeover proposal, (iii) exercise any Option or Warrant, in whole or in part or (iv) commit or agree to take any of the foregoing actions.

    Pursuant to the terms of the GGE Stockholder Agreement, each Significant GGE Stockholder is prohibited from directly or indirectly soliciting, initiating or encouraging the submission of any takeover proposal, or taking any actions to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a takeover proposal. In addition, each Significant GGE Stockholder has agreed to use all reasonable efforts to take, until the consummation of the Merger or the termination of the Merger Agreement, all actions, and to do and cooperate in doing, all things necessary, proper and advisable, to make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated thereby. In the event the Merger Agreement is terminated under circumstances where Sun is or may become entitled to receive the termination fee as described under "THE MERGER AGREEMENT--Fees and Expenses," each Significant GGE Stockholder will be obligated to pay to Sun on demand an amount equal to 50% of the profit (as determined pursuant to the terms of the GGE Stockholder Agreement) of such Significant GGE Stockholder from the consummation of any takeover proposal that is consummated within one year of such termination. In addition, in the event the Significant

GGE Stockholders are required to make the payment described in the preceding sentence, each Significant GGE Stockholder shall pay to Sun on demand 50% of the amount equal to the excess of (a) any consideration received by such Significant GGE Stockholder, directly or indirectly, in respect of employment, services, licenses or other agreements or arrangements over (b) the consideration, if any, that would have been received by such Significant GGE Stockholder pursuant to the License and Services Agreement (which is included as Annex VI hereto), valuing any non-cash consideration in accordance with the terms of the GGE Stockholder Agreement.


    The GGE Stockholder Agreement shall terminate upon the earlier of (a) July 31, 1997 and (b) the Effective Time of the Merger. In addition, subject to certain conditions, the GGE Stockholder Agreement will terminate at the time the Merger Agreement is terminated for any of certain specified reasons.

SUN STOCKHOLDER AGREEMENT

    Pursuant to the terms of the Sun Stockholder Agreement, SIIL, the controlling Sun shareholder, has agreed, among other things, until the Sun Stockholder Agreement is terminated by its terms, to vote the Ordinary Shares then held by SIIL, or grant a consent or approval in respect of such Ordinary Shares, at any meeting of Sun shareholders or at any adjournment thereof or in any other circumstances upon which its vote, consent or other approval is sought, (i) in favor of any amendments to the Sun Charter that add such provisions as may be necessary as a result of consummation of the transactions contemplated by the Merger Agreement to comply with the NJCCA and (ii) if the Merger Agreement is amended to change the structure of the Merger, in favor of the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement and each of the transactions contemplated by the Merger Agreement. See "THE MERGER AGREEMENT--Termination."

    The Sun Stockholder Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement and (b) the Effective Time of the Merger.

                                   THE MERGER

GENERAL


    At the Effective Time of the Merger, Sub will be merged with and into GGE, with GGE continuing as the surviving corporation and a wholly owned subsidiary of Sun. As a result of the Merger, the separate corporate existence of Sub will cease and GGE will succeed to all the rights and be responsible for all the obligations of Sub in accordance with the DGCL. Subject to the terms and conditions of the Merger Agreement, each share of GGE Common Stock outstanding immediately prior to the Effective Time (other than shares owned directly or indirectly by Sun or GGE, which will be canceled) will be converted into the right to receive the Conversion Number of an Ordinary Share. Cash will be paid to holders of GGE Common Stock in lieu of any fractional Ordinary Shares. Also subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of GGE Class B Stock will be converted into the right to receive the Class B Consideration. As a result of such conversion, the holders of GGE Class B Stock will not be entitled to special rights with respect to the election of directors to which holders of GGE Class B Stock were previously entitled. As of the Effective Time, the fraction of an Ordinary Share into which a share of GGE Class B Stock is converted shall be traded as part of a Unit. See "THE MERGER AGREEMENT--Conversion of GGE Common Stock",-- "Conversion of GGE Class B Stock", "-- Fractional Shares" and "DESCRIPTION OF GGE CAPITAL STOCK." The Merger Agreement also provides for the assumption by Sun of certain GGE options and warrants.



    ORDINARY SHARES ISSUED IN CONNECTION WITH THE MERGER. Based on the number of shares of GGE Common Stock and GGE Class B Stock outstanding on the GGE Record Date and based on an assumed Conversion Number of .4324 and Class B Consideration of .1928 of an Ordinary Share per share of GGE Class B Stock, 4,113,545 Ordinary Shares would be issued upon consummation of the Merger, assuming exercise of all outstanding options and warrants for shares of GGE Common Stock prior to the Effective Time.


    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware unless the Certificate of Merger provides for a later time of effectiveness. The filing of the Certificate of Merger will occur as soon as practicable on or after the Closing Date. See "THE MERGER AGREEMENT--Conditions to the Consummation of the Merger; Conditions to Each Party's Obligation to Effect the Merger."

BACKGROUND OF THE MERGER


    In May 1994, Sun and GGE closed a transaction in which Sun acquired the Paradise Island businesses of Resorts International, Inc. (predecessor to GGE).



    In May 1996, Sun publicly expressed its interest in entering the Atlantic City market and asked Bear Stearns, its financial advisor, to review the public documents of GGE to determine the advisability of pursuing a possible acquisition. In July 1996, representatives of Sun expressed interest in acquiring some of GGE's excess real estate holdings in Atlantic City and requested a meeting with GGE executives. On July 17, 1996, GGE's Executive Vice President--Finance and Chief Financial Officer, Matthew B. Kearney, met with Sun's President, Howard B. Kerzner and Sun's Executive Vice President--General Counsel, Charles D. Adamo regarding the possible sale to Sun of GGE's excess real estate holdings in the South Inlet area of Atlantic City, an area where it had been publicly reported that MGM Grand was planning a major development. Sun indicated its interest in the Atlantic City market and in a possible casino/hotel/resort to be developed in that area. Sun stated that it intended to file an application with the NJCC for a license to own and operate a casino in Atlantic City. At this meeting, the possibility of a combination of the two companies was raised.



    On July 20, 1996, Mr. Kearney met again with Mr. H.B. Kerzner and with Sun's Chairman and Chief Executive Officer, Solomon Kerzner, at which time Sun's possible interest in pursuing a combination transaction was further discussed. Subsequently, several telephone discussions were held between representatives of GGE and representatives of Sun resulting in a subsequent meeting between Mr. Kearney and Mr. H.B. Kerzner in Florida on July 25, 1996 at which Sun expressed its interest in a possible merger transaction with GGE.



    On July 30, 1996, at the invitation of Messrs. H.B. Kerzner and Adamo, the President and Chief Executive Officer of GGE, Thomas E. Gallagher, Lawrence Cohen, Executive Vice President and Chief Financial Officer of the Griffin Group, and Mr. Kearney visited Sun's joint venture development with the Mohegan Tribe then under construction in Montville, Connecticut and also visited the Foxwoods casino operated by the Pequot Tribe at Ledyard, Connecticut, approximately ten miles away. Following this visit, during the period July 30 through August 2, Mr. Gallagher consulted by telephone with individual members of the GGE Board to ascertain their preliminary views regarding a possible transaction with Sun and the process for evaluating and negotiating such a transaction, including the potential range of acceptable consideration and the possible retention of a financial advisor to GGE.


    On August 1, 1996, Mr. Kearney met with Mr. H.B. Kerzner in Atlantic City, and later on the same day Mr. Gallagher met with Mr. H.B. Kerzner in New York City. During these meetings, discussions continued regarding the possible terms upon which a merger transaction might be negotiated. Thereafter, on August 2 and 3, 1996, several telephone discussions took place between Messrs. Gallagher, Kearney and representatives of Sun. The principal topic was a possible merger of GGE with Sun on the basis of a stock for stock exchange at a ratio involving a significant premium over GGE's then current market price although specific prices were not agreed upon.


    On August 5, 1996, GGE retained Morgan Stanley to act as financial advisor to GGE in connection with further consideration of a possible business combination.



    On August 7, 1996, a regularly scheduled meeting of the GGE Board was held in New York City, at which GGE management reported on the status of discussions with Sun and presentations were made by GGE's outside counsel as to applicable legal issues and by Morgan Stanley regarding the diligence and valuation process.


    On August 9, 1996, Messrs. Gallagher and Kearney, together with Morgan Stanley, met with Sun executives and Bear Stearns at the offices of Bear Stearns and began the formal diligence process. Subsequently, Morgan Stanley and Bear Stearns continued diligence procedures directly with one another and with Sun and GGE. In addition, GGE's and Sun's respective outside auditors were respectively requested to interview Sun's and GGE's auditors with regard to the financial statements of Sun and GGE.


    On August 12, 1996, a regularly scheduled meeting of the Sun Board was held at Paradise Island at which Sun management reported on the status of discussions with GGE. Bear Stearns, who were retained as financial advisors, made a presentation regarding a possible transaction with GGE, and the Sun Board authorized Sun management to continue to negotiate the terms of such a transaction. During the week of August 12, 1996, additional financial and legal due diligence was conducted by GGE's and Sun's respective outside counsels and financial advisors. On August 14, 1996 a special meeting of the GGE Board was held telephonically at which further discussion of the desirability of a business combination occurred, along with extensive discussion of possible financial terms of such a merger. At such meeting, further presentations were made by GGE's outside counsel and by Morgan Stanley.


    Representatives of GGE and Sun and their respective counsel met at the offices of Sun's outside counsel on August 14 and 15, 1996 to continue negotiations regarding the form of merger agreement.

    On August 16, 17 and 18, 1996 further negotiations were conducted between Messrs. Gallagher and Kearney of GGE and Messrs. H.B. Kerzner and Adamo of Sun.


    On August 18, 1996, the Sun Board held a meeting at which Bear Stearns delivered an oral fairness opinion. Following presentations by key members of Sun management and a review of the terms of the

Merger by the Sun Board, the Sun Board approved the terms of and authorized Sun management to execute the Merger Agreement and approved the transactions contemplated thereby.

    On August 19, 1996, the GGE Board held a meeting in New York to consider the terms of the Merger Agreement. Following a report by management, presentations by Morgan Stanley, GGE's independent auditors and counsel, and extensive discussions of relevant considerations, including the outlook for the Atlantic City gaming market and GGE's expansion plans, financial and valuation analyses of GGE and Sun, Morgan Stanley's fairness opinion, detailed review of the Merger Agreement, regulatory matters and due diligence, the GGE Board unanimously approved the Merger and authorized the execution and delivery of the Merger Agreement.

SUN'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

    The Sun Board has carefully considered the terms of the Merger and has approved the Merger Agreement, the Charter Amendment and the related transactions and unanimously recommends that the Sun shareholders vote FOR the approval of the Charter Amendment at the Sun Extraordinary General Meeting.

    The Sun Board believes that the terms of the Merger are attractive to Sun and that the Merger would be strategically advantageous for Sun and would enhance future value for Sun shareholders.

    In reaching its conclusion, the Sun Board considered, among other things:
(i) the judgment, advice and analyses of its management; (ii) the analysis prepared by, and the opinion of, Bear Stearns; (iii) the financial condition, results of operations and cash flows of Sun and GGE, both on an historical and a prospective basis; (iv) the synergies and operating efficiencies that should become available to the combined enterprise as a result of the Merger; (v) the strategic benefits of the Merger; (vi) the current and prospective environment in which Sun operates, including international, national and local economic conditions, the competitive environment for resort and gaming companies generally and the trend towards consolidation in the gaming industry;
(vii) the express terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of Sun; (viii) historical market prices and trading information with respect to Ordinary Shares and GGE Common Stock; (ix) the tax effects of the Merger on Sun; and (x) the ability of Sun and GGE to obtain the necessary regulatory approvals.

    The foregoing discussion of the information and factors considered and given weight by the Sun Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Sun Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Sun Board may have given different weights to different factors.

    THE SUN BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ORDINARY SHARES VOTE "FOR" APPROVAL OF THE CHARTER AMENDMENT.

OPINION OF SUN'S FINANCIAL ADVISOR

    Sun, pursuant to an engagement letter dated August 18, 1996 (the "Engagement Letter"), retained Bear Stearns as its exclusive financial advisor in connection with Sun's proposed acquisition of GGE.

    At the August 18, 1996 meeting of the Sun Board, Bear Stearns delivered its oral opinion, confirmed in writing as of such date, to the effect that, as of the date thereof, and subject to the assumptions and qualifications set forth therein, the Merger was fair, from a financial point of view, to Sun. As described below, Bear Stearns also performed and received a fee for certain other financial advisory services for Sun in connection with the Merger.

    THE FULL TEXT OF THE WRITTEN OPINION OF BEAR STEARNS, DATED AS OF AUGUST 18, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX IV HERETO

AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. HOLDERS OF ORDINARY SHARES ARE URGED TO READ THE BEAR STEARNS OPINION IN ITS ENTIRETY.

    The opinion of Bear Stearns is intended solely for the benefit and use of the Sun Board and does not constitute a recommendation to any holder of Ordinary Shares as to how such holder should vote in connection with the Merger. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date of its opinion.

    The Conversion Number together with the provisions for adjustment of the Conversion Number were determined by arm's-length negotiation between Sun and GGE, although Sun consulted with Bear Stearns from time to time with respect thereto. No limitations were imposed by Sun on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion.

    In connection with rendering its opinion, Bear Stearns, among other things:
(i) reviewed the Merger Agreement in substantially final form; (ii) reviewed Sun's Annual Report on Form 20-F for the fiscal years ended December 31, 1994 and 1995, and its Reports on Form 6-K setting forth its financial results for the periods ended March 31, 1996 and June 30, 1996; (iii) reviewed certain operating and financial information, including projections, provided to Bear Stearns by the management of Sun relating to Sun's business and prospects (the "Sun Projections"); (iv) met with certain members of Sun's senior management to discuss its operations, historical financial statements and future prospects;
(v) visited Sun's facilities on Paradise Island, The Bahamas and in Montville, Connecticut; (vi) reviewed GGE's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; (vii) reviewed certain operating and financial information, including projections, provided to Bear Stearns by Sun's management relating to GGE's business and prospects (the "GGE Projections" and, together with the Sun Projections, the "Projections"); (viii) met with certain members of GGE's senior management to review certain operating and financial information and to discuss its operations, historical financial statements, business and future prospects;
(ix) visited GGE's facilities in Atlantic City, New Jersey; (x) reviewed the historical prices and trading volumes of Ordinary Shares and the GGE Common Stock; (xi) reviewed publicly available financial data and stock market performance data of companies that it deemed generally comparable to Sun and to GGE; (xii) reviewed the terms of recent acquisitions of companies that it deemed generally comparable to GGE; and (xiii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

    In the course of its review, Bear Stearns relied upon and assumed the accuracy and completeness of the financial and other information provided to it by Sun and GGE and representations of GGE's senior management related thereto. With respect to the Projections, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Sun and GGE as to the expected future performance of Sun and GGE, respectively. Bear Stearns did not assume any responsibility for the information or Projections provided to it and Bear Stearns further relied upon the assurances of the management of Sun that they have no actual knowledge of any facts that would make the information or Projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Sun or GGE. Bear Stearns' opinion does not address Sun's underlying decision to effect the Merger.

    In connection with preparing and rendering its opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying Bear Stearns' opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view

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of the processes underlying Bear Stearns' opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, because such estimates are inherently subject to substantial uncertainty, neither Bear Stearns nor any other person assumes responsibility for their accuracy.

    The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at its written opinion.

    IMPLIED ACQUISITION MULTIPLE. Bear Stearns calculated enterprise values for the acquisition of GGE based on a range of purchase prices of $20.00, $22.00 and $24.00 per share for the outstanding common stock of GGE (assuming that all outstanding options and warrants were exercised and excluding indebtedness of approximately $105 million related to the Showboat Notes) of $269.9 million, $288.9 million and $307.9 million, respectively.


    Based on estimated earnings before interest, taxes, depreciation and amortization of $41.5 million, Bear Stearns then calculated an implied enterprise value as a multiple of estimated fiscal year 1996 EBITDA of 6.5x, 6.9x and 7.4x for the illustrative per share prices of GGE Common Stock of $20.00, $22.00 (the price closest to the consideration to be received in the Merger based on the closing price of the Ordinary Shares on August 16, 1996) and $24.00, respectively.


    COMPARABLE COMPANY ANALYSIS. Bear Stearns reviewed and compared certain actual and estimated financial, operating and market information of GGE with the publicly available information of five selected publicly traded companies in the gaming industry that, in Bear Stearns' judgment, were generally comparable to GGE (the "Peer Group" or the "Comparable Companies"). The Comparable Companies consisted of Aztar Corporation ("Aztar"), Harrah's Entertainment, Inc. ("Harrah's"), Hollywood Casino Corp. ("Hollywood"), Showboat, Inc. ("Showboat Inc.") and Trump Hotels & Casino Resorts, Inc. ("Trump"). Bear Stearns calculated enterprise value (based on closing stock prices as of August 16, 1996) as a multiple of operating cash flow based on 1996 and 1997 estimates for each of the Comparable Companies.

    This analysis resulted in multiples of enterprise value to estimated operating cash flow (based on Bear Stearns Equity research and other Wall Street estimates) for Aztar, Harrah's, Hollywood, Showboat and Trump in a range from 5.5x to 9.3x and a mean of 7.1x for 1996 and from 5.3x to 6.7x and a mean of 5.9x for 1997, compared to the approximate 6.9x for GGE, based on the consideration to be issued in the Merger, in both 1996 and 1997 (assuming EBITDA of $41.5 million for 1996 and 1997).

    Bear Stearns noted that no company utilized in the above comparable company analysis is identical to GGE. Accordingly, an analysis of the foregoing is not purely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect their public trading value.

    SELECTED ACQUISITION ANALYSIS. Bear Stearns reviewed certain publicly available information regarding four transactions (the "Selected Acquisitions") involving the acquisition or proposed acquisition of all or part of certain companies in the gaming industry. The Selected Acquisitions consisted of the acquisition or proposed acquisition of all or part of Bally Entertainment Corporation by Hilton Hotels Corporation (the "Bally's Acquisition"), of Trump Castle Casino Resort by Trump Hotels & Casino Resorts, Inc. (the "Trump Acquisition"), of Gold Strike Hotel & Gambling Hall and certain other related assets by Circus Enterprises, Inc. (the "Gold Strike Acquisition") and of Caesars World, Inc. by ITT Corporation (the "Caesars Acquisition"). Bear Stearns calculated the total transaction value of the Merger (at $22.00 per share of GGE Common Stock) and the Selected Acquisitions as a multiple of projected operating cash flow.

    This analysis resulted in multiples of total transaction value to projected operating cash flow (based on Wall Street and other publicly available estimates) for the Bally's Acquisition, the Trump Acquisition, the Gold Strike Acquisition and the Caesars Acquisition in a range from 7.7x to 9.7x with a mean of 8.7x, compared to 6.9x for the Merger.

    Bear Stearns noted that no transaction utilized in the above selected acquisition transaction analysis is identical to the Merger. Accordingly, an analysis of the foregoing is not purely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired companies in such transactions and other factors that could affect their acquisition and public trading values.


    RELATIVE CONTRIBUTION ANALYSIS. Bear Stearns analyzed the relative contribution by each of Sun and GGE to the post-Merger combined entity on a pro forma basis with respect to, among other things, revenues, EBITDA, earnings before interest and taxes ("EBIT"), and net income in light of their respective enterprise values (i.e., equity value plus total recourse debt less unrestricted cash and equivalents) and equity values. The results of this analysis indicated that GGE would contribute 11.5% and 17.3% of the post-Merger combined entity's equity value and enterprise value, respectively, based on the closing price for the Ordinary Shares as of August 16, 1996. Based on a variety of assumptions, this analysis indicated that for the periods 1995, 1996 and 1997, GGE would contribute, on a pro forma basis, approximately (i) 57.8%, 52.7% and 50.5%, respectively, of the post-Merger combined entity's reported revenues, (ii) 52.4%, 54.1% and 44.7%, respectively, of the post-Merger combined entity's reported EBITDA, (iii) 64.5%, 46.5% and 36.7%, respectively, of the post-Merger combined entity's reported EBIT and (iv) 46.6%, 29.2% and 20.6%, respectively, of the post-Merger combined entity's reported net income.


    In performing such analyses, Bear Stearns noted that (i) it did not take into account any potential revenue enhancements and operating synergies that might be realized after the Merger, (ii) revenues, EBITDA and EBIT excluded rental revenue and interest expense related to the Showboat Notes and (iii) EBITDA and EBIT excluded interest income on certain debt owned by Sun that Sun includes in EBITDA and EBIT for budget and financial reporting purposes.

    PRO FORMA MERGER ANALYSIS. Bear Stearns analyzed earnings per share ("EPS") estimates for 1997, 1998, 1999 and 2000 for both Sun and, on a pro forma basis, the combined entity after the Merger. These analyses were based upon projections provided by the management of Sun and publicly available research analysts estimates. Such analyses did not take into account any potential synergies or cost savings that might be realized after the Merger. Such analysis indicated that the Merger would result in accretion (dilution) in fully diluted EPS of (2.5%), (4.8%), (3.4%) and 12.8% in 1997, 1998, 1999 and 2000, respectively, as compared to the projected EPS of Sun on a stand-alone basis.

    HISTORICAL STOCK TRADING ANALYSIS. Bear Stearns reviewed the historical public trading prices of the GGE Common Stock over various periods of time, including, among others, the one and two year periods ended August 16, 1996. Bear Stearns also reviewed the historical performance over the same two periods of a stock price index comprised of the common shares of the Comparable Companies, excluding Harrah's in the two-year period analysis only and the S&P 400.

    OTHER ANALYSES. Bear Stearns conducted such other analyses as it deemed necessary, including reviewing historical and projected financial and operating data for both Sun and GGE and pro forma combined income statement and balance sheet data for the post-Merger combined entity, analyzing selected investment research reports on, and earnings and other estimates for, each of Sun and GGE and various of their business segments and analyzing available information regarding the stock ownership profiles of Sun and GGE.

    Pursuant to the Engagement Letter, Sun agreed to pay Bear Stearns a fee of $500,000 for rendering its opinion in connection with the Merger, which fee became payable at the time Bear Stearns delivered its opinion or, if Bear Stearns had not been asked to deliver an opinion, Bear Stearns being prepared to deliver an opinion with respect to the Merger. Sun has also agreed to pay Bear Stearns an additional fee, payable upon consummation of the Merger, of $500,000. Accordingly, if the Merger is consummated, Bear Stearns will receive total fees of $1 million. In addition, Sun has also agreed to reimburse Bear Stearns, whether or not the Merger is consummated, for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement, including fees and disbursements of counsel and of other consultants and advisors retained by Bear Stearns with the consent of Sun, provided that such expense reimbursement shall not exceed $50,000. Sun has also agreed to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

    On September 21, 1995, Bear Stearns was the lead underwriter for a $175 million Senior Secured Note offering for the Mohegan Tribal Gaming Authority to finance the development of the Mohegan Sun Casino which will be managed by an affiliate of Sun. In addition, on February 27, 1996, Bear Stearns co-managed an offering of 8.44 million Ordinary Shares. Bear Stearns also acted as financial advisor to GGE in connection with the GGE Bankruptcy Plan and related matters. In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Sun and GGE for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Bear Stearns is an internationally recognized investment banking firm and was selected as financial advisor to Sun in connection with the Merger because of its substantial experience and expertise in transactions similar to the Merger. As part of its investment banking business, Bear Stearns regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

GGE'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

    The GGE Board has carefully considered the terms of the proposed Merger and believes that the Merger and the related transactions are fair to and in the best interests of GGE and its stockholders. The GGE Board has approved the Merger and the related transactions and recommends that the GGE stockholders vote FOR the adoption of the Merger Agreement at the GGE Special Meeting.

    The GGE Board believes that the Merger would be strategically advantageous for the combined companies and would enhance future value for GGE's stockholders.


    In reaching its conclusion, the GGE Board considered, among other things:
(i) discussions with GGE senior management beginning in the late spring of 1995 through early summer of 1996 regarding developments in the gaming industry, the competitive position of GGE in that industry and in Atlantic City, possible strategic combinations or other transactions, and the possible disposition of certain of GGE's excess real estate holdings in Atlantic City; (ii) the fact that one or more third parties had previously approached GGE about possible purchases of certain of GGE's excess real estate holdings; (iii) that GGE agreed in late 1995 to give options on a portion of its excess real estate holdings and that it at that time agreed to continue to consider other proposals for other options; (iv) the judgment, advice and analyses of its management; (v) the financial condition, results of operations and cash flows of Sun and GGE, both on an historical and a prospective basis; (vi) the synergies and operating efficiencies that should become available to the combined enterprise as a result of the Merger; (vii) the strategic benefits of the Merger to both GGE and Sun;
(viii) the current and prospective environment in which GGE operates, including national and local economic conditions, the competitive environment for resort and gaming companies generally and particularly in Atlantic City and the trend towards consolidation in the gaming industry; (ix) the express terms and conditions of the Merger Agreement, which were viewed as providing an equitable basis for the Merger from the standpoint of GGE; (x) historical market prices and trading information with respect to GGE Common Stock and Ordinary Shares;
(xi) the analysis prepared by, and
the opinion of, Morgan Stanley; (xii) the tax effects of the Merger on GGE and its stockholders; and (xiii) the ability of Sun and GGE to obtain the necessary regulatory approvals.



    The foregoing discussion of the information and factors considered and given weight by the GGE Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the GGE Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the GGE Board may have given different weights to different factors. In considering the recommendation of the GGE Board with respect to the Merger, GGE stockholders should be aware that the interests that certain directors and executive officers of GGE have with respect to the Merger are different from, or in addition to, the interests of holders of GGE Common Stock generally. The GGE Board was aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--- Interests of Certain Persons in the Merger."



    THE GGE BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF GGE COMMON STOCK VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.


OPINION OF GGE'S FINANCIAL ADVISOR


    Morgan Stanley was retained by GGE to provide its opinion in connection with the Merger and related matters based upon Morgan Stanley's experience and expertise. At the August 19, 1996 meeting of the GGE Board, Morgan Stanley rendered to the GGE Board an oral opinion, confirmed in writing as of such date, to the effect that, as of such date and based on certain matters stated therein, the Conversion Number pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of GGE Common Stock (other than Sun and its affiliates).



    THE FULL TEXT OF MORGAN STANLEY'S OPINION DATED AS OF AUGUST 19, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX V TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF GGE COMMON STOCK SHOULD READ MORGAN STANLEY'S OPINION CAREFULLY IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE GGE BOARD AND THE FAIRNESS OF THE CONVERSION NUMBER FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF GGE COMMON STOCK, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF GGE COMMON STOCK (OTHER THAN SUN AND ITS AFFILIATES) AS TO HOW TO VOTE AT THE GGE SPECIAL MEETING. THE SUMMARY OF MORGAN STANLEY'S OPINION SET FORTH IN THIS PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



    In arriving at its opinion, Morgan Stanley (i) reviewed certain publicly available financial statements and other information of GGE; (ii) reviewed certain publicly available financial statements and other information of Sun;
(iii) reviewed certain internal financial statements and other financial and operating data concerning GGE prepared by the management of GGE; (iv) reviewed certain internal financial statements and other financial and operating data concerning Sun prepared by the management of Sun; (v) analyzed certain 1996 budget information prepared by the management of GGE; (vi) analyzed certain financial projections prepared by Sun's financial advisor; (vii) discussed the past and current operations and financial condition and the prospects of GGE with senior executives of GGE; (viii) discussed the past and current operations and financial condition and the prospects of Sun with senior executives of Sun;
(ix) reviewed the reported prices and trading activity for Ordinary Shares; (x) reviewed the reported prices and trading activity for the GGE Common Stock; (xi) compared the financial performance of GGE and the prices and trading activity of GGE Common Stock with that of certain other comparable publicly traded companies and their securities; (xii) compared the financial performance of Sun and the prices and trading activity of the Ordinary Shares with that of certain other comparable publicly traded companies and their securities; (xiii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xiv) participated in discussions among representatives of GGE, Sun and their financial and legal advisors; (xv) reviewed the Merger Agreement and certain related documents; and (xvi) performed such other analyses and considered such other factors as it deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, including the 1996 budget of GGE, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of GGE or Sun, respectively. Morgan Stanley did not make an independent valuation or appraisal of the assets or liabilities of GGE or Sun, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley assumed that the Merger will qualify as a tax-free "reorganization" within the meaning of the Code. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. Each Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

    In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, nor did it receive any indication of, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving GGE or any of its assets.

    The following is a brief summary of certain analyses performed by Morgan Stanley and reviewed with the GGE Board in connection with the preparation of the Morgan Stanley Opinion dated August 19, 1996 and with its oral presentation to the GGE Board on August 19, 1996.

    PUBLIC MARKET OVERVIEW. Morgan Stanley reviewed certain trading information for each of GGE and Sun, including market value, market capitalization and institutional ownership. Morgan Stanley also reviewed historical and forward trading multiples for each company. This review indicated that for GGE's and Sun's last twelve months ("LTM") ended June 30, 1996, the high and low closing prices for shares of GGE Common Stock and Ordinary Shares were $17.375 and $10.00 and $54.00 and $25.00, respectively. Morgan Stanley calculated the fully-diluted aggregate value of each of GGE and Sun, $284.4 million and $1,396.9 million, respectively, as a multiple of each of their respective LTM revenues; EBITDA and EBIT. The multiples yielded by such calculation were: (i) with respect to revenues, 1.0x and 5.8x, respectively, (ii) with respect to EBITDA, 5.9x and 34.6x, respectively, and (iii) with respect to EBIT, 7.9x and 48.5x, respectively.

    HISTORICAL STOCK PERFORMANCE. Morgan Stanley also compared the trading price of the shares of GGE Common Stock and Ordinary Shares to (i) the S&P 400 Index, (ii) a composite index of certain large capitalization gaming companies (the "Large Cap Index Companies"), specifically Bally Entertainment Corporation, Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc., Mirage Resorts Incorporated and MGM Grand, Inc. (the "Large Cap Gaming Companies") and Hilton Hotels Corporation, ITT Corporation (the "Hotel/Casino Companies"), and (iii) a composite index of certain mid-size capitalization gaming companies (the "Mid Cap Index Companies"), specifically, Argosy Gaming Co., Aztar Corporation, Boyd Gaming Corporation, Casino America, Casino Magic Corp., Grand Casinos, Inc., Hollywood Casino Corporation, Jackpot Enterprises, Inc., Players International, Inc., Pratt Hotel Corporation, Presidents Casinos, Inc., Primadonna Resorts, Inc., Rio Hotel & Casino, Showboat Incorporated, Station Casinos Inc. and Trump Hotels & Casino Resorts, Inc.

    COMPARABLE COMPANY TRADING ANALYSIS. Morgan Stanley performed a comparable public company trading analysis pursuant to which it compared certain publicly available financial and operating data, projections of future financial performance and market statistics (calculated based upon closing stock prices on August 16, 1996), of (i) the Large Cap Gaming Companies, (ii) the Hotel/Casino Companies, (iii) certain mid-size capitalization companies (The "Mid Cap Gaming Companies"), specifically, the Mid Cap Index Companies plus Pratt Hotel Corp. and President Casinos, Inc., (iv) a stand-alone strip property, specifically Stratosphere Corporation ("Stratosphere") and (v) certain gaming equipment manufacturers (the "Gaming Equipment Companies"), specifically Anchor Gaming, Casino Data Systems, GTech Holdings and International Game Technology. Morgan Stanley compared (i) the closing stock price as a multiple of estimated 1996 and 1997 EPS and of LTM after-tax cash flow ("OCF") and of book value,

(ii) the aggregate value (consisting of market capitalization and total debt) as a multiple of each of LTM revenues, EBITDA and EBIT, (iii) the projected 5 year growth rate and (iv) the ratio of price to 1996 and 1997 EPS and calculated the mean and median of each multiple by company category.


    For the Large Cap Gaming Companies, such analysis indicated: (i) mean and median price to estimated 1996 EPS multiples of 21.2x and 20.4x, respectively,
(ii) mean and median price to estimated 1997 EPS multiples of 17.2x and 17.6x, respectively, (iii) mean and median price to LTM OCF multiples of 10.0x and 8.8x, (iv) mean and median price to book value multiples of 3.4x and 3.1x, respecively, (v) mean and median aggregate value to LTM revenue multiples of 2.6x and 2.8x, respectively, (vi) mean and median aggregate value to LTM EBITDA multiples of 9.1x and 9.2x, respectively, (vii) mean and median aggregate value to LTM EBIT multiples of 12.7x and 12.2x, respectively, (viii) mean and median dividend yield of 0.0% for each, (ix) mean and median projected 5 year growth of 19.2x and 19.0x, respectively, (x) mean and median ratio of price to 1996 EPS to EPS growth rates of 1.1x and 1.0x, respectively, and (xi) mean and median ratio of price to 1997 EPS to EPS growth rates of 0.9x for each.



    For the Hotel/Casino Companies, such analysis indicated: (i) mean and median price to estimated 1997 EPS multiples of 23.6x for each, (ii) mean and median price to estimated 1997 EPS multiples of 19.2x for each, (iii) mean and median price to LTM OCF multiples of 15.0x for each, (iv) mean and median price to book value multiples of 3.0x for each, (v) mean and median aggregate value to LTM revenue multiples of 2.5x for each, (vi) mean and median aggregate value to LTM EBITDA multiples of 11.5x for each, (vii) mean and median aggregate value to LTM EBIT multiples of 15.9x for each, (viii) mean and median dividend yield of 0.6% for each, (ix) mean and median projected 5 year growth of 18.5x for each, (x) mean and median ratio of price to 1996 EPS to EPS growth rates of 1.3x for each and (xi) mean and median ratio of price to 1997 EPS to EPS growth rates of 1.0x for each.


    For the Mid Cap Gaming Companies, such analysis indicated: (i) mean and median price to estimated 1996 EPS multiples of 15.6x and 14.4x, respectively,
(ii) mean and median price to estimated 1997 EPS multiples of 11.4x and 11.7x, respectively, (iii) mean and median price to LTM OCF multiples of 6.8x and 6.5x, respectively, (iv) mean and median price to book value multiples of 1.9x and 1.5x, respectively, (v) mean and median aggregate value to LTM revenue multiples of 1.6x and 1.7x, respectively, (vi) mean and median aggregate value to LTM EBITDA multiples of 7.5x and 7.3x, respectively, (vii) mean and median aggregate value to LTM EBIT multiples of 13.4x and 11.6x, (viii) mean and median dividend yield of 0.2% and 0.0%, respectively, (ix) mean and median projected 5 year growth of 18.3x and 18.0x, respectively, (x) mean and median ratio of price to 1996 EPS of 0.8x for each and (xi) mean and median ratio of price to 1997 EPS of 0.6x and 0.7x, respectively. For Stratosphere, such analysis indicated: (i) mean price to estimated 1997 EPS multiple of 200x, (ii) mean price to book value multiple of 0.6x, (iii) mean aggregate value to LTM revenue multiple of 26.7x,
(iv) mean aggregate value to LTM EBITDA multiple of 23.8x, (v) mean aggregate value of LTM EBIT multiple of 28.4x, (vi) mean dividend yield of 0.0%, (vii) mean projected 5 year growth of 17.5x and (viii) mean ratio of price to 1997 EPS of 11.4x.

    For the Gaming Equipment Companies, such analysis indicated: (i) mean and median price to estimated 1996 EPS multiples of 23.2x and 24.0x, respectively,
(ii) mean and median price to estimated 1997 EPS multiples of 17.0x and 17.9x, respectively, (iii) mean and median price to LTM OCF multiples of 23.1x and 24.8x, respectively, (iv) mean and median price to book value multiples of 5.2x and 4.0x, respectively, (v) mean and median aggregate value to LTM revenue multiples of 4.8x and 5.2x, respectively, (vi) mean and median aggregate value to LTM EBITDA multiples of 18.3x and 18.4x, respectively, (vii) mean and median aggregate value to LTM EBIT multiples of 18.2x and 15.0x, respectively, (viii) mean and median dividend yield of 0.2% and 0.0%, respectively, (ix) mean and median projected 5 year growth of 21.0x and 21.9x, respectively, (x) mean and median ratio of price to 1996 EPS to EPS growth rates of 1.1x for each and (xi) mean and median ratio of price to 1997 EPS to EPS growth rates of 0.8x and 0.7x, respectively.

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
    No company utilized as a comparison in the comparable companies analysis is identical to GGE. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GGE, such as the impact of competition on GGE and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of GGE or the industry or in the financial markets in general.

    COMPARABLE PRECEDENT TRANSACTION ANALYSIS. Morgan Stanley reviewed certain publicly available information regarding 14 transactions from 1993 to 1995 and for each transaction calculated (i) the equity value as a multiple of each of earnings and OCF for the last 12 months and to book value, (ii) the asset value as a multiple of sales, EBITDA and estimated EBITDA, and (iii) the premium as a percentage of unaffected price. Such analysis indicated that equity value as a multiple of earnings, OCF and book value, respectively, (i) ranged from 23.0x to 36.6x, with a mean of 29.2x and a median of 28.1x, (ii) ranged from 6.6x to 14.7x, with a mean of 12.1x and a median of 13.6x and (iii) ranged from 0.5x to 8.9x, with a mean of 3.1x and a median of 2.0x. Such analysis also indicated that asset value as a multiple of sales, EBITDA and estimated EBITDA, respectively, (i) ranged from 0.6x to 4.9x, with a mean of 2.1x and a median of 1.8x, (ii) ranged from 4.5x to 11.4x, with a mean of 8.1x and a median of 8.7x and (iii) ranged from 4.7x to 9.2x, with a mean of 6.9x and a median of 6.8x. Such analysis indicated that the premium to unaffected price ranged from 6.0% to 65.1%, with a mean of 31.9% and a median of 23.5%.

    No transaction utilized in the comparable transaction analysis is identical to the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GGE, such as the impact of competition on the business of GGE and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of GGE or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data.


    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley performed a discounted cash flow analysis, for GGE, on a stand-alone basis (the "Base Case"), and Sun, on a stand-alone basis, based upon estimates of projected financial performance prepared by the management of GGE and the financial advisor to Sun. In addition, Morgan Stanley performed an analysis adjusted to reflect GGE's contemplated expansion into the Chalfonte Site and certain variants thereof (the "Chalfonte Case"). Using these projections, Morgan Stanley calculated ranges of total equity value and total equity value per share, based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows from 1996 through 2006, (ii) the projected terminal value at such year based upon a range of multiples of projected EBITDA and (iii) the assumed cash value net of debt and based on several discount rates (ranging from 12.0% to 17.0%). At respective terminal EBITDA multiples of 5.0x, 5.5x and 6.0x, the analysis yielded ranges of total equity value per share for GGE assuming the Base Case of (i) $8.32 to $10.01, (ii) $8.89 to $10.68 and (iii) $9.45 to
$11.34. At respective terminal EBITDA multiples of 5.5x, 6.0x and 6.5x, the analysis yielded ranges of total equity value per share for GGE assuming the Chalfonte Case of (i) $14.12 to $20.25, (ii) $15.20 to $21.53 and (iii) $16.29
to $22.81. At respective terminal EBITDA multiples of 7.0x, 8.0x and 9.0x, the analysis yielded ranges of total equity value per share for Sun of (i) $48 to $53, (ii) $50 to $56 and (iii) $53 to $60.



    PRO FORMA CONTRIBUTION ANALYSIS. In addition, Morgan Stanley compared the pro forma fully diluted relative equity ownership of the stockholders of GGE and shareholders of Sun in the combined company of 11.3% and 88.7%, respectively, to the pro forma relative contributions of each of GGE and Sun to the combined company for the LTM for EBITDA, EBIT and net income and for the years ending December 1996 and 1997 for net income. With respect to the years 1996 and 1997, such analysis was based on Institutional Brokers Estimated System estimates. The analysis indicated, among other things, that for

LTM, 1996 and 1997, respectively, GGE would have contributed (i) 54.6% of LTM EBITDA, 55.5% of LTM EBIT and 26.5% of LTM net income, (ii) 20.3% of 1996 net income and (iii) 16.6% of 1997 net income.

    PRO FORMA MERGER ANALYSIS. Morgan Stanley also analyzed certain pro forma effects resulting from the Merger based upon the Conversion Number, including the impact of the Merger on the EPS of GGE and Sun. Such analysis was based on the financial projections of the management of GGE and the financial advisor to Sun. The analysis indicated that, for the GGE stockholders, on an EPS basis the Merger would be slightly accretive in 1996 and 1997 and slightly dilutive in 1998, 1999 and 2000.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of GGE or Sun.


    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of GGE or Sun. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Conversion Number from a financial point of view to the holders of shares of GGE Common Stock and were provided to the GGE Board in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which GGE or Sun might actually be sold. Because such estimates are inherently subject to uncertainty, neither GGE, Sun nor Morgan Stanley nor any other person assumes responsibility for their accuracy. In addition, as described above, the Morgan Stanley Opinion, including Morgan Stanley's presentation to the GGE Board, was one of many factors taken into consideration by the GGE Board in making its determination to approve the Merger.



    The GGE Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in securities of GGE or Sun. In the past, Morgan Stanley and its affiliates have provided financial advisory services to GGE and Sun and have received customary fees for the rendering of these services.



    Pursuant to a letter agreement dated as of August 5, 1996, GGE has agreed to pay Morgan Stanley an opinion fee equal to $1.5 million, payable upon consummation of the Merger. In addition to the foregoing compensation, GGE has agreed to reimburse Morgan Stanley for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the GGE Board with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of GGE should be aware that certain members of the management of GGE and the GGE Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of GGE generally.


    GGE STOCKHOLDER AGREEMENT. Atlantic and Merv Griffin, Chairman of the Board of GGE, have entered into the GGE Stockholder Agreement, in their capacities as stockholders of GGE. The general effect of the GGE Stockholder Agreement, subject to certain conditions set forth therein, is to ensure the affirmative vote at the GGE Special Meeting of 2,125,108 shares of GGE Common Stock for adoption of the Merger Agreement. Because Atlantic and Mr. Griffin have agreed, pursuant to the GGE Stockholder Agreement, to pay over to Sun 50% of the profit (as determined pursuant to the terms of the GGE Stockholder Agreement) from the consummation of any takeover proposal in the event that the Merger Agreement is terminated under circumstances where Sun is entitled to receive the termination fee as described under "THE MERGER AGREEMENT--Fees and Expenses," Atlantic and Mr. Griffin would have less incentive than other stockholders of GGE to approve any competing offer for GGE. See "THE STOCKHOLDER AGREEMENTS--GGE Stockholder Agreement."



    LICENSE AND SERVICES AGREEMENT. In connection with the Merger, the Griffin Group (a corporation controlled by Merv Griffin), GGE and RIH will enter into the License and Services Agreement (the form of which is attached hereto as Annex VI and is incorporated herein by reference), pursuant to which (a) the current license and services agreement between the Griffin Group, GGE and RIH, dated as of September 17, 1992 (the "1992 License Agreement"), will be terminated, (b) the term of the license and services will be extended for a period of four years beyond the expiration of the 1992 License Agreement to September 16, 2001, and (c) the applicability of the license and services will be expanded to be available to certain of Sun's other properties in Connecticut and The Bahamas.



    As in the 1992 License Agreement, the License and Services Agreement grants to GGE a non-exclusive license to use the name and likeness of Merv Griffin to advertise and promote Casino Properties (as defined therein, including, in the case of the License and Services Agreement, the Atlantis and Mohegan Sun Casino properties as well as the Resorts Casino Hotel). GGE also has the non-exclusive right to use certain shows and gaming concepts set forth therein and the non-exclusive right to services provided by Mr. Griffin, on a pay or play basis, as marketing consultant and as host, producer, presenter and featured performer in various shows to be presented at the Casino Properties.



    The final payment obligation of $2,425,000 under the 1992 License Agreement was satisfied in 1994 and this prepayment was compensation for services from September 17, 1996 until the expiration of such agreement on September 16, 1997. Upon execution of the License and Services Agreement, the 1992 License Agreement will be terminated. However, the License and Services Agreement provides for the continuation of license and services for the remaining period of the 1992 License Agreement and calls for no additional compensation for the period through September 16, 1997. Accordingly, none of the amounts prepaid under the 1992 License Agreement for such period will be repaid to GGE.



    Pursuant to the License and Services Agreement, GGE will pay to the Griffin Group fees calculated using the same formula used in calculating fees in the 1992 License Agreement. Such compensation amounts to $2,546,000 for the period from September 17, 1997 to September 16, 1998, and $2,673,000, $2,807,000, and
$2,947,000 for the respective three years thereafter until expiration on September 16, 2001. In accordance with the terms of the License and Services Agreement, such annual compensation is to be paid to the Griffin Group in the aggregate amount of $10,973,000 upon execution of such agreement. Additionally all business, travel and other expenses incurred by the Griffin Group in connection with providing requested services are to be paid by GGE as such expenses are incurred.


    The License and Services Agreement is to continue until September 16, 2001 and provides for earlier termination by either GGE or the Griffin Group under certain circumstances. Upon any termination of the agreement, the Griffin Group is entitled to retain all monies paid to it thus far and is entitled to be paid all amounts owing to it as of the date of termination. Additionally, in the event of any sale or other disposition of any of the Casino Properties, GGE must cease the use of the name and likeness of Mr. Griffin with respect to such property.

    GGE also agrees to indemnify, defend and hold harmless the Griffin Group and Mr. Griffin against certain claims, losses and costs and to maintain certain insurance coverage with Mr. Griffin and the Griffin Group as named insureds.

    EMPLOYEE BENEFITS. Under the Merger Agreement, Sun has indicated that it intends for a period of two years following the Effective Time, to, or cause GGE to, continue to maintain employee benefit plans, programs and policies for the employees of GGE and its subsidiaries which, in the aggregate, provide benefits that are no less favorable than such benefits as are provided to such employees under those plans, programs and policies in effect on the date of the Merger Agreement. See "THE MERGER AGREEMENT--Effect on GGE Benefit Plans, Stock Options and Warrants." As a result of these arrangements, current members of GGE's management, may continue to receive employee benefits at least as favorable as those currently provided to them by GGE following the Merger.


    INDEMNIFICATION; DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. Under the Merger Agreement, Sun has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing as of the date of the Merger Agreement in favor of the current or former directors and officers of GGE and its subsidiaries as provided in their respective organizational documents shall survive the Merger and continue in full force and effect in accordance with their terms. In addition, subject to certain conditions, for six years after the Effective Time, Sun has agreed to maintain GGE's current directors' and officers' insurance and indemnification policy, to the extent that such policy provides coverage for events occurring prior to the Effective Time, for all persons who were directors and officers of GGE on the date of the Merger Agreement. See "THE MERGER AGREEMENT-- Indemnification, Exculpation and Insurance."



    GGE OPTIONS. Pursuant to the Merger Agreement each outstanding employee and director stock option to purchase shares of GGE Common Stock (an "Employee Stock Option") granted under the GGE Stock Option Plans, as amended and restated through the date of the Merger Agreement (the "Stock Plans") that is outstanding immediately prior to the Effective Time will be automatically converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under the Employee Stock Option, including vesting (and, where applicable, accelerated vesting) and the rights of the holder under the terms of such Employee Stock Option, a number of Ordinary Shares equal to the number of shares of GGE Common Stock for which such option was exercisable, adjusted to give effect to the Conversion Number. See "THE MERGER AGREEMENT--Effect on GGE Benefit Plans, Stock Options and Warrants." As of the GGE Record Date, 189,500 shares were issuable to executive officers and directors of GGE, 76,833 of which will vest upon consummation of the Merger, and the remainder of which have previously vested.



    SEVERANCE AGREEMENTS. Each of Thomas E. Gallagher (President and Chief Executive Officer of GGE) and Matthew B. Kearney (Executive Vice President-Finance and Chief Financial Officer of GGE) will enter into a severance agreement wtih GGE. Although the terms of such severance agreements have not been finalized as of the date of this Proxy Statement/Prospectus, it is anticipated that each such severance agreement will be for a term of three years from the Effective Time. Each severance agreement is anticipated to provide for the payment of certain benefits to the executive officer if (i) a Change of Control (as defined therein) occurs and (ii) within a three year period of such Change of Control, the officer is discharged other than for Cause (as defined therein), or resigns due to certain stated reasons, including a reduction in compensation or responsibilities. The benefits expected to be paid under each such severance agreement consist of, among other things, (x) a lump sum payment equal to approximately 2.99 times the average annual salary (including bonuses) of the executive officer for the five preceding calendar years or for the period of employment if less than five years, (y) any amounts due to the executive officer under existing incentive compensation plans and (z) a cash payment in lieu of shares of GGE

Common Stock issuable upon the exercise of Employee Stock Options granted to the executive officer. Also, it is expected that if the execuitve officers become subject to the excise tax described in Section 280G of the Code, as amended, GGE may make additional payments to the executive officers to hold them harmless, on an after-tax basis, against such excise tax. The consummation of the Merger will constitute a Change in Control for purposes of the severance agreements.



    EMPLOYMENT ARRANGEMENTS WITH SUN. In connection with the Merger, certain officers of GGE may become directly employed or engaged as consultants by Sun after the Effective Time and would be expected to enter into employment or consultant agreements with Sun. The terms of such agreements have not been finalized as of the date of this Proxy Statement/Prospectus.



    BONUSES. Contingent upon consummation of the Merger and pursuant to the Merger Agreement, GGE has granted to its executive officers performance bonuses in the aggregate amount of $2,725,000.


RESALE OF ORDINARY SHARES ISSUED IN THE MERGER; AFFILIATES

    The Ordinary Shares to be issued in the Merger will be freely transferable, except that shares issued to any GGE stockholder who may be deemed to be an "affiliate" (as defined under the Securities Act, and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of GGE for purposes of Rule 145 under the Securities Act may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. The Merger Agreement provides that Sun's obligation to consummate the Merger is subject to Sun receiving, prior to the Closing Date, a letter agreement from each affiliate of GGE to the effect that such person will not offer or sell or otherwise dispose of any Ordinary Shares issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. This Proxy Statement/Prospectus does not cover resales of Ordinary Shares received by any person who may be deemed to be an affiliate of GGE.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    The following discussion summarizes the principal Federal income tax consequences of the Merger to stockholders of GGE and does not purport to be a complete analysis or listing of all potential tax effects relevant to a decision whether to vote in favor of adoption of the Merger Agreement. The discussion does not reflect the individual tax position of any stockholder of GGE and does not address the tax consequences that may be relevant to stockholders of GGE with special tax status, including but not limited to financial institutions, dealers in securities, holders that are not citizens or residents of the United States, tax-exempt entities and holders that acquired GGE Common Stock upon the exercise of employee stock options or otherwise as compensation. Moreover, the discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Finally, the tax consequences to holders of stock options or warrants are not discussed. The discussion is based on the Code, Treasury Regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Stockholders of GGE are urged to consult with their own tax advisors regarding the tax consequences of the Merger to them, including the effects of Federal, state, local, foreign and other tax laws.



    Cravath, Swaine & Moore, counsel to Sun, and Gibson, Dunn & Crutcher LLP, counsel to GGE, have delivered to Sun and GGE, respectively, an opinion, dated the date hereof, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Sun, Sub and GGE will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions assume that the Merger will take place as described in the Merger Agreement and that certain factual matters represented by Sun, Sub and GGE, which will be reconfirmed prior to the Closing Date, are true and correct. It is a condition to the obligations of Sun and GGE to consummate the Merger that each shall receive an opinion, dated the Closing Date, confirming the opinion described herein. Based upon such opinions, the following will be the material Federal income tax consequences of the Merger:


    (i) no gain or loss will be recognized by the stockholders of GGE upon receipt of Ordinary Shares in exchange for their GGE Common Stock or GGE Class B Stock, except that a holder of GGE Common Stock who receives cash in lieu of a fractional Ordinary Share will recognize gain or loss equal to the difference between the amount of such cash and the tax basis allocated to such stockholder's fractional Ordinary Share. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Time, such stockholder's GGE Common Stock or GGE Class B Stock is held as a capital asset and has been held for more than one year;


    (ii) the tax basis of the Ordinary Shares received by the stockholders of GGE will be the same as the tax basis of such stockholders' GGE Common Stock or GGE Class B Stock exchanged therefor; and


    (iii) the holding period of the Ordinary Shares in the hands of the GGE stockholders will include the holding period of such stockholders' GGE Common Stock or GGE Class B Stock exchanged therefor, provided that such GGE Common Stock or GGE Class B Stock is held as a capital asset at the Effective Time.


ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to be accounted for as a purchase in accordance with generally accepted accounting principles. After the Merger, the results of operations of GGE will be included in the consolidated financial statements of Sun. On the date that the Merger becomes effective, the cost of the GGE acquisition to Sun, based upon (i) the value of the Ordinary Shares exchanged for GGE Common Stock and GGE Class B Stock at the time of the consummation of the Merger and (ii) the costs incurred by Sun related to the Merger, will be allocated to the net assets acquired based upon their respective estimated fair market value. The excess of the cost over the estimated fair value of net assets will be recorded as goodwill.

REGULATORY APPROVALS

    NEW JERSEY CASINO CONTROL COMMISSION APPROVAL


    The ownership and operations of hotel-casino facilities in Atlantic City, New Jersey are subject to extensive state regulation under the NJCCA. No hotel-casino facility may operate unless various licenses, qualifications and approvals are obtained from New Jersey regulatory authorities, including the NJCC. The NJCC is authorized under the NJCCA to adopt regulations covering a broad spectrum of gaming and gaming related activities and to prescribe the methods and forms of applications for licenses.



    In order to be granted a casino license under the NJCCA, officers and directors of a licensee and its employees who are employed in casino operations in Atlantic City are required to be licensed or qualified by the NJCC. A Holding Company (which Sun would become as a result of the Merger) is also subject to qualification by the NJCC as are its controlling shareholders (as defined in the NJCCA), directors, officers and certain employees. In addition, all contracts and leases entered into by a licensee would be subject to approval and certain enterprises which transact business with the licensee would themselves have to be licensed.



    The NJCCA requires prior approval from the NJCC before control of a casino licensee can be transferred. However, pursuant to an ICA, a person can take control of a New Jersey casino licensee pending the issuance of a Plenary License. On October 30, 1996, Sun received an ICA. In the event Sun elects to consummate the Merger pursuant to an ICA, the NJCCA would require Sun to place the GGE Securities into the ICA Trust. If, after the Merger is consummated, the NJCC subsequently determines that there is reasonable cause to believe that Sun should not be granted a Plenary License, the ICA Trust would become activated and the ICA Trustee would take control of GGE pending a final determination by the NJCC with respect to Sun's application for a Plenary License, with the exception that Sun may request that the NJCC direct the ICA Trustee to dispose of all of the GGE Securities prior to the final qualification determination. In the event Sun's application for a Plenary License is denied, the ICA Trustee would be obligated to dispose of all of GGE Securities held in the ICA Trust to appropriately licensed or qualified persons and Sun is then only entitled to receive the lesser of (i) the fair market value and (ii) the price paid by Sun for the GGE Securities. Transaction costs paid by Sun in respect of the acquisition of the GGE Securities would not be recoverable by Sun regardless of the price at which the GGE Securities held in the ICA Trust were sold.


    For a more complete description of the various applicable gaming regulatory requirements under the New Jersey Gaming Laws, see "BUSINESS OF GGE--Certain Matters Affecting GGE's Operations-- Regulation and Gaming Taxes and Fees."

    ANTITRUST


    Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission ("the FTC"), the Merger may not be consummated until notifications have been given and certain information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. On November 1, 1996, Sun and GGE filed all appropriate Notification and Report Forms with the Antitrust Division and the FTC with respect to the Merger. If either the Antitrust Division or the FTC were to open an investigation and raise substantive issues in connection with the Merger, the parties may engage in negotiations with such agency concerning possible means of addressing those issues and may agree to delay consummation of the Merger pending the resolution of such negotiations. At any time, before or after the Special Meetings, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of certain assets of Sun or its subsidiaries or of GGE or its subsidiaries.


    In addition, state antitrust authorities may also bring legal action under state or Federal antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of Sun or GGE. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, with respect to the result thereof.

APPRAISAL AND DISSENTERS' RIGHTS

    Pursuant to the IBCA, holders of Ordinary Shares who abstain from voting or who vote against a transaction or modification of their rights as shareholders (such as the Charter Amendment) have two potential remedies under Bahamian law. Such holders could allege the transaction or modification was oppressive to or unfairly disregarded their rights and could apply to a Bahamian court under the IBCA for an order to restrain such transaction or modification. The burden of proving to the court that the necessary oppression or prejudice exists is onerous and rests with the holders. If any holder were successful with such a claim, a Bahamian court would have the power to issue a wide variety of orders, including a liquidation of Sun. In addition, holders of 15% or more of the Ordinary Shares who did not vote in favor of a modification of their rights as shareholders could apply to a Bahamian court to have such modification cancelled. Such an application must be made within 21 days after the date upon which the consent was given or the resolution was passed authorizing the modification of class rights. To be successful, the applicants would have to satisfy the court that the modification would unfairly prejudice them. If such an application were made, the variations in rights would not take effect until confirmed by the court and the court would have the power to cancel the modification if satisfied that the applicants would be unfairly prejudiced.

    A Bahamian court has the discretion to award costs and expenses in accordance with established principles, which generally results in the successful party being awarded its costs and expenses against the unsuccessful party.



    Under the DGCL, the stockholders of GGE are not entitled to appraisal rights with respect to the adoption of the Merger Agreement.


STOCK EXCHANGE LISTING

    It is a condition to the consummation of the Merger that the Ordinary Shares to be issued in the Merger be authorized for listing on the NYSE, upon official notice of issuance, and that the Units continue to be listed on the ASE together with the fractional Ordinary Shares issued in connection therewith.

DELISTING AND DEREGISTRATION OF GGE COMMON STOCK

    If the Merger is consummated, the GGE Common Stock and the GGE Class B Stock will be delisted from the ASE and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT


    THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT AND PLAN OF MERGER DATED AS OF AUGUST 19, 1996, AND THE AMENDMENT THERETO DATED AS OF OCTOBER 10, 1996, COPIES OF WHICH ARE ATTACHED HERETO AS ANNEX I AND INCORPORATED HEREIN BY REFERENCE.


    CERTIFICATE OF INCORPORATION AND BY-LAWS. The Merger Agreement provides that the Restated Certificate of Incorporation of GGE, as in effect immediately prior to the Effective Time, will remain the certificate of incorporation of GGE until thereafter changed or amended.


    The By-Laws of GGE as in effect immediately before the Effective Time will remain the by-laws of GGE until thereafter changed or amended.


    DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time will become the directors of GGE until their successors have been duly elected and qualified or until their earlier resignation or removal. The directors of Sub currently are Howard B. Kerzner, President of Sun, Kevin DeSanctis, Chief Operating Officer, North America and the Caribbean of Sun, and Charles D. Adamo, Executive Vice President, General Counsel of Sun. The officers of GGE immediately prior to the Effective Time will remain the officers of GGE until their successors have been duly elected and qualified or until their earlier resignation or removal. See "THE MERGER--Interests of Certain Persons in the Merger."

    CONVERSION OF GGE COMMON STOCK. Subject to the Merger Agreement's provision that no fractional Ordinary Shares will be issued in respect of GGE Common Stock in the Merger, each issued and outstanding share of GGE Common Stock (other than shares owned directly or indirectly by GGE or Sun, which will be canceled) will be converted into the right to receive the Conversion Number of a fully paid and nonassessable Ordinary Share. The Conversion Number is .4324; PROVIDED, HOWEVER, that if the Average Market Price is less than $47.41, then the Conversion Number shall be the quotient, rounded to the fourth decimal place, obtained by dividing
20.5 by the Average Market Price. However, Sun may terminate the Merger Agreement and elect not to consummate the transactions contemplated thereby if the Average Market Price is less than $41.625; PROVIDED, HOWEVER, that Sun shall furnish GGE with written notice two NYSE trading days in advance of the date that it intends to terminate the Merger Agreement for this reason and, during such two trading day period, GGE shall be entitled to elect to go forward with the Merger and, if GGE shall timely make such election, Sun shall not terminate the Merger Agreement for this reason and the Conversion Number will be .4925. As of the Effective Time, all such shares of GGE Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any such shares of GGE Common Stock will cease to have any rights with respect thereto, except the right to receive, per share, the Conversion Number of a fully paid and nonassessable Ordinary Share and any cash in lieu of any fractional Ordinary Shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with the terms of the Merger Agreement, without interest. See "SUMMARY--The Merger and the Merger Agreement."

    FRACTIONAL SHARES. No fractional Ordinary Shares will be issued in respect of GGE Common Stock in the Merger. Each holder of shares of GGE Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Ordinary Share (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of an Ordinary Share multiplied by the closing price of an Ordinary Share on the NYSE Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the Closing Date.


    CONVERSION OF GGE CLASS B STOCK. Each issued and outstanding share of GGE Class B Stock shall be converted into the right to receive the Class B Consideration. As a result of such conversion, the holders of GGE Class B Stock will not be entitled to special rights with respect to the election of directors to which holders of GGE Class B Stock were previously entitled. As of the Effective Time, all such shares of GGE


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Class B Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of GGE Class B Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Consideration to be issued in consideration therefor upon surrender of the relevant certificates in accordance with the terms of the Merger Agreement, without interest. As of the Effective Time, the fraction of an Ordinary Share into which a share of GGE Class B Stock is converted shall be issued, and trade, as part of a Unit.


    EFFECTIVE TIME OF THE MERGER. As soon as practicable on or after the Closing Date, the parties to the Merger Agreement will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Sub and GGE shall agree to specify in the Certificate of Merger. The Merger Agreement may be terminated as discussed in "--Termination" below.

    SUBSTITUTION OF PARTIES. The Merger Agreement provides that at the election of Sun, any direct or indirect wholly owned subsidiary of Sun may be substituted for Sub as a constituent corporation in the Merger or, also at the election of Sun, the structure of the Merger will be changed in order to qualify the transaction as another form of tax-free incorporation transaction under Section 351 of the Code (and in the latter case the GGE Common Stock will be converted into the right to receive common stock of a newly-formed corporation of which both Sun and GGE will become wholly owned subsidiaries and the GGE Class B Stock shall remain outstanding, and otherwise on substantially the same terms as set forth in the Merger Agreement) (subject, in each case, to the parties executing an appropriate amendment to the Merger Agreement).

    EXCHANGE OF GGE COMMON STOCK AND GGE CLASS B STOCK. The Merger Agreement provides that the exchange of shares of GGE Common Stock and GGE Class B Stock in the Merger will be effected as follows:

    (i) as of the Effective Time, Sun will deposit with such bank or trust company as may be designated by Sun (the "Exchange Agent"), for the benefit of holders of shares of GGE Common Stock and GGE Class B Stock, certificates representing Ordinary Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional Ordinary Shares, issuable, in exchange for outstanding shares of GGE Common Stock;


    (ii) as soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GGE Common Stock (the "Common Certificates") or GGE Class B Stock (the "Class B Certificates", and, together with the Common Certificates, the "Certificates") whose shares were converted into the right to receive, per share, the Conversion Number of a fully paid and nonassessable Ordinary Share or the Class B Consideration, as applicable, pursuant to the Merger Agreement, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Sun may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Conversion Number of a fully paid and nonassessable Ordinary Share or the Class B Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sun, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent (including, in the case of Class B Certificates, the related Junior Mortgage Notes), the holder of such Certificate shall be entitled to receive in exchange therefor (a) in the case of Common Certificates, a certificate representing that number of whole Ordinary Shares and cash, if any, which such holder has the right to receive pursuant to the provisions of the Merger Agreement, and (b) in the case of Class B Certificates, a certificate representing that number of fractional Ordinary Shares which such holder has the right to receive pursuant to the provisions of the Merger Agreement, together with the Junior Mortgage Notes surrendered with such Class B Certificates and, in each case, the Certificate so


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
surrendered shall forthwith be cancelled. In the event of a transfer of ownership of GGE Common Stock or Units which is not registered in the transfer records of GGE, a certificate representing the proper number of Ordinary Shares may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Ordinary Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Sun that such tax has been paid or is not applicable. Until surrendered as contemplated by the Merger Agreement, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Conversion Number of a fully paid and nonassessable Ordinary Share or the Class B Consideration, as applicable, and cash, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of the Merger Agreement. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of the Merger Agreement.

    GGE STOCKHOLDERS SHOULD NOT FORWARD CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS AND INSTRUCTIONS.

    All Ordinary Shares issued and cash in lieu of fractional shares paid upon surrender for exchange of Certificates will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GGE Common Stock theretofore represented by such Certificates.


    REPRESENTATIONS AND WARRANTIES. The Merger Agreement includes various customary representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by GGE as to, among other things: (i) the organization, standing and corporate power of GGE and its subsidiaries; (ii) GGE's capitalization; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the Merger Agreement's noncontravention of (A) the GGE Charter or the GGE By-Laws, and (B) any agreement, judgment or law in any manner which would have a material adverse effect on GGE, materially impair GGE's ability to perform its obligations under the Merger Agreement or materially delay the Merger; (v) the absence of the need (except as specified) for governmental or other filings, consents, approvals or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vi) documents filed by GGE with the SEC and the accuracy of information contained therein; (vii) the accuracy of information supplied by GGE in connection with this Proxy Statement/Prospectus and the Form F-4; (viii) the absence of certain material changes or events since the most recent audited financial statements filed with the SEC, including any material adverse change (as defined in the Merger Agreement), any declaration, setting aside or payment of any dividend, any split, reclassification or combination of any of its capital stock or any issuance or authorization of any issuance of any other securities in lieu of, or in substitution for, shares of its capital stock, any increases in compensation, severance or termination pay to its executive officers and other key employees, except as required under existing agreements or compensation increases in the ordinary course or as disclosed, any material damage or destruction and certain changes in accounting methods, principles or practices; (ix) the absence of material pending or threatened litigation, except as disclosed; (x) the absence of changes in GGE's benefit plans; (xi) the terms, existence, operations, liabilities and compliance with applicable laws of GGE's benefit plans and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended; (xii) filing of tax returns and payment of taxes; (xiii) the absence of any payments which would be characterized as an "excess parachute payment" by the Internal Revenue Service; (xiv) votes necessary to approve and adopt the Merger Agreement and the transactions contemplated thereby; (xv) approval by the GGE Board of the Merger Agreement and the Stockholder Agreements and the inapplicability of Section 203 of the DGCL, relating to business combinations with interested stockholders, to the Merger Agreement and the transactions contemplated thereby; (xvi) labor relations; (xvii) brokers' fees and expenses; (xviii) receipt of an opinion from GGE's financial advisor; (xix)


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
compliance with applicable laws; (xx) certain debt instruments and other material contracts; (xxi) intellectual property; (xxii) title to properties and assets other than real property; (xxiii) insurance and (xxiv) additional real estate matters.

    The Merger Agreement also includes representations and warranties by Sun and Sub as to, among other things: (i) the organization, standing and corporate power of Sun and Sub; (ii) the capitalization of Sun and Sub; (iii) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (iv) the Merger Agreement's noncontravention of
(A) their memorandum or articles of association, certificate of incorporation or by-laws, and (B) any agreement, judgment or law in any manner which would have a material adverse effect on Sun, materially impair Sun's ability to perform its obligations under the Merger Agreement or materially delay the Merger; (v) the absence of the need (except as specified) for governmental or other filings, consents, approvals or actions with respect to the Merger Agreement and the transactions contemplated thereby; (vi) documents filed by Sun with the SEC and the accuracy of information contained therein; (vii) the accuracy of information supplied by Sun in connection with this Proxy Statement/Prospectus and the Form F-4; (viii) the absence of certain material changes or events since the most recent audited financial statements filed with the SEC, including any material adverse change, setting aside or payment of any dividend, any split, reclassification or combination of Ordinary Shares or any issuance or authorization of any issuance of any other securities in lieu of, or in substitution for, shares of its capital stock or any material damage or destruction; (ix) no material pending or threatened litigation; (x) brokers' fees and expenses; (xi) operations of Sub; (xii) votes necessary to approve the Charter Amendment; (xiii) compliance with applicable laws; and (xiv) permits and license applications.

    NO SOLICITATION. The Merger Agreement provides that GGE shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, GGE or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of any takeover proposal (the Merger Agreement defines "takeover proposal" as any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a material amount of assets of GGE or any of its subsidiaries or of over 20% of any class of equity securities (other than acquisitions of stock by institutional investors in the ordinary course of business) of GGE or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of GGE or any of its subsidiaries or which would require approval under any Gaming Law (as defined in the Merger Agreement), or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving GGE or any of its subsidiaries other than the transactions contemplated by the Merger Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Sun of the transactions contemplated by the Merger Agreement) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; PROVIDED, HOWEVER, that if, at any time prior to the receipt of the GGE Stockholder Approval, in the opinion of the GGE Board after consultation with outside counsel, such failure to so act would be inconsistent with its fiduciary duties to GGE stockholders under applicable law, GGE may, in response to an unsolicited takeover proposal, and subject to certain conditions, (x) furnish information with respect to GGE pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. The Merger Agreement provides that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of GGE or any of its subsidiaries, whether or not such person is purporting to act on behalf of GGE or any of its subsidiaries or otherwise, shall be deemed to be a breach of the Merger Agreement by GGE.

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

    Except as set forth in the Merger Agreement, neither the GGE Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Sun or Sub, the approval or recommendation by the GGE Board or any committee thereof of the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. The Merger Agreement provides, however, that if in the opinion of the GGE Board, after consultation with outside counsel, failure to do so would be inconsistent with its fiduciary duties to GGE's stockholders under applicable law, the GGE Board may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend a competitive proposal (the Merger Agreement defines "competitive proposal" as (x) a bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of GGE Common Stock then outstanding or all or substantially all the assets of GGE, and (y) otherwise on terms which the GGE Board determines in its good faith reasonable judgment to be more favorable to the GGE stockholders than the Merger (taking into account any improvements to the Merger proposed by Sun)), or enter into an agreement with respect to a competitive proposal, in each case at any time after the second business day following Sun's receipt of written notice (a "Notice of Competitive Proposal") advising Sun that the GGE Board has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; PROVIDED that GGE shall not enter into an agreement with respect to a competitive proposal unless GGE shall have furnished Sun with written notice no later than 12:00 noon two business days in advance of any date that it intends to enter into such agreement. In addition, if GGE proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to Sun the Expenses and the Termination Fee (each as defined below under "--Fees and Expenses").


    In addition to the obligations of GGE set forth in the preceeding two paragraphs, the Merger Agreement requires that GGE promptly advise Sun of any request for information or of any takeover proposal, the identity of the person making any such request or takeover proposal and all the material terms and conditions thereof. GGE will keep Sun fully informed of the status and details (including amendments or proposed amendments) of any such request or takeover proposal.


    BUSINESS OF GGE PENDING THE MERGER. GGE has agreed that, from the date of the Merger Agreement to the Effective Time or earlier termination of the Merger Agreement, it will, and it will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations. GGE has also agreed that from the date of the Merger Agreement to the Effective Time, unless Sun agrees in writing or as otherwise permitted by the Merger Agreement, it will not, and it will not permit any of its subsidiaries to, among other things: (i) (A) declare, set aside or pay any dividends or other distributions on shares of its capital stock, other than dividends by a wholly owned subsidiary to GGE, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of its capital stock; (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, other than upon the exercise of outstanding GGE employee stock options in accordance with their present terms; (iii) amend the GGE Charter or the GGE By-Laws; (iv) make any material acquisition or enter into any merger; (v) sell, lease, license, mortgage or otherwise encumber or dispose of any of its property or assets other than in the ordinary course of business and consistent with past practice; (vi) except as specified in the Merger Agreement, make any loans, advances or capital contributions to, or investments in, any person, other than to GGE or any of its wholly owned subsidiaries; (vii) make any new capital expenditures other than in the ordinary course of business and, in the case of the Chalfonte Project, in amounts consistent with the schedule set forth in the Merger Agreement; (viii) make any material tax election or settle or compromise any material tax liability; (ix) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect (as defined in the Merger Agreement) on GGE, modify, amend or terminate any material contract or agreement; (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; (xi) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business; (xii) except as required to comply with applicable law and as disclosed (A) adopt, enter into, terminate or amend any benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any benefit plan, (D) except as permitted in clause (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreement or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan); (xiii) issue any additional Junior Mortgage Notes; or (xiv) authorize or agree to take any of the foregoing actions.


    BUSINESS OF SUN PENDING THE MERGER. Sun has agreed that, from the date of the Merger Agreement to the Effective Time, unless GGE agrees in writing or as otherwise permitted by the Merger Agreement, it will not: (i) (A) declare, set aside or pay any dividends or other distributions on shares of its capital stock or (B) split, combine or reclassify any of its capital stock or, except for the creation of a holding company as described in the Merger Agreement, issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock; or (ii) authorize or agree to take any of the foregoing actions.


    REASONABLE EFFORTS. Subject to certain conditions, each of Sun, Sub and GGE have agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreements, including (i) in the case of Sun, (1) the obtaining of all necessary approvals by the NJCC under the NJCCA and the rules and regulations promulgated thereunder required in connection with the Merger and the Merger Agreement, (2) promptly filing an ICA Petition requesting ICA pursuant to NJSA 5:12-95.12 et seq., and (3) not withdrawing the ICA Petition or Sun's and Sub's application to the NJCC for a permanent license under the NJCCA, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from other governmental entities and the making of all necessary registrations and filings (including filings with governmental entities and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Stockholder Agreements or the consummation of the transactions contemplated by the Merger Agreement or the Stockholder Agreements, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and the Stockholder Agreements; PROVIDED, HOWEVER,that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by the Merger Agreement or the Stockholder Agreements so as to render inadvisable the consummation of the Merger or (y) in the case of Sun, to result in the imposition of certain conditions. In connection with and without limiting the foregoing, GGE and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Merger


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Agreement, the GGE Stockholder Agreement or any of the other transactions contemplated by the Merger Agreement or the GGE Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, the Merger Agreement, the GGE Stockholder Agreement or any other transaction contemplated by the Merger Agreement or the GGE Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Stockholder Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement and the GGE Stockholder Agreement.


    CLASS B OPTION. Under the Merger Agreement, Sun has an irrevocable option to purchase, at any time or from time to time during the term of the Merger Agreement, any or all of the Units that are owned by GGE or by any subsidiary of GGE at the time or times of exercise of such option by Sun at a purchase price equal to the per unit closing price of such Units on the ASE Transaction List (as reported by the WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for the trading day immediately preceding the exercise date (the "Class B Option").



    The Class B Option may be exercised at any time or from time to time by Sun (or its designee which must be a direct or indirect wholly owned subsidiary of Sun), by delivery of written notice to GGE of such exercise, specifying the number of Units to be purchased and the place, time and date of the closing of such purchase. At such closing, GGE shall (or shall cause its subsidiary to) deliver to Sun or such designee a certificate or certificates evidencing all of the Units to be purchased, duly endorsed in blank or accompanied by an assignment duly endorsed in blank in proper form for transfer, against delivery by Sun or such designee of the aggregate purchase price for such Units, by wire transfer of same day funds to the account designated in writing by GGE.



    If Sun exercises the Class B Option and the Merger Agreement is thereafter terminated, Sun must promptly thereafter execute and deliver to GGE an agreement, in form and substance reasonably satisfactory to Sun and GGE, to vote any GGE Class B Stock directly or indirectly owned by Sun (i) in any election of directors in accordance with the recommendation of the GGE Board and (ii) at GGE's request, in favor of any proposed amendment to GGE's certificate of incorporation and by-laws necessary to eliminate GGE Class B Stock or to eliminate the Class B Directors (as defined below under "COMPARISON OF THE RIGHTS OF SUN SHAREHOLDERS AND GGE STOCKHOLDERS--Directors").


    CONDITIONS TO THE CONSUMMATION OF THE MERGER; CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of Sun, Sub and GGE are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) each of the GGE Stockholder Approval and Sun Shareholder Approval will have been obtained; (ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (iii) the Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (iv) the Ordinary Shares issuable to the GGE stockholders pursuant to the Merger Agreement, upon exercise of warrants and under the stock plans shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Units shall continue to be approved for listing on the ASE.

    CONDITIONS TO THE OBLIGATIONS OF SUN AND SUB. In addition to the foregoing conditions, the obligations of Sun and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of GGE set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of GGE set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of

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the Closing Date, except as otherwise contemplated by the Merger Agreement, and
Sun shall have received a certificate signed on behalf of GGE by the chief executive officer and the chief financial officer to such effect; (ii) GGE will have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date and Sun shall have received a certificate signed on behalf of GGE by the chief executive officer and chief financial officer of GGE to such effect; (iii) Sun will have received an executed agreement from each "affiliate" of GGE for purposes of Rule 145 under the Securities Act; (iv) there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any suit, action or proceeding by any other person which has a reasonable likelihood of success, in each case (A) challenging the acquisition by Sun or Sub or any shares of capital stock of GGE or the surviving corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements or seeking to obtain from GGE, Sun or Sub any damages that are material in relation to GGE and its subsidiaries taken as a whole, (B) seeking to prohibit or limit the ownership or operation by GGE, Sun or any of their respective subsidiaries of any material portion of the business or assets of GGE, Sun or any of their respective subsidiaries, or to compel GGE, Sun or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of GGE, Sun or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreements,
(C) seeking to impose limitations on the ability of Sun or Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of GGE or the surviving corporation, including the right to vote GGE Common Stock or GGE Class B Stock, or common stock of the surviving corporation, on all matters properly presented to the stockholders of GGE or the surviving corporation, respectively, (D) seeking to prohibit Sun or any of its subsidiaries from effectively controlling in any material respect the business or operations of GGE or its subsidiaries or (E) which otherwise could reasonably be expected to have a material adverse effect on GGE or Sun. In addition, there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (B) through (D) above; (v) all consents, approvals, orders or authorizations of any governmental entity, including approvals by the NJCC under the NJCCA and the rules and regulations promulgated thereunder and approvals under the New Jersey Industrial Site Recovery Act, required in connection with the Merger or the Merger Agreement or the Stockholder Agreements or the consummation of any of the transactions contemplated by the Merger Agreement or the Stockholder Agreements shall have been obtained and shall be in full force and effect without the imposition of any conditions or restriction of a type specified in the Merger Agreement, it being understood that receipt of the relief requested by the ICA Petition shall not satisfy this condition insofar as this condition relates to approvals under the NJCCA; (vi) Sun shall have received from Cravath, Swaine & Moore, counsel to Sun, on the date of this Proxy Statement/Prospectus and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Sun, Sub and GGE will each be a party to that reorganization within the meaning of
Section 368(b) of the Code; (vii) Sun shall have received all state securities or "blue sky" authorizations necessary to issue the Ordinary Shares issuable pursuant to the Merger Agreement.


    CONDITIONS TO THE OBLIGATIONS OF GGE. In addition to the foregoing conditions, the obligation of GGE to effect the Merger is further subject to satisfaction or waiver of the following conditions: (i) the representations and warranties of Sun and Sub set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Sun and Sub set forth in the Merger Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of the Merger Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by the Merger Agreement, and GGE shall have received a certificate signed on behalf of Sun by an executive officer of Sun to such effect; (ii) Sun and Sub will have performed in all material respects all obligations required to be performed by them under the Merger

Agreement at or prior to the Closing Date and GGE shall have received a certificate signed on behalf of Sun by an executive officer of Sun to such effect; and (iii) GGE will have received opinions from Gibson, Dunn & Crutcher LLP, counsel to GGE, on the date of this Proxy Statement/Prospectus and on the Closing Date, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Sun, Sub and GGE will each be a party to that reorganization within the meaning of Section 368(b) of the Code.



    EFFECT ON GGE BENEFIT PLANS, STOCK OPTIONS AND WARRANTS. The Merger Agreement provides that for a period of two years immediately following the Closing (as defined in the Merger Agreement), Sun intends to continue to maintain employee benefit plans, programs and policies for the employees of GGE and its subsidiaries which, in the aggregate, provide benefits that are no less favorable than those provided to them under GGE's plans, programs and policies as of the date of the Merger Agreement.


    The Merger Agreement also provides that, as soon as practicable after August 19, 1996, the GGE Board (or, if appropriate, any committee administering the Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as may be required to effect the following:


        (i) adjust the terms of the Employee Stock Options granted under the Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, including vesting (and, where applicable under the terms of such Employee Stock Option, accelerated vesting) and the rights of the holder under the terms of such Employee Stock Option, the same number of Ordinary Shares as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time (the "Deemed Sun Share Amount"), at a price per Ordinary Share equal to (A) the aggregate exercise price for the shares of GGE Common Stock otherwise purchasable pursuant to such Employee Stock Option divided by (B) the aggregate Deemed Sun Share Amount with respect to such Employee Stock Option (each, as so adjusted, an "Adjusted Option"); PROVIDED, HOWEVER, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Section 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code; and


        (ii) subject to the consent of Sun, such consent not to be unreasonably withheld, make such other changes to the Stock Plans as GGE and Sun may determine appropriate to give effect to the Merger.

        The Merger Agreement further provides that:

        (a) The provisions in the Stock Plans and any other GGE employee benefit plan providing for the issuance, transfer or grant of any capital stock of GGE or any interest in respect of any capital stock of GGE shall be deleted as of the Effective Time, and GGE shall use its best efforts to ensure that following the Effective Time no holder of an Employee Stock Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of GGE or Sun, except as provided in the Merger Agreement.

        (b) As soon as practicable after the Effective Time, Sun shall deliver to the holders of Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Plans and the agreements evidencing the grants of such Employee Stock Options shall continue in effect on the same terms and conditions (subject to certain adjustments set forth in the Merger Agreement). Sun shall comply with the terms of the Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Stock Plans, that the Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

        (c) Sun shall take such actions as are reasonably necessary for the assumption of the Stock Plans of GGE, including the reservation, issuance and listing of Ordinary Shares as is necessary to effectuate the transactions contemplated by such paragraph (a). As soon as reasonably practicable after the Effective Time, Sun shall prepare and file with the SEC a registration statement on Form S-8 with respect to Ordinary Shares subject to Employee Stock Options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such Employee Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Employee Stock Options remain outstanding.

        (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms and the terms of the related Stock Plan by delivering a properly executed notice of exercise to Sun, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Plan.

        (e) All restrictions or limitations on transfer and vesting with respect to Employee Stock Options awarded under the Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Sun as set forth above.


        (f) At the Effective Time, Sun shall assume the due and punctual observance and performance of the covenants and conditions of the GGE Warrants pursuant to Section 3.1(i) thereof (as in effect on the date of the Merger Agreement).


    INDEMNIFICATION, EXCULPATION AND INSURANCE. The Merger Agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing at the date of the Merger Agreement in favor of the current or former directors and officers of GGE and its subsidiaries as provided in their respective certificates of incorporation, by-laws and indemnification agreements will continue in full force and effect in accordance with their terms for at least six years from the Effective Time. The Merger Agreement further provides that Sun will cause to be maintained for at least such six-year period GGE's current directors' and officers' insurance and indemnification policy to the extent such policy provides coverage for events occurring prior to the Effective Time for all persons who were directors and officers of GGE on the date of the Merger Agreement, provided that the annual premium for such policy does not exceed 150% of the last annual premium paid prior to the date of the Merger Agreement; PROVIDED, HOWEVER, that Sun may, in lieu of maintaining such insurance, cause coverage to be provided under any policy maintained for the benefit of Sun or any of its subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries than the existing insurance.

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the Stockholder Approvals:

        (i) by the mutual written consent of Sun, Sub and GGE;

        (ii) by either Sun or GGE (a) if (1) the GGE Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the GGE Special Meeting or any adjournment or postponement thereof; (2) the Merger has not been consummated on or before June 30, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, injunction, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the GGE Special Meeting or the Sun Extraordinary General Meeting; or (3) any other governmental entity has issued an order, injunction, decree or ruling, or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action becomes final and nonappealable, or (b) provided that the terminating party is not then in material breach of the Merger Agreement, if the other party breaches any of the representations, warranties, covenants or other agreements made by such party in the Merger Agreement and such breach is not or cannot be cured within 30 days following written notice to the breaching party and such breach would entitle the non-breaching party not to consummate the transactions contemplated by the Merger Agreement;


       (iii) by GGE in connection with entering into a definitive agreement with respect to a competitive proposal in accordance with the Merger Agreement, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee and the Expenses;


        (iv) by either Sun or GGE if the relief requested by the ICA Petition shall have been denied and such denial shall have become final and nonappealable;

        (v) by either Sun or GGE if the NJCC shall have denied Sun a permanent license under the NJCCA and such denial shall have become final and nonappealable;

        (vi) by Sun if (a) the GGE Board or any committee thereof shall have withdrawn or modified in a manner adverse to Sun or Sub its approval or recommendation of the Merger or the Merger Agreement, or approved or recommended any takeover proposal, (b) GGE shall have entered into any agreement with respect to any competitive proposal in accordance with the Merger Agreement, or (c) the GGE Board or any committee thereof shall have resolved to take any of the foregoing actions;

       (vii) by Sun if, upon a vote at the Sun Extraordinary General Meeting or any adjournment thereof at which the Sun Shareholder Approval shall have been voted upon, the Sun Shareholder Approval shall not have been obtained;

      (viii) by Sun if the Average Market Price is less than $41.625; PROVIDED, however, that Sun shall furnish GGE with written notice two NYSE trading days in advance of the date that it intends to terminate the Merger Agreement for this reason and, during such two trading day period, GGE shall be entitled to elect to go forward with the Merger and, if GGE shall timely make such election, Sun shall not terminate the Merger Agreement for this reason and the Conversion Number will be .4925; or

        (ix) by Sun if GGE shall have made the ICA Election.

    FEES AND EXPENSES. Except for printing and mailing expenses and filing fees relating to the Form F-4 and this Proxy Statement/Prospectus, which will be shared equally, Sun and GGE will each pay its own costs and expenses in connection with the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby, whether or not the Merger is consummated. The Merger Agreement also provides that GGE will immediately pay to Sun the sum of
(x) all of Sun's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $940,000.00 (the "Expenses") and (y) $9,400,000.00 (the "Termination Fee") upon demand if (i) Sun or Sub terminates the Merger Agreement in response to (A) the modification or withdrawal by the GGE Board of its recommendation of the Merger or the Merger Agreement, (B) the entering into by GGE of an agreement with respect to a competitive proposal in accordance with the Merger Agreement, or (C) the GGE Board shall have resolved to take any of the foregoing actions; PROVIDED, HOWEVER, that Sun shall be entitled to only the Expenses where Sun or Sub terminates the Merger Agreement in response to (A) or
(C) above; PROVIDED FURTHER, HOWEVER, that if GGE subsequently consummates or enters into an agreement relating to a competitive proposal within 12 months of such termination, GGE shall also pay to Sun the Termination Fee, (ii) GGE terminates the Merger Agreement in connection with entering into a definitive agreement in connection with a competitive proposal or (iii) prior to any termination of the Merger Agreement, a takeover proposal shall have been made and within 12 months of such termination, a transaction constituting a takeover proposal is consummated or GGE enters into an agreement with respect to, or approves or recommends a takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Sun, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor.


    Unless Sun and GGE shall have reached the agreement contemplated by the Merger Agreement in respect of the Chalfonte Project, Sun shall pay, or cause to be paid, an amount equal to the ICA Amount (as defined below), in same day funds to GGE upon demand, if GGE or Sun terminates the Merger Agreement because the relief requested by the ICA Petition shall have been denied and such denial shall have become final and non-appealable or because the NJCC shall have denied Sun a permanent license under the NJCCA and such denial shall have become final and non-appealable. "ICA Amount" shall mean $9,400,000.00 minus the aggregate capital expenditures made by GGE in respect of the Chalfonte Project from the date of the Merger Agreement to the date of such termination (other than capital expenditures for work completed on the Chalfonte Project prior to the date of the Merger Agreement but not yet paid for by GGE).

    AMENDMENT. The Merger Agreement may be amended by the parties thereto by an instrument in writing signed on behalf of each party at any time before or after the Stockholder Approvals; PROVIDED, that after any such approval, no amendment can be made if applicable law would require further approval by such stockholders or such shareholders, unless such further approval is obtained.

    WAIVER. At any time prior to the Effective Time, the Merger Agreement permits each party thereto to (in each case pursuant to a written instrument):
(i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained therein or in any document delivered pursuant thereto; and (iii) subject to the proviso contained in "--Amendment" above, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

                          COMPARATIVE PER SHARE MARKET
                                  INFORMATION


    Ordinary Shares have been traded on the NYSE since February 27, 1996, under the symbol "SIH". Prior to February 27, 1996, Sun had two series of Ordinary Shares outstanding, the Series A Ordinary Shares and the Series B Ordinary Shares. The Series A Ordinary Shares were quoted through the Nasdaq National Market System (the "Nasdaq System") from May 4, 1994 to February 26, 1996 under the symbol "SIHLF". The Series B Ordinary Shares, which traded separately from the Series A Ordinary Shares, were quoted through the Nasdaq System from May 15, 1995 to February 26, 1996 under the symbol "SIHBF". On February 27, 1996, the Series A Ordinary Shares and the Series B Ordinary Shares were redesignated as Ordinary Shares. Prior to this redesignation, the Series A Ordinary Shares had a put right associated with them pursuant to which holders of such shares had the right to have them redeemed by Sun at certain fixed prices on certain dates. GGE Common Stock is traded on the ASE, under the symbol "GGE".



    For the periods indicated, the table below sets forth the high and low sales prices for the Series A and B Ordinary Shares as reported on the Nasdaq System, the high and low sales prices for the Ordinary Shares as reported on the NYSE, and the high and low sales prices of GGE Common Stock as reported on the ASE. The following table also gives effect to a one-for-five reverse stock split with respect to GGE Common Stock which occurred on June 30, 1995.



                                                                   SUN
                                     ----------------------------------------------------------------
                                           SERIES A              SERIES B
                                           ORDINARY              ORDINARY              ORDINARY                GGE
                                           SHARES-               SHARES-               SHARES-            COMMON STOCK-
                                        NASDAQ SYSTEM         NASDAQ SYSTEM              NYSE                  ASE
                                     --------------------  --------------------  --------------------  --------------------
              QUARTER                  HIGH        LOW       HIGH        LOW       HIGH        LOW       HIGH        LOW
-----------------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
1994
  First............................     --         --         --         --         --         --          $9.38      $6.56
  Second*..........................  $   15.00  $   11.94     --         --         --         --           8.44       3.75
  Third............................      12.88      11.38     --         --         --         --           5.63       3.75
  Fourth...........................      19.63      11.75     --         --         --         --           5.00       3.75
1995
  First............................  $   19.63  $   16.19     --         --         --         --      $   12.50      $4.06
  Second**.........................      22.00      16.00  $   21.75  $   15.50     --         --          19.69      11.56
  Third............................      31.75      22.00      31.88      21.75     --         --          17.25      11.88
  Fourth...........................      32.00      27.00      32.00      27.00     --         --          14.25      10.00
1996
  First***.........................  $   37.25  $   25.00  $   37.25  $   24.00  $   38.75  $   25.50  $   15.13     $10.63
  Second...........................     --         --         --         --          53.63      37.13      17.38      13.38
  Third............................     --         --         --         --          51.25      43.75      21.00      11.38
  Fourth (through October 31,
    1996)..........................     --         --         --         --          54.13      47.13      22.50      20.00


------------------------

*   Beginning on May 4, 1994 with respect to the Series A Ordinary Shares.

**  Beginning on May 15, 1995 with respect to the Series B Ordinary Shares.

*** Through February 26, 1996 with respect to the Series A and B Ordinary Shares and beginning on February 27, 1996 with respect to the Ordinary Shares.

    Set forth below are the last reported sales prices of Ordinary Shares and GGE Common Stock on August 16, 1996, the last full trading day prior to the execution of the Merger Agreement, as reported on the NYSE Composite Transactions Tape and the ASE Transactions List, respectively, and the equivalent pro forma sale price of GGE Common Stock on such date, as determined by multiplying such last reported sale price of Ordinary Shares by an assumed Conversion Number of .4324:


Ordinary Shares.....................................................     $51.88
GGE Common Stock....................................................  $   11.88
GGE equivalent......................................................  $   22.43



    On October 31, 1996, the last trading day prior to the date of this Proxy Statement/Prospectus, the last reported sales prices of Ordinary Shares and GGE Common Stock, as reported on the NYSE Composite Transactions Tape and the ASE Transactions List, respectively, were $47.25 per share and $20.75 per share, respectively. As described under "SUMMARY--The Merger and The Merger Agreement-- General" the Conversion Number is subject to adjustment if the Average Market Price of Ordinary Shares is less than $47.41.

                              UNAUDITED PRO FORMA
                             FINANCIAL INFORMATION


    The Unaudited Pro Forma Consolidated Balance Sheet of Sun as of June 30, 1996 and the Unaudited Pro Forma Consolidated Statements of Income of Sun for the year ended December 31, 1995 and for the six months ended June 30, 1996 are set forth below.

    The Unaudited Pro Forma Consolidated Balance Sheet has been prepared assuming that the Merger had been consummated on June 30, 1996. The Unaudited Pro Forma Consolidated Statements of Income have been prepared assuming that the Merger had occurred on January 1, 1995.

    The Unaudited Pro Forma Financial Statements are presented for informational purposes only and do not purport to present what the Consolidated Balance Sheet would have been had the Merger, in fact, occurred on June 30, 1996 or what the Consolidated Results of Operations for the year ended December 31, 1995 or for the six months ended June 30, 1996 would have been had the Merger, in fact, occurred on January 1, 1995 or to project the results of operations for any future period.


    The Unaudited Pro Forma Financial Statements should be read in conjunction with the Financial Statements and related notes thereto and the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations", each of which is incorporated by reference in this Proxy Statement/Prospectus.

                        SUN INTERNATIONAL HOTELS LIMITED
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                HISTORICAL
                                                       ----------------------------
                                                                         GGE &        PRO FORMA
                                                           SUN       SUBSIDIARIES    ADJUSTMENTS    PRO FORMA
                                                       -----------  ---------------  ------------  ------------
                                                       (UNAUDITED)    (UNAUDITED)

                       ASSETS
Current Assets:
  Cash and cash equivalents..........................   $ 164,336     $    56,329    $     (5,000 (a) $    204,692
                                                                                          (10,973 (l)
  Restricted cash....................................                       4,454                         4,454
  Trade receivables..................................      15,879           7,794                        23,673
  Due from affiliates................................       1,942                                         1,942
  Inventories........................................       3,993           2,109                         6,102
  Prepaid expenses...................................       1,346           6,637                         7,983
                                                       -----------  ---------------  ------------  ------------
    Total current assets.............................     187,496          77,323         (15,973)      248,846
Property and equipment...............................     246,598         157,661          15,000(c)      453,259
                                                                                           34,000(d)
Land held for investment, development or resale......                      93,939          60,000(e)      153,939
Subordinated notes receivable........................      42,783                                        42,783
Due from affiliates..................................       1,140                                         1,140
Investment in associated corporations................      32,118                                        32,118
Goodwill.............................................                                      98,242(b)       98,242
Deferred charges and other assets....................       7,332          13,671          10,973(l)       31,976
                                                       -----------  ---------------  ------------  ------------
    Total assets.....................................   $ 517,467     $   342,594    $    202,242  $  1,062,303
                                                       -----------  ---------------  ------------  ------------
                                                       -----------  ---------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt...............   $      75     $       613    $             $        688
  Accounts payable and accrued liabilities...........      31,560          43,945          11,000(a)       86,505
                                                       -----------  ---------------  ------------  ------------
    Total current liabilities........................      31,635          44,558          11,000        87,193
Deferred income taxes................................                      53,275          (9,684  (f)       43,591
Long-term debt net of unamortized discount and
  current maturities.................................       1,047         219,129          31,734(g)      251,910
Commitments and contingencies........................
Shareholders' equity.................................     484,785          25,632         194,824(a)      679,609
                                                                                          (25,632 (h)
                                                       -----------  ---------------  ------------  ------------
Total liabilities and shareholders' equity...........   $ 517,467     $   342,594    $    202,242  $  1,062,303
                                                       -----------  ---------------  ------------  ------------
                                                       -----------  ---------------  ------------  ------------

    Book value per share.............................   $   16.68     $      3.21                  $      20.49
                                                       -----------  ---------------                ------------
                                                       -----------  ---------------                ------------

                        SUN INTERNATIONAL HOTELS LIMITED
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            HISTORICAL
                                                    ---------------------------
                                                                     GGE &        PRO FORMA
                                                       SUN       SUBSIDIARIES    ADJUSTMENTS   PRO FORMA
                                                    ----------  ---------------  -----------  -----------
Revenues:
  Gaming..........................................  $   79,605    $   268,224     $            $ 347,829
  Rooms...........................................      50,412         16,065                     66,477
  Food and beverage...............................      50,806         27,768                     78,574
  Tour operations.................................      16,338                                    16,338
  Management fee income...........................       4,858                                     4,858
  Other revenues..................................      21,195         18,177                     39,372
                                                    ----------  ---------------               -----------
Gross revenues....................................     223,214        330,234                    553,448
Promotional allowances............................      (9,274)       (28,494)                   (37,768)
                                                    ----------  ---------------               -----------
  Net revenues....................................     213,940        301,740                    515,680
                                                    ----------  ---------------               -----------
Cost and Expenses:
  Gaming..........................................      44,388        156,091                    200,479
  Rooms...........................................       9,696          3,698                     13,394
  Food and beverage...............................      34,167         14,235                     48,402
  Other operating expenses........................      33,677         34,281                     67,958
  Selling, general and administrative.............      33,153         38,305                     71,458
  Tour operations.................................      16,148                                    16,148
  Corporate expenses..............................       9,485                                     9,485
  Depreciation and amortization...................      10,236         13,452         2,456(i)     27,277
                                                                                      1,133(i)
                                                    ----------  ---------------  -----------  -----------

      Total costs and expenses....................     190,950        260,062         3,589      454,601
                                                    ----------  ---------------  -----------  -----------
Income from Operations............................      22,990         41,678        (3,589)      61,079
Other Income (Expenses):
  Interest income.................................       2,426          3,518                      5,944
  Interest expense................................      (9,746)       (29,297)        3,979(j)    (35,064)
  Equity in earnings of associated corporations...       2,313                                     2,313
  Gain on sale of airline option..................         911                                       911
                                                    ----------  ---------------  -----------  -----------
Income before taxes...............................      18,894         15,899           390       35,183
Provision for income taxes........................         535                        3,529(k)      4,064
                                                    ----------  ---------------  -----------  -----------
Net Income........................................  $   18,359    $    15,899     $  (3,139)   $  31,119
                                                    ----------  ---------------  -----------  -----------
                                                    ----------  ---------------  -----------  -----------
  Net income per share of Series A and B Ordinary
    Shares before accretion of redemption value...                                             $    1.24
  Net income per share of Series A and B Ordinary
    Shares after accretion of redemption value....                                             $    1.18
  Weighted average number of shares outstanding...                                                25,088

                        SUN INTERNATIONAL HOTELS LIMITED
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                          GGE &        PRO FORMA
                                                            SUN       SUBSIDIARIES    ADJUSTMENTS   PRO FORMA
                                                        -----------  ---------------  -----------  -----------
                                                        (UNAUDITED)    (UNAUDITED)
Revenues:
    Gaming............................................   $  40,826     $   127,246     $            $ 168,072
    Rooms.............................................      36,001           7,014                     43,015
    Food and beverage.................................      33,390          12,839                     46,229
    Tour operations...................................       8,752                                      8,752
    Management fee income.............................       2,338                                      2,338
    Other revenues....................................      12,710           8,656                     21,366
                                                        -----------  ---------------               -----------
Gross revenues........................................     134,017         155,755                    289,772
Promotional allowances................................      (7,136)        (12,782)                   (19,918)
                                                        -----------  ---------------               -----------
    Net revenues......................................     126,881         142,973                    269,854
                                                        -----------  ---------------               -----------
Cost and Expenses:
    Gaming............................................      23,645          79,257                    102,902
    Rooms.............................................       5,900           1,985                      7,885
    Food and beverage.................................      21,038           7,176                     28,214
    Other operating expenses..........................      18,175          16,722                     34,897
    Selling, general and administrative...............      18,526          19,037                     37,563
    Tour operations...................................       8,905                                      8,905
    Corporate expenses................................       5,711                                      5,711
    Depreciation and amortization.....................       5,824           6,205         1,183(i)     13,779
                                                                                             567(i)
                                                        -----------  ---------------  -----------  -----------

      Total costs and expenses........................     107,724         130,382         1,750      239,856
                                                        -----------  ---------------  -----------  -----------
Income from Operations................................      19,157          12,591        (1,750)      29,998

Other Income (Expenses):
    Interest income...................................       5,588           1,570                      7,158
    Interest expense..................................      (2,310)        (14,476)        2,083(j)    (14,703)
    Gain on sale of fixed assets......................         229                                        229
    Equity in earnings of associated corporations.....         995                                        995
                                                        -----------  ---------------  -----------  -----------
Income (loss) Before Taxes............................      23,659            (315)          333       23,677
Provision for Income Taxes............................         192                                        192
                                                        -----------  ---------------  -----------  -----------
Net Income (loss).....................................   $  23,467     $      (315)    $     333    $  23,485
                                                        -----------  ---------------  -----------  -----------
                                                        -----------  ---------------  -----------  -----------
Net income per share..................................                                              $     .75
Weighted average number of shares outstanding.........                                                 31,226

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


PRO FORMA ADJUSTMENTS:


    The Unaudited Pro Forma Financial Statements have been prepared to give effect to the Merger in a business combination to be accounted for as a purchase for accounting purposes. Based upon the respective per share values of Ordinary Shares and GGE Common Stock as of August 16, 1996, the last full trading day prior to the announcement of the Merger, each share outstanding of GGE Common Stock will be exchanged for .4324 Ordinary Shares and each share of GGE Class B Stock outstanding will be converted into .1928 Ordinary Shares.


    A description of the pro forma adjustments is as follows:


(a) To record the issuance of 4,109,718 Ordinary Shares as consideration for the Merger and the estimate of $16,000 in transaction related costs. The aggregate purchase price of the Merger, including the related transaction costs is $210,824, which reflects merger costs of $16,000 and the value of the shares issued in the exchange of $194,824 (an average value of $50 per share of common stock based upon the price of the Ordinary Shares several days before and after the date of the Merger Agreement less the proceeds from outstanding GGE options and warrants). The pro forma financial statements assume $5,000 of transaction related costs are settled in cash at the Closing Date, while the remaining $11,000 will become accrued liabilities.


(b) To record the allocation of the excess of the purchase price over the net assets acquired as follows:


Aggregate purchase price.......................................  $ 210,824
Book value of net assets acquired..............................    (25,632)
                                                                 ---------
Excess of purchase price over net assets acquired..............  $ 185,192
                                                                 ---------
                                                                 ---------


    Sun has made a preliminary allocation of the excess of the purchase price over the book value of GGE's assets and liabilities based upon information received to date on the fair values of assets and liabilities acquired.

    Management has allocated the excess of the purchase price over net assets acquired as follows:


Land held for investment, development or resale...................  $  60,000
Land and land rights..............................................     15,000
Hotels and other buildings........................................     34,000
Deferred income taxes.............................................      9,684
Long-term debt....................................................    (31,734)
Goodwill..........................................................     98,242
                                                                    ---------
                                                                    $ 185,192
                                                                    ---------
                                                                    ---------


(c) To reflect the land and land rights at estimated market value at June 30, 1996.

(d) To reflect the hotels and other buildings at their estimated fair value at June 30, 1996.

(e) To reflect the land held for investment, development or resale at estimated market value at June 30, 1996.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


(f) To reduce deferred income taxes payable at June 30, 1996 based upon (i) the impact of pro forma adjustments of assets and liabilities acquired and (ii) the planned utilization of built-in tax gains available to Sun as a result of the Merger.

(g) To record the carrying value of GGE debt at its fair value which approximates its face value. The fair value presented for GGE's long-term debt is based upon quoted market prices.

(h) To eliminate the historical book value of GGE.

(i) To reflect the additional amortization and depreciation expense resulting from the allocation of the purchase price to goodwill and hotels and other buildings. Sun amortizes goodwill over a period of 40 years and depreciates hotels and other buildings over a period of 30 years.


(j) To reflect the elimination of the accretion of debt discount as a result of reflecting the GGE debt at fair value at the Merger date.



(k) To record a provision for income taxes based upon the pro forma income before income taxes.



(l) To record prepayment of Licenses and Services Agreement on the closing date.

                        DESCRIPTION OF GGE CAPITAL STOCK


    GGE is currently authorized to issue (i) 100,120,000 shares of common stock, consisting of 100,000,000 shares of GGE Common Stock and 120,000 shares of GGE Class B Stock, and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share ("GGE Preferred Stock"). As of November 1, 1996, 7,942,785 shares of GGE Common Stock, 35,000 shares of GGE Class B Stock and no shares of GGE Preferred Stock were issued and outstanding. The GGE Common Stock is issued and held subject to the qualification, redemption and divestiture requirements of the NJCCA. See "BUSINESS OF GGE-- Certain Matters Affecting GGE's Operations."


GGE COMMON STOCK


    Each holder of GGE Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders except for the election of the Class B Directors. In the election of directors, no holder of GGE Common Stock has cumulative voting rights. Each share of GGE Common Stock is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the GGE Board. Upon liquidation or dissolution of GGE, whether voluntary or involuntary, each share of GGE Common Stock is entitled to share equally in the assets of GGE available for distribution to the holders of GGE Common Stock after distribution to all holders of GGE Common Stock and GGE Class B Stock of $.01 per share. No conversion or preemptive rights or redemption or sinking fund provisions are applicable to the GGE Common Stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent for the GGE Common Stock, and is also GGE's registrar.


GGE CLASS B STOCK

    Each share of GGE Class B Stock is issued as part of a Unit comprising $1,000 principal amount of Junior Mortgage Notes and one share of GGE Class B Stock. Shares of GGE Class B Stock may not be transferred separately from the related Junior Mortgage Notes. Except as may be prescribed by Delaware law, the holders of GGE Class B Stock are not entitled to vote on any matter except that the holders of GGE Class B Stock are entitled to vote separately as a class with respect to the election of Class B Directors, which constitute one third of the GGE Board, and with respect to certain amendments to the GGE Charter and the GGE By-Laws which affect the rights of the holders of the GGE Class B Stock. Under certain circumstances the holders of GGE Class B Stock would be entitled to elect a majority of the GGE Board. Holders of GGE Class B Stock are not entitled to the payment of dividends, except that in the event of an interest payment on the Junior Mortgage Notes which is paid in additional Junior Mortgage Notes, holders shall be entitled to a stock dividend such that one share of GGE Class B Stock shall be issued in respect of each $1,000 in principal amount of such additional Junior Mortgage Notes. The holders of the GGE Class B Stock shall not be entitled to share in the distribution of assets in the event of any voluntary or involuntary liquidation or dissolution of GGE other than a distribution of $.01 per share. Upon redemption, or cancellation following the purchase thereof, of each $1,000 principal amount of Junior Mortgage Notes, GGE will redeem, at a price of $.01 per share, the share of GGE Class B Stock issued as part of that Unit. U.S. Trust Company of California, N.A. is the transfer agent and registrar for the Units.

GGE PREFERRED STOCK

    Shares of GGE Preferred Stock may be issued from time to time in one or more series with such designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as may be stated in the resolutions providing for the issue of such series of GGE Preferred Stock adopted by the GGE Board, provided that no shares of GGE Preferred Stock may be designated or issued with any rights to vote together with the holders of the GGE Class B Stock for any purpose, and provided further that the GGE Charter prohibits the issuance of any nonvoting equity securities in compliance with section 1123 of the United States Bankruptcy Code, 11 U.S.C. section 1123, so long as such section is in effect and applicable to GGE. The GGE Board is authorized, subject to certain limitations prescribed by law, to issue up to 10 million shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions, including voting rights, of those shares without any further vote or action by stockholders. The rights of the holders of GGE Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of GGE.

                        DESCRIPTION OF SUN CAPITAL STOCK


    Under the Sun Charter, Sun is currently authorized to issue 250,000,000 Ordinary Shares and 100,000,000 preference shares par value $.001 per share ("Preference Shares"). As of October 28, 1996, 29,245,184 Ordinary Shares were issued and outstanding and no Preference Shares were issued and outstanding.


ORDINARY SHARES

    Each holder of Ordinary Shares is entitled to one vote per share on all matters submitted to a vote of shareholders. In the election of directors, no shareholder has cumulative voting rights. Each Ordinary Share is entitled to share equally in dividends from sources legally available therefor when, as, and if declared by the Sun Board. Upon liquidation or dissolution of Sun, whether voluntary or involuntary, each Ordinary Share is entitled to share equally in the assets of Sun available for distribution to the holders of the Ordinary Shares. No conversion or preemptive rights or redemption or sinking fund provisions are applicable to the Ordinary Shares. The Bank of New York is the transfer agent for the Ordinary Shares, and is also Sun's registrar.

PREFERENCE SHARES

    Preference Shares may be issued from time to time in one or more series with such designations, voting powers, dividend rights, rights of redemption, conversion rights, other special rights, preferences and limitations as may be stated in the resolutions providing for the issue of such Preference Shares adopted by the Sun Board except that the Sun Charter prohibits the issuance of any non-voting Preference Shares which are not entitled to elect at least one director of Sun in the case where an event of default in the payment of dividends has occurred and is continuing with respect to such shares. The issuance of Preference Shares with voting and conversion rights may adversely affect the voting power of the holders of Ordinary Shares. In addition, because the terms of such Preference Shares may be fixed by the Sun Board without shareholder action, the Preference Shares could be designated and issued quickly in the event Sun requires additional equity capital. The Preference Shares could also be designated and issued with terms calculated to defeat a proposed acquisition of Sun or with terms making the removal of management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Ordinary Shares.

                  COMPARISON OF THE RIGHTS OF SUN SHAREHOLDERS
                              AND GGE STOCKHOLDERS

    The statements set forth under this heading with respect to the IBCA, the DGCL, the Sun Charter, the Sun Memorandum of Association (the "Sun Memorandum"), the GGE Charter and the GGE By-Laws are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the IBCA, the DGCL, the Sun Charter, the Sun Memorandum, the GGE Charter and the GGE By-Laws. See "AVAILABLE INFORMATION."


    The following summary compares certain rights of the holders of Ordinary Shares to the rights of the holders of GGE Common Stock. The rights of GGE stockholders are governed principally by the DGCL, the GGE Charter and the GGE By-Laws. Upon consummation of the Merger, such stockholders will become holders of Ordinary Shares, and their rights will be governed principally by the IBCA, the Sun Charter and the Sun Memorandum.


DIVIDEND RIGHTS

    Under the IBCA, a corporation is prohibited from making a distribution to stockholders if, after giving effect thereto: (i) such corporation would be unable to meet its liabilities as they become due in the usual course of its business; or (ii) the realizable value of the assets of such corporation would be less than the sum of its total liabilities other than deferred taxes, as shown in the books of account, and its issued and outstanding share capital. Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year, PROVIDED, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

    Holders of both Ordinary Shares and GGE Common Stock are entitled to receive such dividends as may be declared by the Sun Board and the GGE Board, respectively, out of funds legally available for such purpose. Neither Sun nor GGE has ever declared or paid a cash dividend on Ordinary Shares or shares of GGE Common Stock, respectively, and neither Sun nor GGE anticipates declaring or paying any dividends on Ordinary Shares or shares of GGE Common Stock, respectively, in the foreseeable future.

VOTING RIGHTS

    Holders of Ordinary Shares vote as a single class on all matters submitted to a vote of the shareholders, with each Ordinary Share entitled to one vote. Except as otherwise provided by law, the Sun Charter or the Sun Memorandum, matters submitted to a vote of the Sun shareholders must be approved by a majority of the votes cast by the Sun shareholders. Holders of Ordinary Shares are not entitled to cumulative votes in the election of directors.


    Holders of GGE Common Stock are entitled to vote as a single class on all matters, other than the election of the Class B Directors, submitted to a vote of the stockholders, with each share of GGE Common Stock entitled to one vote. Except as otherwise provided by law, the GGE Charter or the GGE By-Laws, matters submitted to a vote of the holders of GGE Common Stock must be approved by a majority of the votes cast by the holders of GGE Common Stock. Holders of GGE Common Stock are not entitled to cumulative votes in the election of directors.


    Except as may be prescribed by Delaware law, the holders of Class B Stock are not entitled to vote on any matter except that the holders of Class B Stock are entitled to vote separately as a class with respect to the election of Class B Directors, which constitute one third of the GGE Board, and with respect to certain amendments to the GGE Charter and the GGE By-Laws which affect the rights of the holders of the

Class B Stock. The holders of Class B Stock would be entitled to elect a majority of the GGE Board upon the occurrence of certain events with respect to the Junior Mortgage Notes.

    Under the DGCL, the affirmative vote of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the aggregate number of authorized shares of such class, the par value of the shares of such class, or the powers, preferences or special rights of the shares of such class in a manner adversely affecting such shares.

DIRECTORS

    NUMBER AND ELECTION OF DIRECTORS. Under both the IBCA and the DGCL, the charter document, by-laws or articles of association of a corporation may specify the number of directors. The Sun Charter currently provides that the Sun Board shall consist of five directors each serving until the 1997 annual general meeting and then, as elected at such meeting, for a term of one year. The Sun shareholders, by resolution, may fill vacancies and newly created directorships. Until May 5, 1999, two of Sun's directors must be independent directors (the "Independent Directors"). To qualify as an Independent Director, the director must not be an officer or employee of Sun or its subsidiaries and must not otherwise have a relationship which, in the opinion of the Sun Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

    The Sun Charter provides that nominations for directors can be made by the Sun Board or by any shareholder entitled to vote for the election of directors at a general meeting.


    The GGE Charter currently provides that the GGE Board shall consist of six directors, four of whom shall be elected by holders of GGE Common Stock (the "Common Stock Directors") and two of whom shall be elected by holders of GGE Class B Stock (the "Class B Directors"). By resolution the GGE Board may increase or decrease the number of directors constituting the whole board, provided that at all times, prior to the occurrence of certain events, at least one-third of the GGE Board shall be composed of Class B Directors. Upon the occurrence of certain events in respect of the Junior Mortgage Notes, the number of directors constituting the whole board shall be increased, with such vacancies filled by Class B Directors, such that the Class B Directors then constitute a majority of the entire board. The GGE Board is divided into three classes, such classes to be as nearly equal in number of directors as possible. Each director serves for a term ending at the third annual stockholders' meeting following the annual meeting at which such director was elected, the elections for each class being staggered by one year intervals. Any vacancy among the Common Stock Directors may be filled by a majority of the remaining Common Stock Directors, provided that the holders of the GGE Common Stock removing any Common Stock Director may at the same meeting fill the vacancy caused by such removal. Any vacancy among the Class B Directors may be filled only by a majority of the remaining Class B Directors, provided that the holders of the GGE Class B Stock removing any Class B Director may at the same meeting fill the vacancy caused by such removal. Upon the final retirement, redemption or payment of all of the Junior Mortgage Notes, all Class B Directors shall resign and the GGE Board shall be comprised entirely of six Common Stock Directors. Two of GGE's directors must qualify as independent directors under the rules of the ASE. To qualify as independent under the ASE rules and, thus, be an independent director for purposes of the ASE rules, the director must not be an officer of GGE, must not be related to its officers or represent concentrated or family holdings of its shares, and, in the opinion of the GGE Board, must be free of any relationship that would interfere with the exercise of independent judgment.


    FIDUCIARY DUTIES OF DIRECTORS. Under the IBCA, directors have a duty to perform their duties honestly and in good faith, in a manner they reasonably believe to be in the best interests of the corporation on the Board of Directors of which they serve, and with such care, diligence and skill as a reasonably prudent person would use under similar circumstances. The burden of proving that a director did not discharge his duties in such a manner is on the person making the allegation.

    Under the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with an unyielding fiduciary duty to protect the interests of the corporation and to act in the best interests of its stockholders. In recognition of the managerial prerogatives granted to the directors of a Delaware corporation, the DGCL presumes that, in making a business decision, such directors are disinterested and act on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of such corporation, which presumption is known as the "business judgment rule." A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumption of the business judgment rule by demonstrating that, in reaching their decision, the directors breached one or more of their fiduciary duties--good faith, loyalty and due care. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be judicially second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of such control.


    LIABILITY OF DIRECTORS. Both the IBCA and the DGCL permit a corporation to limit the personal liability of its directors, with specified exceptions. The Sun Charter provides that to the fullest extent permitted by the IBCA, no director or officer of Sun shall be liable to Sun or its shareholders for monetary damages for breach of fiduciary duty as a director or officer.


    The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. The GGE Charter eliminates director liability to the maximum extent permitted by the DGCL.


CALL OF EXTRAORDINARY GENERAL MEETINGS/SPECIAL MEETINGS



    Subject to any provision in the Memorandum of Association or Articles of Association for a lesser percentage, Section 58 of the IBCA permits a meeting of shareholders to be called upon the written request of members holding more than 50% of the outstanding voting shares. The Sun Charter provides that the Sun Board may convene an extraordinary general meeting whenever it thinks fit or when requested to do so by the holders of at least 10% of the paid-up share capital of Sun pursuant to the IBCA.



    Under the DGCL, a special meeting of the stockholders may be called by the board of directors or such other person as may be authorized by the certificate of incorporation or by-laws. The GGE By-Laws provide that special meetings of the holders of GGE Common Stock, and of the holders of the GGE Class B Stock, may be called at any time by the Chairman of the GGE Board or by a majority of the GGE Board.


ACTION BY STOCKHOLDERS OR SHAREHOLDERS WITHOUT A MEETING


    The Sun Charter is silent on the subject of shareholder action without a meeting. The IBCA provides for shareholder action without a meeting by the written consent of a majority of shareholders. Under the DGCL, unless otherwise provided in the certificate of incorporation, stockholder action may be taken without meeting and without a vote if written consents in respect of such action are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The GGE Charter is silent as to the subject of stockholder action without a meeting.

AMENDMENT TO SUN MEMORANDUM/GGE CHARTER

    Under the IBCA, shareholders of a corporation such as Sun are entitled to amend the Memorandum of Association upon the affirmative vote of a majority of the outstanding Ordinary Shares, although the Sun Charter, rather than the Sun Memorandum, contains most of the types of provisions typically found in a certificate of incorporation under the DGCL. In addition, Section 17 of the IBCA allows the directors to amend the Memorandum of Association where permitted by the Memorandum of Association, the Articles of Association, or the IBCA. The GGE Charter may be amended upon the affirmative vote of a majority of the GGE Board and by the affirmative vote of the holders of a majority of the outstanding shares of the GGE Common Stock, provided that the holders of the GGE Class B Stock are entitled to vote separately as a class with respect to certain amendments which affect their rights.

AMENDMENT TO SUN CHARTER/GGE BY-LAWS

    The Sun Charter may be amended upon the affirmative vote of a majority of the outstanding Ordinary Shares. In addition, Section 17 of the IBCA allows the directors to amend the Articles of Association where permitted by the Memorandum of Association, the Articles of Association or the IBCA.

    The GGE Board has the power without the assent or vote of the stockholders to amend the GGE By-Laws, provided that the holders of the GGE Class B Stock are entitled to vote separately as a class with respect to certain amendments which affect their rights.

APPROVAL OF MERGERS AND ASSET SALES


    The IBCA contains certain provisions which address the subject of mergers and asset sales. The Sun Charter, however, addresses the subject in greater detail and provides that until May 5, 1999, any merger or consolidation involving Sun or any sale, lease or other direct or indirect disposition of all or substantially all of the assets of Sun and its subsidiaries in a transaction or series of related transactions that could reasonably be expected to have an adverse effect on the rights of holders of Ordinary Shares (other than SIIL and/or persons affiliated with SIIL) and, in the case of any merger or consolidation that would result in the holders of Ordinary Shares (other than SIIL and/or persons affiliated with SIIL) no longer having an interest in Sun (or the resulting entity, successor or acquiror), it shall be a condition to the consummation of such transaction that Sun shall have obtained at its own expense an opinion rendered by an internationally recognized investment banking firm selected by the Independent Directors and engaged to the holders of the Ordinary Shares. The Sun Charter also requires approval of 50% of the Independent Directors for any such sale, lease or disposition. To qualify as an Independent Director for purposes of the above provision, the director must not be an officer or employee of Sun or its subsidiaries and must not otherwise have a relationship which, in the opinion of the Sun Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.


    Under the DGCL, unless required by its certificate of incorporation, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such common stock are to be issued under such agreement of merger, or the number of shares of common stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors. Whenever the approval of the stockholders of a corporation is required for an agreement of merger or consolidation or for a sale, lease or exchange of all or substantially all of its assets, such

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agreement, sale, lease or exchange must be approved by the affirmative vote of the holders of a majority of outstanding shares of such corporation entitled to vote thereon; PROVIDED, that under the DGCL, where a corporation's certificate of incorporation provides for more or less than one vote per share on any matter, the required vote is a majority of the combined voting power of the corporation's stock. Thus, an agreement by GGE for a merger or consolidation, or the sale, lease or exchange by GGE of all or substantially all of its assets, must be approved by the affirmative vote of a majority of the combined voting power of the outstanding shares of GGE Common Stock entitled to vote thereon.

RESTRICTED TRANSACTIONS

    Until May 5, 1999, in addition to the restriction on mergers and asset sales described above, Sun will also be restricted from taking the following actions without the approval of 50% of the Independent Directors; PROVIDED, HOWEVER, that the actions contemplated by paragraph (b) below will not be allowed to be taken without the approval of a majority of the Independent Directors:

        (a) any material transaction with SIIL or any affiliate thereof, including any issuances of securities and arrangements (or any material amendment thereto) with any such affiliate for management of Sun's properties;

        (b) any filing, approval for filing or undertaking any bankruptcy, reorganization, recapitalization, liquidation or dissolution of Sun;

        (c) any repurchase by Sun or any of its subsidiaries of any Ordinary Shares held by SIIL or any of its affiliates; or

        (d) any consent or approval of action proposed to be taken by any of the subsidiaries of Sun if: (i) such proposed action is of a type substantially the same as any of the actions described in paragraphs (a) through and including (c) above and (ii) the articles of association or equivalent charter documents of such subsidiaries provide that the adoption of such proposed action requires the consent or approval, authorization or approval of the shareholders of such subsidiaries.


    To qualify as an Independent Director for purposes of the above provisions, the director must not be an officer or employee of Sun or its subsidiaries and must not otherwise have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.


AMENDMENT TO TERMS OF ORDINARY SHARES


    The rights attached to Ordinary Shares may only be varied or abrogated by a resolution of the Sun Board together with either (i) the consent in writing of the holders of a majority in nominal value of the issued Ordinary Shares or (ii) a resolution of members holding such Ordinary Shares passed at a separate meeting of the holders of Ordinary Shares.


RIGHTS OF APPRAISAL

    While not using the term "Appraisal Rights", the IBCA contains a provision which may give rise to a shareholder's right that is similar to the DGCL concept of appraisal rights under certain circumstances. Pursuant to the IBCA, holders of Ordinary Shares who abstain from voting or who vote against a transaction or modification of their rights as shareholders have two potential remedies under Bahamian law. Such holders could allege the transaction or modification was oppressive to or unfairly disregarded their rights and could apply to a Bahamian court under the IBCA for an order to restrain such transaction or modification. The burden of proving to the court that the necessary oppression or prejudice exists is onerous and rests with the holders. If any holder were successful with such a claim, a Bahamian court would have the power to issue a wide variety of orders, including a liquidation of Sun. In addition, holders of 15% or more of the Ordinary Shares who did not vote in favor of a modification of their rights as

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shareholders could apply to a Bahamian court to have such modification cancelled. Such an application must be made within 21 days after the date upon which the consent was given or the resolution was passed authorizing the modification of class rights. To be successful, the applicants would have to satisfy the court that the modification would unfairly prejudice them. If such an application were made, the variations in rights would not take effect until confirmed by the court and the court would have the power to cancel the modification if satisfied that the applicants would be unfairly prejudiced.

    A Bahamian court has the discretion to award costs in accordance with established principles, which generally results in the successful party being awarded its costs against the unsuccessful party.

    Under the DGCL, the stockholders of GGE are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

    The DGCL provides for appraisal rights on the part of the stockholders of a corporation only in the case of certain mergers or consolidations and not (unless the certificate of incorporation of a corporation so provides, which the GGE Charter does not) in the case of other mergers, a sale or transfer of all or substantially all of such corporation's assets or an amendment to such corporation's certificate of incorporation. Moreover, the DGCL does not provide for appraisal rights in connection with a merger or consolidation (unless the certificate of incorporation so provides, which the GGE Charter does not) to the holders of shares of a constituent corporation listed on a national securities exchange (or designated as a national market system security by the National Association of Securities Dealers, Inc.) or held of record by more than 2,000 stockholders, unless the applicable agreement of merger or consolidation requires the holders of such shares to receive, in exchange for such shares, any property other than shares of stock of the resulting or surviving corporation, shares of stock of any other corporation listed on a national securities exchange (or designated as described above) or held of record by more than 2,000 holders, cash in lieu of fractional shares or any combination of the foregoing. In addition, the DGCL denies appraisal rights to the stockholders of the surviving corporation in a merger if such merger did not require for its approval the vote of the stockholders of such surviving corporation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Both the IBCA and the DGCL permit a corporation to indemnify officers and directors for liability arising from performance of their duties as officers and directors with certain exceptions. The Sun Charter indemnifies officers, directors and agents of Sun to the fullest extent permitted under the IBCA provided that such officer, director or agent acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of Sun and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

    The GGE Charter indemnifies officers and directors to the fullest extent permitted under applicable law provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of GGE, provided that, with certain exceptions, no indemnification shall be made if such person shall have been adjudged liable to the corporation with respect to actions or suits by or in the right of the corporation.

ANTI-TAKEOVER PROVISIONS

    The IBCA and the Sun Charter do not contain any anti-takeover provisions.

    Section 203 of the DGCL applies to a broad range of business combinations (as defined in the DGCL) between a Delaware corporation and an interested stockholder (as defined by the DGCL). The DGCL definition of "business combination" includes mergers, sales of assets, issuance of voting stock and certain other transactions. An "interested stockholder" is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation. The DGCL prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the

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date on which the stockholder became an interested stockholder, unless (i) the board of directors approved the business combination before the stockholder became an interested stockholder, or the board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder,
(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction began other than shares held by directors who are also officers and by certain employee stock plans, or (iii) the board of directors approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

RIGHTS OF INSPECTION

    Under the IBCA and the DGCL, every shareholder, or stockholder, as the case may be, upon proper written demand stating the purpose thereof, may inspect the corporate books and records during usual business hours as long as such inspection is for a proper purpose and during normal business hours. Under both statutes, a "proper purpose" is any purpose reasonably related to the interest of the inspecting person as a shareholder, or stockholder, as the case may be.

LIQUIDATION RIGHTS

    The rights of the holders of Ordinary Shares upon the liquidation or dissolution of Sun are substantially the same as the holders of GGE Common Stock, and greater than that of holders of GGE Class B Stock (who have no liquidation rights except to the extent of the par value of such stock), upon the liquidation or dissolution of GGE. See "DESCRIPTION OF GGE CAPITAL STOCK" and "DESCRIPTION OF SUN CAPITAL STOCK."

CASE LAW AND COURT SYSTEMS

    There is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretation does not yet exist in The Bahamas. Delaware also has established a system of Chancery Courts to adjudicate matters arising under the DGCL. In The Bahamas, matters arising under the IBCA are adjudicated by the general courts of The Bahamas. As a result of these factors, there may be less certainty as to the outcome of matters governed by the IBCA, and therefore it may be more difficult to obtain legal guidance as to such matters, than would be the case under Delaware law. See "ENFORCEABILITY OF CIVIL LIABILITIES."

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                                BUSINESS OF SUN

GENERAL


    Sun is an international resort and gaming company incorporated in The Bahamas which develops and manages premier resort and casino properties. Sun, through its subsidiaries, currently operates resort hotels and casinos in Connecticut, The Bahamas, the Indian Ocean and France. Sun's largest property is Atlantis, a 1,147-room resort and casino located on Paradise Island, The Bahamas. Following its acquisition by Sun, Atlantis was redeveloped into an ocean-themed destination resort through the $140 million Initial Development Program. Seeking to capitalize on the success of Atlantis, Sun expects to commence construction of the approximately $375 million Paradise Island Expansion in the fourth quarter of 1996. The Paradise Island Expansion will substantially increase Sun's room base on Paradise Island with the construction of a new 1,200-room deluxe hotel, significantly increase its casino capacity and convention space and expand Atlantis' ocean-themed adventure attractions. As part of its continued development of Paradise Island, Sun recently acquired the 562-room Pirate's Cove Hotel adjacent to Atlantis for approximately $12 million in cash plus the assumption of approximately $22.6 million of indebtedness. In connection with the Paradise Island Expansion, Sun is planning the Pirate's Cove Renovation to create a moderately-priced hotel within the Atlantis complex. Sun expects to complete the Paradise Island Expansion by the second quarter of 1998 and the Pirate's Cove Renovation by the fourth quarter of 1998, thus creating an integrated 3,000-room resort complex appealing to all market segments which will include approximately 1,200 deluxe rooms, 1,100 mid-market rooms and 700 moderately-priced rooms.



    Sun's development projects which were completed during 1996 include the Mohegan Sun Casino developed and managed for the Mohegan Tribe by TCA, a partnership in which Sun, through its wholly owned subsidiary, Sun Cove Limited ("Sun Cove"), owns a 50% interest, and two new resort hotels on the Indian Ocean island of Mauritius, for which Sun provides management services.



    Sun currently manages 10 hotels containing approximately 3,200 rooms and six casinos with an aggregate of over 200,000 square feet of gaming space containing more than 4,000 slot machines and 300 table games. Sun anticipates that by the fourth quarter of 1998, it will manage 11 hotels containing in excess of 4,400 rooms and six casinos with an aggregate of approximately 220,000 square feet of gaming space containing approximately 5,000 slot machines and 350 table games.



    Sun was established in 1993 in order to acquire the Paradise Island Resort & Casino and related operations from Resorts International, Inc. (now GGE), which acquisition closed on May 3, 1994. In May 1995, pursuant to provisions of the Combination and Restructuring Agreement, dated December 12, 1994, between Sun and SIIL, Sun acquired substantially all the operations outside southern Africa of SIIL, which is the majority shareholder of Sun. Sun is SIIL's sole investment vehicle for the development of entertainment, resort and gaming operations outside southern Africa. SIIL, which controls approximately 55% (approximately 48% assuming consummation of the Merger at a Conversion Number of .4324) of Sun's voting power, is a private holding company in which each of Caledonia, Safren and a trust for the family of Mr. Solomon Kerzner controls approximately a one-third interest. Sun has no interest in any company which operates resort and/or casino properties in southern Africa. See "PRINCIPAL SHAREHOLDER OF SUN."


THE PROPERTIES AND CURRENT EXPANSION PROJECTS

    THE BAHAMAS


    Sun, through its wholly owned Bahamian subsidiary, Sun Bahamas, owns approximately 562 acres or almost 70% of Paradise Island. Approximately 220 acres are available for future development of which 30 acres will be used for the Paradise Island Expansion. Paradise Island has extensive existing infrastructure and is easily accessible from the densely populated eastern United States. There are regularly scheduled


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airline flights from south Florida and New York City to either Paradise Island or neighboring Nassau, having flight times of approximately 50 minutes and three hours, respectively.


    Sun acquired its Paradise Island operations in May 1994. In December 1994, Sun completed the Initial Development Program, pursuant to which Sun reconstructed and refurbished its existing Paradise Island facilities and created the ocean-themed environment of "Atlantis". Included in the Initial Development Program was the refurbishment of all 1,147 guest rooms at Atlantis, the construction of new specialty food and beverage facilities, an upgrading of the 30,000-square foot Atlantis Casino and the creation of a 14-acre saltwater marine life habitat which runs through Atlantis. The marine life habitat features the world's largest open air aquarium, showcasing over 100 species of marine life, waterfalls, lagoons, adventure walks and clear tunnels submerged in a predator lagoon through which visitors can walk and be surrounded by sharks, sea turtles, stingrays and other marine life. The construction was substantially completed in only seven months, while the casino and substantial portions of the hotel remained open. In addition, a portion of the Initial Development Program expanded and improved the infrastructure on Paradise Island. Results of Atlantis to date have exceeded management's expectations. For the year ended December 31, 1995, Atlantis achieved average occupancy, and average daily room rates of 85% and $122, respectively, which Sun believes are the highest the property has achieved during the last ten years. For the six months ended June 30, 1996, Atlantis achieved average occupancy and average daily room rates of 92% and $162, respectively.


    Sun's operations on Paradise Island also include the Ocean Club, a luxury hotel resort with 59 guest rooms, which was renovated as part of the Initial Development Program, and Paradise Paradise, a 100-room beachfront resort hotel catering to value-conscious tourists. In addition, Sun Bahamas owns and operates convention facilities, shops, restaurants, bars and lounges, tennis courts, the Paradise Island Golf Course and other resort facilities on Paradise Island. Sun Bahamas also owns roads and other land improvements on Paradise Island, the Paradise Island Airport and a water and sewage system which serves, at stated charges, substantially all facilities on Paradise Island, including non-affiliated customers. The water and sewage systems, which are operated with the approval of the Bahamian Government, will require some expansion in conjunction with the Paradise Island Expansion.

    The Atlantis Casino is at the center of the Atlantis complex. The casino building, situated between two hotel towers, contains nearly 165,000 square feet, including the 30,000-square foot casino gaming area. It also houses seven restaurants and bars, retail space and Le Cabaret Theater. The Atlantis Casino contains approximately 830 slot machines and 70 table games.

    The further development of Paradise Island is the cornerstone of Sun's expansion plans, and its approximately 220 acres of currently undeveloped property provide Sun with an opportunity to expand Paradise Island into a master planned and highly themed destination resort centered around spectacular Bahamian beaches and the wonders of the ocean. Sun expects to begin construction of the Paradise Island Expansion during the fourth quarter of 1996 and to complete the construction during the second quarter of 1998 at a cost of approximately $375 million. Sun does not expect the construction of the Paradise Island Expansion to interfere materially with its operations at Atlantis. The Paradise Island Expansion will include the construction of a 1,200-room deluxe hotel. It is also intended to significantly increase gaming space and convention and meeting facilities and to expand the ocean-themed attractions of Atlantis with the addition of numerous marine attractions. Upon completion of the Paradise Island Expansion, guests will be able to explore a significantly expanded ocean-themed adventure environment containing lagoons, waterfalls, watersports and exotic marine life exhibits.


    Consistent with Sun's strategy of offering accommodations that appeal to broad market segments within a single master-planned destination resort, Sun has recently acquired the 562-room Pirate's Cove Hotel on Paradise Island located adjacent to Atlantis for approximately $12 million in cash plus the assumption of approximately $22.6 million of indebtedness. Sun intends to use this property to house many of the construction laborers during the Paradise Island Expansion. In addition, Sun intends to implement


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the Pirate's Cove Renovation, which is expected to be completed during the fourth quarter of 1998, to position the property as Atlantis' moderately priced unit.


    Following the completion of the Paradise Island Expansion and the Pirate's Cove Renovation, Sun Bahamas will continue to own approximately 190 acres of undeveloped land on Paradise Island with extensive beach and golf course frontage. The Paradise Island Expansion and Pirate's Cove Renovation plans are in their preliminary stages and could change significantly before commencement or during construction, and there can be no assurance that the Paradise Island Expansion will be completed as planned or on schedule. See "RISK FACTORS--Risk Factors Related to Sun--Risks Associated with New Projects and Expansion of Sun."

    Sun intends to use borrowings under the Revolving Credit Facility to finance part of the Paradise Island Expansion. The Revolving Credit Facility contains a number of conditions precedent to funding. See "--Revolving Credit Facility."


    Sun continues to explore additional development opportunities on Paradise Island. Following the completion of the Paradise Island Expansion and the Pirate's Cove Renovation, management's long-term growth plan includes the potential development of additional resort properties on Paradise Island, each appealing to a distinct target market. For example, management anticipates that additional expansion opportunities will exist to develop room capacity that caters to budget-oriented customers at lower price points than those currently offered at Atlantis. In addition, management believes that similar expansion opportunities exist in the luxury end of the market with a further build-out of the Ocean Club. Other potential development projects may include residential villas, timeshare developments, marinas and golf course communities. Any further development projects on Paradise Island will be constructed on the approximately 190 acres of undeveloped land remaining after the Paradise Island Expansion, which includes extensive beach and golf course frontage, or on additional tracts of land that maybe acquired from time to time.


    Sun International Representation, Inc., a Florida corporation and subsidiary of Sun, together with its subsidiaries based in Florida, provides general and administrative support services, marketing services, travel reservations and wholesale tour services for Sun's Paradise Island operations.

    CONNECTICUT


    Sun, through a wholly owned subsidiary, has a 50% interest in, and is a managing partner of, TCA, a Connecticut general partnership, which developed and manages the Mohegan Sun Casino, an approximately $300 million casino and entertainment complex for the Mohegan Tribe in Montville, Connecticut. The Mohegan Gaming Authority and TCA received the requisite approvals from the NIGC and the Bureau of Indian Affairs on September 29, 1995, to commence construction of the Mohegan Sun Casino. Construction of the Mohegan Sun Casino began in early October 1995, and the facility commenced operations on October 12, 1996. The Mohegan Sun Casino incorporates a distinctive northeastern Native American Indian theme which is conveyed through architectural features and the use of natural design elements such as timber, stone and water. Guests enter the Mohegan Sun Casino through one of four major entrances, each of which is distinguished by a separate seasonal theme--winter, spring, summer and fall--emphasizing the importance of the seasonal changes to tribal life. The Mohegan Sun Casino includes approximately 150,000 square feet of gaming space, which accommodates approximately 2,670 slot machines and 180 table games, and parking for 7,500 cars. The site for the Mohegan Sun Casino is located approximately one mile from the interchange of Interstate 395 and Connecticut Route 2A (which was widened to a four-lane expressway). As part of its integrated development plan, the Mohegan Gaming Authority constructed a four-lane access road (with its own exit) from Route 2A, which gives patrons of the Mohegan Sun Casino direct access to Interstate 395 and to Interstate 95, the main highway connecting Boston, Providence and New York City.


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    Sun believes that the demographics of the area surrounding the Mohegan Sun
Casino are extremely favorable, with 10.2 million adults residing within 100 miles and 21.8 million adults residing within 150 miles of the Mohegan Sun Casino. The Mohegan Sun Casino is located approximately 10 miles west of Foxwoods, which Sun believes to be one of the most profitable casinos in the world. Foxwoods, which is operated by the Pequot Tribe, reported approximately $595 million of revenues from slot machines for the 12 months ended June 30, 1996, an average of approximately $405 per slot machine per day. Sun believes that the location, ease of access and distinctive northeastern Indian theme of the Mohegan Sun Casino should enable it to capture a significant share of the gaming market in the northeastern United States. See "RISK FACTORS--Risk Factors Related to Sun--Competition--The Mohegan Sun Casino".



    To fund the construction and development of the Mohegan Sun Casino, the Mohegan Gaming Authority, an agency of the Mohegan Tribe, completed the Mohegan Offering, a private placement to institutional investors of $175 million of Mohegan Senior Notes, in September 1995. Fixed interest is payable on the Mohegan Senior Notes at the rate of 13.5% per annum. In addition, certain cash flow participation interest is payable on the Mohegan Senior Notes on each interest payment date in an amount equal to 5% of the Mohegan Gaming Authority's cash flow. In addition, the Mohegan Gaming Authority has $40 million of equipment financing and $13 million of working capital financing.



    In connection with the Mohegan Offering, Sun and TCA purchased $38.3 million and $1.7 million, respectively, of the Subordinated Notes from the Mohegan Gaming Authority. The Subordinated Notes bear interest at 15% per annum. However, payment in cash of such interest is deferred until $87.5 million in principal amount of the Mohegan Senior Notes have been retired and the Mohegan Gaming Authority achieves a fixed charge coverage ratio of 2.5 to 1.0 over the previous four fiscal quarters. The Subordinated Notes are subordinated in right to required payments on the Mohegan Senior Notes, as are payments to TCA of management fees under the TCA Management Agreement. In connection with its supply of certain operational and financial support to TCA, Sun will receive certain priority payments from TCA's management fees. Specifically, Sun will receive priority payments from TCA of approximately $10 million for development and construction services and for supplying the Secured Completion Guarantee. In addition, Sun will receive a priority payment from TCA of 11.5% per annum of its investment in the Subordinated Notes, so long as they are outstanding, for supplying capital to the Mohegan Gaming Authority. Each of these priority payments will be paid from TCA's management fees prior to the pro rata distribution to TCA's partners (including Sun) of TCA's profits. The other partners of TCA have the option to buy from Sun up to $19 million of Subordinated Notes at par, and have indicated that they intend to exercise such option.



    Pursuant to the Secured Completion Guarantee and subject to certain qualifications and limitations, Sun agreed to cause the Mohegan Sun Casino to be completed and guaranteed, on a senior basis, the payment of all project costs owing prior to such completion up to a maximum aggregate amount of $50 million. Based upon the current budget for the Mohegan Sun Casino, Sun anticipates funding the full $50 million under the Secured Completion Guarantee. The Mohegan Gaming Authority is required to issue the Secured Completion Guarantee Notes in principal amounts equal to payments made by Sun under the Secured Completion Guarantee. Any such notes issued pursuant to the Secured Completion Guarantee will bear interest at the prime rate as announced by Chemical Bank plus 1% per annum. In addition, Sun will receive a priority payment from TCA of approximately 16.5% per annum of its investment in the Secured Completion Guarantee Notes issued as part of the Secured Completion Guarantee as long as such notes are outstanding. SIIL has agreed to secure Sun's obligations under the Secured Completion Guarantee with a pledge of 1,500,000 Ordinary Shares owned by SIIL. In addition, Sun's obligations under the Secured Completion Guarantee are secured by the $15 million letter of credit, which was obtained on behalf of Sun.


    The final calculations of the cost of developing, constructing, equipping and opening the Mohegan Sun Casino have not been finalized but are expected to total approximately $318 million, which consists of $305 million of project development costs and $13 million of initial working capital. The sources of funds

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for the project costs are (i) $175 million from the sale of the Mohegan Senior
Notes, (ii) $40 million from the sale of the Subordinated Notes, (iii) $50 million committed by Sun pursuant to the Secured Completion Guarantee and (iv) $40 million of equipment financing. In addition, $13 million of initial working capital has been provided by a bank working capital facility.


    Sun Cove, a wholly owned subsidiary of Sun, is one of two managing partners of TCA. All decisions of the managing partners require the concurrence of Sun Cove and the other managing partner, LMW Investment, Inc. ("LMW"). In the event of deadlock there are mutual buy-out provisions. Sun's other partners in TCA are RJH Development Corp. ("RJH") and Slavik Suites, Inc. ("Slavik Suites"). LMW is a Connecticut corporation controlled by Len Wolman. RJH is a New York corporation controlled by Richard J. Hertz. Slavik Suites is a Michigan corporation. All of the partners are primarily engaged in hotel management and real estate development. Sun has been advised that the other partners are restructuring with the effect that RJH will sell its interest to an entity controlled by LMW and Slavik Suites.


    No assurances can be given that the operating results of Mohegan Sun Casino will meet management's expectations. See "RISK FACTORS--Risk Factors Related to Sun--Risks Associated with New Projects and Expansion of Sun."

    INDIAN OCEAN

    Sun owns a 22.8% interest in Sun Indian Ocean, a Mauritian company which is publicly traded on the Mauritius Stock Exchange. Sun Indian Ocean is regarded as one of the premier resort operators in the Indian Ocean and owns five beach resort hotels in Mauritius: the 179-room Le Saint Geran Hotel, Golf Club & Casino ("Le Saint Geran"), the 200-room Le Touessrok Hotel & Ile Aux Cerfs ("Le Touessrok"), the 250-room La Pirogue Hotel & Casino ("La Pirogue"), the 337-room Le Coco Beach ("Le Coco Beach") and the 240-room Sugar Beach Resort Hotel ("Sugar Beach"). Sun Indian Ocean also owns the 180-room Le Galawa Beach Resort ("Le Galawa") in the Comoros. Mauritius and the Comoros are tropical islands located in the Indian Ocean approximately 1,200 miles and 200 miles, respectively, off the east coast of mainland Africa.


    The resorts in Mauritius and the Comoros are marketed primarily to luxury and mid-market tourists from Europe and southern Africa. Le Saint Geran and Le Touessrok offer deluxe accommodations and are acknowledged by the European travel trade to be among the finest resorts in the world. La Pirogue, Le Coco Beach, Sugar Beach and Le Galawa cater to mid-market and budget travellers. Sun Indian Ocean owns five of the 16 major hotels in Mauritius representing approximately 36% of the room inventory among properties with more than 80 rooms.



    Mauritius' tourist industry mainly comprises visitors from England, Germany, France, Italy and South Africa. Scheduled air service to and from Mauritius is provided through scheduled flights on numerous airlines including Air France, British Airways, Cathay Pacific, Singapore Airlines, Air India, Air Mauritius, Lufthansa and South African Airlines. Sun Indian Ocean is a leading resort operator at the upper end of the market, as there is only one other five-star property on Mauritius. Sun believes that the recent openings of Le Coco Beach and Sugar Beach have increased its market share on Mauritius, further enhance its presence in the mid-market and provide certain economies of scale.



    Pursuant to the management agreements with Sun Indian Ocean, Sun provides comprehensive management services under individual management agreements with each of Le Saint Geran, Le Touessrok, La Pirogue, Sugar Beach and Le Coco Beach. The term of each of these management agreements (the "Sun Indian Ocean Management Agreements") continues through December 2003. Sun has the right to extend each Sun Indian Ocean Management Agreement for a five-year period by notice in writing delivered to Sun Indian Ocean by December 2001.


    Under each of the Sun Indian Ocean Management Agreements, Sun receives a management fee calculated as a percentage of revenues (2%) and adjusted EBITDA (15%). In addition, under each of the

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Sun Indian Ocean Management Agreements other than the management agreement for
Le Saint Geran, Sun receives project consulting fees charged at 2.5% of the total project costs for construction and refurbishment.

    Sun also has a management agreement to provide services to Le Galawa in the Comoros. The terms of this agreement are identical to the terms of the Sun Indian Ocean Management Agreements except that Sun is entitled to receive a basic fee of 3.5% of revenues rather than 2%. In addition, Sun Indian Ocean is entitled to receive a basic fee of 1.5% of revenues.

    FRANCE


    Sun owns an effective 25% of Sun France, a private company founded in 1990, which owns four locals-oriented casinos in France, located in Nice and Chamonix and in the Marseilles districts of Cassis and Carry-le-Rouet. Sun's principal partners in Sun France are Chargeurs, S.A., Accor S.A. and the Barriere Family, the latter two of which have broad experience in the French domestic gaming and international lodging industries. Accor, a publicly traded company, is one of the largest hotel operators in the world, operating under the trade names "Sofitel", "Novotel", "Mercure" and others. Barriere is one of the largest French casino operators, operating 10 casinos. The Chargeurs organization is a publicly traded industrial company in France.



    In 1990, Sun France acquired the Casino Ruhl in Nice (the "Casino Ruhl") and subsequently acquired the three additional casinos in 1992. The Casino Ruhl, the only casino in Nice, operates 300 slot machines and 28 table games. The Cassis casino operates 100 slot machines and 17 table games, the Carry-le-Rouet casino operates 80 slot machines and one table game and the Chamonix casino operates 49 slot machines and 13 table games. Sun France operates in excess of 20,000 square feet of gaming space, which contained approximately 530 slot machines and 60 table games.


    In France customers are required to pay an entry fee payable to the government and provide details of identity in order to gain access to table games. Further information is required from patrons wishing to obtain credit through credit cards. These requirements tend to limit the number of customers. In addition, French casinos have traditionally been heavily regulated and taxed with approximately a 60% levy on table games. The effective tax on slots is lower, beginning at 40% and gradually increasing to 60%, with the result that the profitability of Sun France will be largely determined by the number of slot machines installed.

    Sun provides various services to Sun France's four casinos under a technical assistance agreement pursuant to which Sun receives a fixed fee equivalent to approximately $800,000 per year (at current exchange rates). The technical assistance agreement expires in 1997.

COMPETITION

    PARADISE ISLAND

    Sun's resorts on Paradise Island compete with cruise ships and other hotels, resorts and casinos, particularly those on Paradise Island and New Providence Island in The Bahamas. There are approximately 7,600 rooms for overnight guests on Paradise Island and New Providence Island combined, of which approximately 3,100 are located on Paradise Island, including 1,318 in hotels owned and operated by Sun. The Marriot Crystal Palace, a resort and casino with a theater and other amenities located on New Providence Island, across Nassau harbor from Paradise Island, is Atlantis' primary competitor on Paradise Island and New Providence Island.


    The Atlantis Casino also competes with the Princess Casino and, to a lesser extent, the Lucayan Beach Resort and Casino, each of which offers hotel accommodation, restaurants, gaming and other leisure facilities on Grand Bahama Island, approximately 40 minutes by air from Paradise Island. The Atlantis Casino also competes with the El San Juan located in Puerto Rico and, to a lesser extent, with gaming casino facilities located in several other hotels and resorts in Puerto Rico, with cruise ships which effectively provide additional rooms and with resorts and casinos located on other Caribbean islands, in Atlantic City, in Las Vegas and elsewhere in the United States. See "RISK FACTORS--Risk Factors Related to Sun--Competition--Paradise Island" for a description of potential future competition.

    THE MOHEGAN SUN CASINO

    The Mohegan Sun Casino is marketed primarily to day-trip customers. Management believes it competes primarily with other casinos within 150 miles and, to a lesser extent, with casinos in Atlantic City, New Jersey, certain of which have greater resources and name recognition than Sun or the Mohegan Tribe. Currently, Foxwoods is the only casino in operation within 150 miles of the Mohegan Sun Casino site. Foxwoods is located approximately 10 miles from the Mohegan Sun Casino site and is currently the largest gaming facility in the United States in terms of the number of slot machines. In addition, Foxwoods offers a number of amenities that the Mohegan Sun Casino does not currently offer, including hotels and extensive non-gaming entertainment facilities. Foxwoods has been in operation for more than four years, and the Mohegan Gaming Authority believes that Foxwoods' successful operation has enabled it to build financial resources that are currently substantially greater than those of the Mohegan Gaming Authority or the Mohegan Tribe. A number of Indian tribes are seeking to establish gaming operations in the northeastern United States. Sun cannot predict whether any of these tribes will be successful in establishing gaming operations. See "RISK FACTORS--Risk Factors Related to Sun--Competition--The Mohegan Sun Casino."

    OTHER EXISTING OPERATIONS

    Sun Indian Ocean's resorts on Mauritius and the Comoros, as vacation destinations, are in competition with other locations offering vacations to tourists from Europe, South Africa and parts of Asia. In Mauritius, there is also competition from other resorts on the island. In the Comoros, however, there are no competitive resorts at the current time.


    Sun Indian Ocean has a leading position in the luxury end of the Mauritian hotel market where it owns two of the three luxury hotels offering a total of 379 rooms, while the competing hotel offers only 84 rooms. It faces more competition for the mid-market La Pirogue and Sugar Beach and for the budget Le Coco Beach. In total, there are approximately 4,000 hotel rooms of international quality available in Mauritius, of which 1,500 are marketed in approximately the same price bracket as La Pirogue and Sugar Beach. There is currently one competing hotel with 141 rooms that is situated on the same beach as La Pirogue.


    In France, casino licenses may be issued only in resort towns or locations with natural spa facilities. If additional casino licenses were granted in the resort locations in which Sun France operates and such casinos were built, Sun France's casinos would face competition from those casinos. There are currently no other casino facilities in the towns where Sun France operates; however, there are approximately eight casinos in Cannes, Monte Carlo and other towns along the Cote d'Azur which are in direct competition with the Sun France casinos. See "RISK FACTORS--Risk Factors Related to Sun--Competition--Other Existing Operations."

CERTAIN MATTERS AFFECTING SUN'S PARADISE ISLAND OPERATIONS

    AIRLINE ARRANGEMENTS

    The majority of patrons at Sun's resorts on Paradise Island arrive through the recently expanded Nassau International Airport located on New Providence Island. This large, modern facility is served by several carriers offering frequently scheduled jet service from New York, Atlanta, Toronto, Miami and other cities. Ground transportation is facilitated by a bridge linking Paradise Island and New Providence Island.

    Additionally, Sun Bahamas, through a subsidiary, owns and operates the Paradise Island Airport, a short takeoff and landing facility, including a 3,000-foot runway, airport terminal and customs building, situated on 63 acres of land located at the southeast corner of Paradise Island. Paradise Island Airlines, through a code-sharing arrangement with U.S. Air, provides regularly scheduled air service from southern Florida to Paradise Island pursuant to a Services Agreement with Sun. This agreement will expire in mid-1998 and will be automatically renewed for one-year terms unless notice of non-renewal is given at least six months prior to expiration. Sun believes, however, that fewer than 15% of its patrons arrive via the Paradise Island Airport.


    UNION CONTRACT ARRANGEMENTS

    In The Bahamas, approximately 1,900 of Sun Bahamas employees are represented by The Bahamas Catering and Allied Workers Union (the "Union"). Sun Bahamas participates in The Bahamas Hotel Employers Association (the "Association"), which represents resort operators in the Paradise Island-New Providence Island area. The Association's existing contract with the Union expires in 1998. Sun believes that Sun Bahamas' and the Association's relations with the Union are good.

    CASINO LICENSE


    Paradise Enterprises Limited, a subsidiary of Sun ("PEL"), is currently licensed to operate the Atlantis Casino under the Bahamian Gaming Act. In accordance with Bahamian casino licensing requirements, PEL is obligated to have its casino license renewed annually by the Gaming Board of the Commonwealth of The Bahamas. In addition, other than an existing obligation to grant two additional casino licenses, the Bahamian Government has agreed that it will grant no new casino licenses with respect to gaming operations on Paradise Island or New Providence Island for a period of 20 years from the date of the Heads of Agreement (as defined below), provided that Sun Bahamas achieves 75% of its projected minimum employment growth of 2,000 full-time jobs in connection with its expansion and development plans by year ten of the renewal period. The moratorium on granting new casino licenses will remain in place, however, in the event such growth is not achieved because of overall poor market conditions rather than inadequate management by Sun.


    GAMING TAXES AND FEES

    Currently, the Gaming Act provides for taxes on casino revenues consisting of an annual basic license fee of $200,000 plus a tax of 25% on all gaming win up to $10 million, 20% on the next $6 million of win, 10% on the next $4 million of win and 5% on all win over $20 million.

    ATLANTIS CASINO LEASE

    A subsidiary of Sun entered into various agreements effective in 1978, pursuant to which the Atlantis Casino is leased to the Hotel Corporation of The Bahamas ("HCB"), a government-owned entity, at an annual rental of $500,000. Pursuant to the Heads of Agreement, PEL has an exclusive right to manage and operate the Atlantis Casino, for which it currently pays HCB an annual operating fee of $3 million and 5% of the gaming win above $20 million. Prior to the acquisition of Sun's Paradise Island operations, PEL paid HCB an annual operating fee of $5 million and 15% of gaming win above $25 million.

    MANAGEMENT AGREEMENT

    The Bahamian Government has extended the existing management agreement between HCB and PEL through May 2014. The amended annual payment terms beginning in May 1994 are as follows: (i) for years one through five, a $3 million base fee plus 5% of gaming win over $20 million, (ii) for years six through ten, a $3 million base fee plus 7.5% of gaming win over $20 million, (iii) for years eleven through fifteen, a $4 million base fee plus 10% of gaming win over $20 million and (iv) thereafter upon such terms as the relevant parties shall agree, provided that the fee shall not exceed a base fee of $5 million plus 15% of gaming win above a threshold of $25 million. Upon expiration, the management agreement will continue in effect with such changes as the parties may agree but in any event on terms no less favorable than those agreed upon with other casino managers on Paradise Island and New Providence Island. The Bahamian Government has agreed to consider steps eventually to eliminate the role of HCB and allow for direct licensing of casinos.


    The following table summarizes, for the period shown, the taxes and fees paid or accrued by Sun Bahamas under the Gaming Act and certain agreements with the Bahamian Government:



                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1995
                                                                             -----------------
Gaming Taxes...............................................................   $   7.1 million
Basic License and Operating fees...........................................       6.2 million
                                                                             -----------------
    Total..................................................................   $  13.3 million
                                                                             -----------------
                                                                             -----------------


    CERTAIN ARRANGEMENTS WITH THE BAHAMIAN GOVERNMENT


    In August 1993, SIIL, Sun and the Bahamian Government entered into the Heads of Agreement (as supplemented and amended, the "Heads of Agreement") pursuant to which Sun agreed to pursue the Initial Development Program and SIIL, Sun and the Bahamian Government agreed to a number of other arrangements described below.



    CONTROL OF SUN. SIIL has agreed, pursuant to the Heads of Agreement, not to reduce its voting interest in Sun below 45% until six months after completion of the Paradise Island Expansion and thereafter to control a majority of the Sun Board for a period of five additional years.


    DEVELOPMENT. Sun has agreed to consider further development of certain of its resorts on Paradise Island. Sun has also agreed to maintain the Ocean Club as a luxury resort.

    ATHOL ISLAND. Sun has the right to present a master plan for the development of Athol Island, an undeveloped island east of Paradise Island, for a period of three years ending May 1997. The Bahamian Government will not allow any other development on Athol Island during such period.


    JURISDICTION AND GOVERNING LAW. Sun has consented to jurisdiction of the courts of the Commonwealth of The Bahamas. The Heads of Agreement is governed by the laws of The Bahamas.


NEW AGREEMENT WITH THE BAHAMIAN GOVERNMENT

    In connection with the Paradise Island Expansion, on December 13, 1995 Sun and the Bahamian Government entered into the New Heads of Agreement, which supplements the Heads of Agreement, pursuant to which Sun will receive certain tax relief, incentives and other benefits described below. These benefits will be granted in exchange for Sun agreeing to, among other things, spend a minimum of $250 million on the Paradise Island Expansion, build a minimum of 1,000 additional guest rooms and employ and keep employed between 2,000 and 2,500 additional Bahamian workers after completion of the Paradise Island Expansion.

    CASINO LICENSE FEES AND WIN TAXES

    In replacement of the gaming taxes and the fees payable to the HCB, the Bahamian Government has agreed, for a period of 20 years following completion of the Paradise Island Expansion, to set annual casino license fees at $100,000 per thousand square feet of casino space, plus a minimum annual casino win tax of $4.3 million on all gaming win up to $20 million, 12.5% on all gaming win between $20 million and $120 million and 10% on all gaming win in excess of $120 million. Additionally, during the first 11 years following completion of the Paradise Island Expansion, the Bahamian Government will allow Sun to reduce the annual casino license fees by $5 million and to reduce by 45% the win tax to be paid on gaming win between $20 million and $120 million.

    STAMP TAX AND IMPORT DUTY

    The New Heads of Agreement provides for an exemption of Sun from stamp tax and import duty on much of the material and equipment which will be required for the Paradise Island Expansion.

    JOINT MARKETING ARRANGEMENTS

    As part of the New Heads of Agreement, the Bahamian Government will extend, until the year 2003, certain joint marketing arrangements with Sun pursuant to which, among other things, Sun is eligible to receive matching funds of up to $4 million annually from the Bahamian Government for marketing and promotional activities, subject to an eight-year total of $20 million.

    INFRASTRUCTURE

    The New Heads of Agreement includes several important government commitments to improve the infrastructure of Paradise Island and New Providence Island. These commitments include improving road access and other transportation facilities used by visitors to Paradise Island and New Providence Island as well as installation of a telecommunications cable from Florida to The Bahamas through a joint venture with AT&T Corp.

CERTAIN MATTERS AFFECTING THE MOHEGAN SUN CASINO

    THE MOHEGAN TRIBE


    The Mohegan Tribe is a federally recognized Native American Indian tribe with approximately 1,100 members, whose federal recognition became effective May 15, 1994. In May 1994, the Mohegan Tribe and the State of Connecticut entered into a gaming compact to authorize and regulate Class III gaming operations (slot machines and table games). TCA managed the development and construction and manages the operation and marketing of the Mohegan Sun Casino.


    TCA MANAGEMENT AGREEMENT

    The Mohegan Tribe and TCA have entered into the TCA Management Agreement pursuant to which the Mohegan Tribe has engaged TCA to develop, operate, manage and maintain the Mohegan Sun Casino in exchange for an annual fee which is calculated in three tiers based upon net revenues (as defined) set forth below (in thousands):

                                                                                                         III
                                                                                                     ------------
                                                                                         II           ANNUAL FEE
                                                                        I        ------------------      FROM
                                                                   ------------   ANNUAL FEE FROM    TIERS I & II
                                                                      40% OF           TIER I        PLUS 30% OF
                                                                   NET REVENUES   PLUS 35% OF NET    NET REVENUES
                                                                      UP TO       REVENUES BETWEEN      ABOVE
                                                                   ------------  ------------------  ------------
Year 1...........................................................   $   50,546   $    50,547-63,183   $   63,183
Year 2...........................................................       73,115        73,116-91,394       91,394
Year 3...........................................................       91,798       91,799-114,747      114,747
Year 4...........................................................       95,693       95,694-119,616      119,616
Year 5...........................................................      104,107      104,108-130,134      130,134
Year 6 (subject to Buyout Option)................................      114,335      114,336-142,919      142,919
Year 7 (subject to Buyout Option)................................      130,944      130,945-163,680      163,680

    MANAGEMENT FEES. The monthly management fee payments to TCA are calculated against 1/12th of targeted annual net revenue amounts set forth in the TCA Management Agreement and then adjusted to actual net revenue amounts realized annually within 60 days of the close of each fiscal year. The annual adjustment may or may not have a material effect on cash flow. In addition, TCA will be required to establish, and, together with the Mohegan Tribe, make monthly contributions to, a replacement reserve fund, which may be used to pay any approved budgeted capital expenditures for the Mohegan Sun Casino. The annual TCA contribution to such fund will total $1.2 million.


    TERM. The term of the TCA Management Agreement is seven years from the date of the opening of the Mohegan Sun Casino, subject to a one-time option for a buy-out by the Mohegan Tribe on the last day of the 60th month following the first full month of operations (the "Buyout Option"). In order to exercise the Buyout Option, the Mohegan Tribe must fulfill certain obligations, including:
(i) fully paying and satisfying certain outstanding indebtedness, including all indebtedness under the Mohegan Senior Notes, the Secured Completion Guarantee Notes and the Subordinated Notes and (ii) entering into discussion with TCA to determine the exercise price of the Buyout Option on commercially reasonable terms.


    PRIORITY PAYMENTS. In connection with its supplying certain operational and financial support to TCA, Sun will receive priority payments of $10 million from the TCA management fee. In addition, in exchange for providing capital to the Mohegan Gaming Authority, each of the partners of TCA will be receiving a priority payment from TCA equal to 11.5% per annum of its investment in the Subordinated Notes so long as they are outstanding. Sun will also receive a priority payment of approximately 16.5% per annum of its investments in the Secured Completion Guarantee Notes so long as they are outstanding. Each of these priority payments will be paid from TCA's management fees prior to the PRO RATA distribution to TCA's partners of TCA's profits.

    BUSINESS BOARD. Pursuant to the TCA Management Agreement, certain decision-making authority and oversight duties are delegated to a committee comprised of an equal number of representatives of the Mohegan Tribe and of TCA (the "Business Board"). Actions by the Business Board require the unanimous approval of its members or their respective designees. The Mohegan Tribe and TCA have agreed that, in the event that the Business Board is unable to reach a mutual decision or compromise, any disputes will be submitted to summary arbitration before a single arbitrator, who will render a decision within 48 hours of submission of the dispute.

    WAIVER OF SOVEREIGN IMMUNITY. Pursuant to the TCA Management Agreement, the Mohegan Tribe has waived sovereign immunity for the purpose of permitting, compelling or enforcing arbitration and has agreed to be sued by TCA in any court of competent jurisdiction for the purpose of compelling arbitration or enforcing any arbitration or judicial award arising out of the TCA Management Agreement, the Secured Completion Guarantee, the Secured Completion Guarantee Notes and the Subordinated Notes. The parties have agreed that all disputes and claims arising out of the TCA Management Agreement or the Mohegan Tribe's gaming ordinance will be submitted to binding arbitration, which shall be the sole remedy of the parties, and that punitive damages may not be awarded to either party by any arbitrator. The Mohegan Tribe's waiver of sovereign immunity is limited to enforcement of money damages from undistributed or future net revenues of the Mohegan Sun Casino (or, under certain conditions, net revenues of other gaming operations of the Mohegan Tribe). Funds earned and paid to the Mohegan Tribe as the Mohegan Tribe's share of net revenues prior to any judgment or award are not subject to the waiver and would not be available for levy pursuant to any judgment or award.

    GAMING DISPUTES COURT. The Mohegan Tribe's Constitution (the "Mohegan Constitution") provides for the governance of the Mohegan Tribe by a tribal council, in which the legislative and executive powers of the Mohegan Tribe are vested, and a constitutional review board. On July 20, 1995, the tribal council enacted a tribal ordinance creating the Gaming Disputes Court (the "Court"), which is composed of a trial and an appellate branch. The Mohegan Constitution and the tribal ordinance establishing the Court give the Court exclusive jurisdiction for the Mohegan Tribe over all disputes and controversies related to gaming between any person or entity and the Mohegan Gaming Authority, the Mohegan Tribe or TCA. The Court has been authorized by the Mohegan Constitution to consist of at least four judges, none of whom may be members of the Mohegan Tribe and each of whom must be either a retired federal judge or Connecticut Attorney Trial Referee (who is an attorney appointed by the Connecticut Supreme Court).

REVOLVING CREDIT FACILITY


    Under the Revolving Credit Facility between Sun Bahamas (as borrower), Sun and certain subsidiaries of Sun Bahamas (as guarantors), Standard Bank London, Limited, Absa Bank Limited, Nedcor Bank Limited and Henry Ansabacher & Co. Limited (as lenders) and The Bank of Nova Scotia and The Royal Bank of Scotland plc (as managing agents and lenders), the lenders have committed to provide revolving loans of up to $250 million; PROVIDED that as more fully set forth below, various borrowing conditions and covenant restrictions in the Revolving Credit Facility may limit Sun Bahamas' ability to borrow under the Revolving Credit Facility. The proceeds of loans made under the Revolving Credit Facility may be used by Sun Bahamas, Sun and the Restricted Subsidiaries (as defined below) (i) for the Paradise Island Expansion, (ii) for general corporate purposes and (iii) to make Permitted Investments (as defined below). The Restricted Subsidiaries include the existing direct and indirect subsidiaries of Sun, other than (i) Sun Bahamas, (ii) the subsidiary which holds the Pirate's Cove Hotel and (iii) Sub. The subsidiaries which will hold the Atlantic City assets of GGE will not be Restricted Subsidiaries. Future subsidiaries may be Restricted Subsidiaries or unrestricted subsidiaries, at Sun's election.



    The Revolving Credit Facility is guaranteed by Sun and each of the Restricted Subsidiaries, and is secured by substantially all the assets of Sun Bahamas and each of the guarantors. Loans under the Revolving Credit Facility bear interest at a rate per annum equal to either (i) the higher of (a) The Bank of Nova Scotia's base rate or (b) the Federal Funds rate plus one half of one percent plus (in either case) a margin of 1.50% per annum or (ii) The Bank of Nova Scotia's reserve-adjusted LIBO rate plus a margin of 2.25% per annum. The margins set forth in the preceding sentence are subject to reduction in certain circumstances based upon levels of operating cash flow and total debt. Loans under the Revolving Credit Facility may be prepaid and reborrowed at any time and from time to time, and are due in full on October 15, 2001.


    The lenders' commitments to make loans under the Revolving Credit Facility are subject to customary conditions precedent, including ongoing compliance with financial and other covenants, no material adverse changes in the financial condition, operations, assets, business or properties of Sun, Sun Bahamas and the Restricted Subsidiaries (taken as a whole) and (during the completion of the Paradise Island Expansion) ongoing performance of the construction in accordance with the applicable plans and specifications, construction budget and construction schedule. Certain additional conditions to borrowing (described below) apply when the amount of loans outstanding will first be greater than (i) the Allowed Amount (as defined below) and (ii) 150% of the Allowed Amount.


    The Revolving Credit Facility contains customary covenants restricting the freedom of operations of Sun and its subsidiaries, including (i) maintenance of specified insurance coverage, (ii) an obligation to promptly notify the managing agents if Sun Bahamas becomes aware that the Paradise Island Expansion is not proceeding according to schedule, (iii) prohibitions on other indebtedness of Sun, Sun Bahamas and the Restricted Subsidiaries, (iv) prohibitions on the creation of liens upon any properties, revenues or assets of Sun, Sun Bahamas and the Restricted Subsidiaries, (v) prohibitions on dividends and similar distributions in excess of an amount equal to 10% of the previous years' consolidated net income of Sun for any fiscal quarter (subject to a cap for any fiscal year of 33% of such previous years' consolidated net income), (vi) restrictions on capital expenditures by Sun, Sun Bahamas and its Restricted Subsidiaries in any fiscal year, (vii) prohibitions on transactions with affiliates unless such transactions are fair and equitable to Sun, Sun Bahamas and the Restricted Subsidiaries and would be entered into by a prudent person,
(viii) prohibitions on the sale, transfer, lease, contribution or conveyance of any assets of Sun, Sun Bahamas or the Restricted Subsidiaries in excess of $10 million in any fiscal year, or $35 million in aggregate during the term of the Revolving Credit Facility, and (ix) prohibitions during the completion of the Paradise Island Expansion on change orders in excess of $15 million (or which will affect the construction schedule by more than 3 months or significantly affect the nature, scope or quality of the Paradise Island Expansion) without the prior written approval of the required lenders. In addition, the Revolving Credit Facility contains the following financial covenants: (i) minimum Borrower EBITDA (as defined, but generally meaning earnings of Sun Bahamas and its subsidiaries before interest expense, income taxes, depreciation and amortization), tested on a rolling four quarter basis, (ii) minimum Consolidated EBITDA (as defined, but generally meaning earnings of Sun and its subsidiaries before interest expense, income taxes, depreciation and amortization), tested on a rolling four quarter basis,
(iii) a minimum ratio of Consolidated EBITDA to consolidated interest expense of Sun, (iv) minimum net worth for Sun and its subsidiaries, (v) a minimum ratio of total debt of Sun, Sun Bahamas and the Restricted Subsidiaries to Unconsolidated EBITDA (as defined, but generally meaning earnings of Sun, Sun Bahamas and the Restricted Subsidiaries before interest expense, income taxes, depreciation and amortization, tested on a rolling four quarter basis) equal to 4.5 to 1 initially and reducing to 3.5 to 1 on the earlier of November 1, 1999 or one year after the completion of the Paradise Island Expansion (and reducing to 3.0 to 1 one year thereafter) and (vi) a minimum ratio of senior debt to Unconsolidated EBITDA (the same ratio set forth in clause (v) above except subordinated debt is excluded) equal to 4.0 to 1 initially and reducing to 3.0 to 1 and 2.0 to 1 at the times set forth in clause (v) above, respectively.



    The following additional conditions to borrowing are applicable the first time a borrowing results in the amount of loans outstanding under the Revolving Credit Facility exceeding $100 million (subject to an increase to $125 million if Consolidated EBITDA for 1996 exceeds $43 million) (such $100 million, as adjusted to $125 million, if applicable, is the "Allowed Amount"): (i) a performance bond for a portion of the construction contract costs for the Paradise Island Expansion must have been obtained, (ii) a bringdown endorsement to the title policy for the Paradise Island properties must have been obtained and (iii) an amount at least equal to 150% of the Allowed Amount must have been spent towards the Paradise Island Expansion (and Sun and its subsidiaries must have funded from sources other than borrowings under the Revolving Credit Facility at least 50% of the Allowed Amount towards the Paradise Island Expansion plus all amounts by which the construction budget for the Paradise Island Expansion exceeds $300 million (offset by amounts, if any, by which the Permitted Investment Amount described below is reduced by Sun Bahamas to offset such additional budgeted amounts prior to its having then paid such additional budgeted costs towards the Paradise Island Expansion or for purposes of allowing for more Permitted Investments as described below)). In order for the aggregate borrowings under the Revolving Credit Facility to first exceed 150% of the Allowed Amount, a further $75 million must have been spent on the Paradise Island Expansion and, as modified to give effect to the additional expenditures towards the Paradise Island Expansion, the additional conditions described in the preceding sentence must again be satisfied.



    The Revolving Credit Facility also requires that Sun, Sun Bahamas and the Restricted Subsidiaries (i) not make or guarantee loans or advances to or of third parties or unrestricted subsidiaries of Sun and (ii) not acquire any securities, ownership or similar interest in any third parties or unrestricted subsidiaries of Sun or (iii) not acquire any additional real property or improvements, other than "Permitted Investments" that consist of the foregoing (but limited to advances and investments in entities engaged in the hotel, resort or gaming industries) in an amount which prior to the completion of the Paradise Island Expansion shall not exceed the "Permitted Investment Amount". The Permitted Investment Amount is initially $100 million, subject to increase to $130 million if Consolidated EBITDA for 1996 exceeds $43 million. The Permitted Investment Amount is reduced by (i) amounts guaranteed by Sun for its unrestricted subsidiaries or third parties, (ii) debt (including capitalized lease obligations) and deferred payments under conditional sales or other similar title retention agreements that are recourse to Sun, Sun Bahamas or any Restricted Subsidiary and that are incurred after June 28, 1996, (iii) advances made under the Secured Completion Guaranty; in connection with the construction of the Mohegan Sun Casino and (iv) amounts by which the construction budget for the Paradise Island Expansion exceeds $300 million (but only to the extent that Sun and its subsidiaries have not then paid costs towards completing the Paradise Island Expansion equal to such excess amount); and the Permitted Investment Amount is increased by (i) repayments to Sun of the Subordinated Notes and the Secured Completion Guarantee Notes, (ii) the net proceeds received by Sun as a result of its issuance of equity or subordinated debt securities, and (iii) amounts distributed to Sun by unrestricted subsidiaries. It is currently anticipated that this covenant restricting Permitted Investments will prevent Sun Bahamas from borrowing under the Revolving Credit Facility (if Sun's current investment plans are consummated) until such time as the Permitted Investment Amount is increased by at least $20 million as provided above or Sun and its Subsidiaries have paid at least $20 million towards the Paradise Island Expansion; however, Sun believes that even with such limitation, sufficient cash resources will be available to fund such required expenditures and other cash requirements currently anticipated (without borrowing under the Revolving Credit Facility).

                               MANAGEMENT OF SUN

    The current directors of Sun are:

                                                                                       DIRECTOR
NAME                                                COUNTRY OF CITIZENSHIP               SINCE
-----------------------------------------  -----------------------------------------  -----------
Derek Hawton.............................  South Africa                                     1993
Solomon Kerzner..........................  South Africa                                     1993
Peter Buckley............................  United Kingdom                                   1994
Howard Marks.............................  United States                                    1994
Eric Siegel..............................  United States                                    1994

    Pursuant to the Sun Charter, the maximum number of directors of Sun is fixed at five. The current directors of Sun will hold office until the date of the annual general meeting to be held in 1997. At the annual general meeting to be held in 1997, and at each subsequent annual general meeting, directors will be appointed by resolution of the holders of Ordinary Shares to hold office until the date of the next annual general meeting.

    The current executive officers of Sun are:


                                                                                                                 EXECUTIVE
                                                                                                                  OFFICER
NAME                                                                                                   AGE         SINCE
-------------------------------------------------------------------------------------------------      ---      -----------
Solomon Kerzner
  Chairman and Chief Executive Officer...........................................................          61         1993
Howard B. Kerzner
  President......................................................................................          32         1995
Charles D. Adamo
  Executive Vice President--General Counsel......................................................          36         1995
John R. Allison
  Executive Vice President--Chief Financial Officer..............................................          50         1994
Kevin DeSanctis
  Chief Operating Officer--North America & Caribbean.............................................          43         1995
William C. Katz
  Executive Vice President--Project Development..................................................          44         1995
Peter J. Venison
  Chief Operating Officer--Europe & Indian Ocean.................................................          53         1995


    The backgrounds of each of the directors and the executive officers of Sun are described below:

    Solomon Kerzner, 61--Chairman and Chief Executive Officer. Mr. Kerzner has been the Chairman and Chief Executive Officer of Sun since October 1993 and from October 1993 to June 1996, was President. Mr. Kerzner is the Chairman of SIIL, Sun's controlling shareholder, and of WLG, which owns an indirect interest in SIIL. Mr. Kerzner is one of the visionary leaders of the resort and gaming industries. Prior to founding Sun, Mr. Kerzner pioneered the concept of an entertainment and gaming destination resort designed and managed to appeal to multiple market segments by developing Sun City. Located approximately 100 miles northwest of Johannesburg, South Africa, Sun City has been expanded in phases since its opening in 1979. The resort has been designed to cater to a broad public market by combining gaming with a wide variety of nongaming entertainment experiences. Today, Sun City covers approximately 620 acres and attracts over two million visitors annually. The facilities at Sun City include: four hotels with approximately 1,300 rooms, an entertainment center that includes a 6,000-seat indoor superbowl, a 46-acre man-made lake for watersports and approximately 55,000 square feet of gaming space. In 1992, Sun City was expanded to include The Lost City, a $275 million themed resort which recreates a forgotten African civilization that has been rediscovered. The Lost City covers approximately 60 acres and its center includes

The Palace, a 350-room luxury hotel. The resort also includes a man-made jungle in which over one million trees were transplanted and the Valley of the Waves, which includes a wave pool, adventure rides and sand beaches. During Mr. Kerzner's 30-year career he has been responsible for the development of 21 hotels with over 5,500 rooms, and was the founder of the largest hotel chain in southern Africa. Sun does not have any interest in any of the southern African properties developed by Mr. Kerzner.

    Howard B. Kerzner, 32--President. Mr. Kerzner joined Sun in May 1995 as Executive Vice President--Corporate Development and has been President of Sun since June 1996. Prior to that time, he was Director--Corporate Development of SIIL from September 1992. Previously Mr. Kerzner was an Associate of Lazard Freres & Co. LLC from September 1991. Prior to that Mr. Kerzner worked for the First Boston Corporation. Mr. Kerzner is the son of Mr. Solomon Kerzner.


    Charles D. Adamo, 36--Executive Vice President--General Counsel. Mr. Adamo joined Sun in May 1995 as General Counsel. Prior to that time, he was Group Legal Advisor of SIIL from September 1994. Previously, Mr. Adamo was engaged in the practice of law at the firm of Cravath, Swaine & Moore in New York from 1986. Mr. Adamo is admitted to the bar in the State of New York.


    John R. Allison, 50--Executive Vice President--Chief Financial Officer. Mr. Allison joined Sun in May 1995 as Chief Financial Officer. Mr. Allison joined SIIL in March 1994 as Group Financial Director. From December 1987 until February 1994, Mr. Allison was Chief Financial Officer--South African Operations of Sun International Inc. ("SII"), a resort and management holding company with interests in approximately 27 hotels in southern Africa. Prior to that time, he was the Group Financial Director of Kimberly-Clark (South Africa) Limited for four years. He is a fellow of the Institute of Chartered Accountants in England and Wales and a member of the South African Institute of Chartered Accountants.

    Peter Buckley, 53--Director. Mr. Buckley has been a Director of Sun since April 1994. Mr. Buckley is Chairman and Chief Executive Officer of Caledonia. In 1994 he was appointed Chairman of Caledonia having been Deputy Chairman and Chief Executive since 1987. He is also Chairman of Amber Holdings PLC and Sterling Industries PLC--both listed companies associated with Caledonia--as well as being Chairman of British Air Transport (Holdings) Ltd., English & Scottish Investors plc and Bristow Helicopter Group Limited. He is a Non-executive Director of Close Brothers Group plc, Exco plc, RHS Enterprises Ltd., Societe Generale de Surveillance Holding S.A.--Geneva, SIIL and the Telegraph plc.

    Kevin DeSanctis, 43--Chief Operating Officer--North America & Caribbean. Mr. DeSanctis joined Sun in July 1995 as President, Gaming. Prior to joining Sun, Mr. DeSanctis served as Executive Vice President and Chief Operating Officer of Hemmeter Enterprises since April 1994. From 1991 to 1994, Mr. DeSanctis served as President and Chief Operating Officer of the Trump Plaza Hotel and Casino. From August 1989 to February 1991, Mr. DeSanctis served as Vice President of Casino Operations of The Mirage Hotel and Casino in Las Vegas, Nevada. Prior to August 1989, Mr. DeSanctis served in various positions in the casino industry.

    D.A. Hawton, 58--Director. Mr. Hawton has been a Director of Sun since December 1993. Mr. Hawton is Executive Chairman of Safren (among South Africa's 25 largest industrial groups employing 30,000 people). He is also Director of South African Mutual Life Assurance (South Africa's largest insurance company with assets in excess of $40 billion) and Director of Standard Bank Investment Corporation (South Africa's largest banking group). Mr. Hawton is a fellow of South Africa's chartered Institute of Secretaries.

    William C. Katz, 44--Executive Vice President--Project Development. Mr. Katz joined Sun in May 1995 as Executive Vice President--Project Development. Prior to that time, he was Vice President-- Project Development, Americas & Caribbean, of SIIL from September 1994. From 1993 to September 1994, Mr. Katz was Operations Manager for Beauchamp Construction Company, Coral Gables, Florida. From 1991 to 1993, Mr. Katz was Project Executive for Morse Diesel International, Fort

Lauderdale, Florida. From 1989 to 1991, Mr. Katz was Project Executive for Stolte, Inc., Miami, Florida. Mr. Katz is a licensed general contractor in the State of Florida.


    Howard Marks, 50--Director. Mr. Marks has been a Director of Sun since April 1994. Mr. Marks is Chairman of Oaktree Capital Management, LLC ("Oaktree Capital"). Oaktree Capital manages funds in excess of $5 billion for institutional investors. Previously, Mr. Marks was employed by The TCW Group, Inc. where he became Chief Investment Officer for Domestic Fixed Income and President of its largest affiliate, TCW Asset Management Company. Mr. Marks is a Director of New World Communications Group.


    Eric Siegel, 38--Director. Mr. Siegel has been a Director of Sun since April 1994. Mr. Siegel is a Principal of Pegasus Insurance Partners and a Limited Partner of Apollo Advisors, L.P. ("Apollo")/Lion Advisors, L.P. Apollo invests in debt and equity securities and other instruments of public and private companies. Mr. Siegel is also a Director and member of the executive committee of El Paso Electric Company, a publicly traded utility company.


    Peter J. Venison, 53--Chief Operating Officer-- Europe & Indian Ocean. Mr. Venison joined Sun in May 1995 as Executive Vice President and President, Europe & Indian Ocean. Prior to that time, he was a Managing Director of SII from May 1990. Before joining SII, Mr. Venison was President of Treadev Limited, a resort development company.



    STOCK OPTION PLANS. Sun has adopted the Sun Stock Option Plan which was approved by the shareholders at the annual general meeting held in 1995. The Plan provides for options to be granted to purchase up to 2,000,000 Ordinary Shares, of which options to acquire 1,659,346 Ordinary Shares at exercise prices ranging from $11.6875 to $50.00 have been granted. The Plan also provides for the options to become exercisable, unless otherwise specified by the Board of Directors and subject to certain acceleration and termination provisions, after two years from the date of grant in respect of 20% of such options and thereafter in installments of 20% per year over a five-year period. The options will have a term of 10 years from the date of grant. Employees, officers and directors of Sun and subsidiaries of Sun may be granted options under the Plan. Such options may be transferred to trusts with respect to which any such participants are beneficiaries and corporations or other entities controlled by such participants.


    COMPENSATION OF OFFICERS AND DIRECTORS. The total compensation paid to all officers and directors of Sun as a group for the year ended December 31, 1995, was $3,449,747.00.

                          PRINCIPAL SHAREHOLDER OF SUN


CLASS OF SHARES                                               OWNER              AMOUNT OWNED   PERCENT OF CLASS
-------------------------------------------------  ---------------------------  --------------  ----------------
Ordinary Shares..................................  SIIL                           16,112,380          55%

                                                   Directors and Officers as a
Ordinary Shares..................................  group                              --          less than 1%



    SIIL, through its control of approximately 55% of the outstanding Ordinary Shares as of October 28, 1996 (approximately 48% assuming consummation of the Merger at a Conversion Number of .4324), controls Sun. WLG, a company owned by a trust for the family of Mr. Solomon Kerzner, Chairman of the Board of Directors and Chief Executive Officer of Sun, indirectly owns through intermediate entities approximately one-third of the outstanding Ordinary Shares of SIIL. Peter Buckley, a director of Sun and SIIL, is also Chairman and Chief Executive Officer of Caledonia, an English corporation, which indirectly owns through intermediate entities approximately one-third of the outstanding Ordinary Shares of SIIL. Derek Hawton, a director of Sun and SIIL, is also Chairman and Chief Executive Officer of Safren, a South African corporation, which indirectly controls through intermediate entities approximately one-third of the outstanding Ordinary Shares of SIIL.



    Ownership participation in SIIL is governed by a Subscription and Shareholders' Agreement. Rosegrove Limited ("Rosegrove") owns approximately two-thirds of the outstanding equity of SIIL and World Leisure Investments Limited, a Bermuda corporation ("WLI"), owns the remaining shares. WLI is owned by WLG, which is owned by a trust for the benefit of the Kerzner family. Rosegrove is owned indirectly and equally by Safren and Caledonia. Caledonia is a diversified trading and investment company listed on the London Stock Exchange. Safren is an industrial conglomerate whose interests span shipping, warehousing, travel services, casino resorts and retailing. Safren is listed on the Johannesburg Stock Exchange.



    Currently, the officers and directors of Sun, as a group, hold options granted pursuant to the Sun Stock Option Plan to acquire 1,088,205 Ordinary Shares, 49,732 of which were exercisable as of the date of this Proxy Statement/Prospectus.

                                BUSINESS OF GGE

GENERAL


    GGE is a holding company which, through RIH, its indirect wholly owned subsidiary, is principally engaged in the ownership and operation of the Resorts Casino Hotel in Atlantic City, New Jersey. GGE was known as Resorts International, Inc. until its name change, which was effective June 30, 1995.



    In Atlantic City, GGE owns and operates the Resorts Casino Hotel, which has approximately 660 guest rooms, a 70,000 square foot casino, an 8,000 square foot simulcast parimutuel betting and poker area and related facilities, located on the Boardwalk. Approximately 10 acres of Boardwalk property owned by GGE is leased to ACS under the Showboat Lease, a 99-year net lease expiring in 2082. All lease payments due under the Showboat Lease directly service GGE's interest obligations under the Showboat Notes. The leased acreage is the site of the Showboat, which is operated by ACS. GGE also owns approximately 7.7 acres in the South Inlet area and other real estate in the Atlantic City area, most of which is vacant land.



    Casino operations in Atlantic City are conducted under a casino license which is subject to periodic review and renewal by action of the NJCC. GGE's current license was renewed in January 1996 through January 31, 2000, subject to a financial stability review midway through the license period.



    In April 1994 the GGE Restructuring was confirmed by the United States Bankruptcy Court for the District of Delaware and on May 3, 1994 the GGE Restructuring became effective. GGE's reorganization under the GGE Restructuring included, among other things, (i) the sale of GGE's Paradise Island operations and properties and (ii) the exchange of $481,907,000 principal amount of public indebtedness for $160,000,000 principal amount of new debt securities, 40% of the GGE Common Stock, the proceeds from the sale of the Paradise Island operations and approximately $36,700,000 cash. The Paradise Island assets disposed of were sold to Sun. See "BUSINESS OF SUN--The Properties and Current Expansion Projects--The Bahamas" and "SUMMARY--Griffin Gaming & Entertainment, Inc.--Notes to Selected Consolidated Historical Financial Data."



THE PROPERTIES AND CURRENT EXPANSION PROJECT


    RESORTS CASINO HOTEL


    The Resorts Casino Hotel in Atlantic City, New Jersey commenced operations in May 1978 and was the first casino/hotel opened in Atlantic City. This was accomplished by the conversion of the former Haddon Hall Hotel, a classic hotel structure originally built in the early 1900's, into a casino/hotel. It is situated on approximately seven acres of land with approximately 310 feet of Boardwalk frontage overlooking the Atlantic Ocean. The Resorts Casino Hotel consists of two hotel towers, the 15-story East Tower and the nine-story North Tower. In addition to the casino facilities described below, the casino/hotel complex includes approximately 660 guest rooms and suites, the 1,400-seat Superstar Theater, seven restaurants, one cocktail lounge, a VIP slot and table player lounge, an indoor swimming pool and health club, and retail stores. The complex also has approximately 50,000 square feet of convention facilities, including eight large meeting rooms and a 16,000 square foot ballroom.



    The Resorts Casino Hotel has a 70,000 square foot casino and a simulcast parimutuel betting and poker area of approximately 8,000 square feet. In August 1996, these gaming areas contained 41 blackjack tables, 18 poker tables, 11 roulette tables, 10 dice tables, 8 Caribbean stud poker tables, 4 baccarat tables, 2 let it ride poker tables, 2 three card poker tables, 2 pai gow poker tables, 2 big six wheels, one sic bo table, 2,351 slot machines, and five betting windows and four customer-operated terminals for simulcast parimutuel betting. Also included in the simulcast area is a keno lounge which has two keno cashier windows. There are also two keno windows in the bus waiting area and one on the casino floor.



    In 1995 GGE purchased the Chalfonte Site, a 4.4 acre tract on the Boardwalk adjacent to the Resorts Casino Hotel, on which it planned to construct up to 700 new hotel rooms, 70,000 square feet of casino space and a 2,000 space parking garage and transportation center. Subject to the receipt of regulatory approvals, GGE planned to break ground in the fall of 1996 on the infrastructure necessary to support the full expansion. The first phase of construction was expected to consist of 500 new hotel rooms, 50,000 square feet of casino space and the new garage. Construction costs for this phase were estimated at approximately $200 million. GGE also recently entered into a five year lease with an option to purchase approximately 3 acres to the north of the Resorts Casino Hotel, purchased an adjacent parcel and was successful in vacating the portion of North Carolina Avenue that lies between the Chalfonte Site and the Resorts Casino Hotel. These parcels, together with the Chalfonte Site, total more than 9 acres, all of which would play a role in GGE's expansion plans. Although the Merger Agreement limits the amount of capital expenditures that GGE can make on this project prior to consummation of the Merger or termination of the Merger Agreement, GGE is continuing with the process of obtaining permits and limited design activities. Sun has advised GGE that if and when the Merger is consummated, Sun expects to proceed with development of the Chalfonte Site, although it might reconsider the type of facility to be developed.



    Casino gaming in Atlantic City is highly competitive and is strictly regulated under the NJCCA and regulations promulgated thereunder which affect virtually all aspects of GGE's Atlantic City casino operations. See "--Competition" and "--Certain Matters Affecting GGE's Operations--Regulation and Gaming Taxes and Fees" below.


    SHOWBOAT LEASE

    The Showboat is situated on approximately 10 acres which are owned by GGE and leased to ACS pursuant to the Showboat Lease, a 99-year net lease dated October 26, 1983, as amended. The Showboat Lease provides for an initial annual rental, which commenced in March 1987, of $6,340,000, subject to annual adjustment based upon changes in the consumer price index. The annual rental is $8,805,000 for the 1996 lease year. Showboat Notes are secured and serviced by the Showboat Lease, and all lease payments are made to the Indenture Trustee for the Showboat Notes to meet GGE's interest obligations under those notes.

    OTHER PROPERTIES


    GGE owns various non-operating sites, approximating 37 acres, and has a lease with an option to purchase approximately 3 acres in Atlantic City that could be developed. Included in these parcels are the 9 acres adjacent to Resorts Casino Hotel and the 2 acre Steeplechase Pier site, both of which GGE intends to develop. GGE also owns in fee an approximately 552 acre parcel located in Atlantic City on Blackhorse Pike, of which approximately 545 acres are considered to be woodlands and wetlands, which may not be developed. GGE also owns in fee various individual parcels of property located in the area of Atlantic City known as the South Inlet which in the aggregate constitute approximately 7.7 acres and a parcel of land in Atlantic City consisting of approximately six acres and a warehouse thereon. GGE is the owner of various additional properties at scattered sites in Atlantic City. Principal among these is the so-called "Trans Expo" site, a 2.3 acre parcel located near the site of the new convention center.


COMPETITION

    See "RISK FACTORS--Risk Factors Related to GGE" for a discussion of competition in Atlantic City.

CERTAIN MATTERS AFFECTING GGE'S OPERATIONS

    NEW CONVENTION CENTER AND CASINO/HOTEL EXPANSION


    In January 1992, the State of New Jersey enacted legislation that authorized a financing plan for the construction of a new convention center to be located on a 30-acre site next to the Atlantic City train station at the base of the Atlantic City Expressway. GGE understands that the new convention center will have 500,000 square feet of exhibit space and an additional 109,000 square feet of meeting rooms. Construction of the new convention center began in early 1993 and it is scheduled to be completed in the spring of 1997.

    The convention center is part of a broader plan that includes an additional expansion of the Atlantic City International Airport, the transformation of the main entryway into Atlantic City into a new corridor, and the construction of a new 500 room convention hotel. Officials have commented upon the need for improved commercial air service into Atlantic City as a factor in the success of the proposed convention center. The corridor will link the new convention center and hotel with the Boardwalk. In all, six blocks are to be transformed into an expansive park with extensive landscaping, night-time lighting, a large fountain and pool with an 86-foot lighthouse.



    It is believed that additional hotel rooms are necessary to support the convention center as well as to allow Atlantic City to become a competitive destination resort. Thus, in addition to the 500 room convention hotel, to further spur construction of new hotel rooms and renovation of substandard hotel rooms into deluxe accommodations, up to a total of $100 million has been set aside by the Casino Reinvestment Development Authority (the "CRDA"), a public authority created under the NJCCA, to aid in financing such projects. To date, the CRDA has approved the expansion projects submitted by eight casino/hotels which are to receive CRDA financing totaling the $100 million set aside, and could result in the construction of approximately 4,000 hotel rooms. Recently, an additional $75 million was set aside to provide further incentive for additional hotel rooms. Also, Mirage Resorts, Inc., a Las Vegas, Nevada casino/hotel company, has been selected to be the developer of an approximately 180 acre tract in the Marina area of Atlantic City. Mirage Resorts, Inc. proposes to build a $500 million, 2,000 room casino/ hotel, Boyd Gaming Corp. proposes to build a $500 million, 1,000 room casino/hotel and Circus Circus Enterprises, Inc. proposes to build a $600 million, 2,000 room casino/hotel on that tract. GGE understands that negotiations regarding financing costs of certain infrastructure improvements needed to develop that tract are ongoing between the state of New Jersey and Mirage Resorts, Inc. Plans for the construction of two other new casino/hotels in Atlantic City have also been announced.



    Although these developments are viewed as positive and favorable to the future prospects of the Atlantic City gaming industry, GGE, at this point, can make no representations as to whether, or to what extent, its results may be affected by the completion of the new convention center, the airport expansion projects and the proposed increase in number of hotel rooms in the area.


    MARKETING


    GGE continues to take advantage of the celebrity status of Merv Griffin, who is actively engaged in the marketing of the Resorts Casino Hotel. Mr. Griffin, who is Chairman of the Board of GGE, is featured in television commercials and in print advertisements. Mr. Griffin also appears live at the Resorts Casino Hotel in numerous entertainment events including the nationally televised "Merv Griffin's New Year's Eve Special" which has been produced live at the Resorts Casino Hotel each year since 1991.



    GGE's marketing strategy is designed to enhance the appeal of the Resorts Casino Hotel to the mid-and premium-level slot and table game players, although slot players have been, in recent years, the primary focus of GGE's marketing efforts. In 1993 GGE introduced the "cash-back" program, which rewards slot players with cash refunds or complimentaries based on their volume of play, and expanded and upgraded "Hollywood Hills," its high-limit slot area. This area was further expanded in late May 1995. In the fall of 1994, GGE increased its charter flight program to recapture lost market share in table win. The charter program was further expanded in 1995 to attract mid-level slot players. In the fall of 1994, GGE introduced the "Griffin Games," created by Merv Griffin, whereby slot players are chosen at random to participate in daily slot tournaments; daily tournament winners qualify to participate in a $100,000 "winners tournament." In January 1995 the "Griffin Games" were expanded to include patrons playing blackjack and in January 1996 they were further expanded to include roulette players. GGE also has a VIP slot and table player lounge, "Club Griffin," which serves complimentary food and beverages.



    GGE continues to emphasize entertainment as an integral part of its marketing program. The musical variety show "Funderful", created and produced by Merv Griffin, opened in September 1996 to excellent reviews. The entertainment schedule is supplemented on a monthly basis with headliners who to date in

1996 included, among others, Regis and Kathie Lee, Rosie O'Donnell, Tony Danza, Tom Jones and the Beach Boys. In addition to the above, GGE continues to rely heavily on its bus program to supply a critical mass of low- to mid-level slot players.


    SEASONAL FACTORS

    GGE's business activities are strongly affected by seasonal factors that influence the New Jersey beach tourist trade. Higher revenues and earnings are typically realized from GGE's Atlantic City operations during the middle third of the year.

    REGULATION AND GAMING TAXES AND FEES


    GENERAL. GGE's operations in Atlantic City are subject to regulation under the NJCCA, which authorizes the establishment of casinos in Atlantic City, provides for licensing, regulation and taxation of casinos and related persons and entities and created the NJCC and the Division of Gaming Enforcement to administer the NJCCA. In general, the provisions of the NJCCA concern: (i) the ability, reputation, character, financial stability and integrity of casino operators, their officers, directors and employees and others financially interested in or in control of a casino; (ii) the nature and suitability of hotel and casino facilities, operating methods and conditions; and (iii) financial and accounting practices. Gaming operations are subject to a number of restrictions relating to the rules of games, type of games permitted, credit play, size of hotel and casino operations, hours of operation, persons who may be employed and licensure of such persons, persons or entities that may do business with casinos, the maintenance of accounting and cash control procedures, security and other aspects of the business.


    CASINO LICENSE. A casino license is initially issued for a term of one year and must be renewed annually by action of the NJCC for the first two renewal periods succeeding the initial issuance of a casino license. Thereafter the NJCC may renew a casino license for a period of four years, although the NJCC may reopen licensing hearings at any time. A license is not transferable and may be conditioned, revoked or suspended at any time upon proper action by the NJCC. The NJCCA also requires an operations certificate which, in effect, has a term coextensive with that of a casino license. On February 26, 1979, the NJCC granted a casino license to RIH for the operation of GGE's Atlantic City casino. In January 1996, RIH's license was renewed until January 31, 2000. RIH's renewed license is subject to a financial stability review midway through the license period. In order for a casino license to be renewed, the licensee must show by clear and convincing evidence that it meets all of the criteria set out in the NJCCA, including the qualification of holding, intermediary and subsidiary companies of a casino licensee and of the directors, officers and certain employees of such companies.


    RESTRICTIONS ON OWNERSHIP OF SECURITIES. The NJCCA imposes certain restrictions upon the ownership of securities issued by a corporation which holds a casino license or is a holding, intermediary or subsidiary company of a corporate licensee (collectively, "holding company"). Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporation which holds a casino license is conditional and shall be ineffective if disapproved by the NJCC. If the NJCC finds that an individual owner or holder of any securities of a corporate licensee or its holding company must be qualified and is not qualified under the NJCCA, the NJCC has the right to propose any necessary remedial action. In the case of corporate holding companies and affiliates whose securities are publicly traded, the NJCC may require divestiture of the security held by any disqualified holder who is required to be qualified under the NJCCA.


    In the event that entities or persons required to be qualified refuse or fail to qualify and fail to divest themselves of such security interest, the NJCC has the right to take any necessary action, including the revocation or suspension of the casino license. If any security holder of the licensee or its holding company or affiliate who is required to be qualified is found disqualified, it will be unlawful for the security holder to (i) receive any dividends or interest upon any such securities, (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities or (iii) receive any remuneration in any form from the corporate licensee for services rendered or otherwise. The GGE Charter provides that all securities of GGE are held subject to the condition that if the holder thereof is found to be disqualified by the NJCC pursuant to provisions of the NJCCA, then that holder must dispose of his or her interest in the securities.


    REMEDIES UNDER THE NJCCA. In the event that it is determined that a licensee has violated, or fails to affirmatively prove that it meets all of the criteria of, the NJCCA, or if a security holder of the licensee required to be qualified is found disqualified but does not dispose of his securities in the licensee or holding company, under certain circumstances the licensee could be subject to fines or have its license suspended, conditioned or revoked. The NJCCA provides for the mandatory appointment of a conservator to operate the casino and hotel facility if a license is revoked or not renewed and permits the appointment of a conservator if a license is suspended for a period in excess of 120 days. If a conservator is appointed, the suspended or former licensee is entitled to a "fair rate of return out of net earnings, if any, during the period of the conservatorship, taking into consideration that which amounts to a fair rate of return in the casino or hotel industry." Under certain circumstances, upon the revocation of a license or failure to renew, the conservator, after approval by the NJCC and consultation with the former licensee, may sell, assign, convey or otherwise dispose of all of the property of the casino/hotel. In such cases, the former licensee is entitled to a summary review of such proposed sale by the NJCC and creditors of the former licensee and other parties in interest are entitled to prior written notice of sale.

    LICENSE FEES, TAXES AND INVESTMENT OBLIGATIONS. The NJCCA provides for casino license renewal fees and other fees based upon the cost of maintaining control and regulatory activities and various license fees for the various classes of employees. In addition, a casino licensee is subject annually to a tax of 8% of "gross revenue" (defined under the NJCCA as casino win, less provision for uncollectible accounts up to 4% of casino win) and license fees of $500 on each slot machine. Also, the NJCCA has been amended to create a new Atlantic City fund (the "AC Fund") for economic development projects other than the construction and renovation of casino/hotels. Beginning in fiscal year 1995/1996 and for the following three fiscal years, if the amount of money expended by the NJCC and the Division of Gaming Enforcement is less than $57,300,000, the prior year's budget for these agencies, the amount of the difference is to be contributed to the AC Fund. Thereafter, beginning with fiscal year 1999/2000 and for the following three fiscal years, an amount equal to the average paid into the AC Fund for the previous four fiscal years shall be contributed to the AC Fund. Each licensee's share of the amount to be contributed to the AC Fund is based upon its percentage of the total industry gross revenue for the relevant fiscal year. After eight years, the casino licensee's requirement to contribute to this fund ceases.

    The following table summarizes, for the periods shown, the fees, taxes and contributions assessed upon GGE by the NJCC.


                                                                                     FOR THE YEAR
                                                                     --------------------------------------------
                                                                         1993            1994           1995
                                                                     -------------  --------------  -------------
Gaming tax.........................................................  $  19,545,000  $   19,996,000  $  21,402,000
License, investigation, inspection and other fees..................      3,985,000       4,218,000      3,917,000
Contribution to AC Fund............................................                                       224,000
                                                                     -------------  --------------  -------------
                                                                     $  23,530,000  $   24,214,000  $  25,543,000
                                                                     -------------  --------------  -------------
                                                                     -------------  --------------  -------------



    The NJCCA, as originally adopted, required a licensee to make investments equal to 2% of the licensee's gross revenue (the "investment obligation") for each calendar year, commencing in 1979, in which such gross revenue exceeded its "cumulative investments" (as defined in the NJCCA). A licensee had five years from the end of each calendar year to satisfy this investment obligation or become liable for an "alternative tax" in the same amount. In 1984 the New Jersey legislature amended the NJCCA so that these provisions now apply only to investment obligations for the years 1979 through 1983. Certain issues have been raised by the CRDA and the State of New Jersey Department of the Treasury (the "Treasury") concerning the satisfaction of investment obligations for the years 1979 through 1983 by GGE. These matters were dormant for an extensive period of time until late 1995 when GGE was contacted by the CRDA. CRDA legal representatives have recently indicated that Treasury may take a position that GGE owes additional investment alternative taxes including interest and possibly penalties. If these issues are determined adversely, GGE could be required to pay the relevant amount in cash. Management of GGE intends to contest these issues and believes a negotiated settlement with an insignificant monetary cost to GGE is possible.


    Effective for 1984 and subsequent years, the amended NJCCA requires a licensee to satisfy its investment obligation by purchasing bonds to be issued by the CRDA or by making other investments authorized by the CRDA, in an amount equal to 1.25% of a licensee's gross revenue. If the investment obligation is not satisfied, then the licensee will be subject to an investment alternative tax of 2.5% of gross revenue. Licensees are required to make quarterly deposits with the CRDA against their current year investment obligations. GGE's investment obligations for the years 1995, 1994 and 1993 amounted to $3,348,000, $3,124,000, and $3,054,000, respectively, and, with the exception of a $127,000 credit received in 1995 for making a donation, have been satisfied by deposits made with the CRDA. At December 31, 1995, GGE held $5,567,000 face amount of bonds issued by the CRDA and had $18,197,000 on deposit with the CRDA. The CRDA bonds issued through 1995 have interest rates ranging from 3.9% to 7% and have repayment terms of between 20 and 50 years.


                                 LEGAL MATTERS


    The validity of the Ordinary Shares being offered hereby is being passed upon for Sun by Harry B. Sands and Company.


    Cravath, Swaine & Moore, counsel to Sun, and Gibson, Dunn & Crutcher LLP, counsel to GGE, have delivered opinions concerning certain Federal income tax consequences of the Merger. See "THE MERGER AGREEMENT--Conditions to the Obligations of Sun and Sub," "--Conditions to the Obligations of GGE" and "THE MERGER --Certain Federal Income Tax Consequences."



                                    EXPERTS



    The consolidated financial statements of Griffin Gaming & Entertainment, Inc. appearing in Griffin Gaming & Entertainment, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



    The combined financial statements of the PIRL Group, which consists of Sun Bahamas, consolidated with its subsidiaries, combined with the accounts of certain subsidiaries of Resorts International, incorporated by reference in Sun's Annual Report (Form 20-F) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference therein and incorporated herein and in the registration statement by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



    The consolidated financial statements of Sun International Hotels Limited included herein and incorporated by reference in this Proxy Statement/Prospectus, to the extent and for the periods indicated in the reports thereon, have been audited by Arthur Andersen, chartered accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.



    The financial statements of the Mohegan Tribal Gaming Authority incorporated by reference herein, to the extent and for the period indicated in the reports thereon, have been audited by Arthur Andersen LLP and are incorporated herein by reference in reliance upon such report.

                                                                         Annex I
================================================================================



                          AGREEMENT AND PLAN OF MERGER

                          Dated as of August 19, 1996,

                                      Among

                        SUN INTERNATIONAL HOTELS LIMITED

                                SUN MERGER CORP.

                                       And

                      GRIFFIN GAMING & ENTERTAINMENT, INC.



================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   The Merger

SECTION 1.01.  The Merger............................................  2
SECTION 1.02.  Closing...............................................  3
SECTION 1.03.  Effective Time........................................  3
SECTION 1.04.  Effects of the Merger.................................  3
SECTION 1.05.  Certificate of Incorporation
                    and By-laws......................................  3
SECTION 1.06.  Directors.............................................  4
SECTION 1.07.  Officers..............................................  4

                                   ARTICLE II

            Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.  Effect on Capital Stock...............................  4
SECTION 2.02.  Exchange of Certificates..............................  6

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.  Representations and Warranties
                    of the Company................................... 10
SECTION 3.02.  Representations and Warranties
                    of Parent and Sub................................ 32

                                   ARTICLE IV

                Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business................................... 40
SECTION 4.02.  No Solicitation....................................... 44

                                    ARTICLE V

                              Additional Agreements

SECTION 5.01.  Preparation of the Form F-4
                    and the Proxy Statement;
                    Stockholders Meetings............................ 46
SECTION 5.02.  Letters of the Company's Accountants.................. 48

SECTION 5.03.  Letters of Parent's Accountants....................... 48
SECTION 5.04.  Access to Information; Confidentiality................ 48
SECTION 5.05.  Reasonable Efforts.................................... 49
SECTION 5.06.  Stock Options; Warrants............................... 50
SECTION 5.07.  Benefit Plans......................................... 52
SECTION 5.08.  Indemnification and Insurance......................... 53
SECTION 5.09.  Fees and Expenses..................................... 53
SECTION 5.10.  Public Announcements.................................. 55
SECTION 5.11.  Affiliates............................................ 55
SECTION 5.12.  NYSE Listing.......................................... 55
SECTION 5.13.  Stockholder Litigation................................ 55
SECTION 5.14.  Title Policies; Title Insurance....................... 56
SECTION 5.15.  Surveys............................................... 56
SECTION 5.16.  Class B Option........................................ 56
SECTION 5.17.  Amendments to Junior Mortgage
                    Notes Indenture.................................. 57
SECTION 5.18.  Chalfonte Project Parking Garage...................... 57
SECTION 5.19.  Supplemental Indenture................................ 58
SECTION 5.20.  ICA Election.......................................... 58

                                   ARTICLE VI

                              Conditions Precedent

SECTION 6.01.  Conditions to Each Party's
                    Obligation To Effect the Merger.................. 58
SECTION 6.02.  Conditions to Obligations of Parent
                    and Sub.......................................... 59
SECTION 6.03.  Conditions to Obligation of
                    the Company...................................... 61

                                   ARTICLE VII

                        Termination, Amendment and Waiver

SECTION 7.01.  Termination........................................... 62
SECTION 7.02.  Effect of Termination................................. 64
SECTION 7.03.  Amendment............................................. 65
SECTION 7.04.  Extension; Waiver..................................... 65
SECTION 7.05.  Procedure for Termination, Amendment,
                    Extension or Waiver.............................. 65

                                  ARTICLE VIII

                               General Provisions

SECTION 8.01.  Nonsurvival of Representations
                    and Warranties................................... 66

SECTION 8.02.  Notices............................................... 66
SECTION 8.03.  Definitions........................................... 67
SECTION 8.04.  Interpretation........................................ 69
SECTION 8.05.  Counterparts.......................................... 70
SECTION 8.06.  Entire Agreement;
                    No Third-Party Beneficiaries..................... 70
SECTION 8.07.  Governing Law......................................... 70
SECTION 8.08.  Assignment............................................ 70
SECTION 8.09.  Enforcement........................................... 71

                        AGREEMENT AND PLAN OF MERGER dated as of August 19,
                  1996, among Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of the Bahamas ("Parent"), Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company").


            WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Common Stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)) and (ii) each issued and outstanding share of Class B Common Stock, par value $.01 per share, of the Company ("Company Class B Common Stock") which was issued, and trades, as a unit (the "Units") with the Company's 11.375% Junior Mortgage Notes due 2004 (the "Junior Mortgage Notes"), other than shares forming a part of Units owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Class B Consideration (as defined in Section 2.01(d));

            WHEREAS, as a condition of the willingness of Parent to enter into this Agreement, those stockholders of the Company (the "Company Significant Stockholders") listed on Schedule A attached to the Company Stockholder Agreement (as defined below) have entered into the Stockholder Agreement dated as of the date hereof (the "Company Stockholder Agreement") with Parent, which provides, among other things, that, subject to the terms and conditions thereof, each Company Significant Stockholder will vote its shares of Company Common Stock in favor of the Merger and the approval and adoption of this Agreement;

            WHEREAS, as a condition of the willingness of the Company to enter into this Agreement, Sun International Investments Limited (the "Parent Significant Stockholder") has entered into the Stockholder Agreement dated as of the date hereof (the "Parent Stockholder Agreement", and, together with the Company Stockholder Agreement, the "Stockholder Agreements") with the Company, which provides, among other things, that, subject to the terms and conditions thereof, the Parent Significant Stockholder will vote its Ordinary Shares, $.001 par value per share, of Parent (the "Ordinary Shares") in favor of certain amendments to Parent's Articles of Association necessary to comply with the New Jersey Casino Control Act;

            WHEREAS the Board of Directors of the Company has approved the terms of the Company Stockholder Agreement;

            WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

            WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");


            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                                   The Merger

            SECTION 1.01. The Merger. (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

            (b) At the election of Parent, any direct wholly owned subsidiary (as defined in Section 8.03) of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution. Furthermore, at the election of Parent (the "DD Election"), the structure of the Merger (as set forth in this Section 1.01) will be changed in order to qualify the transaction as another form of tax-free incorporation transaction under Section 351 of the Code (and in the latter case the Company Common Stock will be converted into the right to receive common stock of a newly-formed corporation of which both Parent and the Company will become wholly owned subsidiaries and the Company Class B Common Stock shall remain outstanding, and otherwise on substantially the same terms as set forth in this Agreement). In the case of the DD Election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such change in structure.

            SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section
6.01 and Section 6.02(e), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by the parties hereto.

            SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            SECTION 1.05. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth in

Exhibit A and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The By-laws of Sub as in effect at the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

            SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II

            Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

            SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall continue to be one validly issued and outstanding, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation. Each certificate representing any such shares of Sub shall continue to represent the same number of shares of the Surviving Corporation

            (b) Cancellation of Treasury Stock and Parent- Owned Stock. Each share of Company Common Stock or Company Class B Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock or Company Class B Common

Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive the Conversion Number (as defined below) of a fully paid and nonassessable Ordinary Share (the "Merger Consideration"). Subject to the proviso to Section 7.01(h), the "Conversion Number" means .4324; provided, however, if the average of the closing sales prices of one Ordinary Share as reported on the New York Stock Exchange ("NYSE") Composite Transactions List (as reported in the Wall Street Journal or, if not reported thereby, any other authoritative source) for each of the 15 consecutive trading days immediately preceding the fifth trading day prior to the Effective Time (the "Average Market Price") is less than $47.41, then the Conversion Number shall be the quotient, rounded to the fourth decimal place, obtained by dividing 20.5 by the Average Market Price. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional Ordinary Shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest.

            (d) Conversion of Company Class B Common Stock. Each issued and outstanding share of Company Class B Common Stock (other than shares to be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive .1928 of a fully paid and nonassessable Ordinary Share (the "Class B Consideration"). As of the Effective Time, all such shares of Company Class B Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest. As of the Effective Time, the fraction of an Ordinary Share into which a share of Company Class B Common Stock is converted shall be issued, and trade, as a unit with the related Junior Mortgage Note in lieu of such share of Company Class B Common Stock.

            SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock and Company Class B Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the Ordinary Shares (such Ordinary Shares, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and any cash payable in lieu of any fractional Ordinary Shares being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.01 in exchange for outstanding shares of Company Common Stock and Company Class B Common Stock.

            (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Common Certificates") or Company Class B Common Stock (the "Class B Certificates", and, together with the Common Certificates, the "Certificates") whose shares were converted into the right to receive the Merger Consideration or the Class B Consideration, as applicable, pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Class B Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange

Agent (including, in the case of Class B Certificates, the related Junior Mortgage Notes), the holder of such Certificate shall be entitled to receive in exchange therefor (i) in the case of Common Certificates, a certificate representing that number of whole Ordinary Shares and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, and (ii) in the case of Class B Certificates, a certificate representing that number of fractional Ordinary Shares and cash, if any, which such holder has the right to receive pursuant to the provisions of this Article II, together with the Junior Mortgage Notes surrendered with such Class B Certificates and, in each case, the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock or Units which is not registered in the transfer records of the Company, a certificate representing the proper number of Ordinary Shares may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of Ordinary Shares to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the Class B Consideration, as applicable, and cash, if any, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

            (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Ordinary Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), and all such dividends, other distributions and cash in lieu of fractional Ordinary Shares shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole (or, in the case of Class B Certificates, fractional) Ordinary Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Ordinary Share to which such holder is entitled pursuant to Section 2.02(e), in the case of Common Certificates, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole (or, in the case of Class B Certificates, fractional) Ordinary Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole (or, in the case of Class B Certificates, fractional) Ordinary Shares.

            (d) No Further Ownership Rights in Company Common Stock or Company Class B Common Stock. All Ordinary Shares issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock or Company Class B Common Stock, as applicable, theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock or Company Class B Common Stock, as applicable, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Class B Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

            (e) No Fractional Shares. (i) No certificates or scrip representing fractional Ordinary Shares shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

            (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Ordinary Share (after taking into account all Common Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of an Ordinary Share multiplied by the closing sales price of one Ordinary Share on the NYSE Composite Transactions List (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source) on the Closing Date.

            (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration or the Class B Consideration, as applicable, and any cash or dividends or distributions payable to such holders pursuant to this Article II.

            (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any Ordinary Shares (or any dividends or distributions with respect thereto or with respect to any shares of Company Common Stock or Company Class B Common Stock, as applicable, theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration or Class B Consideration, as applicable, or any cash or other dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d))), any such Merger Consideration or Class B Consideration, as applicable, or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

            (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. In the event the Exchange Fund shall realize a loss on any such investment, Parent shall deposit additional cash in the Exchange Fund to the extent necessary to satisfy its obligation to distribute cash to the holders of Company Common Stock in lieu of fractional shares as set forth in Section 2.02(e) or cash dividends or other distributions as set forth in Section 2.02(c).


                                   ARTICLE III

                         Representations and Warranties

            SECTION 3.01. Representations and Warranties of the Company. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

            (a) Organization, Standing and Corporate Power. Each of the Company and each of its Significant Subsidiaries (as defined in Section 8.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company. The Company has delivered to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws and the certificates of incorporation and by-laws (or comparable organizational documents) of its Significant Subsidiaries, in each case as amended to date.

            (b) Subsidiaries. The Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company. All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, limited liability company, partnership, joint venture or other entity.

            (c) Capital Structure. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, 120,000 shares of Company Class B Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share, of the Company ("Company Preferred Stock"). At the close of business on August 15, 1996, (i) 7,941,035 shares of Company Common Stock were issued and outstanding, (ii) 35,000 shares of Company Class B Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, (iv) 0 shares of Company Common Stock and 12,899 shares of Company Class B Common Stock were held by the Company in its treasury or by subsidiaries of the Company, (v) 1,240,362 shares of Company Common Stock were reserved for issuance pursuant to the Stock Plans (as defined in Section 5.06(a)), (vi) 933,370 shares of Company Common Stock were reserved for issuance upon exercise of all outstanding warrants of the Company (the "Company Warrants") and (vii) 208,354 shares of Company Common Stock were reserved for issuance upon settlement of Other Class 3C Claims, as defined in the Company's plan of reorganization which was effected in 1990. Except as set forth above, at the close of business on August 15, 1996, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights or rights (other than the Employee Stock Options (as defined in Section 5.06(a)) to receive shares of Company Common Stock on a deferred basis granted under the Stock Plans or otherwise. The Company Disclosure Schedule sets forth a complete and correct list, as of August 15, 1996, of the holders of all Employee Stock Options, the number of shares subject to each such option and the exercise prices thereof. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans and the Company Warrants will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote; provided, however, that shares of the Company Class B Common Stock trade as a unit with the Junior Mortgage Notes and the holders of such shares are entitled to vote on the election of certain directors to the Board of Directors of the Company. Except as set forth above and except for the Company's obligation to issue shares of Company Class B Common Stock upon the issuance of additional Junior Mortgage Notes, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except for the provisions set forth in the Amended and Restated Certificate of Incorporation of the Company with respect to the redemption of the securities of the Company pursuant to the provisions of the New Jersey Casino Control Act and additional provisions regarding the redemption of shares of Company Class B Stock, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

            (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(m)) with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the Amended and Restated Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Company Stockholder Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") relating to the Company Stockholders Meeting (as defined in Section 5.01(b)), and (B) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the approval by the New Jersey Casino Control Commission under the New Jersey Casino Control Act and the rules and regulations promulgated thereunder; (4) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (5) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; (6) filings under the New Jersey Industrial Site Recovery Act; (7) the filing of International Capital Form S of the U.S. Department of the Treasury; and (8) such filings with and approvals of the American Stock Exchange ("ASE") to permit the Units and the Junior Mortgage Notes to continue to be listed on the ASE.

            (e) SEC Documents; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed SEC Documents (as defined in Section 3.01(g)), and, except for liabilities and obligations incurred since June 30, 1996 in the ordinary course of business consistent with past practice, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

            (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Ordinary Shares in the Merger (the "Form F-4") will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

            (g) Absence of Certain Changes or Events. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents"), since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 8.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under any employment agreement in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, or (y) any granting by the Company or any of its subsidiaries to any such executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a material adverse effect on the Company, (vi) except insofar as may have been disclosed in the Filed SEC Documents or required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business or (vii) any other action taken which would have constituted a breach of Section 4.01(a) (other than Section 4.01(a)(iii)) had it been in effect.

            (h) Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Company Stockholder Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any effect referred to in clause (i), (ii) or (iii) above.

            (i) Absence of Changes in Benefit Plans. Except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Without limiting the foregoing, except as disclosed in the Filed SEC Documents, since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Pension Plan (as defined below), or in the manner in which contributions to any Pension Plan are made or the basis on which such contributions are determined. Except as disclosed in the Filed SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

            (j) ERISA Compliance. (i) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (a "Welfare Plan"), and each other plan arrangement or policy (written or oral) relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits, in each case maintained, contributed to or required to be maintained or contributed to by the Company, any of its subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") which is currently in effect for the benefit of any current or former employees, agents, officers, directors or independent contractors of the Company or any of its subsidiaries (collectively, "Benefit Plans"). None of the Benefit Plans, other than any Benefit Plan that is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), are subject to Title IV of ERISA. No Commonly Controlled Entity has, within the past five years prior to the date of this Agreement, maintained or contributed to a plan which was subject to Title IV of ERISA other than a Multiemployer Plan. The Company has delivered (or will deliver as soon as practicable after the date of execution of this Agreement) to Parent true, complete and correct copies of (w) each Benefit Plan (or, in the case of unwritten Benefit Plans, descriptions thereof), (x) the two most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (y) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (z) each currently effective trust agreement, insurance or group annuity contract and each other funding or financing arrangement relating to any Benefit Plan.

            (ii) Each Benefit Plan has been administered in material compliance with its terms, the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. The Company has not received notice of any investigations by any governmental agency, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan.

            (iii) Each Pension Plan that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Pension Plan and related trust is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the best knowledge of the Company, revocation has not been threatened; and such Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that would adversely affect its qualification. The Company has delivered (or will deliver as soon as practicable after the date of this Agreement) to Parent a copy of the most recent determination letter received with respect to each Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. No event has occurred that could subject any Pension Plan to tax under Section 511 of the Code.

            (iv) (1) Neither the Company nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) that involves the assets of any Benefit Plan that is reasonably likely to subject the Company, any of its subsidiaries, any employee of the Company or its subsidiaries or, to the best knowledge of the Company, a non-employee trustee, non-employee administrator or other non-employee fiduciary of any trust created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code; and (2) none of the Company, any of its subsidiaries or, to the best knowledge of the Company, any non-employee trustee, non-employee administrator or other non-employee fiduciary of any Benefit Plan has breached the fiduciary duty provisions of ERISA or any other applicable law.

            (v) No Commonly Controlled Entity has incurred any liability to a Pension Plan (other than for contributions not yet due to a Defined Benefit Plan and other than for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due), which liability, to the extent currently due, has not been fully paid as of the date hereof or has not been accrued on the Company's financial statements.

            (vi) No Commonly Controlled Entity has announced an intention to withdraw, but has not yet completed withdrawal, from a Multiemployer Plan; and no action has been taken by any Commonly Controlled Entity to withdraw from a Multiemployer Plan. The Company Disclosure Schedule also lists for each Benefit Plan that is a Multiemployer Plan either the Company's best estimate of the amount of withdrawal liability that would be incurred if each Commonly Controlled Entity were to make a complete withdrawal from such plan as of the Closing Date and the amount of "unfunded vested benefits" (within the meaning of Section 4211 of ERISA) as of the end of the most recently completed plan year and as of the date of this Agreement or a statement of the number of employees of the Company and its Commonly Controlled Entities who are currently eligible to participate therein.

            (vii) No Commonly Controlled Entity has withdrawn from any Multiemployer Plan where such withdrawal has resulted in any "withdrawal liability" (as defined in Section 4201 of ERISA) for which any Commonly Controlled Entity has any liability which has not been fully paid.

            (viii) Except as specifically provided in this Agreement, no employee of the Company or any of its subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan or under any employment, severance, termination or compensation agreement or as a result of the transactions contemplated by this Agreement.

            (ix) Except as provided in this Agreement, no compensation payable by the Company or any of its subsidiaries to any of their employees under any existing contract, Benefit Plan or other employment arrangement or understanding would be subject to disallowance under Section 162(m) of the Code.

            (k) Taxes. (i) The Company, each subsidiary of the Company, and each consolidated, combined or affiliated group of which the Company or any subsidiary of the Company is or has been a member, each has timely filed or caused to be filed, with the appropriate Taxing Authorities (as defined in Section 8.03), within the time and in the manner prescribed by law, all material consolidated and separate Tax Returns (as defined in Section 8.03) required to be filed by or on behalf of it and each such Tax Return was complete and correct in all material respects at the time of filing.

                  (ii) All material Taxes (as defined in Section 8.03) required to be shown on a consolidated or separate Tax return of the Company and each subsidiary of the Company (collectively, "Covered Taxes") have been duly and timely paid.

                  (iii) No Liens for Taxes exist with respect to any assets or properties of the Company or any subsidiary of the Company, except for statutory Liens for Taxes not yet due.

                  (iv) No material Tax Returns with respect to Covered Taxes are under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any affiliate (as defined in Section 8.03) of the Company. Each material deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid, except for deficiencies being contested in good faith. No material issues were raised in writing by the relevant Taxing Authority during any audit or examination relating to Covered Taxes, and no issues relating to Covered Taxes which could reasonably be expected to have a material adverse effect on the Company during a Post-Closing Tax Period (as defined in Section 8.03) were raised in writing by any Taxing Authority during any audit or examination relating to other Taxes of the Company or any affiliate of the Company.

                  (v) The Company Disclosure Schedule lists each state, county, local, municipal or foreign jurisdiction in which the Company or any subsidiary of the Company files, has ever filed, is required to file or has been required to file a material Tax Return (other than a Tax Return with respect to which the applicable statute of limitations has expired).

                  (vi) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material amount of Covered Taxes and no power of attorney with respect to any material amount of Covered Taxes has been executed or filed with any Taxing Authority.

                  (vii) The Company Disclosure Schedule lists each non-federal consolidated, combined, unitary or affiliated group for purposes of filing Tax Returns or paying Taxes of which the Company or any subsidiary of the Company is or has been a member, the jurisdiction in which such consolidated, combined, unitary or affiliated group has filed or has been required to file a Tax Return that includes the Company or any subsidiary of the Company, or the income, assets or activities of any subsidiary of the Company, and the parent corporation and/or other person that is or was responsible for filing such Tax Returns.

                  (viii) Each subsidiary of the Company has been included as a member of the consolidated group, within the meaning of Treas. Reg.
      Section 1.1502-1(h), of which the Company is the common parent for purposes of filing Federal tax returns for such consolidated group.

                  (ix) Neither the Company nor any subsidiary of the Company shall be required to include in a Post-Closing Tax Period a material amount of taxable income attributable to income that accrued in a Pre-Closing Tax Period but was not recognized in any Pre-Closing Tax Period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

            (l) No Excess Parachute Payments. Except as provided in this Agreement, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

            (m) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock and, to the extent required under applicable law, the Company Class B Common Stock (voting as a separate class) at the Company Stockholders Meeting (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

            (n) State Takeover Statutes. The Board of Directors of the Company has approved the terms of this Agreement and the Company Stockholder Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreement the provisions of Section 203 of the DGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Company Stockholder Agreement or any of the transactions contemplated by this Agreement or the Company Stockholder Agreement and no provision of the certificate of incorporation, by-laws or other governing instruments of the Company or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or any of its subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company and its subsidiaries that may be acquired or controlled directly or indirectly by Parent.

            (o) Labor Matters. Neither the Company nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the best knowledge of the Company, threatened, asserting that the Company or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages and conditions of employment, in any such case, that is reasonably expected to result in a material liability of the Company and its subsidiaries. No strike or other labor dispute involving the Company or any of its subsidiaries is pending or, to the best knowledge of the Company, threatened, except for any such actual or threatened strike or other labor dispute arising after the date of this Agreement which, individually or in the aggregate, would not have a material adverse effect on the Company. To the best knowledge of the Company, there is no activity involving any employees of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity, except for any such activity which would not have a material adverse effect on the Company.

            (p) Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholder Agreements based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses may be payable and all indemnification and other agreements related to the engagement of the persons to whom such fees may be payable.

            (q) Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company's stockholders from a financial point of view, a photocopy of which signed opinion has been delivered to Parent.

            (r) Compliance with Applicable Laws. (i) Each of the Company and each of its subsidiaries has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. Except as disclosed in the Filed SEC Documents, each of the Company and each of its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity, except for possible noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

            (ii) Each of the Company and each of its subsidiaries is in compliance with all applicable Gaming Laws, except for possible noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company. The term "Gaming Laws" means, with respect to any person, any Federal, state or local statute, law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of such person and its subsidiaries, including the New Jersey Casino Control Act and the rules and regulations promulgated thereunder.

            (iii) Neither the Company nor any subsidiary of the Company nor any director or officer of the Company or any subsidiary of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since May 3, 1994 (the "Consummation Date"), asserting that a license of it or them, as applicable, under any Gaming Laws should be revoked or suspended.

            (iv) Each of the Company and its subsidiaries is, and has been, and each of the Company's former subsidiaries, while a subsidiary of the Company, was in compliance with all applicable Environmental Laws, except for possible noncompliance that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The term "Environmental Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or authorization relating to:
      (A) Releases (as defined in 42 U.S.C. ss. 9601(22)) or threatened Releases of Hazardous Materials (as hereinafter defined) into the natural environment or workplace, (B) the generation, treatment, storage, disposal, use, handling, management, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material or (C) the preservation of, or the encroachment on, the natural environment (including the Federal Water Pollution Control Act, the New Jersey

      Freshwater Wetlands Act and the New Jersey Coastal Area Facilities Review
      Act).

            (v) Neither the Company nor any subsidiary of the Company has received any claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party in the past five years, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws which violation, noncompliance or liability could, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

            (vi) During the period of ownership or operation by the Company and its subsidiaries of any of their current or previously owned or leased properties, there have been no Releases of Hazardous Materials in, on, under or affecting such properties and none of the Company or its subsidiaries have disposed of any Hazardous Materials or any other substance in a manner that has led, or could reasonably be anticipated to lead to a Release except in each case for those Releases which individually or in the aggregate are not reasonably likely to have a material adverse effect on the Company. Prior to the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously owned or leased properties, to the best knowledge of the Company, no Hazardous Materials were generated, treated, stored, disposed of, used, handled, managed or manufactured at or transported, shipped or disposed of from, such current or previously owned or leased properties, and there were no Releases of Hazardous Materials in, on, under or affecting any such property or any surrounding site, except in each case for those actions or omissions which individually or in the aggregate would not be reasonably likely to have a material adverse effect on the Company. The term "Hazardous Material" means (1) hazardous or toxic substances or wastes as defined under any Environmental Law, (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos-containing material or (5) polychlorinated biphenyls (PCBs) or materials containing PCBs and any material regulated as a medical waste or infectious waste.

            (vii) To the Company's knowledge, there are no underground storage tanks or asbestos-containing materials located in, at or under any of the facilities or real property owned, leased or operated by the Company or any subsidiary of the Company, the presence of which could, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

            (viii) The Company Disclosure Schedule identifies the most current environmental audits, assessments or studies completed within the last five years that are in the possession of the Company or any subsidiary of the Company with respect to the material facilities or real property owned, leased or operated by the Company or any subsidiary of the Company. The Company has furnished to Parent complete and correct copies of all such audits, assessments and studies.

            (s) Contracts; Debt Instruments. (i) Except for this Agreement and as disclosed in the Filed SEC Documents, there are no contracts or agreements that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company.

            (ii) Set forth on the Company Disclosure Schedule is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, or upon which interest charges are customarily paid,
      (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for materials, inventory, services and supplies incurred in the ordinary course of such person's business),
      (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof),
      (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

            (t) Intellectual Property. The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, "Intellectual Property Rights") which are material to the conduct of the business of the Company or any of its subsidiaries. The Company Disclosure Schedule sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company or any of its subsidiaries. Except as set forth in the Company Disclosure Schedule, no claims are pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth in the Company Disclosure Schedule, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

            (u) Title to Properties; Assets Other than Real Property Interests.
      (i) The Company Disclosure Schedule sets forth a complete list of all real property and interests in real property owned or leased by the Company or any of its subsidiaries and indicates whether such property is owned or leased (each such owned property, an "Owned Property" and each such leased property, a "Leased Property", and collectively, the "Real Property"). Except as set forth in the Company Disclosure Schedule, the Company or one of its subsidiaries has good and marketable title to each Owned Property, or a valid leasehold interest in each Leased Property, in each case free and clear of all liens (as defined in Section 8.03), except for easements, covenants, or restrictions of record that, individually or in the aggregate, do not and will not materially interfere with its ability to conduct its business at such Real Property as currently conducted. Except as set forth in the Company Disclosure Schedule, each of the lessors (under each such lease) and the Company or its subsidiary, as the case may be has complied in all respects with the terms of all leases relating to the Leased Property, except for any such noncompliance that, individually or in the aggregate, does not and will not materially interfere with its ability to conduct its business at such Leased Property as currently conducted, and there are no defaults thereunder, or conditions that if left unchanged could result in a default thereunder, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such leases.

            (ii) Each of the Company and each of its subsidiaries has good and valid title to all its properties and assets, in each case free and clear of all Liens, except (A) mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business, (B) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (C) Liens for taxes which are not due and payable or which may thereafter be paid without penalty, (D) Liens which secure debt that is reflected as a liability on the balance sheet of the Company and its consolidated subsidiaries as of June 30, 1996, contained in the Filed SEC Documents and the existence of which is indicated in the notes thereto and (E) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its subsidiaries. This paragraph (ii) does not relate to Real Property or interests in Real Property, such items being the subject of paragraph (i) above.

            (v) Insurance. Since the Consummation Date, the Company and its subsidiaries have obtained and maintained in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and since the Consummation Date each has maintained in full force and effect public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of the activities of the Company or its subsidiaries or any of any properties owned, occupied or controlled by the Company or its subsidiaries, in such amount as reasonably deemed necessary by the Company or its subsidiaries.

            (w) Additional Real Estate Representations. (i) The occupancies and uses of the Real Property identified as "Material Real Property" in
      Section 3.01(w) of the Company Disclosure Schedule (the "Material Real Property"), as well as the development, construction, management, maintenance, servicing and operation of such Real Property, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and requirements of all Governmental Entities having jurisdiction and are not in violation of any thereof in any manner reasonably likely, individually or in the aggregate, to have a material adverse effect on the use, value or operation of the Real Property to which it relates; and the certificate(s) of occupancy, if required by applicable law, and all other licenses and permits required by law for the proper use and operation of such Real Property are in full force and effect. All approvals, consents, permits, utility installations and connections, curb cuts and street openings required for the development, construction, maintenance, operation and servicing of the Material Real Property as currently used by the Company have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Neither the Company nor any subsidiary of the Company has received written notice of any violations, suits, orders, decrees or judgments relating to the violation of any applicable law, ordinance, rule or regulation relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other laws or regulations, against, or with respect to, the Material Real Property.

            (ii) There is access between each Owned Property or Leased Property and public roads adequate to serve the Company's current use of each such Real Property and there are no pending or, to the Company's knowledge, threatened proceedings that could have the effect of impairing or restricting such access in any material respect. There are sufficient parking spaces on Material Real Property as currently used to comply with all applicable provisions of any agreements to which such Real Property is subject, local zoning requirements and all other applicable laws and governmental requirements. The material improvements upon the Material Real Property contain no asbestos and the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the material improvements upon the Material Real Property are in good working condition and order and no significant repairs thereof are required, and all periodic maintenance has been done and is being done which is consistent with commercially reasonable maintenance standards for real property of similar size and age in the vicinity of such Real Property.

            (iii) This Section 3.01(w) does not relate to Environmental Laws, such items being the subject of Section 3.01(r) above.

            SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth with respect to a specifically identified representation and warranty on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the

      "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

            (a) Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Articles of Association and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date hereof.

            (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of 250,000,000 Ordinary Shares and 100,000,000 preference shares, par value $.001 per share ("Preference Shares"). At the close of business on August 15, 1996, (i) 29,051,842 Ordinary Shares were issued and outstanding, (ii) no Preference Shares were issued and outstanding, (iii) no Ordinary Shares were held by Parent in its treasury and (iv) 2,000,000 Ordinary Shares were reserved for issuance pursuant to Parent's Stock Option Plan (the "Parent Stock Plan"). Except as set forth above, at the close of business on August 15, 1996, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above or as otherwise contemplated by this Agreement, as of the date of this

      Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

            (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and, subject to the Parent Shareholder Approval (as defined in Section 3.02(g)), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Sub, as the case may be, have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject, in the case of Parent, to the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against such party in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the Articles of Association or By-laws of Parent or the comparable charter or organizational documents of Sub or any such other subsidiary, (ii) subject to the governmental filings and other matters referred to in the following sentence, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Parent Stockholder Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by Parent under the HSR Act; (2) the filing with the SEC of the Form F-4 and the filing or furnishing with or to the SEC of such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements; (3) the approval by the New Jersey Casino Control Commission under the New Jersey Casino Control Act and the rules and regulations promulgated thereunder; (4) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (5) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; (6) such filings with and approvals of the NYSE and the ASE to permit the Ordinary Shares that are to be issued in the Merger and under the Stock Plans to be listed on the NYSE and the Units to continue to be listed on the ASE; (7) Form BE-13 and related forms to be filed with the U.S. Department of Commerce; and
      (8) such filings and approvals as may be required solely by reason of the Company's (as opposed to any third party's) participation in the transactions contemplated by this Agreement.

            (d) SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC since January 1, 1995 (including any Reports on Form 6-K, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Parent SEC Documents (as defined in Section 3.02(f)), and except for liabilities and obligations incurred since March 31, 1996, in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on Parent.

            (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form F-4 will, at the time the Form F-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference in the Form F-4 based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

            (f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed (or furnished to the SEC) and publicly available prior to the date of this Agreement (the "Filed Parent SEC

      Documents"), since the date of the most recent audited financial statements included in the Filed Parent SEC Documents, Parent has conducted its business only in the ordinary course, and there has not been
      (i) any material adverse change in Parent, (ii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) any damage, destruction or loss, whether or not covered by insurance, that has or is likely to have a material adverse effect on Parent.

            (g) Voting Requirements. The affirmative vote at the Parent Shareholders Meeting (as defined in Section 5.01(c)) of the holders of a majority of the voting power of the outstanding Ordinary Shares entitled to vote generally in an annual election of directors (the "Parent Shareholder Approval") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve and adopt the amendments to Parent's Articles of Association that are necessary to comply with the New Jersey Casino Control Act and no other vote of holders of any class or series of Parent's capital stock is necessary to approve the transactions contemplated by this Agreement.

            (h) Brokers. No broker, investment banker, financial advisor or other person, other than Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finders, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stockholder Agreements based upon arrangements made by or on behalf of Parent or Sub.

            (i) Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

            (j) Permits. To the actual knowledge of Parent, there is no fact or circumstance which would reasonably be expected to prevent or materially delay the obtaining of any consent or approval by Parent which is required to be obtained by Parent in connection with this Agreement. The Parent Disclosure Schedule identifies the filings made by Parent with the New Jersey Casino Control Commission as of the date hereof in connection with its licensing efforts in New Jersey.

            (k) Litigation. Except as disclosed in the Filed Parent SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that individually or in the aggregate could reasonably be expected to (i) have a material adverse effect on Parent, (ii) impair the ability of Parent to perform its obligations under this Agreement in any material respect or (iii) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement or the Parent Stockholder Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any effect referred to in clause (i), (ii) or (iii) above.

            (l) Compliance with Applicable Laws. (i) Each of Parent and each of its subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent. Except as disclosed in the Filed Parent SEC Documents, each of Parent and each of its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity, except for possible noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent.

            (ii) Each of Parent and each of its subsidiaries is in compliance with all applicable Gaming Laws, except for possible noncompliance that could not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent.

            (iii) Neither Parent nor any subsidiary of Parent nor any director or officer of Parent or any subsidiary of Parent has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity since the Consummation Date, asserting that a license of it or them, as applicable, under any Gaming Laws should be revoked or suspended.

                                   ARTICLE IV

                Covenants Relating to Conduct of Business

            SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time without the prior consent of Parent, the Company shall not, and shall not permit any of its subsidiaries to:

            (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including, subject to
      Section 5.16, any of the Units that are owned by the Company or by any subsidiary of the Company (other than the issuance of Company Common Stock upon the exercise of Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms);

            (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

            (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that individually or in the aggregate are material to the Company and its subsidiaries taken as a whole;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

            (vi) (x) issue any additional Junior Mortgage Notes, (y) except as set forth in Section 4.01(a) of the Company Disclosure Schedule, incur any indebtedness or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

            (vii) make or agree to make any capital expenditure except for (A) capital expenditures in respect of projects other than the Chalfonte Project (as defined in Section 4.01(a) of the Company Disclosure Schedule) as set forth in the Company's capital expenditure budget for 1996 delivered to Parent prior to the date of this Agreement, and in the case of capital expenditures for 1997, in accordance with the Company's capital expenditure budget for 1997, which shall be prepared on a reasonable basis consistent with such 1996 budget, and (B) capital expenditures in respect of the Chalfonte Project (other than the Chalfonte Garage (as defined in Section 5.18) and other than capital expenditures for work completed on the Chalfonte Project prior to the date of this Agreement but not yet paid for by the Company as set forth in Section 4.01(a) of the Company Disclosure Schedule) during the times and in the amounts set forth below:

            (w) from September 1, to September 30, 1996, up to $900,000.00; (x) from October 1, to October 31, 1996, up to $800,000.00; (y) from November 1, to November 30, 1996, up to $700,000.00; from December 1, to December 31, 1996, up to $600,000.00; and during each calendar month in 1997, up to $600,000.00;

            (viii) make any material Tax election or settle or compromise any material Tax liability;

            (ix) except in the ordinary course of business or except as would not reasonably be expected to have a material adverse effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

            (x) pay, discharge or satisfy any claims, liabili ties or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

            (xi) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or

            (xii) except as required to comply with applicable law and as disclosed in Section 4.01(a) of the Company Disclosure Schedule, (v) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (w) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (x) pay any benefit not provided for under any Benefit Plan, (y) except as permitted in clause (w), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (z) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan); or

            (xiii) authorize, or commit or agree to take, any of the foregoing actions.

      (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

            (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, the Ordinary Shares or (y) split, combine or reclassify the Ordinary Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Ordinary Shares; or

            (ii) authorize, or commit or agree to take, any of the foregoing actions.

      (c) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the conditions set forth in Article VI not being satisfied, except actions expressly permitted by Section 4.02 that could have the effect specified in clause (iii) of this sentence.

      (d) Advice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event having, or which, insofar as can reasonably be foreseen, would have, a material adverse effect on such party and its subsidiaries taken as a whole or on the truth of their respective representations and warranties or the ability of the conditions set forth in
Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit, initiate or encourage the submission of any takeover proposal (as defined in Section 8.03) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal; provided, however, that if, at any time prior to the receipt of the Company Stockholder Approval, in the opinion of the Board of Directors of the Company after consultation with outside counsel, such failure to so act would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to an unsolicited takeover proposal, and subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company pursuant to a customary confidentiality agreement to any person making such proposal and (y) participate in negotiations regarding such proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.02(a) by the Company.

            (b) Except as set forth in this Section 4.02(b), neither the Board of Directors of the Company nor any committee thereof shall (x) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (y) approve or recommend or propose to approve or recommend, any takeover proposal or (z) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, if in the opinion of the Board of Directors of the Company, after consultation with outside counsel, failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to the terms of this and the following sentences) withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a competitive proposal (as defined in Section 8.03), or enter into an agreement with respect to a competitive proposal, in each case at any time after the second business day following Parent's receipt of written notice (a "Notice of Competitive Proposal") advising Parent that the Board of Directors of the Company has received a competitive proposal, specifying the material terms and conditions of such competitive proposal and identifying the person making such competitive proposal; provided that the Company shall not enter into an agreement with respect to a competitive proposal unless the Company shall have furnished Parent with written notice no later than 12:00 noon two business days in advance of any date that it intends to enter into such agreement. In addition, if the Company proposes to enter into an agreement with respect to any takeover proposal, it shall concurrently with entering into such agreement pay, or cause to be paid, to

Parent the Expenses and the Termination Fee (each as defined in Section
5.09(b)).

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company promptly shall advise Parent of any request for information or of any takeover proposal, the identity of the person making any such request or takeover proposal and all the material terms and conditions thereof. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request or takeover proposal.

                                    ARTICLE V

                              Additional Agreements

            SECTION 5.01. Preparation of the Form F-4 and the Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form F-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use all reasonable efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders, and Parent will use all reasonable efforts to cause an appropriate proxy or information statement to be mailed to Parent's shareholders, in each case as promptly as practicable after the Form F-4 is declared effective under the Securities Act. Each of the Company and Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Ordinary Shares in the Merger and under the Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably requested in connection with any such action.

            (b) The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, except to the extent that the Board of Directors of the Company shall have withdrawn its recommendation of this Agreement or the Merger as permitted by Section 4.02(b).

            (c) Parent will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the Parent Shareholder Approval. Parent will, through its Board of Directors, recommend to its shareholders the approval and adoption of the amendments to its Articles of Association to add such provisions as may be necessary to comply with the New Jersey Casino Control Act as a result of consummation of the transactions contemplated by this Agreement.

            (d) The Company and Parent will use reasonable efforts to hold the Company Stockholders Meeting and the Parent Stockholders Meeting as soon as practicable after the date hereof.

            (e) As of the date which is two business days prior to the date on which the Form F-4 is to become effective under the Securities Act, if Parent and the Company shall have reasonably concluded, based upon the advice of their respective proxy solicitation firms and other relevant facts and circumstances, that it is reasonably likely that any approval of the holders of Company Class B Common Stock that may be required under applicable law in connection with the transactions contemplated by this Agreement will not be obtained at the Company Stockholders Meeting, then, at the written request of the Company delivered to Parent on such date, Parent shall exercise the DD Option; provided, that Parent shall not be obligated to exercise the DD Option if it is reasonably likely that such exercise would result in a material adverse effect on Parent.

            SECTION 5.02. Letters of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form F-4 shall become effective and a letter of Ernst & Young LLP dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

            SECTION 5.03. Letters of Parent's Accountants. Parent shall use all reasonable efforts to cause to be delivered to the Company letters of Arthur Andersen, LLP, Arthur Andersen, chartered accountants, and Ernst & Young LLP, Parent's independent public accountants for the relevant periods prior to the date hereof, dated a date within two business days before the date on which the Form F-4 shall become effective and letters of Arthur Andersen, LLP, Arthur Andersen, chartered accountants and Ernst & Young LLP dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

            SECTION 5.04. Access to Information; Confidentiality. Subject to the Confidentiality Agreement (as defined below), the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement dated as of August 9, 1996, between Parent and the Company (the "Confidentiality Agreement").

            SECTION 5.05. Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements, including (i) in the case of Parent, (1) the obtaining of all necessary approvals by the New Jersey Casino Control Commission under the New Jersey Casino Control Act and the rules and regulations promulgated thereunder required in connection with the Merger and this Agreement, (2) promptly filing a petition requesting "Interim Casino Authorization" pursuant to NJSA 5:12-95.12 et seq. (the "ICA Petition"), and (3) not withdrawing the ICA Petition or Parent's and Sub's application to the New Jersey Casino Control Commission for a permanent license under the New Jersey Casino Control Act, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from other Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, such as those referred to in Sections 3.01(d)(1)-(8) and 3.02(c)(1)-(8)) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreements or the consummation of the transactions contemplated by this Agreement or the Stockholder Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholder Agreements; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to be materially burdensome to such party and its subsidiaries taken as a whole or to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement or the Stockholder Agreements so as to render inadvisable the consummation of the Merger or (y) in the case of Parent, to result in the imposition of a condition or restriction of the type referred to in clause (ii), (iii), (iv) or (v) of Section 6.02(d);

            (b) In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Company Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Company Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Company Stockholder Agreement or any other transaction contemplated by this Agreement or the Company Stockholder Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement and the Stockholder Agreements may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Stockholder Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreement.

            SECTION 5.06. Stock Options; Warrants. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i) adjust the terms of all outstanding (x) employee and director stock options to purchase shares of Company Common Stock ("Employee Stock Options") granted under the Company's Stock Option Plan, as amended and restated through the date hereof, (the "Stock Plans") whether vested or unvested, as necessary to provide that, at the Effective Time, each Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Employee Stock Option, including vesting (and, where applicable under the terms of such Employee Stock Option, accelerated vesting) and the rights of the holder under the terms of such Employee Stock Option, the same number of Ordinary Shares as the holder of such Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Employee Stock Option in full immediately prior to the Effective Time (the "Deemed Parent Share Amount"), at a price per Ordinary Share equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Employee Stock Option divided by (B) the aggregate Deemed Parent Share Amount with respect to such Employee Stock Option (each, as so adjusted, an "Adjusted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code ("qualified stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with
      Section 424 of the Code; and

            (ii) subject to the consent of Parent, such consent not to be unreasonably withheld, make such other changes to the Stock Plans as the Company and Parent may determine appropriate to give effect to the Merger.

            (b) The provisions in the Stock Plans and any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall use its best efforts to ensure that following the Effective Time no holder of an Employee Stock Option or any participant in any Stock Plan shall have any right thereunder to acquire any capital stock of the Company or Parent, except as provided in Section 5.06(a).

            (c) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Stock Plans and the agreements evidencing the grants of such Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger and the provisions of paragraphs (a)(ii) and (f) of this Section 5.06). Parent shall comply with the terms of the Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Stock Plans, that the Employee Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

            (d) Parent shall take such actions as are reasonably necessary for the assumption of the Stock Plans of the Company pursuant to Section 5.06(a), including the reservation, issuance and listing of Ordinary Shares as is necessary to effectuate the transactions contemplated by Section 5.06(a). As soon as reasonably practicable after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to Ordinary Shares subject to Employee Stock Options and shall use its best efforts to maintain the effectiveness of a registration statement or registration statements covering such Employee Stock Options (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Employee Stock Options remain outstanding.

            (e) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms and the terms of the related Stock Plan by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Stock Plan.

            (f) All restrictions or limitations on transfer and vesting with respect to Employee Stock Options awarded under the Stock Plans, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

            (g) At the Effective Time, the Surviving Corporation shall assume the due and punctual observance and performance of the covenants and conditions of the Company Warrants pursuant to Section 3.1(i) thereof (as in effect on the date hereof).

            SECTION 5.07. Benefit Plans. Except as provided in Section 5.06, Parent currently intends to cause the Surviving Corporation to maintain for a period of two years after the Effective Time employee benefit plans, programs and policies for the employees of the Company and its subsidiaries which, in the aggregate, provide benefits that are no less favorable to those provided to them under such plans, programs and policies on the date hereof.

            SECTION 5.08. Indemnification and Insurance. Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable charter or organizational documents) shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Parent will cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time ("D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium for such D&O Insurance is not in excess of 150% of the last annual premium paid prior to the date of this Agreement (the amount equal to such percentage of such last annual premium, the "Maximum Premium"); provided, however, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. Parent and the Company agree that an annual premium in excess of the Maximum Premium would not be presumed to be reasonable and acceptable in accordance with Article V,
Section I of the Amended and Restated Certificate of Incorporation of the Company. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $1,297,500.

            SECTION 5.09. Fees and Expenses. (a) Except as provided below in this Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form F-4, the Proxy Statement and Parent's proxy or information statement referred to in Section 5.01(a).

            (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) all of Parent's reasonably documented out-of-pocket expenses in an amount up to but not to exceed $940,000.00 (the "Expenses") and
(y) $9,400,000.00 (the "Termination Fee") upon demand if (i) Parent or Sub terminates this Agreement under Section 7.01(f); provided, however, that Parent shall be entitled to only the Expenses where Parent or Sub terminates this Agreement under Section 7.01(f)(i) or (iii); provided further, however, that if the Company subsequently consummates or enters into an agreement relating to a competitive proposal within 12 months of such termination, the Company shall also pay to Parent the Termination Fee, (ii) the Company terminates this Agreement pursuant to Section 7.01(c) or (iii) prior to any termination of this Agreement, a takeover proposal shall have been made and within 12 months of such termination, a transaction constituting a takeover proposal is consummated or the Company enters into an agreement with respect to, or approves or recommends a takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Parent, subject to upward or downward adjustment (not to be in excess of the amount set forth in clause (x) above) upon delivery of reasonable documentation therefor.

            (c) Unless Parent and the Company shall have reached the agreement described in Section 5.18, Parent shall pay, or cause to be paid, an amount equal to the ICA Amount (as defined below), in same day funds to the Company upon demand, if the Company or Parent terminates this Agreement under Section 7.01(d) or Section 7.01(e). "ICA Amount" shall mean $9,400,000.00 minus the aggregate capital expenditures made by the Company in respect of the Chalfonte Project from the date hereof to the date of such termination (other than capital expenditures for work completed on the Chalfonte Project prior to the date of this Agreement but not yet paid for by the Company as set forth in Section 4.01(a) of the Company Disclosure Schedule).

            SECTION 5.10. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated by this Agreement or the Stockholder Agreements, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholder Agreements shall be in the form heretofore agreed to by the parties.

            SECTION 5.11. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B. The Company shall not register, and shall instruct its transfer agent not to register, the transfer of any certificate representing Company Common Stock owned of record or beneficially by any Company Significant Stockholder, unless such transfer is made in compliance with the terms of the Company Stockholder Agreement.

            SECTION 5.12. NYSE Listing. Parent shall use all reasonable efforts to cause the Ordinary Shares to be issued in the Merger as part of the Merger Consideration, upon exercise of Company Warrants and under the Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

            SECTION 5.13. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

            SECTION 5.14. Title Policies; Title Insurance. At Parent's request and expense, as soon as reasonably practicable, the Company shall deliver to Parent, with respect to each parcel of Material Real Property, a policy of title insurance insuring that the Company is the owner in fee simple or of a valid and subsisting leasehold estate, as applicable, in each parcel of Material Real Property, and its related improvements and fixtures in an amount not less than the current fair market value of such Real Property which policy shall (i) be issued by a title company acceptable to Parent, (ii) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Parent, (iii) have been supplemented by such endorsements, or, where such endorsements are not available at commercially reasonable premium costs, and where opinions customarily are given with respect to such matters, reasonably acceptable opinion letters of special counsel, architects or other professionals, which counsel, architects or other professionals shall be acceptable to Parent, as shall be required by Parent (including endorsements or opinion letters on matters relating to nonimputation, public road access, contiguity (where appropriate), survey and so-called comprehensive coverage over covenants and restrictions), (iv) contain only such exceptions to title as are permitted by Section 3.01(u) and (w) be effective on the Closing Date.

            SECTION 5.15. Surveys. At Parent's request and expense, the Company shall provide in respect of the Material Real Property, as soon as reasonably practicable, surveys (i) prepared by a surveyor or engineer licensed to perform surveys in the state where such Real Property is located (ii) dated not earlier than 30 days prior to the date of delivery thereof, (iii) certified by the surveyor in a manner reasonably acceptable to Parent and (iv) complying in all respects with the minimum detail requirements of the American Land Title Association, or local equivalent, as such requirements are in effect on the date of preparation of such survey.

            SECTION 5.16. Class B Option. (a) The Company hereby grants to Parent an unconditional, irrevocable option to purchase, at any time or from time to time during the term of this Agreement, any or all of the Units that are owned by the Company or by any subsidiary of the Company at the time or times of exercise of such option by Parent at a purchase price equal to the per unit closing price of such Units on the ASE Transaction List (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source) for the trading day immediately preceding the exercise date (the "Class B Option").

            (b) The Class B Option may be exercised at any time or from time to time by Parent (or its designee which must be a direct or indirect wholly owned subsidiary of Parent), by delivery of written notice to the Company of such exercise, specifying the number of Units to be purchased and the place, time and date of the closing of such purchase. At such closing, the Company shall (or shall cause its subsidiary to) deliver to Parent or such designee a certificate or certificates evidencing all of the Units to be purchased, duly endorsed in blank or accompanied by an assignment duly endorsed in blank in proper form for transfer, against delivery by Parent or such designee of the aggregate purchase price for such Units, by wire transfer of same day funds to the account designated in writing by the Company.

            (c) In the event that Parent shall exercise the Class B Option and this Agreement shall thereafter be terminated, Parent shall promptly thereafter execute and deliver to the Company an agreement, in form and substance reasonably satisfactory to Parent and the Company, to vote any Company Class B Common Stock directly or indirectly owned by Parent (i) in any election of directors in accordance with the recommendation of the Board of Directors of the Company and (ii) at the Company's request, in favor of any proposed amendment to the Company's certificate of incorporation and by-laws necessary to eliminate the Company Class B Common Stock or to eliminate the Class B Directors.

            SECTION 5.17. Amendments to Junior Mortgage Notes Indenture. The Company hereby agrees to enter into any amendments to the indenture relating to the Junior Mortgage Notes as may be reasonably required in connection with the Merger and the transactions contemplated by this Agreement.

            SECTION 5.18. Chalfonte Project Parking Garage. During the 60-day period following the date hereof, Parent and the Company shall use all reasonable efforts to reach mutual agreement on the site for the parking garage in respect of the Chalfonte Project (the "Chalfonte Garage"), and the budget, schedule and specifications for the construction of the Chalfonte Garage.

            SECTION 5.19. Supplemental Indenture. As soon as practicable on or after the Closing Date, Parent will cause the Surviving Corporation to execute and deliver the supplemental indenture required pursuant to Section 6.01(a)(1) of the Indenture dated as of September 14, 1990, among Resorts International, Inc., as issuer and Bank of New York, as trustee, with respect to $105,333,000 First Mortgage Non-Recourse Pass-Through Notes due June 30, 2000.

            SECTION 5.20. ICA Election. If the relief requested by the ICA Petition shall not have been granted by January 31, 1997, the Company shall be entitled to elect to proceed with the construction of a parking garage in respect of the Chalfonte Project (the "ICA Election"), on such site and under such budget, schedule and specifications for the construction of such parking garage as the Company shall reasonably determine, and to make capital expenditures in connection therewith.

                                   ARTICLE VI

                              Conditions Precedent

            SECTION 6.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval and Parent Shareholder Approval. The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (c) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

            (d) Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

            (e) NYSE and ASE Listings. The Ordinary Shares issuable to the Company's stockholders pursuant to this Agreement, upon exercise of Company Warrants and under the Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance, and the Units shall continue to be approved for listing on the ASE.

            SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The repre sentations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

            (c) Letters from Company Affiliates. Parent shall have received from each person identified in the letter referred to in Section 5.11 an executed copy of an agreement substantially in the form attached as Exhibit B.

            (d) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, or any suit, action or proceeding by any other person which has a reasonable likelihood of success, in each case (i) challenging the acquisition by Parent or Sub of any shares of capital stock of the Company or the Surviving Corporation, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreements or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or the Stockholder Agreements, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of the Company or the Surviving Corporation, including the right to vote the Company Common Stock, or common stock of the Surviving Corporation, on all matters properly presented to the stockholders of the Company or the Surviving Corporation, respectively,
      (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries or (v) which otherwise could reasonably be expected to have a material adverse effect on the Company or Parent. In addition, there shall not be any statute, rule, regulation, judgment or order enacted, entered, enforced or promulgated that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (ii) through (iv) above.

            (e) Consents, Approvals and Authorizations, etc. All consents, approvals, orders or authorizations of any Governmental Entity, including approvals by the New Jersey Casino Control Commission under the New Jersey Casino Control Act and the rules and regulations promulgated thereunder and approvals under the New Jersey Industrial Site Recovery Act, required in connection with the Merger or this Agreement or the Stockholder Agreements or the consummation of any of the transactions contemplated by this Agreement or the Stockholder Agreements shall have been obtained and shall be in full force and effect without the imposition of any conditions or restrictions of the type referred to in Section 6.02(d) (ii), (iii) or
      (iv), it being understood that receipt of the relief requested by the ICA Petition shall not satisfy this condition insofar as this condition relates to approvals under the New Jersey Casino Control Act.

            (f) Tax Opinions. Parent shall have received from Cravath, Swaine & Moore, counsel to Parent, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers of Parent, Sub and the Company reasonably satisfactory in form and substance to such counsel.

            (g) Blue Sky. Parent shall have received all state securities or "blue sky" authorizations necessary to issue the Ordinary Shares issuable pursuant to this Agreement.

            SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

            (a) Representations and Warranties. The repre sentations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of Parent and Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

            (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

            (c) Tax Opinions. The Company shall have received from Gibson, Dunn & Crutcher, counsel to the Company, on the date of the Proxy Statement and on the Closing Date opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for the Company shall be entitled to rely upon representations of officers of Parent, Sub and the Company reasonably satisfactory in form and substance to such counsel.

                                   ARTICLE VII

                        Termination, Amendment and Waiver

            SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval:

            (a) by mutual written consent of Parent, Sub and the Company; or

            (b) by either Parent or the Company:

                  (i) if, upon a vote at a duly held Company Stockholders
            Meeting or any adjournment thereof at which the Company Stockholder Approval shall have been voted upon, the Company Stockholder Approval shall not have been obtained;

                  (ii) if the Merger shall not have been consummated on or
            before June 30, 1997, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, injunction, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of the Company Stockholders Meeting or the Parent Shareholders Meeting;

                  (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable; or

                  (iv) in the event of a breach by the other party of any
            representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or
            (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

            (c) by the Company in connection with entering into a definitive agreement in accordance with Section 4.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee and the Expenses;

            (d) by either Parent or the Company if the relief requested by the ICA Petition shall have been denied and such denial shall have become final and nonappealable;

            (e) by either Parent or the Company if the New Jersey Casino Control Commission shall have denied Parent a permanent license under the New Jersey Casino Control Act and such denial shall have become final and nonappealable;

            (f) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Merger or this Agreement, or approved or recommended any takeover proposal, (ii) the Company shall have entered into any agreement with respect to any competitive proposal in accordance with Section 4.02(b), or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

            (g) by Parent if, upon a vote at a duly held Parent Shareholders Meeting or any adjournment thereof at which the Parent Shareholder Approval shall have been voted upon, the Parent Shareholder Approval shall not have been obtained;

            (h) by Parent if the Average Market Price is less than $41.625; provided, however, that Parent shall furnish the Company with written notice two NYSE trading days in advance of the date that it intends to terminate this Agreement pursuant to this Section 7.01(h) and, during such two trading day period, the Company shall be entitled to elect to go forward with the Merger and, if the Company shall timely make such election, Parent shall not terminate this Agreement pursuant to this
      Section 7.01(h) and the "Conversion Number" shall mean .4925; or

            (i) by Parent if the Company shall have made the ICA Election.

            SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the

Company, other than the provisions of Section 3.01(p), Section 3.02(h), the last sentence of Section 5.04, Section 5.09, Section 5.16(c), this Section 7.02 and
Article VIII and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

            SECTION 7.03. Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval or the Parent Shareholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company or the shareholders of Parent without the further approval of such stockholders or shareholders, as the case may be. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

            SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            SECTION 7.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or, except in the case of Sub or the Company with respect to any amendment to this Agreement, the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               General Provisions

            SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

            SECTION 8.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                  Sun International Hotels Limited
                  Badgemore House
                  Gravel Hill
                  Henley-on-Thames, RG94NR
                  England
                  Telecopy No.:  011-441-491 576526

                  Attention: Charles D. Adamo, Esq.

                  with a copy to:

                  Cravath, Swaine & Moore
                  825 Eighth Avenue
                  New York, NY 10019
                  Telecopy No.: (212) 474-3700

                  Attention:  Peter S. Wilson, Esq.; and

            (b) if to the Company, to

                       Griffin Gaming & Entertainment, Inc
                  1133 Boardwalk
                  Atlantic City, NJ 08401
                  Telecopy No.:  (609) 345-3260

                  Attention: Thomas E. Gallagher
                  with a copy to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, NY 10166-0193
                  Telecopy No.:  (212) 351-4035

                  Attention: Steven R. Finley, Esq.

            SECTION 8.03. Definitions. For purposes of this Agreement:

            (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

            (b) "competitive proposal" means (x) a bona fide takeover proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company, and (y) otherwise on terms which the Board of Directors of the Company determines in its good faith reasonable judgment to be more favorable to the Company's stockholders than the Merger (taking into account any improvements to the Merger proposed by Parent);

            (c) "indebtedness" has the meaning assigned thereto in Section 3.01(s)(ii);

            (d) in respect of Real Property only, "lien" means any conditional sale agreement, lease, sublease, option, easement, right-of-way, encroachment, encumbrance, hypothecation, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest; provided, however, that the term "lien" shall not include (i) liens for water and sewage charges and current taxes not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmens', warehousemens' and other similar liens arising or incurred in the ordinary course of business or (iii) all encumbrances approved in writing by the other party hereto;

            (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole;

            (f) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

            (g) "Post-Closing Tax Period": means all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.

            (h) a "Significant Subsidiary" of the Company means each of GGRI, Inc., Resorts International Hotel, Inc., Resorts International Hotel Financing, Inc., Griffin Entertainment, Inc. and any other subsidiary of the Company that would constitute a Significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC;

            (i) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

            (j) "takeover proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of a material amount of assets of the Company or any of its subsidiaries or of over 20% of any class of equity securities (other than acquisitions of stock by institutional investors in the ordinary course of business) of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or which would require approval under any Gaming Law, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby;

            (k) "Taxes" mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts;

            (l) "Tax Return" means any return (including information returns), report, declaration or statement relating to Taxes, including any schedule or attachment thereto or amendment thereof; and

            (m) "Taxing Authority" means any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

            SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

            SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 8.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

            SECTION 8.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that

Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 8.09. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                             SUN INTERNATIONAL HOTELS LIMITED,

                               by
                                  /s/Charles D. Adamo
                                 -----------------------------------------
                                 Name:  Charles D. Adamo
                                 Title: Executive Vice President,
                                          General Counsel


                                SUN MERGER CORP.,

                               by
                                  /s/Charles D. Adamo
                                 -----------------------------------------
                                 Name:  Charles D. Adamo
                                 Title: Vice President,
                                          Secretary


                             GRIFFIN GAMING & ENTERTAINMENT,
                             INC.,

                               by
                                  /s/Thomas E. Gallagher
                                 -----------------------------------------
                                 Name:  Thomas E. Gallagher
                                 Title: President and Chief
                                          Executive Officer

                    AMENDMENT dated as of October 10, 1996, to Agreement and
               Plan of Merger dated as of August 19, 1996 (the "Merger Agreement"), among Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Parent"), Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company").


          WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have previously approved the merger of the Company with and into Sub, upon the terms and subject to the conditions set forth in the Merger Agreement;

          WHEREAS Parent, Sub and the Company desire to amend the Merger Agreement as set forth herein to provide for the merger of Sub with and into the Company;

          WHEREAS the respective Boards of Directors of Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company, upon the terms and subject to the conditions set forth in the Merger Agreement as amended hereby;

          NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

          SECTION 1. AMENDMENTS. (a) The first paragraph of the preamble to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "WHEREAS the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Common Stock, par value $.01 per share, of the Company

          ("Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(c)) and (ii) each issued and outstanding share of Class B Common Stock, par value $.01 per share, of the Company ("Company Class B Common Stock") which was issued, and trades, as a unit (the "Units") with the Company's 11.375% Junior Mortgage Notes due 2004 (the "Junior Mortgage Notes"), will be converted into the right to receive the Class B consideration (as defined in Section 2.01(d))".

          (b) Section 1.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.".

          (c) Section 1.05(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.".

          (d) Section 1.05(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(b) The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the

          Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law."

          (e) Section 2.01(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(a) CAPITAL STOCK OF SUB. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.".

          (f) Section 2.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(b) CANCELLATION OF TREASURY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.".

          (g) Section 2.01(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "(d) CONVERSION OF COMPANY CLASS B COMMON STOCK. Each issued and outstanding share of Company Class B Common Stock shall be converted into the right to receive .1928 of a fully paid and nonassessable Ordinary Share (the "Class B Consideration"). As of the Effective Time, all such shares of Company Class B Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Class B Common Stock shall cease to have any rights with respect thereto, except the right to receive the Class B Consideration to be issued in consideration therefor upon surrender of such certificate in accordance with Section 2.02, without interest. As of the Effective Time, the fraction of an Ordinary Share into which a share of Company
          Class B Common Stock is converted shall be issued, and trade, as a unit with the related Junior Mortgage Note in lieu of such share of Company Class B Common Stock.".

          (h)  Exhibit A to the Merger Agreement is hereby deleted.

          SECTION 2. REPRESENTATIONS AND WARRANTIES. Each party hereto hereby represents as to itself to the other parties hereto that:

          (a) such party has all requisite corporate power and authority to enter into this Amendment and, subject, in the case of the Company, to the Company Stockholder Approval (as defined in the Merger Agreement) and, in the case of Parent, to the Parent Shareholder Approval (as defined in the Merger Agreement), to consummate the transactions contemplated by this Amendment;

          (b) the execution and delivery of this Amendment by such party and the consummation by such party of the transactions contemplated by this Amendment have been duly authorized by all necessary corporate action on the part of such party, subject, in the case of the Company, to the Company Stockholder Approval (as defined in the Merger Agreement) and, in the case of Parent, to the Parent Shareholder Approval (as defined in the Merger Agreement); and

          (c) this Amendment has been duly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          SECTION 3. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 4. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          SECTION 5. FULL FORCE AND EFFECT. Except as specifically amended hereby, the Merger Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Merger Agreement as amended hereby. Any reference in any document to the Merger Agreement shall be deemed to be a reference to the Merger Agreement as amended hereby.


          IN WITNESS WHEREOF, Parent, Sub and the Company have cause this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   SUN INTERNATIONAL HOTELS
                                   LIMITED,

                                      by /s/ C.D. Adams
                                         ---------------------------------------
                                         Name:  C.D. Adams
                                         Title: EVP


                                   SUN MERGER CORP.,

                                      by /s/ C.D. Adams
                                         ------------------------------------
                                         Name:  C.D. Adams
                                         Title: EVP


                                   GRIFFIN GAMING &
                                   ENTERTAINMENT, INC.,

                                      by /s/ MATTHEW P. KEARNEY
                                         ------------------------------------
                                         Name:
                                         Title:  Exec V.P. & Finance & CFO

                                                                       Annex II





                        STOCKHOLDER AGREEMENT dated as of August 19, 1996, among
                  SUN INTERNATIONAL HOTELS LIMITED, a corporation organized and existing under the laws of the Commonwealth of the Bahamas ("Parent"), and the individual and the other party listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").


            WHEREAS Parent, Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, including any amendment pursuant to Section 1.01 thereof, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

            WHEREAS each Stockholder owns (beneficially and of record) (i) the number of shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") set forth opposite its name on Schedule A attached hereto (such shares of Common Stock owned of record, together with any other shares of Common Stock acquired by such Stockholder after the date hereof and during the term of this Agreement being collectively referred to herein as the "Subject Shares") and (ii) options issued under the 1994 Stock Option Plan (the "Options") and warrants (the "Warrants") to acquire the number of shares of Common Stock, if any, set forth opposite its name on Schedule A attached hereto, and each Stockholder desires that the Company, Parent and Sub enter into the Merger Agreement; and

            WHEREAS, as a condition to its willingness to enter into, and to cause Sub to enter into, the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.


            NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of Parent and Sub entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

            SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

            SECTION 2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent in respect of itself as follows:

            (a) The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder's property or assets. If the Stockholder is married and any of the Stockholder's Subject Shares, Options or Warrants constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse or the person giving such other approval, enforceable against such spouse or person in accordance with its terms.

            (b) The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares and the Options and Warrants, if any, set forth opposite its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances, security interests and other restrictions on rights of disposition whatsoever. As of the date hereof, the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and the shares of

      Common Stock subject to any Options or Warrants set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

            (c) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in respect of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

            SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms.

            SECTION 4. Agreements to Vote; Grant of Irrevocable Proxy; Appointment of Proxy. Until the termination of this Agreement in accordance with
Section 11, each Stockholder, severally and not jointly, agrees as follows:

            (a) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circum stances upon which its vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Subject Shares (i) in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and (ii) against (A) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other takeover proposal as such term is defined in Section 8.03 of the Merger Agreement (a "Takeover Proposal") or (B) any amendment of the Company's Amended and Restated Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. Subject to Section 13, the Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

            (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

            (c) Upon Parent's request, the Stockholder hereby agrees to irrevocably grant to, and appoint, Parent, and any person who may hereafter be designated by Parent as permitted under applicable law, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in favor of or against, as the case may be, the matters set forth in Section 4(a), and to execute and deliver an appropriate instrument irrevocably granting such proxy, provided that Parent has obtained all approvals as may be necessary in connection with the granting of such proxy to comply with the New Jersey Casino Control Act.

            (d) The Stockholder hereby affirms that any irrevocable proxy granted pursuant to Section 4(c) will be given in connection with the execution of the Merger Agreement, and that such irrevocable proxy will be given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that, if granted pursuant to such Section, the irrevocable proxy will be coupled with an interest and may under no circumstances be revoked. If so granted, the Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue thereof. Such irrevocable proxy, if and when executed, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

            SECTION 5. Covenants of the Stockholders. Until the termination of this Agreement in accordance with Section 11, each Stockholder, severally and not jointly, agrees as follows:

            (a) Except as provided in the immediately succeeding sentence, the Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise encumber or dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares, any Option or Warrant or any shares of Common Stock subject to any Option or Warrant to any person other than pursuant to the terms of the Merger,
      (ii) enter into any voting arrangement, whether by proxy, power-of-attorney, voting agreement, voting trust or otherwise, in connection with, directly or indirectly, any Takeover Proposal or (iii) exercise any Option or Warrant, in whole or in part, and agrees not to commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the Stockholder shall have the right, for estate planning purposes, to Transfer Subject Shares to a transferee following the due execution and delivery to Parent by each transferee of a legal, valid and binding counterpart to this Agreement.

            (b) Subject to the terms of Section 13, the Stockholder shall not, nor shall it permit any director, officer, employee, investment banker, attorney or other adviser or representative of the Stockholder to, (i) solicit, initiate or encourage the submission of any Takeover Proposal or
      (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

            (c) Until after the Merger is consummated or the Merger Agreement is terminated pursuant to its terms, the Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

            (d) The Stockholder shall execute and deliver the letter contemplated by Section 5.11 of the Merger Agreement.

            (e) (i) In the event that the Merger Agreement shall have been terminated under circumstances where Parent is or may become entitled to receive the Termination Fee, the Stockholder shall pay to Parent on demand an amount equal to 50% of all profit (determined in accordance with Section 5(e)(ii)) of the Stockholder from the consummation of any Takeover Proposal that is consummated within one year of such termination or with respect to which a definitive agreement is executed within one year of such termination.

                  (ii) For purposes of this Section 5(e), the profit of the
            Stockholder from any Takeover Proposal shall equal (A) the aggregate consideration received by the Stockholder, directly or indirectly, pursuant to or in connection with such Takeover Proposal, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation plus (B) the fair market value, on the date of disposition, of all Subject Shares, Options and Warrants of the Stockholder or shares of Common Stock acquired by the Stockholder upon exercise of any Option or Warrant disposed of after the termination of the Merger Agreement and prior to the date of such consummation less (C) the fair market value of the aggregate consideration that would have been issuable or payable to the Stockholder if it had received the Merger Consideration pursuant to the Merger Agreement as originally executed, valued as of immediately prior to the first public announcement of the termination of, or the intention of Parent or the Company to terminate, the Merger Agreement, as if the Merger had been consummated on the date of such public announcement.

                  (iii) In the event that (x) prior to the Effective Time, a
            Takeover Proposal shall have been made and (y) the Effective Time shall have occurred and Parent for any reason shall have increased the amount of Merger Consideration payable over that set forth in the Merger Agreement in effect on the date hereof (the "Original Merger Consideration"), the Stockholder shall pay to Parent on demand an amount in cash equal to the product of (i) the sum of the number of Subject Shares of the Stockholder and the number of shares of Common Stock subject to Options and Warrants held by the Stockholder as of the Effective Time and (ii) 50% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder pursuant to the Merger Agreement, as amended, determined as of the Effective Time, over (B) the fair market value of the Original Merger Consideration determined as of the time of the first increase in the amount of the Original Merger Consideration.

                  (iv) For purposes of this Section 5(e), the fair market value of any non-cash consideration consisting of:

                        (A)   securities listed on a national
                              securities exchange or traded on
                              the NASDAQ/NMS shall be equal to
                              the average closing price per share
                              of such security as reported on
                              such exchange or NASDAQ/NMS for the
                              five trading days after the date of
                              valuation; and

                        (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 5(e)(iv) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent, on the one hand, and the Stockholders, on the other hand. The determination of the investment banking firm shall be binding upon the parties.

                  (v) Any payment of profit under this Section 5(e) may be paid
            (x) in cash, by wire transfer of same day funds to an account designated by Parent, or (y) through a mutually agreed transfer of securities, to the extent such transfer is permitted by applicable law and the transfer of such securities to Parent would not adversely impact Parent or the value of such securities, by delivery of such securities, suitably endorsed for transfer, to Parent or its designee.

            SECTION 6. Stop Transfer; Legend. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any Stockholder's Subject Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement. Each Stockholder agrees that the Stockholder will tender to the Company, within five business days after the date hereof, any and all certificates representing the Stockholder's Subject Shares and the Company will inscribe or cause to be inscribed upon such certificates the following legend: "The shares of Common Stock, par value $0.01 per share, of Griffin Gaming & Entertainment, Inc. represented by this certificate are subject to a Stockholder

Agreement dated as of August 19, 1996, and may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Griffin Gaming & Entertainment, Inc.

            SECTION 7. Termination of License and Services Agreement. The License and Services Agreement dated as of September 17, 1992, as amended, among, The Griffin Group Inc., the Company and Resorts International Hotel, Inc., is hereby terminated, effective as of the Effective Time, and no payments shall be required to be made by any party thereto with respect to such termination. Parent, the Company and The Griffin Group Inc. agree that at the Closing, The Griffin Group Inc., the Surviving Corporation and Resorts International Hotel, Inc. will enter into a License and Services Agreement substantially in the form attached hereto as Exhibit A (the "New License Agreement"). In the event the Stockholders are required to make any payments under Section 5(e), each Stockholder shall pay to Parent on demand 50% of the amount equal to the excess of (a) any consideration received by such Stockholder, directly or indirectly, in respect of employment, services, licenses or other agreements or arrangements over (b) the consideration, if any, that would have been received by such Stockholder pursuant to the New License Agreement (valuing any non-cash consideration in accordance with Section 5(e)(ii)).

            SECTION 8. Further Assurances. Each Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents, proxies and other instruments and take such further actions as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            SECTION 9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Any assignment in violation of the foregoing shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

            SECTION 10. Public Announcements. Each Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.

            SECTION 11. Termination. This Agreement shall terminate upon the earlier of (a) July 31, 1997 or (b) the Effective Time; provided, however, that if the Company is not in breach of any of its obligations under the Merger Agreement and none of the Stockholders are in breach of any of their obligations under this Agreement, this Agreement shall terminate at the time the Merger Agreement is terminated (i) pursuant to Section 7.01(a) thereof, (ii) by the Company pursuant to Section 7.01(b)(iv), 7.01(d) or 7.01(e) thereof or (iii) by Parent pursuant to Section 7.01(g) or 7.01(h) thereof. Notwithstanding the foregoing, Section 5(e) and the last sentence of Section 7 shall survive the consummation of the Merger or the termination of the Merger Agreement.

            SECTION 12.  Miscellaneous.

            (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

            (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

            (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            SECTION 13. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder's Subject Shares or Options or Warrants and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.


            IN WITNESS WHEREOF, each of Parent and the Stockholder that is a corporation has caused this Agreement to be signed by its officer thereunto duly authorized and each other Stockholder has signed this Agreement, all as of the date first written above.

                                        SUN INTERNATIONAL HOTELS LIMITED,


                                        By:   /s/ Charles D. Adamo
                                              ------------------------------
                                              Name: Charles D. Adamo
                                              Title: Executive Vice
                                              President, General Counsel

                                        ATLANTIC RESORTS HOLDINGS, INC.


                                        By:   /s/ Lawrence Cohen
                                              ------------------------------
                                              Name: Lawrence Cohen
                                              Title: Vice President


                                              /s/ Merv Griffin
                                              ------------------------------
                                              Merv Griffin



            IN WITNESS WHEREOF, each of the Company, The Griffin Group Inc., and Resorts International Hotel, Inc. consent to the provisions of Section 7 hereof, and the Company consents to the provisions of Section 6 hereof, all as of the date first written above.


                                        GRIFFIN GAMING & ENTERTAINMENT,
                                        INC.,


                                        By:   /s/ Thomas E. Gallagher
                                              ------------------------------
                                              Name:
                                              Title: President and CEO



                                        THE GRIFFIN GROUP INC.,


                                        By:   /s/ Lawrence Cohen
                                              ------------------------------
                                              Name: Lawrence Cohen
                                              Title: Vice President

                                        RESORTS INTERNATIONAL HOTEL, INC.,


                                        By:   /s/ Matthew B. Kearney
                                              ------------------------------
                                              Name:
                                              Title:

                                   SCHEDULE A




                                       Number of     Number of
                        Number of      Shares of     Shares of      Number of
                        Shares of       Common        Common        Shares of
        Name and      Common Stock       Stock         Stock      Common Stock
       Address of         Owned       Subject to    Subject to    Beneficially
      Stockholder       of Record       Options      Warrants         Owned
      -----------       ---------       -------      --------         -----

Atlantic Resorts        2,125,108          0          746,696       2,871,804
Holdings, Inc.
c/o The Griffin
Group,  Inc.
780 Third Avenue
New York, NY 10017

Merv Griffin                0              0             0          2,871,804
c/o The Griffin
Group,  Inc.
780 Third Avenue
New York, NY 10017

          AMENDMENT dated as of October 10, 1996, to Stockholder Agreement dated as of August 19, 1996 (the "Stockholder Agreement"), among Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Parent"), and Atlantic Resorts Holdings, Inc. and Merv Griffin (each, a "Stockholder" and, collectively, the "Stockholders").

  WHEREAS Parent and the Stockholders have previously entered into the Stockholder Agreement;

  WHEREAS Parent, Sun Merger Corp., a Delware corporation and a wholy owned subsidiary of Parent ("Sub"), and Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company"), have previously entered into an Agreement and Plan of Merger dated as of August 19, 1996, providing for the merger of the Company with and into Sub upon the terms and subject to the conditions set forth therein;

  WHEREAS Parent, Sub and the Company have agreed to amend the Merger Agreement to provide for the merger of Sub with and into the Company, and in connection with such amendment, parent and the Stockholders desire to amend the Stockholder Agreement as set forth herein;

  NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

  SECTION 1. AMENDMENTS. (a) The first paragraph of the preamble to the Stockholder Agreement is hereby amended by deleting the clause "the Company with and into Sub" in the ninth and tenth lines thereof and replacing it with "Sub with and into the Company".

  SECTION 2. REPRESENTATIONS AND WARRANTIES. (a) Each Stockholder hereby, adversily and not jointly, represents and warrants to Parent in respect of itself as follows:

     The Stockholder has all requisite power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. This Amendment has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stock-holder enforceable in accordance with its terms. If the Stockholder is married and any of the Stockholder's Subject Shares, Options or Warrants (each as defined in the Stockholder Agreement) constitute community property or otherwise need spousal or other approval for this Amendment to be legal, valid and binding, this Amendment has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse or the person giving such other approval, enforceable against such spouse or person in accordance with its terms.

  b) Parent represents and warrants to each Stockholder that Parent has all requisite corporate power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent. This Amendment has been duly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable in accordance with its terms.

  SECTION 3. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  SECTION 4. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  SECTION 5. FULL FORCE AND EFFECT. Except as specifically amended hereby, the Stockholder Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Stockholder Agreement as amended hereby. Any reference in any document to the Stockholder Agreement shall be deemed to be a reference to the Stockholder Agreement as amended hereby.

     IN WITNESS WHEREOF, each of Parent and the Stockholder that is a corporation has caused this Amendment to be signed by its officer thereunto duly authorized and each other Stockholder has signed this Agreement, all as of the date first written above.

                                       SUN INTERNATIONAL HOTELS
                                       LIMITED,

                                       by /s/ illegible
                                         -------------------------------------
                                         Name:
                                         Title:

                                       ATLANTIC RESORTS HOLDINGS,
                                       INC.,

                                       by /s/ illegible
                                         -------------------------------------
                                         Name:
                                         Title:


                                          /s/ Merv Griffin
                                         -------------------------------------
                                         Merv Griffin

  IN WITNESS WHEREOF, each of the Company, The Griffin Group Inc., and Resorts International Hotel, Inc. consent to this Amendment, all as of the date first above written.

                                       GRIFFIN GAMING &
                                       ENTERTAINMENT, INC.,

                                        by /s/ illegible
                                          ------------------------------------
                                          Name:
                                          Title:

                                       THE GRIFFIN GROUP INC.,

                                        by /s/ illegible
                                          ------------------------------------
                                          Name:
                                          Title:

                                       RESORTS INTERNATIONAL HOTEL,
                                       INC.,

                                        by /s/ illegible
                                          ------------------------------------
                                          Name:
                                          Title:

                                                                       ANNEX III



                        STOCKHOLDER AGREEMENT dated as of August 19, 1996, among
                  GRIFFIN GAMING & ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and SUN INTERNATIONAL INVESTMENTS LIMITED (the "Stockholder").


            WHEREAS Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of the Bahamas ("Parent"), Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented from time to time, including any amendment pursuant to Section 1.01 thereof, the "Merger Agreement") providing for the merger of the Company with and into Sub (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

            WHEREAS the Stockholder owns Ordinary Shares, par value $.001 per share, of Parent (the "Ordinary Shares"); and

            WHEREAS, as a condition to its willingness to enter into, the Merger Agreement, the Company has requested that the Stockholder enter into this Agreement.

            NOW, THEREFORE, to induce the Company to enter into, and in consideration of the Company entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

            SECTION 1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

            SECTION 2. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company that it has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to any of the Stockholder's property or assets.

            SECTION 3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder that the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

            SECTION 4. Voting Agreements. (a) Until the termination of this Agreement in accordance with Section 8, the Stockholder agrees to vote the Ordinary Shares then owned of record by it, or grant a consent or approval in respect of such Ordinary Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which its vote, consent or other approval is sought, (i) in favor of any amendments to Parent's Articles of Association that add such provisions as may be necessary as a result of consummation of the transactions contemplated by the Merger Agreement to comply with the New Jersey Casino Control Act and (ii) if the Merger Agreement is amended pursuant to Section 1.01 thereof, in favor of the approval and adoption of the Merger Agreement and the approval of the terms of the Merger Agreement and each of the transactions contemplated by the Merger Agreement.

            SECTION 5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and take such further actions as the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            SECTION 6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the foregoing shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

            SECTION 7. Termination. This Agreement shall terminate upon the earlier of (a) the termination of the Merger Agreement or (b) the Effective Time of the Merger.

            SECTION 8.  Miscellaneous.

            (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Company in accordance with Section 8.02 of the Merger Agreement and to the Stockholder care of Parent in accordance with Section
      8.02 of the Merger Agreement (or at such other address for a party as shall be specified by like notice).

            (c) Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

            (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of the Bahamas regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            (g) Severability. If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law, and the parties hereto shall reasonably negotiate in good faith a substitute term or provision that comes as close as possible to the invalidated or unenforceable term or provision, and that puts each party in a position as nearly comparable as possible to the position each such party would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

            (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

      Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.


            IN WITNESS WHEREOF, each of the Company and the Stockholder has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first written above.


                                        GRIFFIN GAMING & ENTERTAINMENT,
                                        INC.,


                                        By:   /s/ Thomas E. Gallagher
                                              --------------------------------
                                              Name:
                                              Title: President and CEO



                                        SUN INTERNATIONAL INVESTMENTS
                                        LIMITED,


                                        By:   /s/ Charles D. Adamo
                                              --------------------------------
                                              Name: Charles D. Adamo
                                              Title: Authorized Signatory

                                      AMENDMENT dated as of October 10, 1996,
                                 to Stockholder Agreement dated as of
                                 August 19, 1996 (the "Stockholder
                                 Agreement"), among Griffin Gaming &
                                 Entertainment, Inc., a Delaware corporation
                                 (the "Company"), and Sun International
                                 Investments Limited (the "Stockholder").

     WHEREAS the Company and the Stockholder have previously entered into the Stockholder Agreement;

     WHEREAS Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Parent"), Sun Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company have previously entered into an Agreement and Plan of Merger dated as of August 19, 1996, providing for the merger of the Company with and into Sub upon the terms and subject to the conditions set forth therein;

     WHEREAS Parent, Sub and the Company have agreed to amend the Merger Agreement to provide for the merger of Sub with and into the Company, and in connection with such amendment, the Company and the Stockholder desire to amend the Stockholder Agreement as set forth herein;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

     SECTION 1. AMENDMENTS. (a) The first paragraph of the preamble to the Stockholder Agreement is hereby amended by deleting the clause "the Company with and into Sub" in the ninth and tenth lines thereof and replacing it with "Sub with and into the Company".

     SECTION 2. REPRESENTATIONS AND WARRANTIES. (a) The Stockholder hereby represents and warrants to the Company as follows:

     The Stockholder has all requisite power and authority to enter into this Amendment and to consummate the transactions contemplated hereby. This Amendment has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms.

     (b) The Company represents and warrants to the Stockholder that the Company has all requisite corporate power and authority to enter into this Amendment and to consummate the transaction contemplated hereby. The execution and delivery of this Amendment by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Amendment has been duly executed and delivered by Parent and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms.

     SECTION 3. COUNTERPARTS. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 4. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of The Bahamas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 5. FULL FORCE AND EFFECT. Except as specifically amended hereby, the Stockholder Agreement shall continue in full force and effect in accordance with the provisions thereof. As used therein, the terms "Agreement", "herein", "hereunder", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, refer to the Stockholder Agreement as amended hereby. Any reference in any document to the Stockholder Agreement shall be deemed to be a reference to the Stockholder Agreement as amended hereby.

     IN WITNESS WHEREOF, each of the Company and the Stockholder has caused this Amendment to be signed by its officer thereunto duly authorized as of the date first written above.

                                     GRIFFIN GAMING &
                                     ENTERTAINMENT, INC.,

                                     by /s/ MATTHEW A. KEARNEY
                                       ----------------------------
                                       Name: Matthew A. Kearney
                                       Title: Exec. V.P. - Finance - CFO



                                     SUN INTERNATIONAL INVESTMENTS LIMITED,

                                     by /s/ [ILLEGIBLE]
                                       ----------------------------
                                       Name: [ILLEGIBLE]
                                       Title:

                                                               Annex IV
                                                               August 18, 1996

Sun International Hotels Limited
Coral Towers
Paradise Island, The Bahamas

            Attention: Mr. Solomon Kerzner, Chairman of the Board of Directors

Dear Sirs:

 We understand that Sun International Hotels Limited ("Sun") intends to enter into an Agreement and Plan of Merger (the "Merger") pursuant to which Griffin will merge into one of Sun's subsidiaries ("Mergersub") in a transaction in which each holder of a share of Griffin common stock will receive .4324 Ordinary Shares of Sun, subject to adjustment as more fully set forth in the Agreement and Plan of Merger, and each holder of a share of Griffin Class B common stock will receive .1928 Ordinary Shares of Sun. You have provided us with the Agreement and Plan of Merger among Sun, Mergersub and Griffin in substantially final form (the "Merger Agreement").

You have asked us to render our opinion as to whether the Merger is fair, from a financial point of view, to Sun.

In the course of our analyses for rendering this opinion, we have:

         1.  reviewed the Merger Agreement;

         2. reviewed Sun's Annual Reports on Form 20-F for the fiscal years ended December 31, 1994 and 1995, and its Reports on Form 6-K setting forth its financial results for the periods ended March 31, 1996;

         3. reviewed certain operating and financial information, including projections, provided to us by management relating to Sun's business and prospects;

         4. met with certain members of Sun's senior management to discuss its operations, historical financial statements and future prospects;

         5. visited Sun's facilities on Paradise Island, The Bahamas and in Montville, Connecticut;

         6. reviewed Griffin's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1993 through 1995, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996;

         7. reviewed certain operating and financial information, including projections, provided to us by Sun's management relating to Griffin's business and prospects;

         8. met with certain members of Griffin's senior management to review certain operating and financial information and to discuss its operations, historical financial statements, business and future prospects;

         9.  visited Griffin's facilities in Atlantic City, New Jersey;

         10. reviewed the historical prices and trading volumes of the common shares of Sun and Griffin;

         11. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Sun and Griffin;

         12. reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Griffin; and

         13. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Sun and Griffin. With respect to Sun's and Griffin's projections referenced above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Sun and Griffin as to the expected future performance of Sun and Griffin, respectively. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the managements of Sun that they have no actual knowledge of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Sun and Griffin. This opinion does not address Sun's underlying decision to effect the Transaction. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Merger is fair, from a financial point of view, to Sun.

We have acted as financial advisor to Sun in connection with Merger and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Merger.

It is understood that this letter is intended solely for the benefit and use of the Board of Directors of Sun and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent or as otherwise agreed to by us, except that it may be reproduced in full in any proxy statement/prospectus or information statement filed with the Securities and Exchange Commission and distributed to stockholders of Sun or Griffin.

                                                    Very truly yours,

                                                    BEAR, STEARNS & CO. INC.


                                                    By: /s/ David M. Solomon
                                                      ------------------------
                                                       Senior Managing Director

                                                               Annex V
                                                               August 19, 1996



Board of Directors
Griffin Gaming & Entertainment, Inc.
1133 Boardwalk
Atlantic City, NY 08401


Members of the Board:

We understand that Griffin Gaming & Entertainment, Inc. ("GGE" or the "Company"), Sun International Hotels Limited ("Sun") and Sun Merger Corp., a wholly owned subsidiary of Sun ("Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of August 19, 1996 (the "Merger Agreement"), which provides, among other things, for the merger (the
"Merger") of the Company with and into Acquisition Sub. Pursuant to the Merger, each issued and outstanding share of common stock, par value $.01 per share (the "Company Common Stock") of the Company, other than shares held in treasury or held directly or indirectly held by the Company or by Sun, will be converted into the right to receive a certain number (the "Exchange Ratio") of ordinary shares, par value $.001 per share, of the Sun (the "Sun Ordinary Shares"), determined pursuant to a certain formula set forth in the Merger Agreement, but in no event shall the value of Sun Ordinary Shares to be received in exchange for a share of Company Common Stock be less than $20.50 without the prior consent of the Company. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 33% of the outstanding shares of Company Common Stock are owned by The Griffen Group, Inc. ("Griffin Group").

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

For purposes of the opinion set forth herein, we have:

         (i) reviewed certain publicly available financial statements and other information of GGE and Sun, respectively;

Board of Directors
Griffin Gaming & Entertainment, Inc.
August 19, 1996
Page 2


         (ii) reviewed certain internal financial statements and other financial and operating data concerning GGE and Sun prepared by the managements of GGE and Sun, respectively;

         (iii) analyzed certain 1996 budget information (the "1996 Budget") prepared by the management of the Company;

         (iv) analyzed certain financial projections prepared by Sun's financial advisors;

         (v) discussed the past and current operations and financial condition and the prospects of the Company and Sun with senior executives of the Company and Sun, respectively;

         (vi) reviewed the reported prices and trading activity for the Company Common Stock and Sun Ordinary Shares;

         (vii) compared the financial performance of GGE and Sun and the prices and trading activity of the Company Common Stock and Sun Ordinary Shares with that of certain other comparable publicly-traded companies and their securities;

         (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

         (ix) participated in discussions among representatives of the Company, Sun and their financial and legal advisors;

         (x) reviewed the Merger Agreement and certain related documents; and

         (xi) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the 1996 Budget of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Sun. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Sun, nor have we been furnished with any such appraisals. In addition, we have assumed that the Merger will be consummated on the terms set forth in the Merger Agreements including, among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986. Our opinion

Board of Directors
Griffin Gaming & Entertainment, Inc.
August 19, 1996
Page 3


is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In arriving at our opinion, Morgan Stanley was not authorized to solicit, and did not solicit, nor did we receive any indication of, interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving the Company or any of its assets.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger. We express no opinion and make no recommendation as to how the stockholders of the Company should vote at the stockholders' meeting held in cononection with the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED


                                          By: /s/ David Topper
                                             --------------------------------
                                               David Topper
                                               Managing Director

                                                                       Annex VI


                         LICENSE AND SERVICES AGREEMENT


     THIS LICENSE AND SERVICES AGREEMENT is made and entered into as of __________________, 1997, by and among THE GRIFFIN GROUP INC., 780 Third Avenue, New York, New York 10017 ("Group") for the name, likeness and services of Merv Griffin, GRIFFIN GAMING & ENTERTAINMENT, INC., a Delaware corporation, 1133 Boardwalk, Atlantic City, New Jersey 08401 [or Survivor Corporation] ("GGE"), and RESORTS INTERNATIONAL HOTEL, INC., a New Jersey corporation, 1133 Boardwalk, Atlantic City, New Jersey 08401 ("RIH") (references herein to "the Company" shall mean both GGE and RIH).

     In consideration of the mutual covenants, representations, warranties, agreements and obligations herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1. Scope of License. (a) Group grants to the Company for the term of this Agreement, the non-exclusive license to utilize the name and likeness of Merv Griffin ("Name and Likeness") in connection with print advertisements, radio and television commercials, and in connection with limited merchandising, all for the sole purpose of advertising and promoting (i) the Company's Casino Hotel in Atlantic City, New Jersey (the "Atlantic City Property"), (ii) the Atlantis Resort and Casino on Paradise Island, the Bahamas, and (iii) the Mohegan Sun Casino located in Connecticut managed by an affiliate of Sun International Hotels, Ltd. (all such properties hereinafter collectively referred to as the "Casino Properties"), subject to the terms, conditions and limitations provided herein.

          (b) The Company shall not use the Name or Likeness in any company or business name or in any way other than as expressly authorized herein. Specifically, but without limitation, neither the Merv Griffin name nor likeness shall be used in any manner in connection with any products, services, programs, plans, ideas, promotions or tie-ins except only as may be expressly approved by Group in the manner contemplated by Section 8 hereof and then only for purposes of advertising and promoting the Casino Properties.

          (c) The Company shall have the non-exclusive right during the term of this Agreement to use the shows and gaming concepts created by Group or Merv Griffin as set forth on Schedule A annexed hereto ("Shows and Concepts") at the Atlantic City Property.

     2. Services. (a) Group agrees to provide to the Company, for the term of this Agreement, on a pay or play basis, the non-exclusive services of Merv Griffin, subject to the performance by the Company of each and all of its obligations under this Agreement and in particular the indemnification and insurance obligations contemplated by Sections 5 and 6 hereof, as a host, producer, presenter and featured performer relative to various shows to be presented at the Casino Properties, to furnish marketing and consulting services, to participate in radio, television and print advertisements, and to serve as spokesperson for the Company, all such services to be subject to Merv Griffin's availability in respect of other professional or business matters and to any personal matters. Merv Griffin shall not, however, be required to make more than two (2) radio commercials and two (2) television commercials during each contract year of this Agreement with respect to the Casino Properties. All photo sessions, tapings and appearances for radio and television commercials shall be scheduled at a mutually convenient time to Merv Griffin. Group shall, in addition, approve the makeup and wardrobe person to be used for Merv Griffin on any television commercial (the cost of which shall be paid solely by the Company).

          (b) In connection with all of the services set forth above and elsewhere herein and subject to reimbursement for certain costs and expenses as expressly set forth herein, Group shall provide such personnel in addition to Merv Griffin, and provide such overhead expenses, as are necessary to carry out its duties hereunder.

     3. Term. The rights and license granted hereunder shall be effective as of the date hereof and shall continue in force (unless earlier terminated in accordance with the provisions of this Agreement) until September 16, 2001.

     4. Compensation. Upon the execution of this Agreement, GGE is paying to Group the amount of $10,973,000, which amount represents compensation in the amount of $2,546,000 for the services hereunder for the period September 17, 1997 to September 16, 1998, $2,673,000 for the services hereunder for the period September 17, 1998 to September 16, 1999, $2,807,000 for the services hereunder for the period September 17, 1999 to September 16, 2000, and $2,947,000 for the services hereunder for the period September 17, 2000 to September 16, 2001. Group acknowledges payment under the Prior License Agreement (as defined in Section 19 hereof) for the period from the date hereof to September 16, 1997.

     5. Indemnification; Insurance. (a) The Company hereby indemnifies and agrees to defend and hold harmless forever Group, and its officers, directors, shareholders, employees, agents and representatives, and Merv Griffin against any and all claims, demands, losses, costs and expenses (including attorneys fees), investigations, damages, judgments, penalties, and liabilities of any kind or nature whatsoever, directly or indirectly arising out of, resulting from, relating to or connected with (i) any use of the Name and Likeness by the Company or any person or entity obtaining the right to use the Name and Likeness directly or indirectly hereunder, or (iii) any actual or alleged damage or any injury resulting from, occurring on the premises of, relating to or in any way connected with the Casino Properties or its promotions, or (iv) any actual or alleged inaccuracies or misrepresentations in connection with the use of the Name and Likeness by the Company. The Company shall promptly upon receipt of notice of any such claim engage counsel approved by Group (which approval shall not be unreasonably withheld) and defend such claim at the Company's sole cost and expense (which cost and expense must be reasonable); or, if the Company shall fail or refuse to do so, Group, at its option, may engage counsel and defend such claim at the Company's sole cost and expense, which cost and expense the Company shall pay to Group within five (5) business days upon being invoiced therefor.

          (b) The Company agrees, at its sole cost and expense, to deliver to Group on or before execution of this Agreement and to maintain during the term of this Agreement and for any applicable statute of limitations period thereafter (but in no event less than six (6) years after the term of this Agreement) an endorsement naming Group and Merv Griffin, individually, as named insureds on all insurance policies covering the Company including, without limitation, with respect to comprehensive public liability and personal injury insurance, each such policy in amounts no less than Two Million Dollars ($2,000,000.00) per occurrence and an umbrella coverage of no less than Twenty Five Million Dollars ($25,000,000.00) against all such liability. The Company will submit to Group certified copies, signed by a legal representative of the insurance company, of fully paid policies of insurance as specified above naming Group and Merv Griffin, individually, each as an insured party, and requiring that the insurer shall not terminate or materially modify such instance without written notice to Group and Merv Griffin, individually, at least sixty (60) days in advance thereof. Without limiting any rights or remedies of Group or Merv Griffin hereunder, all rights granted hereunder to the Company will terminate automatically upon any failure by the Company to maintain the insurance required hereby.

     6. Directors and Officers Indemnification. (a) The Company shall indemnify Merv Griffin and any officer, director or employee of Group who at any time during the term of this Agreement serves as an officer or director of GGE or any subsidiary or affiliate thereof (each an "Indemnitee" and collectively "Indemnitees") to the fullest extent permitted by Delaware law in effect as the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) reasonably incurred by an Indemnitee in connection with a Proceeding. For the purpose of this Section 6, a "Proceeding" shall mean any action, suit or proceeding by reason of the fact that such person is or was an officer, director or employee of GGE or any subsidiary or affiliate hereof or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of GGE.

          (b) The Company shall advance to each Indemnitee all reasonable costs and expenses incurred by such Indemnitee in connection with a Proceeding within 20 days after such receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by such Indemnitee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

          (c)  No Indemnitee shall be entitled to indemnification under this
Section 6 unless such Indemnitee meets the standard of conduct specified in the Delaware General Corporation Law. Notwithstanding the foregoing, to the extent permitted by law neither Section 145 (d) of the Delaware General Corporation Law nor any similar provision shall apply to indemnification under this Section 6, so that if an Indemnitee in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not GGE (whether by the board of directors, the shareholders, independent legal counsel or other party) determines that indemnification is proper because such Indemnitee has met such applicable standard of conduct. Neither the failure of GGE to have made such a determination prior to the commencement by an Indemnitee of any suit or arbitration proceeding seeking indemnification nor a determination by GGE that such Indemnitee has not met such applicable standard of conduct shall create a presumption that such Indemnitee has not met the applicable standard of conduct.

          (d) The Company shall not settle any proceeding or claim in any manner which would impose on any Indemnitee any penalty or limitation without such Indemnitee's prior written consent. Neither the Company nor any Indemnitee will unreasonable withhold its or his consent to any proposed settlement.

          (e) GGE shall maintain beginning with the date hereof and continuing for a period of six (6) years following the expiration or termination of this Agreement directors' and officers' liability insurance policies as in effect on the date hereof or replacement policies substantially equivalent in amount and scope of coverage and shall include and maintain in its Certificate of Incorporation and Bylaws directors' and officers' liability indemnification provisions not less favorable than those in effect on the date hereof.

     7. Copyright, Trademark, Goodwill. (a) Except as otherwise expressly provided in Section 1 of this Agreement, the Company has no rights in and shall not apply for, register, use or claim any rights in any copyright, trademark, service mark, trade name or business name incorporating the Name and Likeness or any element thereof or in any of the Shows and Concepts. The Company acknowledges and agrees that the concept, format, music and scripts of such Shows and Concepts are the property of Group. The Company further agrees to offer to Group at the conclusion of its use of the Shows and Concepts any and all sets, costumes, gamewalls, recorded music, and other materials customarily returned by the Company to a producer of such creative properties.

          (b) The Company understands and agrees that this license is non-exclusive and that Group and Merv Griffin in its and his sole discretion has the right to utilize the rights described herein and to grant other licenses in and to such rights on any terms and conditions it or he deems appropriate. The Company acknowledges that the use of the Name and Likeness outside the scope of this Agreement is an infringement of Group's or Merv Griffin's right, title and interest in and to the Name and Likeness, and the Company expressly covenants that during the term of this Agreement, and after the expiration or termination hereof, the Company shall not, directly or indirectly, commit any act of infringement of such Name and Likeness or take any other action in derogation thereof.

          (c) The Company recognizes the great value of the publicity and goodwill associated with the Name and Likeness, that the Name and Likeness have acquired a secondary meaning in the mind of the public whereby the Name and Likeness are identified exclusively with Group and Merv Griffin and, in such connection, the Company acknowledges that such goodwill exclusively belongs to Group and Merv Griffin except only to the limited extent of the specific rights granted to the Company hereunder.

     8. Approvals. The Company agrees that each use of the Name and Likeness, whenever practicable, shall be subject to the prior written approval of Group, which shall not, however, be unreasonably withheld. The Company agrees, whenever practicable, to furnish Group for its prior written approval, the complete text and layout and all artwork and graphics of all print advertisements, promotional material and any other publicity, a list of the publications in which such advertisements or publicity may be issued, the complete script of any radio commercial, and complete script and storyboard for any television commercial in which the Name and Likeness will be used or embodied, in each case before any use of the Name and Likeness in connection therewith. Each radio and television commercial shall be played in full for Group's written approval prior to any public broadcast thereof, which approval shall not be unreasonably withheld. Any proposed change in any approved item must be resubmitted for the prior written approval of Group. Group shall have twenty (20) business days following receipt of any request for approval to approve or reject same; provided that Group shall be deemed to have approved such submission unless Group disapproves same in writing within such twenty (20) day period, and Group or Merv Griffin may agree to waive or shorten the required submission period on a case by case basis but any such agreement or waiver shall apply only to the submissions specified therein.

     9. Additional Undertakings of the Company. The Company agrees and covenants that:

          (a) It will not attack the title of Group in and to the Name and Likeness, nor will it attack the right of Group to grant the license granted hereunder or the legality of the terms hereof;

          (b) It will not harm, misuse or bring into disrepute the Name and Likeness;

          (c) It will utilize the Name and Likeness and otherwise conduct its business or cause the same to be done only in an ethical, lawful, first-class and high quality manner and in accordance with the terms and intent of this Agreement;

          (d) It will not create any expense or incur any liability chargeable to Group; and

          (e) It will comply with all applicable laws, regulations, ordinances and other requirements relating or pertaining to the advertising, promotion and operation of the Casino Properties; it will obtain all necessary permits, licenses and other consents for the operation of its business; and it will comply with the requests of any regulatory agencies which shall have jurisdiction over the Casino Properties.

     10. Additional Representations and Warranties of the Company. GGE and RIH each represent and warrant that:

          (a) GGE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; RIH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; each of GGE and RIH has full corporate power and authority to conduct its business as now being conducted and as contemplated hereby; is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it requires such qualification; and holds all necessary licenses and permits from federal, state, county and local authorities for the proper conduct of said business;

          (b) There is not outstanding or threatened any order, writ, injunction, decree or legal or administrative proceeding of any kind against or affecting either GGE or RIH which would impair the ability of either GGE or RIH to perform its obligations hereunder;

          (c) Each of GGE and RIH is in compliance with all applicable federal, state, county and municipal laws, including any such laws which require the obtaining of licenses or permits to conduct it business; and

          (d) Each of GGE or RIH has the unrestricted right, power and authority to enter into this Agreement and perform its obligations hereunder.

     11. Representations and Warranties of Group. Group represents and warrants that:

          (a) Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut; has full power and authority to conduct its business as now being conducted and as contemplated hereby; is duly qualified to do business in each jurisdiction necessary in order for Group to fully perform under this Agreement; and holds all necessary licenses and permits from federal, state, county and local authorities for the proper conduct of said business;

          (b) There is not outstanding or threatened any order, writ, injunction, decree or legal or administrative proceeding of any kind against or affecting Group which would impair Group's ability to perform its obligations hereunder;

          (c) Group is in compliance with all applicable federal, state, county and municipal laws, including any such laws which require the obtaining of licenses or permits to conduct its business; and

          (d) Group has the unrestricted right, power and authority to enter into this Agreement and perform its obligations hereunder.

     12.  Termination by Group.

          (a) This Agreement shall terminate, at Group's option, and Merv Griffin may at his option terminate all of his obligations under this Agreement, upon written notice to the Company, without prejudice to any other rights or remedies which Group or Merv Griffin may have, whether under the provisions of this Agreement, in law, or in equity or otherwise, upon the occurrence of any one or more of the following events at any time during the term hereof:

               (i) if any governmental agency shall determine that the advertising or promotion or operation of the Casino Properties is materially improper, and as a consequence thereof, any material fine, penalty, sanctions or liability should be imposed against the Company or any officer or director thereof; or

               (ii) if the Company shall be unable to pay its debts when due, or shall make any assignment for the benefit of creditors, or shall file or permit to be filed any petition under the bankruptcy or insolvency laws of any jurisdiction or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent, or an order for relief shall have been entered (whether voluntary or involuntary) under the federal Bankruptcy Code with respect to either GGE or RIH; or

               (iii) if (notwithstanding any other provision hereof) as determined by Group in good faith there is a substantial likelihood of damage to the name or reputation of Group or Merv Griffin because of its or his association with the Company; or

               (iv) if the Company breaches any of its other material covenants, representations, warranties, conditions, agreements or obligations hereunder and shall fail to cure such breach within sixty (60) days following written notice of such breach.

     Upon any such termination, Group shall be entitled to retain all monies paid to it hereunder, including under Section 4 hereof, and shall be entitled to be paid all amounts owing to it as of the date of termination.

          (b) Upon the expiration of this Agreement or in the event of any termination of this Agreement on account of any of the matters set forth in this
Section 12:

               (i) the Company's representations, warranties, covenants and obligations, and the Company's indemnification of Group hereunder, shall survive such expiration or termination and the insurance provided for in Section 5(b) and Section 6 shall be maintained in full force and effect as therein provided;

               (ii) The Company shall as soon as practicable and in no event later than 60 days following such termination immediately cease any and all use of the Name and Likeness in any manner whatsoever and shall in addition take the a actions specified in clauses (a) through (d) of Section 18 hereof;

               (iii) All rights granted by Group hereunder shall revert to Group; and the Company shall reimburse Group or Merv Griffin for expenses incurred but not yet reimbursed, and pay any other compensation and benefits to which Merv Griffin may be entitled under any applicable plans, programs and agreements of the Company.

     13. Termination by the Company. This Agreement shall terminate, at the Company's option, in the case of any event described in clause (a) of this
Section 13 upon one hundred and twenty (120) days prior written notice to Group, in the case of any event described in clauses (b) through (f) of this Section 13, upon 30 days prior written notice to Group, and in the case of any event described in clause (g) of this Section 13, without prior notice, without prejudice to any other rights or remedies which the Company may have, whether under the provisions of this Agreement, in law or in equity or otherwise, upon the occurrence of any one or more of the following events:

          (a) in the event of the death of Merv Griffin, or if by reason of permanent mental or physical disability Merv Griffin is unable to provide his services as required under this Agreement; or

          (b) if Group or Merv Griffin shall be unable to pay their debts when due, or shall make any assignment for the benefit of creditors, or shall file or permit to be filed any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property or be adjudicated a bankrupt or an insolvent, or an order for relief shall have been entered (whether voluntary or involuntary) under the federal Bankruptcy Code with respect to either Group or Merv Griffin; or

          (c) if Group or Merv Griffin shall be convicted of, or enter a plea of no contest to any indictment for, a felony involving moral turpitude under the laws of the United States or any state, by any court of competent jurisdiction; or

          (d) if Group or Merv Griffin shall be convicted of, or enter a plea of no contest to any indictment or any other crime under the laws of the Untied States or any state, which includes as an essential element thereof, larceny, fraud, misappropriation or self-dealing; or

          (e) if Group breaches any of its other material covenants, representations, warranties, conditions, agreements or obligations hereunder and shall fail to cure such breach within sixty (60) days following written notice of such breach; or

          (f) if any governmental authority having jurisdiction over the Company shall enter a final judgment as to which all appeals have been exhausted, to the effect that the implementation of this Agreement or any material provisions thereof is in violation of any applicable law, order or regulation and as a consequence thereof any material fine, penalty, sanctions or liability shall be imposed against the Company or any officer or director thereof, or if any such governmental authority shall enter a judgment which is not final to such effect, if such judgment is obtained on the basis of any action initiated by a person not a party to this Agreement and on the basis of alleged misconduct by Merv Griffin or Group constituting a breach by either of them of the terms of this Agreement; or

          (g) the Company shall have determined in its sole discretion to terminate the Agreement.

     Upon any termination of this Agreement on account of any of the matters set forth in this Section 13, each of the Company's financial obligations to Group pursuant to this Agreement shall thereupon terminate and neither party shall thereupon have any continuing rights or obligations under this Agreement, except for the Company's indemnification and insurance obligations, which shall continue, without modification or limitation, in the manner set forth in Sections 6 and 7 of this Agreement, with respect to any and all matters occurring prior to such termination, and except that:

               (i) within 60 days after such termination the Company shall cease the use of the Name and Likeness;

               (ii) within 60 days after such termination the Company shall terminate all print advertisements, and radio and television commercials, utilizing the Name and Likeness;

               (iii) within 60 days after such termination the Company shall remove or otherwise delete or obliterate from any real or personal property constituting any part of or asset belonging to or used in connection with any of the Casino Properties any image display, logo and other reference to or use of the Name and Likeness; and

               (iv) the Company after such termination shall have the right to liquidate in the ordinary course of its business or otherwise dispose of all remaining stocks or promotional materials and merchandise bearing the Name and Likeness.

     Upon any such termination, Group shall be entitled to retain all monies paid to it hereunder, including under Section 4 hereof, and shall be entitled to be paid all amounts owing to it under Section 17 hereof as of the date of termination.

     14. Injunctive and Other Relief. (a) The Company recognizes the unique and special nature and value of the use of the Name and Likeness and agrees that it is extremely difficult and impractical to ascertain the extent of the detriment to Group which would be caused in the event of any use of the Name and Likeness contrary to the terms of this Agreement. The Company furthermore acknowledges that Group and Merv Griffin will have no adequate remedy at law in the event the Company uses the Name and Likeness in any way not permitted hereunder, and that Group and Merv Griffin shall be entitled to equitable relief by way of temporary and permanent injunction, and such other and further relief as any court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein and available to Group or Merv Griffin at law or equity.

          (b) Group recognizes the unique and special nature and value of the use of the Name and Likeness and agrees that it is extremely difficult and impractical to ascertain the extent of the detriment to the Company which would be caused in the event the use of the Name and Likeness as provided in this Agreement were not to be available to the Company. Group furthermore acknowledges that the Company will have no adequate remedy at law in the event the Name and Likeness is not available to the Company as provided in this Agreement and that the Company shall be entitled to equitable relief by way of temporary and permanent injunction, and such other and further relief as any court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein and available to the Company at law or equity.

     15. Reservation of Rights. Group retains all rights not expressly and exclusively conveyed herein.

     16. Performances. The specific terms regarding shows to be hosted or produced by Merv Griffin at the Atlantic City Property or in which Merv Griffin is to be featured performer shall be subject to good faith negotiation; provided, however, that the Company shall provide and pay for all production personnel, equipment, materials, dressing rooms, musicians, props, staging, lighting, sound systems, and other goods and services as required by Group to set up, produce and close the show, sufficient suites, other accommodations, food and beverages for the show's entourage; rehearsal time, stage, lighting, sound and personnel; and a minimum of twenty-five (25) complimentary tickets. Group shall have sole approval of all credits and billing, any opening and closing act, any sponsors and all publicity and advertising in connection with each show. The Company shall not permit any taping, filming, recording or any collateral use whatsoever of any such show or any element thereof other than by Group.

     17. Business, Travel and Other Expenses. The Company shall reimburse Group promptly upon invoice, or, if requested by Group, shall make the arrangements, advance the funds and pay directly, in connection with Group's personnel's and Merv Griffin's need to travel for personal appearances or any advertising, publicity, promotional or other services specifically requested hereunder, all required round trip transportation to and from all destinations (including all required air and ground transportation), hotel accommodations, food and other living and incidental expense, which in the case of Merv Griffin, shall be of a first class quality consistent with his celebrity status. All such payments should be in addition to any other payments set forth herein or in any other agreement between the parties. Any legal, consulting fees or other expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Company.

     18. Sale of Resort Property. In the event of any sale or other disposition by the Company of any of the Casino Properties, and as soon thereafter as practicable, and in no event later than 60 days following such sale (120 days if in connection with such disposition, the Company has entered into an agreement whereby the Company is to provide operating services to such Casino Property), the Company shall:

          (a) cease the use of the Name and Likeness with respect to such Casino Property;

          (b) terminate all print advertisements, and radio and television commercials, utilizing the Name and Likeness with respect to such Casino Property;

          (b) terminate all print advertisements, and radio and television commercials, utilizing the Name and Likeness with respect to such Casino Property;

          (c) remove or otherwise delete or obliterate from any real or personal property constituting any part of or asset belonging to or used in connection with such Casino Property any image display, logo and other reference to or use of the Name and Likeness; and

          (d) liquidate in the ordinary course of its business or otherwise dispose of all remaining stocks of promotional materials and merchandise bearing the Name and Likeness.

     19. Termination of Prior License and Services Agreement. Group and the Company agree that the License and Services Agreement dated as of September 17, 1992, as amended (the "Prior License Agreement"), among Group, GGE and RIH shall terminate as of the date hereof. Notwithstanding any provision of the Prior License Agreement to the contrary, no payments shall be required to be made by any party thereto with respect to such termination. Notwithstanding the termination of the Prior License Agreement, (i) GGE shall pay Group all monies owing to Group thereunder and (ii) GGE shall be required to continue, without modification or limitation, the indemnification and insurance obligations provided for in Sections 7 and 8 of the Prior License Agreement for acts prior to such termination.

     20. Notices. All notices and statements provided for herein shall be in writing and are to be sent to the respective parties at the addresses first set forth above, unless otherwise provided in writing.

     21. Relationship of Parties. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture or agency relationship between any of the parties hereto. The Company shall have no right to obligate or bind Group in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third person.

     22. Non-Assignability. No party to this Agreement, without each other party's prior written approval, may sell, sublicense, lease, pledge as collateral, give, assign, franchise or otherwise transfer any of its rights hereunder or any interest herein, directly in any manner whatsoever. Neither this Agreement nor any of the rights of any party hereunder shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other party.

     23. Construction; Forum. This Agreement shall be construed in accordance with the laws of the State of New York as applied to contracts executed and intended to be fully performed therein. THE COMPANY HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR ANY FEDERAL DISTRICT COURT LOCATED IN NEW YORK IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR

     24. Severability. If any provision or portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provision or portion of this Agreement as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provision or portion of this Agreement.

     25. Counterparts. This Agreement may be executed in several counterparts, each one of which shall be an original as to the signing party and all of which shall constitute one and the same Agreement.

     26. Waiver; Entire Agreement; Amendment. The waiver by any party of any breach of this Agreement shall not in any way be construed as a waiver by such party of any subsequent breach, whether similar or not, of this Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all existing agreements and understandings between them. This Agreement may not be altered, amended or modified in any way except upon the agreement of the parties hereto in writing.

     27. Legal Fees. If any legal action, arbitration, or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney's fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                        THE GRIFFIN GROUP INC.


                                        By:  ____________________________


                                        GRIFFIN GAMING & ENTERTAINMENT, INC.


                                        By:  ____________________________


                                        RESORTS INTERNATIONAL HOTEL, INC.


                                        By:  ____________________________

     I hereby affirm that The Griffin Group Inc. is fully authorized to make and perform each of the undertakings of this Agreement, particularly as they relate to the licensing of my name and likeness and the furnishing of related services by me.



                                        --------------------------------
                                             MERV GRIFFIN